Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160834

CALCULATION OF REGISTRATION FEE

	Amount		Amount of
Title of Each Class of	to be		Registration
Securities to be Registered	Registered	Offering Price	Fee(1)
8.75% Senior Notes due 2017	$400,000,000	$400,000,000	$22,320

(1)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).
Prospectus Supplement
(to Prospectus dated July 27, 2009)
$400,000,000

Solutia Inc.
8 3/4% Senior Notes due 2017

This is an offering of $400,000,000 aggregate principal amount of our 8 3/4% Senior Notes due 2017. The notes will mature on November 1, 2017. We will pay interest on the notes on each May 1 and November 1, commencing May 1, 2010. We may redeem some or all of the notes at any time prior to November 1, 2013 at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described in this prospectus supplement. We may redeem some or all of the notes at any time on or after November 1, 2013 at the redemption prices set forth in this prospectus supplement. In addition, until November 1, 2012, we may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement. Holders may require us to repurchase the notes upon a change of control. There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt. The notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt and to the debt and other liabilities of our non-guarantor subsidiaries. The notes will be guaranteed on a senior unsecured basis by all of our direct and indirect subsidiaries that guarantee our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities.

The notes are not expected to be listed on any securities exchange or included in any quotation system.

This prospectus supplement and the accompanying prospectus include additional information about the terms of the notes, including optional redemption prices and covenants.

See “Risk Factors,” which begins on page S-12 of this prospectus supplement for a discussion of certain of the risks you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	100.000%	$400,000,000
Underwriting discount	2.250%	$9,000,000
Estimated proceeds to us, before expenses	97.750%	$391,000,000

(1)	Plus accrued interest from October 15, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made in New York, New York on or about October 15, 2009.

Joint Book-Running Managers

Deutsche Bank Securities	Jefferies & Company

Citi	J.P. Morgan

Co-Managers

HSBC	Fifth Third Securities, Inc.

KBC Financial Products

The date of this Prospectus Supplement is October 9, 2009

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described herein and in Solutia’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 under the heading “Risk Factors.” Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

•	the market for Solutia’s securities and indebtedness;

•	Solutia’s ability to comply with the terms of its senior secured credit facilities or to increase, extend or refinance the senior secured credit facilities;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	increased costs or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for Solutia’s products or a decline in its market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability;

•	changes in pension and other post-retirement benefit plan assumptions; and

•	Solutia’s ability to reduce its overall leverage.

These forward-looking statements are expressly qualified in their entirety by this cautionary statement and are only made as of the date of this prospectus supplement and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering. You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference therein, as well as any free writing prospectus that is filed, including the term sheet for the notes offered hereby. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

The financial measures EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of Solutia’s performance that are not GAAP measures. As presented in this prospectus supplement, EBITDA is defined as earnings from continuing operations before interest expense, income tax expense, depreciation and amortization, less net income attributable to noncontrolling interests and reorganization items, net and Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual gains and charges, which management views as one time items that are not reflective of Solutia’s ongoing operations, cost overhang associated with the Nylon business divested on June 1, 2009, and non-cash stock compensation expense. See “Prospectus Supplement Summary — Summary Historical Consolidated Financial Data.”

We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful to investors because these measures are frequently used by securities analysts, investors and other interested persons in evaluating operating performance in comparison to other companies in our industry. These measures are also frequently provided for in indentures and credit agreements and similar measures will be used in the covenants in the indenture governing the notes and are used in our senior secured credit facilities. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect available liquidity to Solutia; and

•	other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures.

ii

For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Solutia Inc., see “Prospectus Supplement Summary — Summary Historical Consolidated Financial Data.”

MARKET AND INDUSTRY DATA

The data included in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, other publicly available information and our own estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management’s knowledge and experience. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, although we believe that the independent industry publications and other publicly available information are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this prospectus supplement. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus supplement, together with the accompanying prospectus and the documents incorporated by reference therein, before making an investment decision, especially the information presented under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the information in our consolidated financial statements presented elsewhere in this prospectus supplement. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “Solutia,” the “Company,” “we,” “our” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this prospectus supplement, “we,” “our” and “us” also refer to our subsidiaries.

Company Overview

We are a global manufacturer and marketer of high-performance chemical-based materials that are used across automotive, construction, industrial and consumer applications. We are characterized by our market leadership, with all of our principal products commanding leading market positions. We participate in fast growing global markets with 75% of our revenues for the year ended December 31, 2008 coming from markets outside of the United States. Our businesses are recognized as premium suppliers to a set of diversified markets, and our history of innovation, performance and service has resulted in a strong track record of revenue and earnings growth. To support our operations, we maintain a global footprint consisting of 27 manufacturing facilities, 6 technical centers and over 29 sales offices globally. We employ approximately 3,100 individuals around the world. For the twelve months ended June 30, 2009, we had net sales of $1,765 million and Adjusted EBITDA of $335 million. See “— Summary Historical Consolidated Financial Data.”

We were formed in April 1997 by Pharmacia Corporation (“Pharmacia”), which was then known as Monsanto Company (“Old Monsanto”), to hold and operate substantially all of the assets and assume all of the liabilities of Old Monsanto’s historical chemicals business. Pharmacia spun off Solutia to Pharmacia’s stockholders and we became an independent company in September 1997 (the “Spinoff”). Pharmacia subsequently formed a new company, Monsanto Company (“Monsanto”), to hold its agricultural and seed businesses and spun off Monsanto to its stockholders as well. We voluntarily filed for Chapter 11 bankruptcy protection on December 17, 2003 in order to restructure our balance sheet and obtain relief from litigation, environmental remediation, and certain postretirement benefits and liabilities that we assumed at the time of the Spinoff. We emerged from Chapter 11 proceedings on February 28, 2008.

Segment Overview

We report our business in three segments: Saflex®, CPFilms, and Technical Specialties. The major products by reportable segment are as follows:

Saflex®

Saflex® is the world’s largest producer of Polyvinyl Butyral (“PVB”) sheet, marketed under the brand name Saflex® and used in the manufacture of laminated glass for automotive and architectural applications. PVB is an adhesive interlayer with high tensile strength, impact resistance, transparency and elasticity, qualities that combine to make it particularly useful in the production of safety glass. Laminated safety glass is predominately produced with PVB sheet and is legislated in all industrialized countries for automobile windshields. Architectural laminated safety glass is widely used in the construction of modern office buildings, airports and residential homes. PVB sheet is also used as an encapsulant in the growing thin film solar cell market. In addition to PVB sheet, we manufacture specialty intermediate PVB resin products sold under the BUTVAR® brand, optical grade PVB resin and plasticizer. For the twelve months ended June 30,

2009, the Saflex segment had net sales of $702 million and Adjusted EBITDA of $132 million, resulting in an Adjusted EBITDA margin of 18.8%.

CPFilms

CPFilms is one of the world’s largest manufacturers of custom-coated window films for aftermarket automotive and architectural applications. Our Llumar® brand is marketed to the professional automotive aftermarket, and our Gila® brand is marketed to the do-it-yourself automotive aftermarket. Vista® is marketed to the professional architectural end-market. CPFilms also manufactures specialized technical films for use in a wide variety of diversified uses, but focuses its efforts in the fast-growing areas of electronics and energy. For the twelve months ended June 30, 2009, the CPFilms segment had net sales of $191 million and Adjusted EBITDA of $33 million, resulting in an Adjusted EBITDA margin of 17.3%.

Technical Specialties

Technical Specialties is our specialty chemicals segment, which includes the manufacture and sale of chemicals for the rubber, solar energy, process manufacturing and aviation industries.

We manufacture more than 50 different products for the rubber chemicals industry that are classified into two main product groups: vulcanizing agents (principally insoluble sulfur) and rubber chemicals. These chemicals help cure and protect rubber, impart desirable properties to cured rubber, and increase the durability and lengthen the product life of various rubber-based end-products such as tires, belts, hoses, seals and footwear. We are the world’s leading supplier of insoluble sulfur, a key vulcanizing agent manufactured predominantly for the tire industry, and go to market under the trade name of CRYSTEX®. We have three product groups within rubber chemicals: anti-degradants, accelerators, and other rubber chemicals.

THERMINOL® heat transfer fluids are used for indirect heating or cooling of chemical processes in various types of industrial equipment and in solar energy power systems. The fluids provide enhanced pumping characteristics because they remain thermally stable at high and low temperatures.

SKYDROL® brand aviation hydraulic fluids and SKYKLEEN® brand aviation solvents are supplied across the aviation industry. The SKYDROL® line includes fire-resistant hydraulic fluids, which are used in more than half of the world’s commercial aircrafts.

For the twelve months ended June 30, 2009, the Technical Specialties segment had net sales of $845 million and Adjusted EBITDA of $222 million, resulting in an Adjusted EBITDA margin of 26.3%.

Competitive Strengths

Premium Specialty Chemical and Material Provider with Stable, Industry Leading Margins

Our product portfolio is comprised of a set of products that command leading market positions, and which set the technical, performance and service standards for their markets. We believe our sales positions for the below products are as follows:

Insoluble Sulfur (Crystex®)	#1 Globally
Polyvinyl Butryl (PVB) Saflex®	#1 Globally
Premium Custom-Coated Window Films	#1 Globally
High Temperature Heat Transfer Fluids (Therminol®)	#1 Globally
Flame Resistant Aviation Hydraulic Fluid (Skydrol®)	#1 Globally

Crystex® insoluble sulfur is the benchmark for the rubber industry and provides unparalleled performance to tire manufacturers in their production of radial tires. Likewise, Saflex® interlayers set both the service and performance standard for the glass industry by adding significant functionality to glass for security, safety, comfort and energy efficiency. CPFilms is the only producer in its category with a complete suite of film technologies across the value chain. Therminol® and Skydrol® deliver innovation and unparalleled service to win leading positions in the solar power and process manufacturing and the aviation industries, respectively.

Due largely to the innovative and differentiated nature of these various products, each of our business segments enjoyed Adjusted EBITDA margins of over 17% for the twelve months ended June 30, 2009. In addition, because we participate downstream in the chemical value chain, producing highly valued products from relatively undifferentiated materials, we are generally protected from the commodity price volatility and extreme working capital fluctuations suffered by many commodity chemical companies.

Diverse Geographic Sales Mix and Global Manufacturing Footprint

With 75% of our sales for the year ended December 31, 2008 originating outside of the United States, we have well-balanced participation in all world areas, and we expect to participate significantly in the fast growing regions of Asia, Eastern Europe and South America. This diverse geographic mix mitigates the effects of any temporary regional weakness and currency movements. In addition, we believe our Asian growth strategy has positioned us ahead of industry peers as well as major competitors across all markets.

Our global operations and sales offices allow us to efficiently serve our customers around the world. Saflex® operates seven manufacturing facilities, including what we believe is the world’s largest and lowest cost PVB plant located in Ghent, Belgium and new and expanded plants in China and Mexico. Technical Specialties’ reach is global, supported by manufacturing facilities around the world. For example, Solutia operates seven Crystex® plants on four continents. CPFilms operates a world scale manufacturing facility in Martinsville, Virginia, which houses all of the key component technologies for polyester film lamination, and we believe it is well positioned to serve the domestic and emerging markets for window film. We have numerous regional sales offices located outside the U.S. that allow us to effectively serve the local markets in which we compete.

Businesses Positioned to Take Advantage of Key Growth Trends

Throughout our businesses, specific market events are driving demand above those levels traditionally associated with the specialty chemical industry. For example, architectural design trends favoring more glass and regulations mandating architectural safety glass are driving demand for our Saflex® architectural products, a trend we expect to continue. Notably, given increased concerns over potential property damage and loss-of-life from extreme weather conditions, we expect end-user safety benefits, government regulations and safety codes to drive growth for Saflex® in architectural markets. In addition, we expect our Saflex® business to continue to benefit from overseas growth, particularly in China, where we recently completed the construction of a new PVB interlayer plant. JD Power and Associates has forecast that the Chinese auto market will grow at an annualized rate of 7% over the next decade. Saflex® is also rapidly developing its photovoltaic offerings to serve the thin film solar panel market. As energy demand and public policy drive the rapid adoption of renewable energy, the global market for thin-film solar panels is expected to grow at a rate of 25% per year.

Our CPFilms segment is positioned for growth in global markets where security and comfort (e.g., temperature control) for both automotive and architectural applications, are valued. We continue to target international markets, especially Asia and Eastern Europe. We expect the CPFilm segment to experience growth from increased emerging market demand for security and energy efficiency as well as improved customer awareness of our products’ benefits in these areas.

Our Technical Specialties segment participates in a number of niche businesses that are also poised for strong growth. These businesses benefit from a host of unique market drivers. For example, we believe increased per capita wealth in the emerging markets and the subsequent mobilizations of these economies has resulted in strong demand for tires and in turn demand for Crystex® insoluble sulfur. We also anticipate Technical Specialties will benefit from the growing global demand for renewable energy and methods for reducing carbon emissions, as Technical Specialties has a long history of supplying heat transfer fluids specially formulated for high temperature liquid phase applications in the concentrating solar power industry.

Strong Track Record of Cash Flow Generation and Debt Reduction

We have de-levered significantly since our emergence from bankruptcy, reducing net debt from $1,726 million as of February 29, 2008 to $1,108 million as of June 30, 2009. Net debt to Adjusted EBITDA has declined from 5.9x to 3.3x over the same period. We have generated substantial cash flow over the past few years and believe that we can continue to generate strong cash flow as a result of our competitive strengths, via cost- reduction and increased efficiency. In addition, since August 2008, we have issued over $550 million in equity and utilized the majority of the proceeds for debt reduction.

Strong and Experienced Management Team

Our senior management team guided us through our emergence from bankruptcy. The team consists of executives with long-term experience at our company and elsewhere, both within and outside the chemical industry. Our senior executives have an average of over 15 years of experience in the chemical or related process industries. Moreover, our senior management team is supported by business unit managers who have extensive experience within their respective industry segments.

Business Strategy and Financial Objectives

Expand High Margin, High Growth Global Businesses

We plan to grow our existing higher margin businesses through product development and prudent capital investments. We believe that we are well positioned to capitalize on global growth opportunities, especially in emerging markets.

With Saflex®, we intend to maintain our leading market position and develop new geographic markets through our capacity expansions in China, Belgium and Mexico. Our manufacturing and product technologies will enable us to capture new market growth opportunities such as photovoltaics. Within photovoltaics, Saflex® is developing PVB applications to meet the specific requirements of the thin film solar market. We believe that our global commercial organization, market leading positions and local market knowledge will enable us to successfully take advantage of future market growth.

We plan to pursue international growth opportunities in our CPFilms segment, particularly in China, Eastern Europe and other emerging markets, by focusing our channels, category development and efforts in these geographic regions. We also intend to pursue growth through the introduction of innovative products. CPFilms recently launched window film products with new capabilities such as anti-graffiti and the ability to block wireless signal stealing devices.

In our Technical Specialties businesses, we plan to leverage our established presence in Asia. Therminol® has operations in Suzhou, China and is poised to capture growth in process fluids as manufacturing shifts to Asia. Skydrol® will focus on Asia to benefit from the growth in commercial aviation in the region. Flexsys rubber chemicals has established operations in Japan and Malaysia and will continue to benefit from the shift in tire manufacturing to Asia. Technical Specialties continues to introduce new formulations for Crystex®, Therminol® and Skydrol® that optimize our customers’ processes and strengthen our industry leading positions.

Continue to Improve our Cost Structure and Capital Efficiency

Beginning in the late third quarter and early fourth quarter of 2008 we experienced a decline in our volumes and revenues associated with the overall decreased level of global economic activity. Our management reacted quickly to implement a series of actions to address our cost structure and change production levels of business segments. Actions taken included the reduction of capital investments to maintenance levels, the reductions in selling, general and administrative costs and the idling or shutdown of certain manufacturing plants. Structural changes affecting employees were also implemented, including streamlining the senior management team, reducing our headcount and freezing salaries. In addition, we suspended our 401(k) matching program, reduced bonuses earned under our 2008 annual incentive plan, and eliminated our annual incentive plan for 2009. We will continue to focus on managing costs and capital efficiently. We expect to allocate growth capital only to high return projects and to efficiently manage working capital by maintaining inventory levels that are consistent with demand levels, streamlining distribution channels and maintaining efficient sales and operations planning.

Continue to Reduce Leverage

We are focused on reducing the leverage of the Company and have generated in excess of $100 million of cash from operations, after exclusion of reorganization items, legacy items and significant pension funding, in each fiscal year since the beginning of 2006. As the Company generates operating cash flow in future periods and generates cash from other activities such as we did from the sale of our Nylon business in the second quarter of 2009, we intend to use some or all of these proceeds to reduce our outstanding indebtedness.

Recent Developments

Sale of Nylon Business

On June 1, 2009, we completed the sale of our Nylon business to an affiliate of S.K. Capital Partners II, L.P. The sale of the Nylon business represents the latest in a series of transactions which have transformed us from an unfocused, North American diversified chemical producer to a highly focused premium margin, global specialty chemicals and materials company.

Equity Offering

On June 24, 2009, we closed an offering of 24,738,641 shares of common stock at $5.00 per share resulting in $119 million net proceeds to us, after deducting underwriting discounts and commissions. We used the net proceeds to pay down all outstanding revolver balances, fully repay the $74 million senior unsecured term debt issued by our 100% owned German subsidiary, Flexsys Verkauf GmbH on May 5, 2009, and for general corporate purposes.

Amendment to Senior Secured Credit Facilities

On October 1, 2009, we obtained the approval from the majority of lenders under each of our senior secured credit facilities to amend each credit facility in order to increase our liquidity and covenant cushion, and provide us greater operational and strategic flexibility. Each amendment will become effective upon the prepayment of $300 million aggregate principal amount of term loans under our senior secured term loan credit facility with a portion of the proceeds from this offering and the satisfaction of other customary closing conditions. See “Use of Proceeds.”

Corporate Information

Our principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760 and our telephone number at that address is (314) 674-1000. Our principal website is located at http://www.solutia.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Solutia Inc.

Notes Offered	$400,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2017.

Maturity Date	The notes will mature on November 1, 2017.

Interest	Interest on the notes will accrue at a rate of 8 3/4% per annum.

Interest on the notes will be payable on May 1 and November 1 of each year, beginning on May 1, 2010, and will accrue from the issue date of the notes.

Ranking	The notes will be our senior unsecured obligations and will:

• rank senior in right of payment to any of our future senior subordinated or subordinated indebtedness;

• rank pari passu in right of payment with all of our existing and future senior indebtedness;

•      be effectively subordinated in right of payment to our existing senior secured credit facilities and any future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and

• be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

Similarly, the note guarantees will be senior unsecured obligations of the guarantors and will:

• be senior in right of payment to each guarantor’s guarantee of any future senior subordinated or subordinated indebtedness of such guarantor;

• be pari passu in right of payment to all existing and future senior indebtedness of each guarantor;

• be effectively subordinated to any secured indebtedness of each guarantor to the extent of the value of the assets securing such indebtedness, and

• be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of June 30, 2009, after giving effect to this offering and the use of proceeds as contemplated under “Use of Proceeds,” we would have had $882 million of indebtedness outstanding under our senior secured credit facilities (excluding $44 million of undrawn letters of credit and approximately $128 million of additional borrowing capacity under our senior secured revolving credit facility), all of which would rank effectively senior to the notes to the extent of the assets securing such indebtedness, and our subsidiaries that are not guarantors would have approximately $9 million of indebtedness and other liabilities, all of which would rank structurally senior to the notes.

Guarantees	All of our direct and indirect subsidiaries that guarantee our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities will guarantee the notes on the issue date on a senior unsecured basis.

Any subsidiary that guarantees our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities in the future will guarantee the notes unless we designate such subsidiary as an “unrestricted subsidiary” under the indenture.

Optional Redemption	Prior to November 1, 2013, we may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus a “make-whole” premium (as described under “Description of Notes — Optional Redemption”), plus accrued and unpaid interest to the redemption date. Beginning on November 1, 2013, we may redeem some or all of the notes at the redemption prices listed under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	In addition, at any time (which may be more than once) until November 1, 2012, we can choose to redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings, so long as:

• we pay 108.750% of the face amount of the notes, plus accrued and unpaid interest to the redemption date;

• we redeem the notes within 90 days of completing such equity offering; and

• at least 65% of the aggregate principal amount of the notes remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest to the date of purchase.

We might not be able to pay you the required price for notes you present to us at the time of a change of control, because we might not have enough funds at that time.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under our senior secured credit facilities or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest to the date of purchase.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:

• incur additional debt or enter into sale and leaseback transactions;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• issue stock of subsidiaries;

• make certain investments;

• create liens on our assets;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes — Certain Covenants.”

During any period that the credit rating on the notes, as determined by both Moody’s Investors Service and Standard and Poor’s Ratings Services, equals or exceeds Baa3 and BBB-, respectively, and no default has occurred and is continuing, we will not be subject to most of the restrictive covenants and corresponding events of default contained in the indenture. Any restrictive covenants or corresponding events of default that cease to apply as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later falls below these thresholds. See “Description of Notes — Covenant Suspension.”

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the net proceeds from the notes offered hereby to reduce debt under our senior secured credit facilities, to pay related fees and expenses and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

Summary Historical Consolidated Financial Data

The following table sets forth our summary historical consolidated financial data at the dates and for the periods indicated. The summary historical financial data as of December 31, 2006, December 31, 2007, February 29, 2008 and December 31, 2008 and for the years ended December 31, 2006 and December 31, 2007, the two months ended February 29, 2008 and the ten months ended December 31, 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus supplement, which have been audited by Deloitte & Touche LLP. The summary historical financial data as of June 30, 2008 and 2009 and for the four months ended June 30, 2008 and the six months ended June 30, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement, which have been prepared on a basis consistent with our audited financial statements. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The summary consolidated historical financial data for the twelve months ended June 30, 2009 has been prepared by adding our consolidated results for the six months ended June 30, 2009 to our consolidated results for the ten months ended December 31, 2008 and subtracting our consolidated results for the four months ended June 30, 2008.

The summary historical consolidated financial data should be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes and our unaudited interim consolidated financial statements and related notes appearing elsewhere in this prospectus supplement.

	Predecessor			Successor
							Twelve
			Two Months	Ten Months	Four Months	Six Months	Months
	Year Ended		Ended	Ended	Ended	Ended	Ended
	December 31,		February 29,	December 31,	June 30,	June 30,	June 30,
	2006	2007	2008	2008	2008	2009	2009
	(dollars in millions)
Statement of Operations Data:
Net Sales	$1,064	$1,643	$335	$1,775	$759	$749	$1,765
Cost of goods sold	793	1,260	241	1,408	632	546	1,322

Gross Profit	271	383	94	367	127	203	443
Selling, general and administrative expenses	182	218	42	243	89	104	258
Research, development and other operating expenses, net	20	24	3	9	1	6	14

Operating Income(1)	69	141	49	115	37	93	171
Equity earnings from affiliates	38	12	—	—			—
Interest expense(2)	(100)	(134)	(21)	(141)	(65)	(67)	(143)
Other income (Loss), net	14	34	3	24	9	(2)	13
Loss on debt modification	(8)	(7)	—	—	—	—	—
Reorganization items, net	(71)	(298)	1,433	—	—	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense	(58)	(252)	1,464	(2)	(19)	24	41
Income tax expense(3)	18	17	214	13	—	3	16

Income (Loss) from Continuing Operations(4)	(76)	(269)	1,250	(15)	(19)	21	25
Income (Loss) from Discontinued Operations, net of tax(5)	80	64	204	(648)	(24)	(169)	(793)

Net Income (Loss)	4	(205)	1,454	(663)	(43)	(148)	(768)
Net Income attributable to noncontrolling interest	2	3	—	5	3	1	3

Net Income (Loss) attributable to Solutia Inc.	$2	$(208)	$1,454	$(668)	$(46)	$(149)	$(771)

Balance Sheet Data (at end of period) (Continuing Operations):
Cash and cash equivalents	$150	$173	$180	$32	$47	$83	$83
Working Capital(6)	257	472	515	366	473	398	398
Property, Plant and Equipment, net(7)	353	619	629	952	1,014	932	932
Total Assets	1,298	1,832	1,931	3,244	3,568	3,169	3,169
Long-Term Debt(8)	210	359	386	1,359	1,768	1,170	1,170
Liabilities Subject to Compromise	1,849	1,922	1,962	—	—	—	—
Shareholders’ Equity (Deficit)	(1,399)	(1,589)	(1,682)	529	1,032	552	552

	Predecessor			Successor
							Twelve
			Two Months	Ten Months	Four Months	Six Months	Months
	Year Ended		Ended	Ended	Ended	Ended	Ended
	December 31,		February 29,	December 31,	June 30,	June 30,	June 30,
	2006	2007	2008	2008	2008	2009	2009
	(dollars in millions)

Cash Flow Data (Continuing Operations):
Cash Provided by (Used in) Continuing Operations Before Reorganization Activities	$(140)	$(38)	$(16)	$155	$50	$89	$194
Cash Used in Reorganization Activities	(65)	(80)	(348)	(32)	(27)	—	(5)

Cash Provided by (Used in) Operations	(205)	(118)	(364)	123	23	89	189
Cash Used in Investing Activities	(66)	(218)	(15)	(35)	21	(23)	(79)
Cash Provided by (Used in) Financing activities	275	279	351	2	(12)	(95)	(81)

Net change in cash for period attributable to continuing operations	$4	$(57)	$(28)	$90	$32	$(29)	$29

Segment Data (Continuing Operations):
Net Sales
Saflex	$663	$727	$125	$697	$288	$293	$702
CP Films	214	234	39	197	94	88	191
Technical Specialties	146	646	164	851	363	357	845

Reportable Segment Totals	$1,023	$1,607	$328	$1,745	$745	$738	$1,738
Unallocated and Other	41	36	7	30	14	11	27

Total	$1,064	$1,643	$335	$1,775	$759	$749	$1,765

Adjusted EBITDA(9)
Saflex	$109	$113	$17	$124	$55	$63	$132
CP Films	51	58	9	46	29	16	33
Technical Specialties	23	124	40	195	77	104	222

Reportable Segment Totals	$183	$295	$66	$365	$161	$183	$387
Unallocated costs
Corporate expenses	(70)	(58)	(8)	(44)	(15)	(23)	(52)
LIFO adjustments	(2)	5	—	—	—	—	—
Other income (expense), net	71	27	2	11	3	(8)	—

Total	$182	$269	$60	$332	$149	$152	$335

Other Financial Data (Continuing Operations):
Cash interest expense	$97	$122	$43	$114	$48	$61	$127
Capital expenditures	$55	$99	$15	$84	$25	$23	$82
Net debt(10)	$710	$1,168	$1,304	$1,364	$1,756	$1,108	$1,108
Ratio of net debt to Adjusted EBITDA(9), (10)							3.31
Ratio of Adjusted EBITDA to cash interest expense(9)							2.64

(1)	Operating income includes net restructuring (gains)/charges and other items of ($7) million in the year ended December 31, 2006, $41 million in the year ended December 31, 2007, ($2) million in the two months ended February 29, 2008, $102 million in the ten months ended December 31, 2008, $70 million in the four months ended June 30, 2008 and $1 million in the six months ended June 30, 2009.
(2)	Predecessor excludes unrecorded contractual interest expense of $32 million in each of the years ended December 31, 2006 and 2007 and $5 million in the two months ended February 29, 2008.
(3)	Income tax expense includes an increase (decrease) in valuation allowances of $35 million in the year ended December 31, 2006, $82 million in the year ended December 31, 2007, ($259) million in the two months ended February 29, 2008 and $8 million in the ten months ended December 31, 2008.
(4)	Income (loss) from continuing operations includes net restructuring charges and other (gains)/charges of $4 million in 2006, $28 million in 2007, ($2) million in the two months ended February 29, 2008, $79 million in the ten months ended December 31, 2008, $51 million in the four months ended June 30, 2008 and $7 million in the six months ended June 30, 2009.
(5)	Discontinued operations reflects the sale of our Nylon business on June 1, 2009.
(6)	Working capital excludes short-term debt and is defined as total current assets less total current liabilities.
(7)	Net of accumulated depreciation of $827 million as of December 31, 2006, $1,102 million as of December 31, 2007, $1,134 million as of February 29, 2008, $24 million as of June 30, 2008, $56 million as of December 31, 2008 and $92 million as of June 30, 2009.
(8)	Long-term debt excludes $668 million as of December 31, 2006 and $659 million as of December 31, 2007 of debt classified as subject to compromise in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as a result of our Chapter 11 bankruptcy filing in 2003.

(9)	We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful to investors because these measures are frequently used by securities analysts, investors and other interested persons in evaluating operating performance in comparison to other companies in our industry. These measures are also frequently provided for in indentures and credit agreements, and similar measures are used in our senior secured credit facilities and will be used in the covenants in the indenture governing the notes. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP. Some of these limitations are: (a) they do not reflect cash outlays for capital expenditures or future contractual commitments; (b) they do not reflect changes in, or cash requirements for, working capital; (c) they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness; (d) they do not reflect income tax expense or the cash necessary to pay income taxes; (e) they do not reflect available liquidity to our company; and (f) other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures. Below is a reconciliation of net income (loss) attributable to Solutia Inc. to EBITDA and to Adjusted EBITDA.

	Predecessor			Successor
			Two Months	Ten Months	Four Months	Six Months	Twelve
			Ended	Ended	Ended	Ended	Months Ended
	Year Ended December 31,		February 29,	December 31,	June 30,	June 30,	June 30,
	2006	2007	2008	2008	2008	2009	2009
	(dollars in millions)

Net Income (Loss) attributable to Solutia Inc.	$2	$(208)	$1,454	$(668)	$(46)	$(149)	$(771)
Interest expense	100	134	21	141	65	67	143
Income tax expense	18	17	214	13	—	3	16
Depreciation and amortization	46	59	11	89	36	51	104
Reorganization items, net	71	298	(1,433)	—	—	—	—
(Income) Loss from Discontinued Operations, net of tax	(80)	(64)	(204)	648	24	169	793

EBITDA	157	236	63	223	79	141	285
Adjustments to EBITDA:
Restructuring charges	18	33	1	37	6	24	55
Gains on tort litigation matters, insurance settlements and sales of surplus land	(21)	(21)	(3)	(6)	(3)	—	(3)
Loss on debt modification	8	7	—	—	—	—	—
Net pension plan settlements	—	5	—	—	—	—	—
Gain on reduction of incentive plan	—	—	—	—	—	(23)	(23)
Fresh Start related charges, net	—	—	—	64	63	—	1
Step-up in basis on acquisition of Flexsys	—	3	—	—	—	—	—
Non-cash stock compensation expense	—	—	—	11	3	9	17
Nylon cost overhang	20	6	(1)	3	1	1	3

Adjusted EBITDA	$182	$269	$60	$332	$149	$152	$335

(10)	Net debt is defined as short-term debt plus long-term debt less cash and cash equivalents. Net debt at February 29, 2008 was $1,726 million immediately after giving effect to the plan of reorganization and fresh start accounting.

RISK FACTORS

An investment in the notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus supplement, together with the accompanying prospectus and the documents incorporated by reference therein, including the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, before investing in the notes. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

Risks Related to Our Emergence From Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the Plan of Reorganization process, we were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and our ability to continue operations upon emergence from bankruptcy. We filed projected financial information with the Bankruptcy Court most recently on October 22, 2007 and furnished it to the SEC, and as part of the disclosure statement approved by the Bankruptcy Court. The projections reflect numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that, given our emergence from bankruptcy, we have adopted the provisions of AICPA SOP 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”) regarding fresh-start accounting. As indicated in the disclosure statement, the projections applied fresh-start accounting provisions. However, these projections were limited by the information available to us as of the date of the preparation of the projections. Therefore variations from the projections may be material. The projections have not been incorporated by reference into this prospectus supplement or the accompanying prospectus, and neither the projections nor any version of the disclosure statement should be considered or relied upon in connection with the purchase of the notes offered hereby.

Because our consolidated financial statements reflect fresh-start accounting adjustments made upon emergence from bankruptcy, and because of the effects of the transactions that became effective pursuant to the Plan of Reorganization, financial information in our future financial statements will not be comparable to our financial information from prior periods.

Upon our emergence from Chapter 11, we adopted fresh-start accounting in accordance with SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, has been allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, using the purchase method of accounting for business combinations. We stated liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start accounting the accumulated deficit has been eliminated. In addition to fresh-start accounting, our consolidated financial statements reflect all effects of the transactions contemplated by the Plan of Reorganization. Thus, our future statements of financial position and statements of operations data will not be comparable in many respects to our consolidated statements of financial position and consolidated statements of operations data for periods prior to our adoption of fresh-start accounting and prior to accounting for the effects of the reorganization.

Risks Related to Our Business and Industry

Continued extreme disruption in global financial markets and sustained weakening in our markets could significantly impact our results of operations, liquidity and long term anticipated growth rate.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that include severely restricted credit and declines in real estate values. The tightening of credit in financial markets adversely affects the ability of customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for our products, our ability to procure necessary raw materials from suppliers, our ability to secure credit from our suppliers at terms granted to us historically and our ability to collect from our customers amounts due on trade receivables at terms previously experienced by us. Although we are not a direct Tier 1 supplier to domestic automotive manufacturers, many of our customers are. Bankruptcy filings by domestic automotive manufacturers could impact our ability to collect accounts receivable from customers who are Tier 1 suppliers. Our global business is also adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending that impact the construction, home furnishings, automotive, rubber chemicals and aviation and transportation markets. The weakening of these markets, if not temporary, could significantly impact our results of operations, our liquidity, our long-term anticipated growth rate. Further, stemming from our emergence from bankruptcy, the carrying amount of our goodwill and intangible assets was established at fair value as of February 28, 2008 and therefore is more susceptible to impairment if business operation results and/or macroeconomic conditions deteriorate. Impairment charges, if any, could be material to our results of operations. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and other countries. However, if macroeconomic conditions continue to worsen, it is possible these factors could result in a decline in our future profitability and cash from operating activities.

Our operations are restricted by our senior secured credit facilities and could be impacted by the failure of our lenders to perform.

Our senior secured credit facilities include a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments and acquisitions;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by us and certain of our subsidiaries;

•	use assets as security in other transactions;

•	pay dividends on our common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

In addition, our senior secured credit facilities require us to satisfy certain financial maintenance covenants. See “Description of Other Indebtedness”. These financial covenants could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of our debt obligations will depend, among other things, on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance with our debt obligations. If we are unable to obtain any necessary waivers and the debt is accelerated, a material adverse effect on our financial condition and future operating performance would result.

Our senior secured revolving credit facility is a syndicated credit agreement in which each lender is severally liable for only its agreed part of the loan commitments. Although all lenders have performed their individual obligations under the terms of the revolving credit agreement to date, there can be no assurance that this will continue given the current turmoil in the financial services industry. One or more lender’s failure to perform on their obligations could have a material adverse effect on our ability to fund our ongoing operations and other commitments.

Problems encountered in operating our production facilities could adversely impact our business.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unscheduled down time and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. We are dependent upon the continued safe operation of our production facilities.

In addition, some of our products involve the manufacture or handling of a variety of reactive, explosive and flammable materials. Use of these products by our employees, customers and contractors could result in liability to us if an explosion, fire, spill or other accident were to occur.

Turnover in the senior management team and losses of other key personnel could have a significant adverse effect on our results of operations.

The services of our senior management team, as well as other key personnel, will be critical to the successful implementation of our business strategies going forward. If the terms of incentive compensation programs are not adequate, we may have difficulty retaining current senior management and other key personnel and be unable to hire qualified personnel to fill any resulting vacancies, which could have a significant adverse effect on our results of operations.

We operate in a highly competitive industry that includes competitors with greater resources than ours.

The markets in which we compete are highly competitive. Competition in these markets is based on a number of factors, such as price, product, quality and service. Some of our competitors may have greater financial, technological and other resources and may be better able to withstand changes in market conditions. In addition, some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than us. Consolidation of our competitors or customers may also adversely affect our businesses. Furthermore, global competition and customer demands for efficiency will continue to make price increases difficult.

We operate in cyclical business segments and our financial results are likely to fluctuate accordingly.

We operate in cyclical business segments. Specifically, a substantial portion of our sales are to customers involved, directly or indirectly, in the housing and automotive industries, both of which are, by their nature, cyclical industries. A downturn in either or both of these industries would and has resulted in lower demand for our products among customers involved in those industries and a reduced ability to pass on cost increases to these customers.

If we are unable to protect our intellectual property rights, our sales and financial performance could be adversely affected.

We own a large number of patents that relate to a wide variety of products and processes and have a substantial number of patent applications pending. We own a considerable number of established trademarks in many countries under which we market our products. These patents and trademarks in the aggregate are of material importance to the operations of our businesses. Our performance may depend in part on our ability to establish, protect and enforce such intellectual property and to defend against any claims of infringement, which could involve complex legal, scientific and factual questions and uncertainties.

In the future, we may have to rely on litigation to enforce our intellectual property rights and contractual rights. In addition, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. If litigation that we initiate is unsuccessful, we may not be able to protect the value of some of our intellectual property. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that we had been using or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable period of time. If we are unable to obtain licenses on reasonable terms, we may be forced to cease selling or using any of our products that incorporate the challenged intellectual property, or to redesign or, in the case of trademark claims, rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible and may be time-consuming. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of some of our resources. Our intellectual property rights may not have the value that we believe them to have, which could result in a competitive disadvantage or adversely affect our business and financial performance. See also “Business — Intellectual Property.”

Legal proceedings, including proceedings related to environmental and other regulatory obligations, may have a materially negative impact on our future results of operations.

We have been, and may in the future be, subject to various lawsuits and other legal proceedings, including proceedings related to our environmental and other regulatory obligations. As a manufacturer of chemical-based materials, we may become subject to litigation alleging personal injury, or product liability associated with our products and businesses. Adverse judgments or rulings against us in these legal proceedings, or the filing of additional environmental or other damage claims against us, may have a materially negative impact on our future results of operations, cash flows and financial condition. Additionally, we may incur significant administrative and legal costs associated with defending or settling litigation.

The applicability of numerous environmental laws to our manufacturing facilities could cause us to incur material costs and liabilities.

We are subject to extensive federal, state, local and foreign environmental, safety and health laws and regulations concerning, among other things, emissions to the air, discharges to land and water and the generation, handling, treatment and disposal of hazardous waste and the distribution of chemical substances. We are also required to maintain various environmental permits and licenses, many of which require periodic modification and renewal and related governmental approvals. Our operations entail the risk of violations of these laws and regulations, many of which provide for substantial fines and criminal sanctions for violations.

In addition, these requirements and their enforcement may become more stringent in the future. Non-compliance with such future requirements could subject us to material liabilities, such as government fines, third- party lawsuits or the suspension of non-compliant operations. Future requirements may also result in our making significant site or operational modifications at substantial cost. Future regulatory and enforcement developments could also restrict or eliminate our ability to continue to manufacture certain products or could require us to make modifications to our products.

At any given time, we are involved in litigation, administrative proceedings and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with contaminated sites, natural resource damages, property damages and personal injury. For example, natural resource trustees have asserted certain natural resource damage claims against us principally relating to our Anniston and Sauget facilities, the liability for which we share with Monsanto pursuant to our Plan of Reorganization. The natural resource trustees have estimated the value of the natural resource damages at between $366.0 million and $604.0 million; we dispute these estimates and have received estimates from third party experts of $14.0 million to $51.0 million for such asserted damages. These damage estimates are preliminary and subject to change and do not take into account reductions to damages possible through projects to restore natural resources. We may be required to spend substantial sums to defend or settle these and other actions, to pay any fines levied against us or satisfy any judgments or other rulings rendered against us and such sums may be material.

Under certain environmental laws, we can be held strictly liable for hazardous substance contamination at real property we have owned, operated or used as a disposal site or for natural resource damages associated with such contamination. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party can be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. As described in more detail above and in the following paragraph, we could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims as a result of hazardous substance contamination.

We have made and will continue to make substantial expenditures for environmental and regulatory compliance and remediation projects. The substantial amounts that we may be required to spend on environmental capital projects and programs could cause substantial cash outlays and, accordingly, could have a material effect on our consolidated financial position, liquidity and profitability or limit our financial and operating flexibility. In addition, although we believe that we have correctly budgeted and, to the extent appropriate under applicable accounting principles, reserved for these amounts, factors beyond our control may render these budgeted and reserved amounts inadequate. These factors include changing governmental policies and regulations; the commencement of new governmental proceedings or third party litigation regarding environmental remediation; new releases of regulated materials that result in personal injury, property damage or harm to the environment; and the discovery of unknown conditions of contamination or unforeseen problems encountered in the environmental remediation programs.

Our recent Chapter 11 case was caused, in significant part, by an accumulation of legacy liabilities, including, among others, “legacy environmental liability” arising from historical operations of Pharmacia prior to the Solutia spin-off. In the course of the Chapter 11 case we achieved a substantial reallocation of the risk from these legacy liabilities. In particular, pursuant to the settlement agreement entered into between Monsanto and us, Monsanto agreed to be financially responsible for remediation costs and other environmental liabilities for sites owned, operated or used by Pharmacia but never owned, operated or used by us after the Solutia spin-off; to share liabilities with respect to offsite areas at the Sauget and Anniston plant sites; and to be financially responsible for personal injury and property damage claims associated with exposures to hazardous substances arising from legacy Pharmacia operations (so-called “Legacy Toxic Tort Claims”). If Monsanto and/or Pharmacia fail to honor their respective obligation with respect to such remediation costs or Legacy Toxic Tort Claims, we could become responsible for some or all of such liabilities except for the remediation costs and other environmental liabilities for sites owned, operated or used by Pharmacia but never owned, operated or used by us for which Solutia received a discharge under the Plan which liabilities could be material. See also “Business — Environmental Matters.”

We face currency and other risks associated with international sales.

We generate significant revenue from export sales, as well as from operations conducted outside the United States. Operations outside the United States expose us to risks including fluctuations in currency values, trade restrictions, tariff and trade regulations, U.S. export controls, foreign tax laws, shipping delays, and economic and political instability. For example, violations of U.S. export controls could result in fines and the suspension or loss of export privileges which would adversely affect our results of operations and financial conditions.

The functional currency of each of our non-U.S. operations is generally the local currency. Exchange rates between some of these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. It is possible that fluctuations in foreign exchange rates will have a negative effect on our results of operations.

Many of our products and manufacturing processes are subject to technological change and our business will suffer if we fail to keep pace.

Many of the markets in which our products (and their corresponding manufacturing processes) compete are subject to technological change and new product introductions and enhancements. We must continue to enhance our existing products and to develop and manufacture new products with improved capabilities to continue to be a market leader. We must also continue to make improvements in our manufacturing processes and productivity to maintain our competitive position. When we invest in new technologies, processes or production facilities, we will face risks related to construction delays, cost over-runs and unanticipated technical difficulties related to start-up. Our inability to anticipate, respond to, capitalize on or utilize changing technologies could have an adverse effect on our consolidated results of operations, financial condition and cash flows in any given period.

Significant payments may be required to maintain the funding of our domestic qualified pension plan.

We maintain a qualified pension plan under which certain of our employees and retirees are entitled to receive benefits. Although we have frozen future benefit accruals under our U.S. pension plan, significant liabilities still remain. In order to fund the pension plan, we made significant contributions to the pension plan in 2008 amounting to approximately $46 million, and, through June 30, 2009, approximately $10 million, and will have to fund more going forward. If our cash flow from operations is insufficient to fund such pension plan contributions, we may be unable to obtain financing to make these pension plan contributions. In addition, even if financing for these contributions is obtained, the funding obligations and the carrying costs of debt incurred to fund the obligations could have a significant adverse effect on our results of operations.

Labor disruptions with the unionized portion of our workforce could have a negative effect.

While we believe that our relations with our employees are good, we may not be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. A prolonged labor dispute, which could include a work stoppage, could impact our ability to satisfy our customers’ requirements and negatively affect our financial condition.

Risk Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We will have substantial indebtedness after this offering. As of June 30, 2009, as adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds,” we would have had total indebtedness of $1,291 million (of which $882 million would have been secured indebtedness (excluding $44 million of undrawn letters of credit)) and would have had approximately $128 million of additional borrowing capacity under our senior secured revolving credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic conditions and to conditions within our industries;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds and our operational flexibility; and

•	makes us less attractive to potential acquirers or acquisition targets.

In addition, the indenture governing the notes will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Furthermore, our ability to satisfy our debt service obligations will depend upon, among other things, fluctuations in interest rates, our future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond our control. We have hedged a significant portion of our variable rate debt with derivative instruments. We may not be able to generate sufficient cash from operations to meet our debt service obligations as well as fund necessary capital expenditures, pension funding obligations and investments in research and development. In addition, if we need to refinance our debt, obtain additional financing or sell assets or equity, we may not be able to do so on commercially reasonably terms, if at all. Finally, counterparties to our derivative instruments may not be able to honor their contractual obligations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

As of June 30, 2009, as adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds,” we would have had $1,291 million of total indebtedness. The terms of our senior secured credit facilities permit, and the terms of the indenture governing the notes will permit, us to incur substantial additional indebtedness in the future. See “Description of Notes.” If we incur any additional indebtedness that ranks equal to the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes offered hereby, and to fund planned capital expenditures and other general corporate purposes will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to refinance our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness, including the notes offered hereby, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes offered hereby, on commercially reasonable terms or at all, or that the terms of that indebtedness will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms, it could significantly adversely affect our financial condition, the value of our outstanding debt and our ability to make any required cash payments under our indebtedness.

Payment of principal and interest on the notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing that debt.

The notes will be effectively subordinated to claims of our secured creditors to the extent of the value of the assets securing such claims, and the note guarantees will be effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. As of June 30, 2009, as adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds,” we estimate that we would have had approximately $882 million of borrowings outstanding under our senior secured credit facilities to which the notes would be effectively subordinated, approximately $44 million of letters of credit outstanding and approximately $128 million of additional borrowing capacity under our senior secured revolving credit facility. See “Description of Other Indebtedness.” Holders of our secured obligations, including obligations under our senior secured credit facilities, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the note guarantees only after holders of our senior secured debt have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by non-U.S. subsidiaries or certain other subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes. As of June 30, 2009, after giving effect to this offering and use of proceeds as contemplated under “Use of Proceeds,” our subsidiaries that are not guarantors would have approximately $9 million of indebtedness and other liabilities, all of which would rank structurally senior to the notes.

We estimate that our subsidiaries that do not guarantee the notes accounted for approximately $484 million, or 65% of our net sales, and approximately $83 million, or 89% of our operating income, for the six months ended June 30, 2009, and approximately $1,585 million, or 50% of our total assets as of June 30, 2009. Amounts are presented after giving effect to intercompany eliminations.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture governing the notes offered hereby and our senior secured credit facilities.

If a change of control (as defined in the indenture) occurs, we will be required to offer to purchase your notes at 101% of their principal amount plus accrued and unpaid interest. See “Description of Notes — Change of Control.” If a purchase offer obligation arises under the indenture governing the notes offered hereby, a change of control could also have occurred under our senior secured credit facilities, which could result in the acceleration of the indebtedness outstanding thereunder. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture governing the notes offered hereby and under the senior secured credit facilities, we may not have sufficient funds to pay the purchase price of all debt, including your notes, that we are required to purchase or repay.

Many of the covenants in the indenture will be suspended if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the notes will no longer apply to us during any time that the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided that at such time no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes — Covenant Suspension.”

Active trading markets may not develop for the notes.

The notes are new issues of securities. There are no active public trading markets for the notes. We do not intend to apply for listing of the notes on a security exchange. The underwriters of the notes have informed us that they intend to make a market in the notes. However, the underwriters may cease their market making at any time. The liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a consequence, an active trading market may not develop for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.

The notes will be guaranteed by all of our direct and indirect subsidiaries that guarantee our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our guarantors or by our unpaid creditors or the unpaid creditors of one of our guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to the holders of the notes and the guarantees of the notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In those cases where our solvency or the solvency of one of our guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probably liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

USE OF PROCEEDS

The expected estimated sources and uses of the proceeds from the notes offered hereby are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including differences from our estimate of fees and expenses.

Sources of funds			Uses of funds
(dollars in millions)

New senior notes	$400	(1)	Repay Term Loan Facility(2)	$300
			General corporate purposes	79
			Prepayment premium	6
			Fees and expenses	15

Total	$400		Total	$400

(1)	Consists of $400.0 million aggregate principal amount of senior notes offered hereby.
(2)	At June 30, 2009, we had $1,182 million outstanding under the Term Loan Facility. Of that amount $900.0 million is protected by a LIBOR cap of 4.25% until April 2010. The Term Loan Facility bears interest at our option, at LIBOR with a floor of 3.50% through the fourth anniversary of our bankruptcy emergence (February 28, 2008), plus 5.00%, or at the alternate base rate, plus 4.00%. See “Description of Other Indebtedness.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009 on a historical basis and an as adjusted basis after giving effect to this offering and the use of proceeds therefrom. The information in this table is unaudited and should be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus supplement.

	As of June 30, 2009
	Historical	As Adjusted
(dollars in millions)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$83	$162

Debt:
Senior notes(1)	—	400
Senior secured credit facilities:
Revolving credit facility due 2013 (the “ABL Facility”)(2)	—	—
Term loan facility due 2014 (the “Term Loan Facility”)(3)	1,182	882

Other short-term debt	9	9
Total debt	1,191	1,291

Shareholders’ equity attributable to Solutia	545	545
Shareholders’ equity attributable to non controlling interest	7	7

Total shareholders’ equity	552	552

Total capitalization of Solutia	$1,743	$1,843

(1)	Consists of $400 million aggregate principal amount of senior notes offered hereby.
(2)	Consists of a $400 million senior secured asset-based revolving credit facility. As of June 30, 2009 our borrowing base under our ABL Facility was $172 million with availability of $128 million due to required letters of credit of $44 million. There were no borrowings outstanding as of June 30, 2009 or October 5, 2009.
(3)	We expect to repay $300 million in aggregate principal amount of the Term Loan Facility with a portion of the proceeds of this offering, together with a prepayment premium of $6 million. See “Use of Proceeds.”

RATIO OF EARNINGS TO FIXED CHARGES

	Predecessor					Successor
	Year	Year	Year	Year	Two Months	Ten Months	Six Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	February 29,	December 31,	June 30,
	2004	2005	2006	2007	2008	2008	2009
Ratio of Earnings To Fixed Charges(1)	(0.86)	(0.17)	0.33	(0.85)	64.61	1.00	1.31

(1)	For purposes of determining the ratios of earnings to fixed charges, earnings are defined as net income before income taxes, cumulative effect of accounting changes, pretax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives), and amortization of debt expenses and discount or premium relating to any indebtedness. Earnings for the years ended December 31, 2004, 2005, 2006 and 2007, would have to be $216 million, $101 million, $72 million, $264 million and $4 million more, respectively, in order to achieve a one-to-one ratio.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data at the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2006, December 31, 2007, February 29, 2008 and December 31, 2008 and for the years ended December 31, 2006 and December 31, 2007, the two months ended February 29, 2008 and the ten months ended December 31, 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus supplement, which have been audited by Deloitte & Touche LLP. The selected historical consolidated financial data as of June 30, 2008 and 2009 and for the four months ended June 30, 2008 and the six months ended June 30, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement, which have been prepared on a basis consistent with our audited financial statements. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The selected historical consolidated financial data for the twelve months ended June 30, 2009 has been prepared by adding our consolidated results for the six months ended June 30, 2009 to our consolidated results for the ten months ended December 31, 2008 and subtracting our consolidated results for the four months ended June 30, 2008.

The selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes and our unaudited interim consolidated financial statements and related notes appearing elsewhere in this prospectus supplement.

	Predecessor			Successor
							Twelve
			Two Months	Ten Months	Four Months	Six Months	Months
	Year Ended		Ended	Ended	Ended	Ended	Ended
	December 31,		February 29,	December 31,	June 30,	June 30,	June 30,
	2006	2007	2008	2008	2008	2009	2009
	(dollars in millions)
Statement of Operations Data:
Net Sales	$1,064	$1,643	$335	$1,775	$759	$749	$1,765
Cost of goods sold	793	1,260	241	1,408	632	546	1,322

Gross Profit	271	383	94	367	127	203	443
Selling, general and administrative expenses	182	218	42	243	89	104	258
Research, development and other operating expenses, net	20	24	3	9	1	6	14

Operating Income(1)	69	141	49	115	37	93	171
Equity earnings from affiliates	38	12	—	—			—
Interest expense(2)	(100)	(134)	(21)	(141)	(65)	(67)	(143)
Other income (Loss), net	14	34	3	24	9	(2)	13
Loss on debt modification	(8)	(7)	—	—	—	—	—
Reorganization items, net	(71)	(298)	1,433	—	—	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense	(58)	(252)	1,464	(2)	(19)	24	41
Income tax expense(3)	18	17	214	13	—	3	16

Income (Loss) from Continuing Operations(4)	(76)	(269)	1,250	(15)	(19)	21	25
Income (Loss) from Discontinued Operations, net of tax(5)	80	64	204	(648)	(24)	(169)	(793)

Net Income (Loss)	4	(205)	1,454	(663)	(43)	(148)	(768)
Net Income attributable to noncontrolling interest	2	3	—	5	3	1	3

Net Income (Loss) attributable to Solutia Inc.	$2	$(208)	$1,454	$(668)	$(46)	$(149)	$(771)

	Predecessor			Successor
							Twelve
			Two Months	Ten Months	Four Months	Six Months	Months
	Year Ended		Ended	Ended	Ended	Ended	Ended
	December 31,		February 29,	December 31,	June 30,	June 30,	June 30,
	2006	2007	2008	2008	2008	2009	2009
	(dollars in millions)
Balance Sheet Data (at end of period) (Continuing Operations):
Cash and cash equivalents	$150	$173	$180	$32	$47	$83	$83
Working Capital(6)	257	472	515	366	473	398	398
Property, Plant and Equipment, net(7)	353	619	629	952	1,014	932	932
Total Assets	1,298	1,832	1,931	3,244	3,568	3,169	3,169
Long-Term Debt(8)	210	359	386	1,359	1,768	1,170	1,170
Liabilities Subject to Compromise	1,849	1,922	1,962	—	—	—	—
Shareholders’ Equity (Deficit)	(1,399)	(1,589)	(1,682)	529	1,032	552	552
Cash Flow Data (Continuing Operations):
Cash Provided by (Used in) Continuing Operations Before Reorganization Activities	$(140)	$(38)	$(16)	$155	$50	$89	$194
Cash Used in Reorganization Activities	(65)	(80)	(348)	(32)	(27)	—	(5)

Cash Provided by (Used in) Operations	(205)	(118)	(364)	123	23	89	189
Cash Used in Investing Activities	(66)	(218)	(15)	(35)	21	(23)	(79)
Cash Provided by (Used in) Financing activities	275	279	351	2	(12)	(95)	(81)

Net change in cash for period attributable to continuing operations	$4	$(57)	$(28)	$90	$32	$(29)	$29

Segment Data (Continuing Operations):
Net Sales
Saflex	$663	$727	$125	$697	$288	$293	$702
CP Films	214	234	39	197	94	88	191
Technical Specialties	146	646	164	851	363	357	845

Reportable Segment Totals	$1,023	$1,607	$328	$1,745	$745	$738	$1,738
Unallocated and Other	41	36	7	30	14	11	27

Total	$1,064	$1,643	$335	$1,775	$759	$749	$1,765

Adjusted EBITDA(9)
Saflex	$109	$113	$17	$124	$55	$63	$132
CP Films	51	58	9	46	29	16	33
Technical Specialties	23	124	40	195	77	104	222

Reportable Segment Totals	$183	$295	$66	$365	$161	$183	$387
Unallocated costs
Corporate expenses	(70)	(58)	(8)	(44)	(15)	(23)	(52)
LIFO adjustments	(2)	5	—	—	—	—	—
Other income (expense), net	71	27	2	11	3	(8)	—

Total	$182	$269	$60	$332	$149	$152	$335

Other Financial Data (Continuing Operations):
Cash interest expense	$97	$122	$43	$114	$48	$61	$127
Capital expenditures	$55	$99	$15	$84	$25	$23	$82
Net debt(10)	$710	$1,168	$1,304	$1,364	$1,756	$1,108	$1,108
Ratio of net debt to Adjusted EBITDA(9), (10)							3.31
Ratio of Adjusted EBITDA to cash interest expense(9)							2.64

(1)	Operating income includes net restructuring (gains)/charges and other items of ($7) million in the year ended December 31, 2006, $41 million in the year ended December 31, 2007, ($2) million in the two months ended February 29, 2008, $102 million in the ten months ended December 31, 2008, $70 million in the four months ended June 30, 2008 and $1 million in the six months ended June 30, 2009.
(2)	Predecessor excludes unrecorded contractual interest expense of $32 million in each of the years ended December 31, 2006 and 2007 and $5 million in the two months ended February 29, 2008.
(3)	Income tax expense includes an increase (decrease) in valuation allowances of $35 million in the year ended December 31, 2006, $82 million in the year ended December 31, 2007, ($259) million in the two months ended February 29, 2008 and $8 million in the ten months ended December 31, 2008.

(4)	Income (loss) from continuing operations includes net restructuring charges and other (gains)/charges of $4 million in 2006, $28 million in 2007, ($2) million in the two months ended February 29, 2008, $79 million in the ten months ended December 31, 2008, $51 million in the four months ended June 30, 2008 and $7 million in the six months ended June 30, 2009.
(5)	Discontinued operations reflects the sale of our Nylon business on June 1, 2009.
(6)	Working capital excludes short-term debt and is defined as total current assets less total current liabilities.
(7)	Net of accumulated depreciation of $827 million as of December 31, 2006, $1,102 million as of December 31, 2007, $1,134 million as of February 29, 2008, $24 million as of June 30, 2008, $56 million as of December 31, 2008 and $92 million as of June 30, 2009.
(8)	Long-term debt excludes $668 million as of December 31, 2006 and $659 million as of December 31, 2007 of debt classified as subject to compromise in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as a result of our Chapter 11 bankruptcy filing in 2003.
(9)	We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful to investors because these measures are frequently used by securities analysts, investors and other interested persons in evaluating operating performance in comparison to other companies in our industry. These measures are also frequently provided for in indentures and credit agreements, and similar measures are used in our senior secured credit facilities and will be used in the covenants in the indenture governing the notes. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP. Some of these limitations are: (a) they do not reflect cash outlays for capital expenditures or future contractual commitments; (b) they do not reflect changes in, or cash requirements for, working capital; (c) they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness; (d) they do not reflect income tax expense or the cash necessary to pay income taxes; (e) they do not reflect available liquidity to our company; and (f) other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures. Below is a reconciliation of net income (loss) attributable to Solutia Inc. to EBITDA and to Adjusted EBITDA.

	Predecessor			Successor
			Two Months	Ten Months	Four Months	Six Months	Twelve Months
	Year Ended		Ended	Ended	Ended	Ended	Ended
	December 31,		February 29,	December 31,	June 30,	June 30,	June 30,
	2006	2007	2008	2008	2008	2009	2009
	(dollars in millions)

Net Income (Loss) attributable to Solutia Inc.	$2	$(208)	$1,454	$(668)	$(46)	$(149)	$(771)
Interest expense	100	134	21	141	65	67	143
Income tax expense	18	17	214	13	—	3	16
Depreciation and amortization	46	59	11	89	36	51	104
Reorganization items, net	71	298	(1,433)	—	—	—	—
(Income) Loss from Discontinued Operations, net of tax	(80)	(64)	(204)	648	24	169	793

EBITDA	157	236	63	223	79	141	285
Adjustments to EBITDA:
Restructuring charges	18	33	1	37	6	24	55
Gains on tort litigation matters, insurance settlements and sales of surplus land	(21)	(21)	(3)	(6)	(3)	—	(3)
Loss on debt modification	8	7	—	—	—	—	—
Net pension plan settlements	—	5	—	—	—	—	—
Gain on reduction of incentive plan	—	—	—	—	—	(23)	(23)
Fresh Start related charges, net	—	—	—	64	63	—	1
Step-up in basis on acquisition of Flexsys	—	3	—	—	—	—	—
Non-cash stock compensation expense	—	—	—	11	3	9	17
Nylon cost overhang	20	6	(1)	3	1	1	3

Adjusted EBITDA	$182	$269	$60	$332	$149	$152	$335

(10)	Net debt is defined as short-term debt plus long-term debt less cash and cash equivalents. Net debt at February 29, 2008 was $1,726 million immediately after giving effect to the plan of reorganization and fresh start accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included herein and in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Item 1 of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, as re-casted October 5, 2009 on Form 8-K to add a footnote in accordance with Rule 3-10 of Regulation S-X “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

General Business Overview

Headquartered in St. Louis, Missouri, we are a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. We report our operations in three segments: Saflex, CPFilms and Technical Specialties. The major products by reportable segment are as follows:

Reportable Segment	Products

Saflex	• SAFLEX® plastic interlayer
• Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films
• Other technical films focused on electronics and energy
Technical Specialties	• CRYSTEX® insoluble sulphur
• SANTOFLEX® antidegradants
• SANTOCURE® and PERKACIT® primary and ultra accelerators
• THERMINOL® heat transfer fluids
• SKYDROL® aviation hydraulic fluids • SKYKLEEN® brand of aviation solvents

See Note 15 — Segment Data — in the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008 and Note 18 — Segment and Geographic Data — to the accompanying consolidated financial statements as of and for the periods ended December 31, 2008, 2007 and 2006 for further information regarding our reportable segments.

Summary of Significant 2008 Events

Bankruptcy Proceedings and Emergence from Chapter 11

On February 28, 2008 (the “Effective Date”), we emerged from bankruptcy under the terms of our Fifth Amended Joint Plan of Reorganization which was confirmed by the Bankruptcy Court on November 29, 2007. Also, on the Effective Date we entered into financing agreements with Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (the “Lenders”) to borrow up to $2.05 billion (the “Financing Agreements”). The Financing Agreements consist of (i) a $450 million senior secured asset-based revolving credit facility which, comprised of a U.S. Facility and a Belgium Facility (the “ABL Facility”), (ii) a $1.2 billion senior secured term loan credit facility (the “Term Loan Facility”) and (iii) a $400 million senior unsecured bridge facility (the “Bridge Facility”), which was subsequently repaid through common stock offerings as discussed below. On July 31, 2009, we voluntarily reduced our ABL Facility to $400 million.

Consistent with our strategy of establishing an appropriate capital structure, we conducted two common stock offerings in August 2008 resulting in net proceeds of $422 million, which were used to repay our Bridge and provide additional liquidity for operations. The Bridge had a fixed interest rate of 15.50% and its repayment will result in approximately $60 million in annual interest expense savings.

We conducted a common stock offering in June 2009 resulting in net proceeds of $119 million, which were used to pay down all outstanding revolver balances, fully repay the $74 million senior unsecured term debt issued by our 100% owned German subsidiary, Flexsys Verkauf GmbH on May 5, 2009, and for general corporate purposes.

Strategic and Operational Actions

In the fourth quarter of 2008, we completed the expansion of our PVB (Polyvinyl Butyral) resin manufacturing operation at our Springfield, Massachusetts facility. PVB resin is the key raw material used in the manufacturing of our plastic interlayer product marketed under our SAFLEX® brand. Also in 2008, we opened a third extrusion line to produce our SAFLEX® plastic interlayer at our facility in Ghent, Belgium. In the third quarter of 2009, we announced plans to expand our Ghent, Belgian facility to produce our new SAFLEX® Q series advanced acoustic PVB sheet.

In the fourth quarter of 2008, we ceased the production of a variety of rubber chemicals at our facility in Ruabon, Wales, United Kingdom (the “Ruabon Facility”), including SANTOGARD® pre-vulcanization inhibitors, PERKACIT® DPG, which is used as a secondary accelerator in the rubber vulcanization process, and FLECTOL® TMQ and FLECTOL® HPG, which protect against oxidative aging. This action was initiated to strengthen the profitable, market-leading positions enjoyed by most of our portfolio by our rubber chemical products while taking steps to limit our exposure in smaller product lines where we are no longer cost competitive. Complete closure of the Ruabon Facility is expected by the end of 2014. Also in the fourth quarter of 2008, in an effort to balance our North America production with local demand, we announced plans to cease production of our SAFLEX® plastic interlayer at our facility in Trenton, Michigan (“Trenton Facility”). The Trenton Facility will continue to supply other Saflex operations with PVB resin.

On June 1, 2009, we completed the sale of our Integrated Nylon business to an affiliate of S.K. Capital Partners II, L.P. Completion of the sale of the Integrated Nylon business completes the transformation of Solutia into a pure-play performance materials and specialty chemicals company.

On June 24, 2009 we completed a public offering of 24.7 million shares of common stock, including the over-allotment option as exercised by the underwriters of the offering, for $5.00 per share. Net proceeds, after deducting underwriting discounts and commissions, of $119 million were used to fully repay our $74 million German term loan and for general corporate purposes.

Combined Financial Results of the Predecessor and Successor

Our emergence from bankruptcy resulted in our adoption of fresh-start accounting on February 29, 2008. In accordance with Generally Accepted Accounting Principles, the accompanying Consolidated Statements of Operations and Cash Flows present the results of operations and the sources and uses of cash for (i) the two months ended February 29, 2008 of the Predecessor and (ii) the four months ended June 30, 2008 and the ten months ended December 31, 2008 of the Successor. However, for purposes of management’s discussion and analysis of the results of operations and the sources and uses of cash, we have combined the period results of operations for the Predecessor and the Successor. The results of operations of the Predecessor and Successor are not comparable due to the change in basis resulting from the emergence from bankruptcy. This combined presentation is being made solely to explain the changes in results of operations for the periods presented in the financial statements. We also compare the combined results of operations and the sources and uses of cash for the twelve months ended December 31, 2008 with the corresponding period in the prior year.

An additional impact to comparability of segment profit resulting from our emergence from bankruptcy and the implementation of fresh-start accounting is the change in depreciation and amortization and the elimination of Chapter 11 reorganization expenses on a post-emergence basis. Therefore, effective with the first quarter of 2008, management evaluated the performance of our operating segments based on segment profit, defined as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to noncontrolling interest and reorganization items (“EBITDA”). Segment profit includes selling, general and administrative, research, development and other operating expenses, gains and losses from asset dispositions and restructuring charges, net income attributable to noncontrolling interests and other income and expense items that can be directly attributable to the segment. To the extent each segment’s

EBITDA is materially impacted by fresh-start accounting or other differences exist between Predecessor and Successor, these differences are identified in the discussion of results.

We believe the combined results of operations for the six months ended June 30, 2008 and the twelve months ended December 31, 2008 provide management and investors with a more meaningful perspective on our ongoing financial and operational performance and trends than if we did not combine the results of operations of the Predecessor and the Successor in this manner. Further, the use of EBITDA as the earnings metric allows for meaningful analysis across all periods.

Summary Results of Operations for the Six Months Ended June 30, 2009

In the six months ended June 30, 2009, we reported sales of $749 million, a 31% decrease as compared to $1,094 million reported in the same period in 2008, which was driven by lower sales volumes and unfavorable currency exchange rate fluctuations, partially offset by higher selling prices. We reported a gross profit margin of 27%, an increase from 20% versus the same period in 2008. The increase in our gross profit margin is primarily related to the execution of the aforementioned cost reduction programs, better plant performance, lower raw material and energy costs and the lack of bankruptcy emergence fresh-start accounting impacts. Selling, general and administrative expenses were $104 million, or 14% of sales as compared to $131 million or 12% of net sales in the same period in 2008. The decrease in selling, general and administrative expenses is due to reduced spending resulting from cost containment actions and lower net sales.

We generated $148 million of cash from operations in the six months ended June 30, 2009 as compared to usage of $437 million in the same period in 2008. The increase is primarily attributable to a lack of reorganization activities in 2009 which required a cash usage of $375 million, primarily to facilitate our emergence from bankruptcy. The remaining increase of $210 million is due to lower payments on interest expense and our postretirement obligations, lower working capital requirements, reduced payout of our employee annual incentive plan and management’s focus on monetizing the working capital balances of Integrated Nylon historically required by this business.

Summary Results of Operations for the Year Ended December 31, 2008

In 2008, we reported sales of $2,110 million, a 28% increase over $1,643 million reported in 2007. The increase was driven by the Flexsys acquisition, higher selling prices and favorable currency exchange rate fluctuations, partially offset by modestly lower demand. Gross profit of $461 million in 2008 was 20% higher than in 2007. The significant increase is a result of the Flexsys acquisition and the combination of higher selling prices and favorable currencies, which more than offset the higher raw material, energy and freight costs, lower demand and the impacts of fresh-start accounting. Gross profit margin in 2008 decreased to 21.8% from 23.3% in the prior year, due to the impacts of fresh-start accounting. Selling, general and administrative expenses remained at 13% of sales when compared to 2007.

Although we used $393 million of cash from operations in 2008 as compared to usage of $51 million in 2007, cash provided by continuing operations before reorganization activities was $139 million in 2008 versus a cash usage of $38 million in 2007. The increase in cash used from operations in 2008 was due to $300 million in higher cash outflows related to our emergence from bankruptcy and approximately $220 million increase in cash usage from businesses classified as discontinued operations. Our liquidity at December 31, 2008 was $225 million.

Outlook

Approximately 70% of our sales are into the global automotive and construction industries. In the first quarter 2009, many of our markets had low demand profiles as significant destocking activities occurred. During the second quarter 2009, the majority of these actions were completed or considerably diminished, and our demand and resulting sales volume profile improved. In particular, we experienced strong volume growth in comparison to the first quarter 2009 in the automotive sector in China, which benefits our Saflex and Technical Specialties reporting segments. We are premising a flat volume profile in the remaining quarters of 2009 versus second quarter 2009 results. This profile results in lower volumes for the third quarter 2009 versus the third quarter 2008 and an increase in volumes in the fourth quarter 2009 versus the fourth quarter 2008, principally due to the low volumes we experienced in the fourth quarter 2008.

We took immediate actions to mitigate some of the impact of a weakened demand profile including the freezing of all salary and wages to the extent allowable, significantly reducing the payment of bonuses under our 2008 annual incentive plan, suspension of our 2009 annual incentive plan and suspension of the employer 401(k) match, reduction of capital expenditures to maintenance levels, closure or idling of certain lines and strict management of working capital. All of these actions enhanced both earnings and cash flow in the first six months of 2009.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these consolidated financial statements, we have made our best estimate of certain amounts included in these consolidated financial statements. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. Management has discussed the development, selection and disclosure of these critical accounting policies and estimates with the Audit Committee of our Board of Directors.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on the consolidated financial statements and require assumptions that can be highly uncertain at the time the estimate is made. We consider the following items to be our critical accounting policies:

•	Environmental Remediation

•	Litigation and Other Contingencies

•	Income Taxes

•	Impairment of Long-Lived Assets

•	Impairment of Goodwill and Indefinite-Lived Intangible Assets

•	Pension and Other Postretirement Benefits

We also have other significant accounting policies. We believe that, compared to the critical accounting policies listed above, the other policies either do not generally require estimates and judgments that are as difficult or as subjective, or are less likely to have a material impact on the reported results of operations for a given period.

Environmental Remediation

With respect to environmental remediation obligations, our policy is to accrue costs for remediation of contaminated sites in the accounting period in which the obligation becomes probable and the cost is reasonably estimable. Cost estimates for remediation are developed by assessing, among other items, (i) the extent of our contribution to the environmental matter; (ii) the number and financial viability of other potentially responsible parties; (iii) the scope of the anticipated remediation and monitoring plan; (iv) settlements reached with governmental or private parties; and (v) our past experience with similar matters. Our estimate of the environmental remediation reserve requirements typically fall within a range. If we believe no better estimate exists within a range of possible outcomes, in accordance with existing accounting guidance, the minimum loss is accrued. Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from third parties.

These estimates are critical because we must forecast environmental remediation activity into the future, which is highly uncertain and requires a large degree of judgment. These reserves include liabilities expected to be paid out over the next fifteen years. Therefore, the environmental reserves may materially differ from the actual liabilities if our estimates prove to be inaccurate, which could materially affect results of operations in a given period. Uncertainties related to recorded environmental liabilities include changing governmental policy and regulations, judicial proceedings, the number and financial viability of other potentially responsible parties, the method and extent of remediation and future changes in technology. Because of these uncertainties, the potential liability for existing environmental remediation reserves may range up to two times the amounts recorded. The estimate for environmental liabilities is a critical accounting estimate for Unallocated and Other.

See “Business — Environmental Matters” for discussion of the liability for existing environmental remediation reserves related to continuing operations.

Litigation and Other Contingencies

We are a party to legal proceedings involving intellectual property, tort, contract, antitrust, employee benefit, environmental, government investigations and other litigation, claims and legal proceedings. We routinely assess the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, accruals for such contingencies are recorded to the extent that we conclude their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, we accrue the low end of the range. In addition, we accrue for legal costs expected to be incurred with a loss contingency.

Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, we consider many factors. These factors include, but are not limited to, past experience, scientific and other evidence, interpretation of relevant laws or regulations and the specifics and status of each matter. If the assessment of the various factors changes, the estimates may change and could result in the recording of an accrual or a change in a previously recorded accrual. Predicting the outcome of claims and litigation and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals. The estimate for environmental liabilities is a critical accounting estimate for Unallocated and Other.

Income Taxes

As a multinational corporation, we are subject to taxation in many jurisdictions, and the calculation of our tax liabilities involves dealing with inherent uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. We assess the income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities at enacted rates. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The consolidated financial statements include increases in valuation allowances as a result of uncertainty regarding our ability to realize deferred tax assets in the future.

Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates. Changes in existing tax laws, regulations, rates and future operating results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are also subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Although we believe the measurement of liabilities for uncertain tax positions is reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals. If we ultimately determine that the payment of these liabilities will be unnecessary, the liability is reversed and a tax benefit is recognized during the period in which it is determined the liability no longer applies. Conversely, additional tax charges are recorded in a period in which it is determined that a recorded tax liability is less than the ultimate assessment is expected to be. If additional taxes are assessed as a result of an audit or litigation, it could have a material effect on our income tax provision and net income in the period or periods for which that determination is made. The estimate for income taxes is a critical accounting estimate for Unallocated and Other.

Impairment of Long-Lived Assets

Impairment tests of long-lived assets, including finite-lived intangible assets, are made when conditions indicate the carrying value may not be recoverable under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than its carrying value. Our estimate of the cash flows is based on information available at that time including these and other factors: sales forecasts, customer trends, operating rates, raw material and energy prices and other global economic indicators and factors. If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate determined by us to be commensurate with the risk inherent in the business model. These estimates are critical because changes to our assumptions used in the development of the impairment analyses can materially affect earnings in a given period and we must forecast cash flows into the future which is highly uncertain and requires a significant degree of judgment. The estimate for impairment of long-lived assets is a critical accounting estimate for all reportable segments.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually during the fourth quarter under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS No. 142”). However, as required by SFAS No. 142, impairment analyses are performed more frequently if changes in circumstances indicate the carrying value may not be recoverable during the intervening period between annual impairment tests. We perform the review for impairment at the reporting unit level. The impairment assessment is completed by determining the fair values of the reporting units using income and market multiple approaches and comparing those fair values to the carrying values of the reporting units. If the fair value of a reporting unit is less than its carrying value, we then allocate the fair value of the reporting unit to all the assets and liabilities of that reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for this differential. This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced at the time the impairment assessment is made. These assumptions include but are not limited to earnings and cash flow projections, discount rate and peer company comparability. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates. The estimate for impairment of goodwill and indefinite-lived intangible assets is a critical accounting estimate for all reportable segments.

Our fourth quarter review concluded that there was no goodwill impairment as of December 31, 2008. However, as is noted elsewhere, demand across the global construction, automotive and industrial markets declined sharply in the fourth quarter of 2008 due to a rapid deterioration in the macro-economic environment (see “— General Business Overview — Outlook” for a discussion of our current operating premise for 2009). Should economic conditions continue to deteriorate such that our estimates of future cash flows for each reporting unit are materially impacted and/or our market capitalization were to decline significantly, we would view these events as requiring us to test for impairment on an interim basis. Impairment charges, if any, may be material to our results of operations.

Pension and Other Postretirement Benefits

Under the provisions of SFAS No. 87, Employers’ Accounting for Pensions (“SFAS No. 87”), and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”), measurement of the obligations under the defined benefit pension plans and the other postemployment benefit (“OPEB”) plans are subject to several significant estimates. These estimates include the rate of return on plan assets, the rate at which the future obligations are discounted to value the liability and health care cost trend rates. Additionally, the cost of providing benefits depends on demographic assumptions including retirements, mortality, turnover and plan participation. We typically use actuaries to assist us in preparing these calculations and determining these assumptions. Our annual measurement date is December 31 for both the pension and OPEB plans.

The expected long-term rate of return on pension plan assets assumption was 8.5% in 2008 and 8.75% in 2007. The expected long-term rate of return on pension plan assets assumption is based on the target asset allocation policy and the expected future rates of return on these assets. A hypothetical 25 basis point change in the assumed long-term rate of return would result in a change of approximately $2 million to pension expense.

The discount rates used to remeasure the pension plans were 6.25% at December 31, 2008, 5.75% at February 29, 2008 and 6% at December 31, 2007, and the discount rate to remeasure the other postretirement benefit plans were 6.25% at December 31, 2008, 5.5% at February 29, 2008 and 5.75% at December 31, 2007. We establish our discount rate based upon the internal rate of return for a portfolio of high quality bonds with maturities consistent with the nature and timing of future cash flows for each specific plan. A hypothetical 25 basis point change in the discount rate for our pension plans results in a change of approximately $12 million in the projected benefit obligation and no change in pension expense. A hypothetical 25 basis point change in the discount rate for our OPEB plans results in a change of approximately $3 million in the accumulated benefit obligation and no impact to OPEB expense.

We estimated the five-year assumed trend rate for healthcare costs in 2008 to be 9% with the ultimate trend rate for healthcare costs grading by 0.5% each year to 5% by 2016 and remaining at that level thereafter. A 1% change in the assumed health care cost trend rate would have changed the postretirement benefit obligation by $2 million as of December 31, 2008 and would have no impact to OPEB expense in 2008. Our costs for postretirement medical benefits are capped for many current retirees and active employees; therefore, the impact of this hypothetical change in the assumed health care cost trend rate is limited.

Results of Operations — Six Months Ended June 30, 2009 and Combined Six Months Ended June 30, 2008

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Net Sales	$749	$1,094	$(345)	(31)%

Operating Income:
Reportable Segment Profit	$185	$154	$31	20%
Unallocated and Other	(44)	(12)	(32)	(267)%
Less: Depreciation and Amortization	(51)	(47)
Less: Other (Income) Loss and Net Income Attributable to Noncontrolling Interest included in Segment Profit and Unallocated and Other	3	(9)

Operating Income	$93	$86	$7	8%

Net Charges included in Operating Income	$(1)	$(68)

The decrease in net sales as compared to the six months ended June 30, 2008 resulted from decreased sales volumes of $362 million or 33% and the effect of unfavorable exchange rate fluctuations of $35 million or 3%, partially offset by higher selling prices of $52 million or 5%. Lower sales volumes were realized by all of our reporting segments due to continued weakness in demand across the global construction, automotive and industrial markets related to the deterioration in the macro-economic environment which began in the fourth quarter of 2008. The unfavorable currency impact was driven most notably by the increased strength of the U.S. dollar versus the Euro, in comparison to the prior year, due to our strong market positions in Europe by the Saflex and Technical Specialties reporting segments. Higher selling prices were experienced across all reporting segments, primarily in our Technical Specialties reporting segment, due to price increases initiated in the second quarter 2008 that have generally been retained in 2009 due to generally favorable supply/demand structure in certain specialty chemical markets.

The increase in operating income as compared to the six months ended June 30, 2008 resulted from lower net charges as further described below in the Summary of Events Affecting Comparability section, lower raw material and energy costs of approximately $29 million, effective implementation of cost containment initiatives, including those described in “— General Business Overview — Outlook,” which resulted in better plant performance and lower selling, general and administrative expenses, partially offset by lower net sales, as described above, lower fixed cost absorption, and higher depreciation and amortization due to fresh-start accounting.

Saflex

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Net Sales	$293	$413	$(120)	(29)%

Segment Profit	$54	$35	$19	54%

Net Charges included in Segment Profit	$(9)	$(37)

The decrease in net sales as compared to the six months ended June 30, 2008 was a result of lower sales volumes of $101 million or 24% and unfavorable currency exchange rate fluctuations of $20 million or 5%, partially offset by higher average selling prices of $1 million. Lower sales volumes were due to the continued weakness in demand across the global construction and automotive markets as described above, predominantly in Europe, partially offset by higher volumes in the solar energy market related to our introduction of SAFLEX® plastic interlayers for the thin-film photovoltaic market in 2008. The unfavorable exchange rate fluctuations occurred primarily as a result of the strengthening of the U.S. dollar in relation to the Euro in comparison to the comparable period in 2008.

The increase in segment profit in comparison to the six months ended June 30, 2008 resulted from lower net charges, lower raw material costs of $14 million, effective implementation of cost containment initiatives, which resulted in better plant performance and lower selling, general and administrative expenses, substantially offset by lower net sales as described above and lower fixed cost absorption. Segment profit in the six months ended June 30, 2009 included (i) $11 million of charges related to the general corporate restructuring, (ii) a $7 million gain related to the reduction in the 2008 annual incentive plan and (iii) $5 million of charges related to the announced cessation of production of SAFLEX® plastic interlayer at our Trenton Facility. Segment profit in the comparable period in 2008 included charges of $36 million resulting primarily from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting and $1 million of severance and retraining costs.

CPFilms

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Net Sales	$88	$133	$(45)	(34)%

Segment Profit	$13	$28	$(15)	(54)%

Net Charges included in Segment Profit	$(3)	$(10)

The decrease in net sales as compared to the six months ended June 30, 2008 resulted primarily from lower sales volumes of $45 million or 34%, and, to a lesser extent, unfavorable currency exchange rate fluctuations of $3 million or 2%, partially offset by higher average selling prices of $3 million or 2%. The decrease in sales volumes were experienced across all global markets due to the severe global economic downturn and its effect on the automotive, residential housing, and commercial construction markets, but was more pronounced in Russia due to credit issues with our major distributor in the region.

The decrease in segment results in comparison to the six months ended June 30, 2008 resulted primarily from decreased net sales as described above, and lower fixed cost absorption, partially offset by effective implementation of cost containment initiatives, which resulted in lower selling, general and administrative expenses, and lower raw material costs of $2 million, partially offset by lower net charges. Segment profit in the six months ended June 30, 2009 included charges of $3 million related to the general corporate restructuring while segment profit in the comparable period in 2008 included a charge of $10 million resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting.

Technical Specialties

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Net Sales	$357	$527	$(170)	(32)%

Segment Profit	$118	$91	$27	30%

Net Charges included in Segment Profit	$14	$(26)

The decrease in net sales as compared to the six months ended June 30, 2008 resulted from lower sales volumes of $206 million or 39% and unfavorable currency exchange rate fluctuations of $12 million or 2%, partially offset by higher average selling prices of $48 million or 9%. The lower sales volumes have been experienced by all products within Technical Specialties due to the severe global economic downturn but this decrease, on a rate of decline basis, was more pronounced with our SANTOFLEX® antidegradants, SANTOCURE® and PERKACIT® primary accelerators and other rubber chemicals products. The unfavorable exchange rate fluctuations occurred primarily as a result of the strengthening U.S. dollar in relation to the Euro in comparison to the comparable period in 2008. Higher average selling prices were experienced primarily within CRYSTEX® insoluble sulphur, SANTOFLEX® antidegradants and THERMINOL® heat transfer fluids. The increase in selling prices is related to our global price increases initiated in the second quarter 2008 that have generally been retained in 2009 due to the generally favorable supply/demand profile in certain specialty chemical markets.

The increase in segment profit in comparison to the six months ended June 30, 2008 resulted primarily from higher selling prices, higher net gains, favorable exchange rate fluctuations, effective implementation of cost containment initiatives, including those described in “— General Business Overview — Outlook,” which resulted in better plant performance and lower selling, general and administrative expenses and lower raw material costs of $12 million, partially offset by lower sales volumes and lower fixed cost absorption. The favorable exchange rate fluctuation on segment profit is due to a higher percentage of our operating costs transacted in Euros than net sales in the same currency. Segment profit in the six months ended June 30, 2009 included (i) a $12 million gain related to the reduction in the 2008 annual incentive plan, (ii) a $3 million net gain related to the closure of the Ruabon Facility and (iii) a $1 million charge related to the general corporate restructuring. Segment profit in the comparable period in 2008 included a charge of $20 million resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting and $6 million of charges related to the closure of the Ruabon Facility.

Unallocated and Other

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Components of Unallocated and Other
Other Operations Segment Profit (Loss)	$(4)	$4
Corporate Expenses	(23)	(20)
Share-Based Compensation Expense	(9)	(3)
Other Unallocated Income (Expense), net	(8)	7
Unallocated and Other results	$(44)	$(12)	$(32)	(267)%

Net Gains (Charges) included in Unallocated and Other	$(3)	$9

Unallocated and Other results decreased as compared to the six months ended June 30, 2008 due to lower net gains, losses on foreign currency exposure, higher charges for environmental remediation projects, higher share-based compensation expense, lower interest income and lower segment profit from other operations. Included in the results of Unallocated and Other in the six months ended June 30, 2009 is (i) a charge of $7 million related to the general corporate restructuring with $5 million recorded in corporate expenses and $2 million recorded in other operations segment loss and (ii) a $4 million gain related to the reduction in the 2008 annual incentive plan. In the comparable period in 2008, we recorded (i) a $3 million gain in corporate expenses related to joint settlements with Monsanto of legacy insurance policies with insolvent insurance carriers, (ii) a $3 million gain resulting from a surplus land sale recorded in other operations segment profit; (iii) a $4 million gain resulting from the settlement of emergence related incentive accruals recorded in other unallocated income; and (iv) a $1 million charge resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting recorded in other operations segment profit.

After consideration of the aforementioned items in 2009 and 2008, corporate expenses decreased $1 million primarily due to lower discretionary expenses, particularly on items described further in the Outlook section above. Share-based compensation expense increased $6 million due to higher share-based compensation expense on management incentive and director stock compensation plans adopted upon our emergence from bankruptcy. Other unallocated income (expense), net decreased by $11 million primarily due to losses on foreign currency exposure, higher charges for environmental remediation projects and lower interest income. The higher charges for environmental remediation projects is primarily related to increased legal spending on remediation projects in Anniston, Alabama as we seek recovery from other parties. After consideration of the aforementioned items recorded in 2009 and 2008, other operations segment loss decreased by $4 million as compared to the comparable period in 2008 due to the severe global economic downturn.

Interest Expense

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Interest Expense	$67	$86	$(19)	(22)%

Charges included in Interest Expense	$8	$—

The decrease in interest expense as compared to the six months ended June 30, 2008 resulted principally from lower debt outstanding with lower interest rates in the six months ended June 30, 2009 than in 2008 and mark-to-market gains related to interest rate swap agreements in 2009 after the discontinuance of hedge accounting in the first quarter 2009, partially offset by higher charges. As described above in the “Results of Operations — Second Quarter 2009 Compared with Second Quarter 2008” section, we repaid the Bridge late in the third quarter 2008 which had an interest rate of 15.5%. This resulted in lower debt outstanding during the six months ended June 30, 2009 and allowed our weighted average interest rate to decrease from 9.6% at June 30, 2008 to 7.3% at June 30, 2009. In February 2009, we discontinued hedge accounting on our interest rate swap agreements related to our Term Loan Facility. The mark-to-market gain on interest rate swap agreements in the six months ended June 30, 2009 was $4 million. As interest rates fluctuate, mark-to-market gains or losses, which do not affect cash flow, will be recognized in interest expense. These gains or losses may create volatility in our Consolidated Statement of Operations.

Interest expense in the six months ended June 30, 2009 includes charges of $8 million to write-off unamortized debt issuance costs and debt discount related to the repayment of the German term loan.

Reorganization Items, net

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Reorganization Items, net	$—	$1,433	$(1,433)	N.M.

Reorganization items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain, or loss that are realized or incurred by us because we were in reorganization under Chapter 11 of the U.S. Bankruptcy Code. We did not record any charges in reorganization items in the six months ended June 30, 2009 due to our emergence from Chapter 11 on February 28, 2008.

Income Tax Expense

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Income Tax Expense	$3	$214	$(211)	N.M.

Our tax expense or benefit is affected by the mix of income and losses in the tax jurisdictions in which we operate. We recorded income tax expense for the six months ended June 30, 2009 of $3 million related to earnings in ex-U.S. tax jurisdictions of $11 million combined with an increase in unrecognized tax benefits of $2 million, partially offset by the recognition of a previously unrecognized tax benefit of $10 million. The income tax expense recorded for the six months ended June 30, 2008 was primarily attributable to emergence and the effect of adopting fresh-start accounting, which accounted for $202 million of the total. The remaining $12 million of income tax expense for the six months ended June 30, 2008 was related to income on continuing operations outside the U.S.

As a result of the issuance of new common stock upon emergence from bankruptcy, we realized a change of ownership for purposes of Section 382 of the Internal Revenue Code. We do not currently expect this change to significantly limit our ability to utilize our NOL carryforward or other tax benefits. If, in the future, we were to experience another change of ownership for purposes of Section 382, the utilization of our NOL carryforward and other tax benefits could be significantly limited.

As described in Note 17 — Subsequent Events — to the accompanying consolidated financial statements, as of and for the periods ended June 30, 2009 and 2008, we adopted a Rights Plan which is intended to avoid another Section 382 “ownership change” and thereby preserve our ability to utilize our NOL carryforward and other tax benefits. While the Rights Plan is intended to prevent another Section 382 ownership change, there can be no assurance that such an ownership change will not occur.

Discontinued Operations

	Successor	Combined
	Six Months	Six Months		%
	Ended June 30,	Ended June 30,	Increase	Increase
(dollars in millions)	2009	2008	(Decrease)	(Decrease)

Integrated Nylon business	$(170)	$180
Other	1	—

Income (Loss) from Discontinued Operations, net of tax	$(169)	$180	$(349)	(194)%

Reorganization items included in income (loss) from discontinued operations	$—	$212

Income (Loss) from discontinued operations consists of the results of our Integrated Nylon and other previously divested businesses.

As described in Note 3 — Discontinued Operations — to the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008, we sold our Integrated Nylon business on June 1, 2009 and recorded a loss on the sale in the six months ended June 30, 2009 of $76 million.

In addition to the loss on the sale of Integrated Nylon, the results of Integrated Nylon decreased as compared to the six months ended June 30, 2008 due to a $31 million charge, net of tax, to write down the carrying value of long-lived assets to zero, the implementation of fresh-start accounting as a result of our emergence from bankruptcy, lower sales volumes, lower selling prices and lower asset utilization, partially offset by lower raw material costs. The reorganization items included in the results of Integrated Nylon included primarily the elimination of the LIFO reserve of $204 million and the step-up in basis of the inventory of $7 million.

Summary of Events Affecting Comparability

Charges and gains recorded in the six months ended June 30, 2009 and 2008 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):

2009 Events

			Technical	Unallocated/
Increase/(Decrease)	Saflex	CPFilms	Specialties	Other	Consolidated

Impact on:
Cost of goods sold	$(2)	$—	$(3)	$(1)	(6)(a)
	2	1	—	1	4(b)
	5	—	—	—	5(c)
	—	—	(3)	—	(3)(d)
Selling, general and administrative expenses	(4)	—	(9)	(3)	(16)(a)
	8	2	1	6	17(b)
Research, development and other operating expenses	(1)	—	—	—	(1)(a)
	1	—	—	—	1(b)

Operating Income Impact	(9)	(3)	14	(3)	(1)
Interest expense	—	—	—	(8)	(8)(e)

Pre-tax Income Statement Impact	$(9)	$(3)	$14	$(11)	(9)
Income tax impact					(2)(f)

After-tax Income Statement Impact					$(7)

(a)	Gain related to the reduction in the 2008 annual incentive plan ($23 million pre-tax and $20 million after-tax).
(b)	Severance and retraining costs related to the general corporate restructuring ($21 million pre-tax and $17 million after-tax).
(c)	Charges related to the announced closure of the SAFLEX® plastic interlayer production line at the Trenton Facility ($5 million pre-tax and after-tax).
(d)	Net gains related to the announced closure of the Ruabon Facility ($3 million pre-tax and $2 million after-tax).
(e)	Charges related to the repayment of the German term loan to write-off unamortized debt issuance costs and debt discount ($8 million pre-tax and $6 million after-tax).
(f)	Income tax expense has been provided on gains and charges at the tax rate in the jurisdiction in which they have been or will be realized.

2008 Events

			Technical	Unallocated/
Increase/(Decrease)	Saflex	CPFilms	Specialties	Other	Consolidated

Impact on:
Cost of goods sold	$36	$10	$20	$1	67(a)
	—	—	6	—	6(b)
	—	—	—	(3)	(3)(c)
	1	—	—	—	1(d)
Research, development and other operating expenses	—	—	—	(3)	(3)(e)

Operating Income Impact	(37)	(10)	(26)	5	(68)
Other income (loss), net	—	—	—	4	4(f)
Reorganization Items, net	—	—	—	1,433	1,433(g)

Pre-tax Income Statement Impact	$(37)	$(10)	$(26)	$1,442	$1,369
Income tax impact					187(h)

After-tax Income Statement Impact					$1,182

(a)	Charges resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting ($67 million pre-tax and $52 million after-tax).
(b)	Charges related to the announced closure of the Ruabon Facility ($6 million pre-tax and after-tax).
(c)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers ($3 million pre-tax and after-tax).
(d)	Restructuring costs related principally to severance and retraining costs ($1 million pre-tax and after-tax).
(e)	Gain resulting from a surplus land sale ($3 million pre-tax and after-tax).
(f)	Gain resulting from the settlement of emergence related incentive accruals ($4 million pre-tax and after-tax).
(g)	Reorganization items, net consist of the following: $104 million charge on the settlement of liabilities subject to compromise, $1,589 million gain from fresh-start accounting adjustments, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings ($1,433 million pre-tax and $1,231 million after-tax).
(h)	Income tax expense has been provided on gains and charges at the tax rate in the jurisdiction in which they have been or will be realized.

Results of Operations — Combined Twelve Months Ended December 31, 2008 and Twelve Months Ended December 31, 2007 and 2006

Consolidated Solutia

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Net Sales	$2,110	$1,643	$1,064	$467	$579	28%	54%

Operating Income:
Reportable Segment Profit	$328	$263	$179	$65	$84	25%	47%
Unallocated and Other	(42)	(27)	(22)	(15)	(5)	(55)%	(23)%
Less: Depreciation and Amortization	(100)	(59)	(46)
Less: Equity Earnings from Affiliates, Other Income, Loss on Debt Modification and Net Income Attributable to Noncontrolling Interests included in Segment Profit and Unallocated and Other	(22)	(36)	(42)

Operating Income	$164	$141	$69	$23	$72	16%	104%

Net Gains (Charges) included in Operating Income	$(100)	$(41)	$7

The increase in 2008 net sales as compared to 2007 resulted from our acquisition of Akzo Nobel’s 50% interest in the Flexsys joint venture, which was completed on May 1, 2007 (the “Flexsys Acquisition”), increased selling prices and the effect of favorable currency exchange rate fluctuations, partially offset by lower sales volumes. Prior to our acquisition on May 1, 2007, the results of Flexsys were accounted for using the equity method and recorded as Equity Earnings from Affiliates on the Consolidated Statement of Operations. Net sales increased $281 million or 17% in 2008 as a result of the Flexsys Acquisition. The remaining $186 million or 11% increase in net sales was a result of higher average selling prices of $164 million or 10% and favorable currency exchange rate fluctuations of $53 million or 3%, partially offset by lower sales volumes of $31 million or 2%. Higher average selling prices were experienced across all reporting segments in response to an escalating raw material profile and, with respect to Technical Specialties and Saflex, in conjunction with generally favorable supply/demand profile in these markets. The favorable currency benefit was driven most notably by the continued weakening of the U.S. dollar versus the Euro, in comparison to the prior year. Other currency movements against the U.S. dollar also benefited our net sales, however, given the strong market positions in Europe within Saflex and Technical Specialties, movements in the Euro versus the U.S. dollar had the most significant impact on our revenues. The lower sales volumes were experienced most notably in our Technical Specialties reporting segments, partially offset by increased volumes in Saflex. The decline in Technical Specialties is due to the shutdown of our product lines at our Ruabon Facility and significant demand decline within the tire industry during the fourth quarter 2008. The volumes in Saflex increased due to continued growing international demand.

Our net sales for 2007 as compared to 2006 increased due to the Flexsys Acquisition, higher sales volumes, higher average selling prices and favorable exchange rate fluctuations. The 2007 effect of the Flexsys Acquisition was an increase in net sales of $469 million or 44%. The remaining $110 million or 10% increase in net sales was a result of higher sales volumes of $49 million or 4%, favorable exchange rate fluctuations of $40 million or 4% and higher average selling prices of $21 million or 2%. The higher sales volumes were experienced in all our reporting segments, given the growing global demand for these products. The favorable currency benefit was driven most notably by the continued weakening of the U.S. dollar versus the Euro, in comparison to the prior year. Other currency movements against the U.S. dollar also benefited our net sales, however, given the strong market positions in Europe within Saflex and Technical Specialties, movements in the Euro versus the U.S. dollar had the most significant impact on our revenues.

The 2008 increase in operating income as compared to 2007 resulted from the Flexsys Acquisition, increased net sales and higher asset utilization and lower manufacturing costs in our Saflex and Technical Specialties reporting segments, partially offset by higher raw material and energy costs of approximately $105 million, higher charges of $59 million, increased amortization related to intangible assets as a result of fresh-start accounting of $23 million and increased share-based compensation expense of $11 million. As indicated in the preceding table, operating results were affected by various charges which are described in greater detail under “Results of Operations — Combined Twelve Months Ended December 31, 2008 and Twelve Months Ended December 31, 2007 and 2006.” The raw material increases were most impactful within the Technical Specialties and Saflex reporting segments, with the most significant increase experienced in sulfur cost. The increases in raw materials are primarily driven by continued tight supply of these materials, as well as the substantial increases in average oil prices during the year when compared with the prior year.

Operating income improved by $72 million in 2007 as compared to 2006 due to the Flexsys Acquisition, increases in net sales by the other businesses and improved asset utilization, partially offset by higher charges and higher raw material costs of $12 million. As indicated in the preceding table, operating results for each year were affected by various gains (charges) which are described in greater detail under “Results of Operations — Combined Twelve Months Ended December 31, 2008 and Twelve Months Ended December 31, 2007 and 2006.”

Saflex

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Net Sales	$822	$727	$663	$95	$64	13%	10%

Segment Profit	$94	$111	$106	$(17)	$5	(15)%	5%

Net Charges included in Segment Profit	$(47)	$(2)	$(3)

The increase in 2008 net sales as compared to 2007 was a result of higher average selling prices of $38 million or 5%, higher sales volumes of $25 million or 4%, and favorable currency exchange rate fluctuations of $32 million or 4%. The increase in selling prices is related to our global price increase on SAFLEX® plastic interlayer, Polyvinyl Butyral resin and plasticizer in response to higher raw material costs and favorable supply/demand profile. Higher sales volumes were experienced in targeted growth markets of Europe and Asia Pacific, as sales volumes into the domestic market were lower than the prior year. The increased sales in Asia Pacific were a result of the continued expanding demand for laminated glass in that market, which was partially supported by our plant in Suzhou, China which opened in the third quarter 2007. The favorable currency exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro in comparison to 2007.

The increase in 2007 net sales compared to 2006 resulted from higher selling prices of $4 million or approximately 1%, favorable currency exchange rate fluctuations of $32 million or 5% and increased sales volumes of $28 million or approximately 4%. The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The decrease in 2008 segment profit in comparison to 2007 resulted primarily from the $36 million charge in 2008 associated with the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting. In addition to the inventory step-up, segment profit included charges of $10 million related to the announced cessation of production at our Trenton Facility and $1 million for other severance and retraining costs. Offsetting these charges was overall improvement in segment profit due to increased net sales as described above, improved asset utilization, lower manufacturing costs and a flat cost profile for selling, general and administrative expenses. The segment experienced approximately $31 million of higher raw material costs in comparison to the prior year, which was recovered through increased selling prices.

The improvement in 2007 segment profit in comparison to 2006 resulted primarily from higher net sales as partially offset by higher raw material and manufacturing costs. The higher manufacturing costs were a result of start up expenses for new assets at the Santo Toribio, Mexico and Suzhou, China manufacturing plants and increased shipping and warehousing costs driven by increased sales volumes. In addition, segment profit in 2007 was negatively impacted by charges of $2 million of severance and retraining costs. Segment profit in 2006 included $3 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

CPFilms

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Net Sales	$236	$234	$214	$2	$20	1%	9%

Segment Profit	$42	$58	$50	$(16)	$8	(28)%	16%

Net Charges included in Segment Profit	$(13)	$—	$(1)

The increase in 2008 net sales compared to 2007 resulted from higher selling prices of $7 million or 3%, partially offset by decreased sales volumes of $5 million or 2%. Higher average selling prices and lower volumes were experienced in LLUMAR® and VISTA® professional film products. The lower volumes were primarily experienced in the domestic market throughout 2008 and in the fourth quarter 2008 across all markets in conjunction with the severe global economic downturn.

The increase in 2007 net sales compared to 2006 resulted from higher selling prices of $5 million or approximately 2%, favorable currency exchange rate fluctuations of $3 million or 1% and increased sales volumes of $12 million or approximately 6%. Higher volumes and higher average selling prices were experienced in LLUMAR® and VISTA® professional film products. The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The decrease in segment results in comparison to 2007 resulted primarily from the $10 million charge in 2008 associated with the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting and an impairment of an indefinite-lived intangible asset of $3 million. In accordance with SFAS No. 142, the impairment charge was based upon fair value estimates of trademarks through the use of a discounted cash flow model. In addition, segment profit was impacted by higher manufacturing, raw material and energy costs and increased investment in sales and marketing infrastructure and in market development programs globally. We believe continued investment in the sales and marketing infrastructure for this segment will expand the overall global window film market along with our participation.

The improvement in 2007 segment profit in comparison to 2006 resulted from higher net sales and lower manufacturing costs partially offset by higher raw material and marketing costs. Higher marketing costs are predominantly related to branding initiatives associated with certain growth markets, particularly Asia-Pacific. Segment profit in 2006 included $1 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

Technical Specialties

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Net Sales	$1,015	$646	$146	$369	$500	57%	342%

Segment Profit	$192	$94	$23	$98	$71	104%	309%

Net Charges included in Segment Profit	$(43)	$(30)	$—

The increase in net sales as compared to 2007 resulted primarily from the Flexsys Acquisition. Prior to our acquisition on May 1, 2007, the results of Flexsys were accounted for using the equity method and were not recorded within the Technical Specialties reportable segment. The Flexsys Acquisition resulted in an increase in net sales of $281 million or 43%. The remaining increase in net sales of $88 million or 14% was a result of higher average selling prices of $119 million or 19% and favorable currency exchange rate fluctuations of $19 million or 3%, partially offset by lower sales volumes of $50 million or 8%. Higher average selling prices were experienced primarily in CRYSTEX® insoluble sulphur, SANTOFLEX® antidegradants and THERMINOL® heat transfer fluids. The higher average selling prices are in response to higher raw material costs across all products within Technical Specialties in addition to a favorable supply/demand profile in certain specialty chemical markets. The lower sales volumes were primarily experienced in the fourth quarter 2008 in conjunction with the severe global economic downturn and the closure of our product lines at our Ruabon Facility. The economic downturn primarily impacted CRYSTEX® insoluble sulphur, partially offset by increased volumes in THERMINOL® heat transfer fluids. The favorable currency exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro in comparison to the same period in 2007.

The increase in 2007 net sales as compared to 2006 resulted primarily from the Flexsys Acquisition. The Flexsys Acquisition resulted in an increase in net sales of $469 million or 321%. The remaining $31 million or 21% increase in net sales was a result of higher sales volumes of $16 million or 11%, favorable currency exchange rate fluctuations of $3 million or 2%, and higher average selling prices of $12 million or 8%. Higher volumes and higher average selling prices were experienced predominantly within THERMINOL® heat transfer fluids. The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The increase in segment profit in comparison to 2007 resulted primarily from the Flexsys Acquisition, increased net sales as described above and improved manufacturing costs, partially offset by increased raw material costs, higher charges and unfavorable currency exchange rate fluctuations. The increased selling prices more than offset the increase of $48 million in raw material costs primarily related to sulphur. Improved manufacturing cost was a result of controlled spending. The unfavorable currency exchange rate fluctuation is a result of a significant portion of Technical Specialties manufacturing capacity being located in Europe and the weakening of the U.S. Dollar versus the Euro. The higher charges include a $20 million charge in 2008 associated with the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting. In addition to the inventory step-up, segment profit included charges related to the announced closure of the Ruabon Facility, which resulted in charges of $25 million. As noted below, certain fixed asset groups in our rubber chemical business were impaired in 2007. During 2008, capital expenditures were made which the expected cash flows related to these asset groups could not support resulting in an impairment charge of $3 million. The charges were partially offset by a $5 million gain related to the termination of a natural gas purchase contract associated with the same facility. Segment profit in 2007 was negatively impacted by charges of $25 million for impairments of certain fixed asset groups of acquired Flexsys products in the Technical Specialties operating segment, $2 million of severance and retraining costs and $3 million of charges resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting.

The improvement in 2007 segment profit in comparison to 2006 resulted primarily from the Flexsys Acquisition as described above and higher net sales partially offset by higher raw material costs.

Unallocated and Other

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Unallocated and Other results	$(42)	$(27)	$(22)	$(15)	$(5)	(55)%	(23)%

Gains (Charges) included in Unallocated and Other	$10	$5	$(1)

Unallocated and other results decreased in comparison to 2007 due to lower equity earnings from affiliates, higher corporate expenses, lower gains from adjustments to the LIFO reserve, lower interest income and decreased profit from our other operations, partially offset by higher gains on foreign currency and higher net gains. With respect to net gains, in 2008, we recorded (i) a $6 million gain resulting from surplus land sales; (ii) a gain of $3 million related to joint settlements with Monsanto of legacy insurance policies with insolvent insurance carriers; (iii) a $7 million gain resulted from the settlement of emergence related incentive and professional fee accruals; (iv) a $3 million charge resulting from general corporate restructuring involving headcount reductions; (v) a $2 million charge resulting from the relocation of our plastic products business from our manufacturing facility in Ghent, Belgium to Oradea, Romania; and (vi) a $1 million charge resulting from the step-up in basis of our inventory in accordance with fresh-start accounting. In 2007, we recorded (i) a gain on a litigation matter of $21 million; (ii) a charge of $7 million recorded to write-off debt issuance costs and to record the DIP credit facility as modified at its fair value as of the amendment date; (iii) a $5 million net pension plan settlement charges; and (iv) a $4 million restructuring charge due to the termination of a third-party agreement at one of our facilities. Corporate expenses increased $5 million primarily due to share-based compensation expense on management incentive and director stock compensation plans adopted upon our emergence from bankruptcy and higher legal costs, partially offset by lower incentive compensation expense, lower environmental charges and lower functional expense. Share-based compensation expense in 2007 was zero. The decrease in equity earnings from affiliates of $12 million is a result of the Flexsys Acquisition completed on May 1, 2007. Other income, net increased by $6 million due to gains on foreign currency, partially offset by lower interest income. The decrease in our results from other operations is due to other costs associated with the relocation of our plastic products business.

Unallocated and other results for 2007 decreased in comparison to 2006 due to lower equity earnings from affiliates, partially offset by lower corporate expenses, higher gains from adjustments to the LIFO reserve, higher net gains and higher interest income. The decrease in equity earnings from affiliates of $25 million is a result of the Flexsys Acquisition including $4 million of net charges related to restructuring and asset impairment charges, partially offset by a non-operational gain. Corporate expenses decreased $9 million primarily related to lower Integrated Nylon costs retained by continuing operations. The increase in other income, net related to higher interest income of $2 million due to higher cash balances on hand during 2007. Included in 2006 net charges was (i) a $20 million gain that resulted from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably; (ii) a $9 million environmental charge that was precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that resulted in the cessation of operations at that site; (iii) a charge of $8 million recorded to write-off debt issuance costs and to record the DIP credit facility as modified at its fair value as of the amendment date; and (iv) a $4 million charge related to Flexsys as described above.

Interest Expense

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Interest Expense	$162	$134	$100	$28	$34	21%	34%

Charges included in Interest Expense	$(1)	$(8)	$(4)

The increase in interest expense in 2008 in comparison to 2007 resulted principally from higher debt outstanding with higher interest rates in 2008 than in 2007. Average debt outstanding increased $513 million or 47% to fund the Flexsys Acquisition, as only a portion of debt utilized to acquire Flexsys was incurred prior to the end of the first quarter of 2007, and our emergence from Chapter 11 on the Effective Date. Included in our debt to fund our emergence from Chapter 11 is the Bridge, which was subsequently repaid late in the third quarter of 2008. The higher interest rates are a result of a changed interest rate profile of our debt structure due to the replacement of the DIP credit facility with the Financing Agreements. The 2008 results include a $1 million charge related to the repayment of the Bridge compared to an $8 million interest expense charge related to claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court.

The increase in 2007 interest expense compared to 2006 resulted principally from higher debt outstanding in 2007 than in 2006, partially offset by lower interest rates. Average debt outstanding increased 56%, of which 20% was associated with the Flexsys acquisition. The remainder of the increase was used to fund primarily pension funding requirements and the ongoing reorganization process. The decline in the average interest rate between years is due to the January 2007 amendment to the DIP credit facility and the July 2006 refinancing of the Euronotes. The 2006 results included a $3 million charge related to our Euronotes refinancing and a $1 million charge related to the amendment of the DIP credit facility.

Reorganization Items, net

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Reorganization Items, net	$1,433	$(298)	$(71)	1,731	(227)	N.M.	N.M.

Reorganization items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain, or loss that are realized or incurred by us because we were in reorganization under Chapter 11 of the U.S. Bankruptcy Code. Reorganization items incurred in 2008 included a $104 million charge on the settlement of liabilities subject to compromise, $1,589 million gain from fresh-start accounting adjustments, which excludes the gain allocated to discontinued operations of $212 million, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings. The increase in reorganization items, net as compared to 2007 is due to the aforementioned effects of settling the liabilities subject to compromise and adopting fresh-start accounting.

The $227 million increase in reorganization items, net as compared to 2006 resulted principally from charges associated with the settlement of various energy-sourcing agreements with one supplier for $140 million, and charges of $65 million and $34 million to increase the estimated settlement value on the Monsanto claim and 11.25% Notes due 2009, respectively, as partially offset by gains on settlements associated with the Company’s corporate headquarters lease along with various vender contracts.

Income Tax Expense

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Income Tax Expense	$227	$17	$18	$(210)	$(1)	N.M.	(6)%

Increase (Decrease) Valuation Allowance included in Income Tax Expense	$(250)	$82	$35

Our income tax expense is affected by the mix of income and losses in the tax jurisdictions in which we operate. The income tax expense on continuing operations was $227 million in 2008 compared to $17 million in 2007. $202 million of the total in 2008 income tax expense was attributable to emergence and the effect of our adoption of fresh-start accounting, the remaining amount in 2008 and the amount in 2007 is almost entirely attributable to continuing operations outside the U.S., and represents an effective tax rate on operations outside the U.S. of 56% in 2008 and 49% in 2007. The effective rate in both years is impacted by increases in the contingency reserves related to uncertain tax positions.

Our effective income tax expense was $17 million in 2007 compared to $18 million in 2006. The amount in both years is almost entirely attributable to continuing operations outside the U.S., and represents an effective tax rate on operations outside the U.S. of 49% in 2007 and 48% in 2006. The effective rate in both years is impacted by increases in the contingency reserves related to uncertain tax positions.

As a result of the issuance of new common stock upon emergence from bankruptcy, we realized a change of ownership for purposes of Section 382 of the Internal Revenue Code. We do not currently expect this change to significantly limit our ability to utilize our NOL in the carryforward period, which we estimated to be approximately $1.2 billion on the date of emergence and approximately $1.4 billion at December 31, 2008.

Discontinued Operations

				$		%
				Increase		Increase
	Combined	Predecessor	Predecessor	(Decrease)		(Decrease)
				2008 vs.	2007 vs.	2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006	2007	2006

Integrated Nylon business	$(445)	$50	$22
Dequest business	—	19	—
Pharmaceutical services business	—	—	58
Other	1	(5)	—

Income (Loss) from Discontinued Operations, net of tax	$(444)	$64	$80	$(508)	$(16)	N.M.	(20)%

Reorganization items included in income from discontinued operations	$212	$—	$—

Income from discontinued operations consists of the results of our Integrated Nylon, Dequest and pharmaceutical services businesses.

The decrease in the results of Integrated Nylon as compared to 2007 was due to the impairment of long-lived assets of $461 million, higher raw material costs of approximately $346 million, lower sales volumes, higher manufacturing and logistic costs, higher charges, lower asset utilization, partially offset by the implementation of fresh-start accounting as a result of our emergence from bankruptcy and higher average selling prices. The increase in results of Integrated Nylon as compared to 2006 was due to higher average selling prices, higher sales volumes, higher gains, improved plant performance and decreased selling, general and administrative costs, partially offset by higher raw material and energy costs of $60 million.

Included in the results of discontinued operations in 2007 was a gain on the sale of the Dequest business of $34 million, partially offset by income taxes of $15 million. Included in the results of discontinued operations in 2006 was a gain on the sale of the pharmaceutical services business of $49 million as well as a tax gain of $5 million. The tax gain resulted from the reversal of a valuation allowance established as a result of the merger of CarboGen and AMCIS subsidiaries of the pharmaceutical services business into one legal entity.

Summary of Events Affecting Comparability

Charges and gains recorded in 2008, 2007 and 2006 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):

2008 Events

			Technical	Unallocated/
Increase/(Decrease)	Saflex	CPFilms	Specialties	Other	Consolidated

Impact on:
Cost of goods sold	$36	$10	$20	$1	$67(a)
	—	—	25	—	25(b)
	10	—	—	—	10(c)
	—	—	(5)	—	(5)(d)
	—	—	—	(3)	(3)(e)
	—	—	3	—	3(f)
	1	—	—	2	3(g)
Selling, general and administrative expenses	—	—	—	3	3(g)
	—	3	—	—	3(h)
Research, development and other operating expenses	—	—	—	(6)	(6)(i)

Operating Income Impact	(47)	(13)	(43)	3	(100)
Interest expense	—	—	—	(1)	(1)(j)
Other income, net	—	—	—	7	7(k)
Reorganization Items, net	—	—	—	1,433	1,433(l)

Pre-tax Income Statement Impact	$(47)	$(13)	$(43)	$1,442	1,339
Income tax impact					185(m)

After-tax Income Statement Impact					$1,154

(a)	Charges resulting from the step-up in basis of our inventory in accordance with fresh-start accounting ($67 million pre-tax and $52 million after-tax).
(b)	Charges related to the announced closure of the Ruabon Facility ($25 million pre-tax and after-tax).
(c)	Impairment and charges related to the announced closure of the SAFLEX® plastic interlayer production line at the Trenton Facility ($10 million pre-tax and after-tax).
(d)	Gain related to the termination of a natural gas purchase contract related to the announced closure of the Ruabon Facility ($5 million pre-tax and after-tax).
(e)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers ($3 million pre-tax and after-tax).
(f)	Impairment of fixed assets in the Rubber Chemicals business ($3 million pre-tax and $2 million after-tax).
(g)	Restructuring costs related principally to severance and retraining costs ($6 million pre-tax and after-tax).
(h)	Write-down of indefinite-lived intangible assets in accordance with SFAS No. 142 ($3 million pre-tax and $2 million after-tax).
(i)	Gain resulting from surplus land sales ($6 million pre-tax and after-tax).
(j)	Unamortized debt issuance costs associated with the repayment of the Bridge ($1 million pre-tax and after-tax).
(k)	Gain resulting from the settlement of emergence related incentive and professional fees accruals ($7 million pre-tax and after-tax).
(l)	Reorganization items, net consist of the following: $104 million charge on the settlement of liabilities subject to compromise, $1,589 million gain from fresh-start accounting adjustments, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings ($1,433 million pre-tax and $1,231 million after-tax).
(m)	Income tax expense has been provided on gains and charges at the tax rate in the jurisdiction in which they have been or will be realized.

2007 Events

			Technical	Unallocated/
Increase/(Decrease)	Saflex	CPFilms	Specialties	Other	Consolidated

Impact on:
Cost of goods sold	$—	$—	$25	$—	$25(a)
	—	—	—	4	4(b)
	—	—	3	—	3(c)
	—	—	—	3	3(d)
	1	—	1	—	2(e)
Selling, general and administrative expenses	—	—	—	2	2(d)
	1	—	1	—	2(e)

Operating Income Impact	(2)	—	(30)	(9)	(41)
Interest expense	—	(2)	—	(6)	(8)(f)
Other income, net	—	—	—	21	21(g)
Loss on debt modification	—	—	—	(7)	(7)(h)
Reorganization Items, net	—	—	—	(298)	(298)(i)

Pre-tax Income Statement Impact	$(2)	$(2)	$(30)	$(299)	(333)
Income tax impact					(7)(j)

After-tax Income Statement Impact					$(326)

(a)	Impairment of fixed assets in the Rubber Chemicals business ($25 million pre-tax and $20 million after-tax).
(b)	Restructuring charge resulting from the termination of a third-party agreement in the third quarter at one of our facilities ($4 million pre-tax and $3 million after-tax).
(c)	Charge resulting from the step-up in basis of Rubber Chemicals’ inventory in accordance with purchase accounting in the second quarter ($3 million pre-tax and after-tax).
(d)	Net pension plan settlements, as more fully described in Note 12 — Pension Plans and Other Postretirement Benefits — to the accompanying consolidated financial statements ($5 million pre-tax and after-tax — see note (j) below).
(e)	Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).
(f)	Charge resulting from recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court ($8 million pre-tax and after-tax — see note (j) below).
(g)	Settlement gain, net of legal expenses in the second quarter ($21 million pre-tax and after-tax — see note (j) below).
(h)	We recorded a charge of approximately $7 million (pre-tax and after-tax — see note (j) below) in the first quarter to record the write-off of debt issuance costs and to record the DIP facility as modified at its fair value as of the amendment date.
(i)	Reorganization items, net consist of the following: a $224 million net charge from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; $67 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $9 million of expense provisions for (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain realized from claim settlements ($298 million pre-tax and after-tax — see note (j) below).
(j)	With the exception of items (a), (b), (c) and (e) above, which relate to operations not in reorganization, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

2006 Events

			Technical	Unallocated/
Increase/(Decrease)	Saflex	CPFilms	Specialties	Other	Consolidated

Impact on:
Cost of goods sold	$—	$—	$—	$9	$9(a)
	—	—	—	(20)	(20)(b)
	1	—	—	—	1(c)
Selling, general and administrative expenses	2	1	—	—	3(c)

Operating Income Impact	(3)	(1)	—	11	7
Interest expense	—	—	—	(1)	(1)(d)
	—	—	—	(3)	(3)(e)
Equity income from affiliates	—	—	—	(4)	(4)(f)
Loss on debt modification	—	—	—	(8)	(8)(d)
Reorganization Items, net	(1)	—	(2)	(68)	(71)(g)

Pre-tax Income Statement Impact	$(4)	$(1)	$(2)	$(73)	(80)
Income tax impact					(5)(h)

After-tax Income Statement Impact					$(75)

(a)	Environmental charge in the first quarter 2006 precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that will likely result in the cessation of operations at that site ($9 million pre-tax and $6 million after-tax).
(b)	Gain resulting from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably in the second quarter 2006 ($20 million pre-tax and after-tax — see note (h) below).
(c)	Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).
(d)	We recorded a charge of approximately $8 million (pre-tax and after-tax — see note (h) below) to record the write-off of debt issuance costs and to record the DIP credit facility as modified at its fair value. In addition, $1 million (pre-tax and after-tax — see note (h) below) of unamortized debt issuance costs associated with the DIP credit facility were written off at the time of modification in March 2006.
(e)	We refinanced our Euronotes in July 2006 and recorded early extinguishment costs at the time of refinancing ($3 million pre-tax and $2 million after-tax).
(f)	Net charges at Flexsys, our 50% owned joint venture, included charges for restructuring and asset impairments of $5 million, partially offset by a non-operational gain of $1 million related to the reversal of a litigation reserve ($4 million pre-tax and after-tax — see note (h) below).
(g)	Reorganization items, net consist of the following: $58 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $11 million of other reorganization charges primarily involving costs incurred with exiting certain non-strategic businesses; $4 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims ($71 million pre-tax and after-tax — see note (h) below).
(h)	With the exception of items (a), (c) and (e) above, which primarily relate to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

Environmental Matters

See “Business — Environmental Matters.”

Pension and Other Postretirement Benefit Matters

Employee benefits include noncontributory defined benefit pension plans and OPEB that provide certain health care and life insurance benefits.

Under the provisions of SFAS No. 87 and SFAS No. 106, measurement of the obligations under the defined benefit pension plans and the OPEB plans are subject to a number of assumptions. These include the rate of return on pension plan assets, health care cost trend rates and the rate at which the future obligations are discounted to value the liability at December 31st of each year presented in the Consolidated Statement of Financial Position.

During our Chapter 11 case, we amended our U.S. qualified pension plan in 2004 and 2005 to cease future benefit accruals for union and non-union participants, respectively, in these plans which eliminated service costs for benefits earned as a pension benefit cost. Furthermore, we amended our U.S. postretirement plan in accordance with the Plan for retiree participants and established a VEBA retiree trust at the Effective Date. The postretirement plan amendment, which became effective on the Effective Date, reduces the eligible charges covered by the postretirement plan and establishes a lifetime maximum benefit. The VEBA retiree trust, as funded by proceeds from the sale of new common stock and a contribution of the retirees’ allowed unsecured claim, effectuates defeasance of a substantial amount of the remaining healthcare and other benefits liabilities assumed by us at the Solutia Spinoff.

Pension (income) expense in accordance with SFAS No. 87 was $(2) million in 2008, $6 million in 2007 and $18 million in 2006 and expense for OPEB was $11 million in 2008, $17 million in 2007 and $30 million in 2006. In addition, we recorded charges resulting from pension plan settlements in 2008 and 2007 of $1 million and $5 million, respectively, while we did not record any charges in 2006 (as more fully described in Note 12 — Pension Plans and Other Postretirement Benefits — to the accompanying consolidated financial statements).

Pension Plan Funded Status

The majority of our employees are covered under noncontributory defined benefit pension plans. The pension plans are funded in accordance with our long-range projections of the plan’s financial conditions. These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets and income tax and other regulations. The amount of pension plan underfunding in the pension plans increased to $391 million as of December 31, 2008 from $180 million as of December 31, 2007, primarily due to a decline in plan asset values resulting from significant losses in equity markets globally.

In preparation for the sale of our Integrated Nylon business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan. The Nylon Pension Plan covers all active employees of the Integrated Nylon business. In accordance with the terms of the sale agreement, the Nylon Pension Plan was assumed by the Buyer at the completion of the sale.

As a result of the division of the U.S. Plan into three plans, we were required to perform a funding analysis in accordance with the Pension Protection Act of 2006 (“PPA”). The result of this analysis is the Solutia Pension Plan will be prohibited by the PPA from paying out lump sum benefits, until such time as the plan assets rise above the 60% funding level for up to half a lump sum or above the 80% funding level for a full lump sum. For participants in the Solutia Union Pension Plan, the lump sum restrictions in the PPA do not apply until January 1, 2010.

We actively manage funding of our domestic qualified pension plan in order to meet the requirements of the IRS and the Pension Benefits Guarantee Corporation (a U.S. federal agency). We contributed $46 million and $105 million in 2008 and 2007, respectively, to the qualified pension plan in accordance with IRS funding rules. In addition, we contributed $8 million in 2008, $35 million in 2007 and $6 million in 2006 respectively, to fund our foreign pension plans.

According to current IRS funding rules, we will make contributions to our Solutia and Solutia Union Pension Plans of approximately $26 million in 2009. Approximately $10 million of these required contributions were made in the six months ended June 30, 2009. We also expect to fund approximately $10 million in pension contributions to our foreign pension plans in 2009, of which $3 million was contributed in the six months ended June 30, 2009. Actual contributions to the plans may differ as a result of a variety of factors, including future changes in actuarial assumptions, legislative changes to pension funding laws, market conditions and whether we choose to contribute our common stock rather than cash to the plans.

Derivative Financial Instruments

Our business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, we enter into various hedging transactions that enable us to alleviate the adverse effects of financial market risk. Our approved policies and procedures do not permit the purchase or holding of any derivative financial instruments for trading purposes. We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments, but we do not expect any counterparties to fail to meet their obligations. Note 10 — Derivative and Risk Management — to the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008 and Note 3 — Significant Accounting Policies — and Note 11 — Financial Instruments and Risk Management — to the accompanying consolidated financial statements as of and for the periods ended December 31, 2008, 2007 and 2006 and include further discussion of our accounting policies for derivative financial instruments.

Foreign Currency Exchange Rate Risk

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. We use foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. We primarily use forward exchange contracts and purchase options with maturities of less than 18 months to hedge these risks. We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. Corporate policy prescribes the range of allowable hedging activity and what hedging instruments we are permitted to use. Because the counterparties to these contracts are major international financing institutions, credit risk arising from these contracts is not significant, and we do not anticipate any counterparty losses. Currency restrictions are not expected to have a significant effect on our cash flows, liquidity or capital resources. Major currencies affecting our business are the U.S. dollar, British pound sterling, Euro, Canadian dollar, Swiss franc, Brazilian real, Malaysian ringgit, Chinese yuan and the Japanese yen.

At December 31, 2008, we have currency forward contracts to purchase and sell $642 million of currencies, principally the Euro, British pound sterling, U.S. dollar, Swiss franc and Japanese Yen, with average remaining maturities of four months. Included in the currency forward contracts at December 31, 2008 are contracts to purchase and sell $341 million of currencies which were executed to in-substance defease contracts with the same financial institutions. Based on our overall currency rate exposure at December 31, 2008, including derivatives and other foreign currency sensitive instruments, a 10% adverse change in quoted foreign currency rates of these instruments would result in a change in fair value of these instruments of $14 million.

Interest Rate Risk

Interest rate risk is primarily related to changes in interest expense from floating rate debt. In order to limit our exposure to changes in interest expense from floating rate debt, we have entered into interest rate cap and swap agreements during 2008 related to our Term Loan Facility.

During the Successor period, our floating rate debt consisted of our ABL Facility and Term Loan Facility. In order to limit our exposure to changes in interest expense from floating rate debt, we entered into interest rate cap and swap agreements related to the Term Loan Facility. The interest rate cap agreements have a notional amount of $900 million and a strike rate of 4.25% on 1-month LIBOR that are effective from September 2008 through April 2010. The interest rate swap agreements have declining total notional amounts of $800 million to $150 million and are effective from April 2010 through February 2014. While the Term Loan Facility was outstanding during the year, a hypothetical increase of 1% in the 1-month LIBOR would have increased interest expense during the Successor period by $1 million. The effect on our interest expense is minimal due to our interest rate cap and our LIBOR floor of 3.50% in accordance with our Term Loan Facility. An analysis of the impact of a hypothetical increase in interest rates in relation to our ABL Facility has not been performed since the interest expense on the ABL Facility has been allocated to discontinued operations.

Commodity Price Risk

Certain raw materials and energy resources used by us are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. We use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases.

Forward and option contracts were used by us during 2008; however, we did not have any commodity forward contracts at December 31, 2008.

Restructuring Activities

During 2008, we announced the planned exit of the Ruabon Facility within the Technical Specialties segment. We recorded $20 million of restructuring costs in Cost of Goods Sold which consisted of: (i) severance costs of $7 million, contract termination costs related to the shutdown of the product lines of $10 million and other restructuring costs of $3 million. In addition, we announced the exit of our production line at the Trenton Facility. We recorded $10 million of restructuring costs in Cost of Goods Sold which consisted of: (i) severance costs of $2 million and (ii) impairment of the related manufacturing assets of $8 million. In addition, we completed a general corporate restructuring involving headcount reduction. We incurred charges of $3 million related to severance and recorded this amount in Selling, General and Administrative Expenses.

During 2007, we recorded a restructuring charge of $4 million resulting from the termination of a third-party agreement at one of our facilities. In addition, we recorded $4 million of severance and retraining costs in 2007 with $2 million recorded in Cost of Goods Sold and $2 million in Selling, General and Administrative expenses involving headcount reductions within the Saflex and Technical Specialties segments. Further, we recorded $10 million to the restructuring reserve as an adjustment to the purchase price allocation related to the acquisition of Flexsys (as further described in Note 4 — Acquisitions and Discontinued Operations — to the accompanying consolidated financial statements as of and for the periods ended December 31, 2008, 2007 and 2006). The costs included in this restructuring reserve consist of costs to exit administrative offices in Akron, Ohio and Brussels, Belgium, severance and retraining costs, and relocation costs of employees moving to our corporate headquarters. Also as a result of the acquisition of Flexsys, we assumed Flexsys’ $2 million restructuring reserve at May 1, 2007. Cash outlays associated with the restructuring actions were funded from operations.

During 2006, we recorded $2 million of asset write-downs and $3 million of future contractual payments related to the termination of a third party manufacturing agreement. These costs were all recorded within Reorganization Items, net in Unallocated and Other Operations. In addition, we recorded $7 million of severance and retraining costs in 2006 with $3 million recorded in Reorganization Items, net and $3 million in Selling, General and Administrative expenses and $1 million in Cost of Goods Sold involving headcount reductions within the Saflex and CPFilms segments. Cash outlays associated with the restructuring actions were funded from operations.

Financial Condition and Liquidity

As of June 30, 2009, our total liquidity was $211 million, which was comprised of $83 million in cash and cash equivalents and $128 million in availability under our ABL Facility. Our ABL Facility is limited to the lesser of the amount of the borrowing base (as defined, but generally calculated as a percentage of allowable inventory and trade receivables) or $400 million. As of June 30, 2009, our borrowing base was $172 million with availability reduced by required letters of credit of $44 million. There were no borrowings outstanding at June 30, 2009.

As discussed in Note 3 — Discontinued Operations — to the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008, we completed our divestiture of the Integrated Nylon business, which included the sale of related inventory and trade receivables, in the second quarter of 2009. Although one effect of this transaction was a reduction of our ABL Facility borrowing base, this negative impact on liquidity was partially offset by the proceeds of the divestiture and the release of $25 million in required letters of credit. The remaining liquidity shortfall was more than offset upon the completion of our sale of 24.7 million shares of common stock whereby $119 million of net proceeds were received, with $74 million used to repay our German term loan and the remainder used to repay amounts outstanding under our ABL Facility, and for general corporate purposes.

We continue to have a significant focus on maximizing our cash flow and liquidity. To this end, certain actions identified previously under “— General Business Overview — Outlook” are expected to maintain or enhance our liquidity. For the remainder of 2009, our anticipated use of cash includes fulfillment of our financial, pension, environmental, restructuring and tax obligations, in addition to certain capital expenditures necessary to satisfy our maintenance and safety requirements. Capital expenditure use of cash is estimated to range between $40 million and $50 million for the twelve months ended 2009. To the extent required to fund certain seasonal demands of our operations, an additional use of cash may be to fund working capital although management has instituted significant monitoring procedures and, as a result, expects this use of cash to be minimal. Other sources of liquidity may include additional lines of credit, financing other assets, customer receivables and/or asset sales, all of which are allowable, with certain limitations, under our existing credit agreements.

In summary, we expect that our cash on hand, coupled with future cash flows from operations and other sources of liquidity, including proceeds from this offering and our ABL Facility, will provide sufficient liquidity to allow us to meet our projected cash requirements. However, common with other companies with similar exposure to global economic and financial events, one or more financial institutions may cease to be able to fulfill their funding obligations and we may not be able to access substitute capital. Also, we may experience a decline in the demand for our products, which could impact our ability to generate cash from operations.

Debt Covenants

Our Term Loan Facility and ABL Facility (“Financing Agreements”) include a number of customary covenants and events of default, including the maintenance of certain financial covenants that restrict our ability to, among other things, incur additional debt; make certain investments; pay dividends, repurchase stock, sell certain assets or merge with or into other companies; enter into new lines of business; make capital expenditures; and prepay, redeem or exchange our debt. The financial covenants for all measurement periods for the year ended December 31, 2009 are (i) Leverage Ratio: limitation of maximum leverage ratio comprised of gross debt to trailing twelve-month continuing operations Adjusted EBITDA or earnings from continuing operations before interest, income taxes, depreciation and amortization, reorganization items, non-cash share-based compensation expense and unusual gains and charges (as that term is defined in the Financing Agreements); (ii) Fixed Charge Ratio: maintenance of a minimum fixed charge coverage ratio comprised of trailing twelve-month (“TTM”) continuing operations Adjusted EBITDA, as reduced by TTM continuing operations capital expenditures, to Fixed Charges (as defined in the Financing Agreements, as the sum of cash interest expense, net, TTM cash income taxes and annualized debt amortization under our Term Loan Facility) ratio; and iii) Maximum Capital Expenditures. Below is a summary of our actual performance under these financial covenants as of June 30, 2009 along with a summary of the contractually agreed to financial covenants for each of the two remaining measurement periods in 2009.

	June 30, 2009		September 30, 2009	December 31, 2009
	Actual	Covenant	Covenant	Covenant

Maximum Leverage Ratio	3.49	4.50	4.25(1)	4.25(1)
Minimum Fixed Charge Ratio	1.78	1.15	1.15	1.15
Maximum Capital Expenditures	N/A	N/A	N/A	$252

(1)	On October 1, 2009, we obtained lender approval for amendments to each of our Financing Agreements pursuant to which the Maximum Leverage Ratio under our Term Loan Facility for these periods is expected to be increased to 4.50. The effectiveness of these amendments is subject to customary closing conditions. See “Description of Other Indebtedness — The Senior Secured Credit Facilities” for more information.

As the above table indicates, the Leverage Ratio covenant reduces to 4.25 by the end of the third quarter 2009 and the Fixed Charge Ratio covenant remains consistent throughout 2009 at 1.15. We are projecting a reduction in our TTM Adjusted EBITDA (as that term is defined in the Financing Agreements) in the third quarter of 2009 due primarily to lower year over year sales volumes. This expectation in actual results, combined with the scheduled reduction in the Leverage Ratio covenant noted above, will result in reduced cushion in actual performance versus the required covenants for the third quarter of 2009.

Cash Flows — Continuing Operations

Our cash flows from continuing operations attributable to operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, are summarized in the following table:

	Combined	Predecessor		Successor	Combined
	Twelve			Six	Six
	Months	Year	Year	Months	Months
	Ended	Ended	Ended	Ended	Ended
Cash Flow Summary — continuing operations	December 31,	December 31,	December 31,	June 30,	June 30,
(dollars in millions)	2008	2007	2006	2009	2008

Cash provided by (used in) operating activities before reorganization items	$139	$(38)	$(140)	$89	$34
Cash used in reorganization activities	(380)	(80)	(65)	—	(375)

Cash used in operating activities	(241)	(118)	(205)	89	(341)
Cash used in investing activities	(50)	(218)	(66)	(23)	6
Cash provided by financing activities	353	279	275	(95)	339

Net change in cash for period attributable to continuing operations	$62	$(57)	$4	$(29)	$4

Operating activities: Cash provided by operating activities was $89 million for the first six months of 2009, a $430 million increase as compared to the $341 million used in operations for the comparable period in 2008. The increase is primarily attributable to a lack of reorganization activities in 2009 which required a cash usage of $375 million in 2008, primarily to facilitate our emergence from bankruptcy. Cash provided by operating activities before reorganization items increased $55 million as compared to the $34 million provided by operations for the comparable period in 2008. This increase was due to higher operating income in spite of lower sales, lower payments on interest expense, taxes, environmental remediation liabilities and our postretirement obligations, lower working capital requirements as partially offset by higher cash payments on restructuring activities. Furthermore, the first six months of 2008 includes cash payments on our annual incentive plan which was significantly reduced for the comparable period in 2009. Required contributions to our U.S. pension plans, which can fluctuate based upon minimum funding requirements, decreased $11 million in 2009 and payments on our U.S. other postretirement obligations were $9 million lower in 2009. The lower payments on other postretirement obligations was due to reimbursement to us by a fund established at our emergence from bankruptcy restricted to pay certain liabilities assumed by us upon our spinoff from Pharmacia (“Legacy Liabilities”) in addition to lower cash requirements on other postretirement obligations which are not included within the definition of Legacy Liabilities. The reduction in other postretirement obligation payments is expected to continue indefinitely as the balance remaining in this restricted fund at June 30, 2009, attributable to pre-spin other post retirement obligations, is $169 million, which effectively defeases the corresponding Legacy Liability. We will, however, continue to remain liable for payments on other postretirement obligations which are not included within the definition of Legacy Liabilities.

Cash used in operating activities was $241 million in 2008, a $123 million increase from the $118 million used in 2007. The increase is attributable to higher cash used in reorganization activities of $300 million, primarily due to cash outflows required to facilitate our emergence from bankruptcy, as partially offset by improvement of $177 million in cash provided by operating activities before reorganization items. The improvement in cash provided by operating activities before reorganization items is primarily due to higher earnings, after adjusting for noncash items, and lower payments on our pension and other postretirement obligations, partially offset by higher tax payments as driven by higher ex-US earnings. Required contributions to our pension plans, which can fluctuate based upon minimum funding requirements, decreased $86 million in 2008 and payments on other postretirement obligations were reduced $15 million via reimbursement by a fund established at our emergence from bankruptcy restricted to pay certain Legacy Liabilities. The reduction in other postretirement obligation payments is expected to continue indefinitely as the balance remaining in this restricted fund at December 31, 2008, attributable to pre-spin other post retirement obligations, is $173 million, which effectively defeases the corresponding Legacy Liability. We will, however, continue to remain liable for payments on other postretirement obligations which are not included within the definition of Legacy Liabilities.

Cash used in operating activities was $118 million in 2007, an $87 million improvement from the $205 million used in 2006. Cash used in operating activities before reorganization items improved $102 million in 2007 due to higher earnings after adjusting for noncash items, lower funding requirements required by our domestic pension plan as partially offset by higher working capital balances.

Investing activities: Cash used in investing activities was $23 million for the first six months of 2009, a $29 million increase as compared to $6 million provided by investing activities for the comparable period in 2008. In the second quarter of 2008, we sold our corporate headquarters building which provided $43 million of cash. For the first six months in 2009, the majority of growth related capital projects were ceased in reaction to the global economic slowdown first experienced by us in the fourth quarter of 2008, which resulted in a reduction of $17 million in property, plant and equipment purchases for the first six months of 2009 as compared to the comparable period in 2008.

Cash used in investing activities decreased $168 million in 2008 compared to the prior year due to the receipt of $43 million in 2008 from the sale of our corporate headquarters coupled with acquisition payments in 2007 of $127 million. The acquisition payments in 2007 are primarily attributable to the payment of $115 million for the Flexsys Acquisition, $7 million to purchase certain assets of Acquired Technology, Inc., a window film components business, and $4 million to purchase a specialty rubber chemicals business from Chemetall GmbH. Capital spending remained flat at $99 million as higher spending on growth initiatives was offset by lower spending on maintenance projects. Specific growth projects in 2008 include the completion of a third SAFLEX® plastic interlayer line at our Ghent, Belgium plant; expansion of our PVB resin manufacturing operations at our Springfield, Massachusetts plant; and construction of a new CPFilms coating and lamination line at our Martinsville, Virginia plant. Spending on maintenance and safety initiatives for 2008 and 2007 were $32 million and $42 million, respectively.

Cash used in investing activities increased $152 million in 2007 compared to 2006 due to an increase in acquisition activity and higher capital spending on growth projects. In 2007, as noted above, we acquired the remaining 50% stake in our Flexsys joint venture, a window films components business and a specialty chemicals business from Chemetall GmbH. In 2006, we acquired the remaining 51% stake in our plastic interlayer plant located in Santo Toribio to support the growing global demand of our SAFLEX® products. Capital spending increased $44 million in 2007 as compared to 2006 due to higher spending on growth and maintenance projects. In 2007, construction of a new SAFLEX® plastic interlayer plant in China, which was initiated in the prior year, was completed and construction of a third SAFLEX® plastic interlayer line at our Ghent, Belgium plant and the construction toward a new CPFilms coating and lamination line at our Martinsville, Virginia plant commenced. Further, investments in cost reduction projects increased modestly. Spending on maintenance and safety initiatives was $21 million in 2006.

Financing activities: Cash used in financing activities was $95 million for the first six months in 2009, compared with $339 million of cash provided by financing activities in 2008. During the first six months of 2009 we used $119 million in cash provided by the sale of common stock, along with proceeds received on the sale of our Integrated Nylon business and cash provided by operations, to fully repay our ABL Facility along with $6 million on our Term Loan Facility. On February 28, 2008, as more fully described in Note 1 — Background — to the accompanying consolidated financial statements, we emerged from bankruptcy. This event required a complete recapitalization of our debt and equity structure and, after repayment of all debt obligations outstanding at that time, resulted in net proceeds of $351 million. Of this amount, $250 million was used to establish certain funds restricted for future payments related to Legacy Liabilities and the remainder was used to pay certain secured and administrative claims and to provide additional liquidity for operations.

Cash provided by financing activities was $353 million in 2008, compared with $279 million in 2007. In 2008, as more fully described above, we emerged from bankruptcy which required a complete recapitalization of our debt and equity structure and, after repayment of all debt obligations outstanding at that time, resulted in net proceeds of $351 million. Subsequent to our emergence from bankruptcy, we completed a sale and leaseback on our corporate headquarters and two common stock offerings comprised of 22,307,692 shares of common stock at $13 per share and 10,714,284 shares of common stock at $14 per share, respectively (the “Offerings”). Proceeds from the sale of our corporate headquarters were used to repay $19 million in debt outstanding on the building. Net proceeds of $422 million from the Offerings were used to repay our $400 million senior secured bridge facility, which was issued at emergence, and to provide additional liquidity for operations.

Cash provided by financing activities was $279 million in 2007, compared with $275 million in 2006. In January 2007, cash proceeds of $325 million, resulting from an upsizing of our DIP credit facility, were partially used to fund the Flexsys Acquisition and to provide additional liquidity for operations. Proceeds from the sale of our water treatment phosphonates business of $53 million were subsequently used to pay down this facility.

Working Capital — Continuing Operations

Working capital used for continuing operations is summarized as follows:

	Successor	Predecessor		Successor	Successor
Working Capital — continuing operations	December 31,	December 31,	Increase	June 30,	December 31,	Increase
(dollars in millions)	2008	2007	(Decrease)	2009	2008	(Decrease)

Cash and cash equivalents	$32	$173		$83	$32
Trade receivables, net	227	293		232	227
Inventories	341	268		284	341
Other current assets	195	157		153	195

Total current assets	795	$891		$752	$795

Accounts payable	$170	$180		$136	$170
Accrued liabilities	259	239		218	259
Short-term debt, including current maturities of long-term debt	37	982		21	37

Total current liabilities	$466	$1,401		$375	$466

Working Capital	$329	$(510)	$839	$377	$329	$48

Six months ended June 30, 2009

Our working capital used for continuing operations increased $48 million primarily as a result of higher cash and lower short-term debt reflecting our 2009 focus on preserving and enhancing our liquidity position. Our other working capital requirements decreased modestly predominantly due to continued strict management of required balances and a $23 million reduction in the 2008 annual incentive plan liability.

Combined twelve months ended December 31, 2008

Our working capital used for continuing operations increased $839 million primarily as a result of our emergence from bankruptcy. Prior to the Effective Date, our DIP credit facility, which had a balance of $951 million at December 31, 2007, was classified as short-term debt. Concurrent with our emergence from bankruptcy, we restructured our debt such that our Term Loan Facility and ABL Facility are classified as long-term and our short-term debt is comprised solely of current maturities of long-term debt of $12 million and $25 million in other lines of credit. The increase in working capital attributable to this restructuring of $945 million was partially offset by lower cash of $141 million. Prior to the Effective Date, our ability to apply excess cash against our various revolving credit facilities was limited. Our current revolving credit facilities include no such restriction which allows us to more efficiently manage our cash to an appropriate working balance. Excluding cash and short-term debt, our working capital increased $34 million which is primarily attributable to the elimination of our LIFO inventory reserve of $35 million in accordance with the adoption of fresh-start accounting upon our emergence from bankruptcy.

From time to time, beginning with the month subsequent to our emergence from bankruptcy, we sell trade receivables without recourse to third parties. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities as amended by SFAS No. 156, Accounting for Servicing of Financial Assets an Amendment of FASB Statement No. 140, trade receivables were removed from our Consolidated Statement of Financial Position and reflected as cash provided by operating activities in the Consolidated Statement of Cash Flows at the time of sale to the third party. Uncollected trade receivables sold under these arrangements and removed from the Consolidated Statement of Financial Position were $6 million and $20 million at June 30, 2009 and December 31, 2008, respectively. The average monthly amounts of trade receivables sold were $11 million for the six months ended June 30, 2009. Discounts (losses) on sales of trade receivables were less than $1 million. These losses primarily represented the costs of funds and were included as a reduction in operating income.

Cash Flows — Discontinued Operations

	Combined	Predecessor		Successor	Combined
	Twelve	Twelve	Twelve	Six	Six
Cash Flow Summary — discontinuing	Months Ended	Months Ended	Months Ended	Months	Months
operations	December 31,	December 31,	December 31,	Ended	Ended
(dollars in millions)	2008	2007	2006	June 30, 2009	June 30, 2008

Cash provided by (used in) operating activities	$(152)	$67	$21	$59	$(96)
Cash provided by (used in) investing activities	(51)	13	18	21	(34)

Net change in cash for period attributable to discontinued operations	$(203)	$80	$39	$80	$(130)

Six months ended June 30, 2009

On March 31, 2009, we entered into a definitive agreement to sell our Integrated Nylon business for $50 million in cash, subject to adjustment for changes in working capital, a 2% equity stake in the new company and $4 million in deferred cash, which subsequently closed on June 1, 2009. Throughout 2009, including the period from the point we entered into the sale agreement and up to the date the sale closed, we aggressively worked to monetize the working capital balances historically required by this business, which resulted in cash provided by operating activities for discontinued operations of $59 million as compared to cash used in operating activities of $96 million for the six months ended June 30, 2008; an increase of $155 million. Because the working capital balances of the business at close were less than anticipated, a working capital adjustment of $20 million was offset against the sales price resulting in our receipt of $30 million of gross proceeds. Cash provided by investing activities increased $55 million in the six months ended June 30, 2009 as compared to the comparable period in 2008, in part, due to the receipt of these funds as offset by $4 million in costs to sell this business. A reduction in cash used for capital expenditures accounts for the remaining increase in cash provided by investing activities.

Over the course of the third and fourth quarters of 2009, the payment of retained liabilities associated with certain pre-divestiture restructuring activities, compensation agreements, transition services and settlement of the final working capital adjustment with the buyer of our Integrated Nylon business, could total up to a net of $25 million. It is unlikely a resolution of the Lyondell proceedings discussed in Note 3 — Significant Accounting Policies — to the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008 will be completed in 2009 due to the inherent complexities of bankruptcy proceedings.

Combined twelve months ended December 31, 2008

Cash used in operating activities for discontinued operations increased $219 million due to lower earnings from our Integrated Nylon business, as discussed in “Results of Operations — Combined Twelve Months Ended December 31, 2008 and Twelve Months Ended December 31, 2007 and 2006 — Discontinued Operations,” and restructuring payments associated with the idling of certain manufacturing lines as partially offset by a decrease in working capital balances. Cash provided by investing activities decreased $64 million due to the sale of our water treatment phosphonates business, DEQUEST®, and sales of surplus land adjacent to our Integrated Nylon plants for $56 million and $10 million, respectively.

Pension Contributions

We sponsor several defined benefit pension plans whereby we made cash contributions of $54 million and $140 million to the plans during 2008 and 2007, respectively. According to current IRS funding rules, we will make contributions to our Solutia and Solutia Union Pension Plans of approximately $26 million in 2009. Approximately $10 million of these required contributions were made in the six months ended June 30, 2009. We also expect to fund approximately $10 million in pension contributions to our foreign pension plans in 2009, of which $3 million was contributed in the six months ended June 30, 2009. Actual contributions to the plans may differ as a result of a variety of factors, including future changes in actuarial assumptions, legislative changes to pension funding laws, market conditions and whether we choose to contribute our common stock rather than cash to the plans.

Off-Balance Sheet Arrangements

See Note 9 — Commitments and Contingencies — to the accompanying consolidated financial statements as of the for the periods ended June 30, 2009 and 2008 and Note 16 — Commitments and Contingencies — to the accompanying consolidated financial statement as of and for the periods ended December 31, 2008, 2007 and 2006 for a summary of off-balance sheet arrangements.

Commitments

Our current subsidiaries CPFilms Inc., Flexsys America L.P., Flexsys America Co., Monchem International, Inc., Solutia Business Enterprises Inc., Solutia Inter-America, Inc., Solutia Overseas, Inc., Solutia Systems, Inc., S E Investment LLC and future subsidiaries as defined by the Financing Agreements, subject to certain exceptions (the “Guarantors”) are guarantors of our obligations under the Financing Agreements. The Financing Agreements and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets.

See Note 9 — Commitments and Contingencies — to the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008 and Note 16 — Commitments and Contingencies — to the accompanying consolidated financial statement as of and for the periods ended December 31, 2008, 2007 and 2006 for a summary of commitments and contingencies.

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2008.

	Obligations Due by Period (Dollars in Millions)
						2014 and
Contractual Obligations	Total	2009	2010	2011	2012-2013	thereafter

Short-Term Debt	$25	$25	—	—	—	—
Long-Term Debt, including current portion	1,371	12	12	12	207	1,128
Interest Payments Related to Long-Term Debt	529	106	104	103	200	16
Operating Leases	59	12	10	7	12	18
Unconditional Purchase Obligations	216	94	45	45	12	20
Standby Letters of Credit(a)	85	84	—	—	1	—
Postretirement Obligations(b)	469	47	110	90	185	37
Environmental Remediation(c)	309	30	33	37	57	152
Uncertain Tax Positions(d)	3	3	—	—	—	—

Total Contractual Obligations	$3,066	$413	$314	$294	$674	$1,371

(a)	Standby letters of credit contractually expiring in 2009 are generally anticipated to be renewed or extended by extensions with existing standby letters of credit providers.

(b)	Represents estimated future minimum funding requirements for funded pension plans and other postretirement plans and estimated future benefit payments for unfunded pension and other postretirement plans.
(c)	The future obligations do not include $28 million available for reimbursement in the special purpose entity established with proceeds of stock issued by us on the Effective Date.
(d)	In addition to the $3 million reported in the 2009 column and classified as a current liability, we have $47 million recorded in Other Liabilities on the Consolidated Statement of Financial Position for which it is not reasonably possible to predict when it may be paid.

Recently Issued Accounting Standards

See Note 2 — Recently Issued and Adopted Accounting Standards — to the accompanying consolidated financial statements as of and for the periods ended June 30, 2009 and 2008 and Note 3 — Significant Accounting Policies — to the accompanying consolidated financial statements as of and for the periods ended December 31, 2008, 2007 and 2006 for a summary of recently issued accounting standards.

BUSINESS

Company Overview

We are a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. We maintain a global infrastructure consisting of 27 manufacturing facilities, 6 technical centers and over 29 sales offices globally, including 14 facilities in the United States. We employ approximately 3,100 individuals around the world.

We were formed in April 1997 by Pharmacia Corporation (“Pharmacia”), which was then known as Monsanto Company (“Old Monsanto”) to hold and operate substantially all of the assets, and assume all of the liabilities of Old Monsanto’s historical chemicals business. Pharmacia spun us off to Pharmacia’s shareholders and we became an independent company in September 1997 (the “Solutia Spinoff”).

On December 17, 2003, we and our 14 U.S. subsidiaries filed voluntary petitions for Chapter 11 to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain post-retirement benefits (the “Legacy Liabilities”) and liabilities under operating contracts, all of which were assumed at the time of the Solutia Spinoff. On February 28, 2008 (the “Effective Date”), we consummated our reorganization and emerged from bankruptcy pursuant to our Fifth Amended Joint Plan of Reorganization (the “Plan”).

Significant Strategic and Operational Actions

In the fourth quarter of 2008, we completed the expansion of our PVB (Polyvinyl Butyral) resin manufacturing operation at our Springfield, Massachusetts facility. PVB resin is the key raw material used in the manufacturing of our plastic interlayer product marketed under our SAFLEX® brand. Also in 2008, we opened a third extrusion line to produce our SAFLEX® plastic interlayer at our facility in Ghent, Belgium. In the third quarter of 2009, we announced plans to expand our Ghent, Belgian facility to produce our new SAFLEX® Q series advanced acoustic PVB sheet.

In the fourth quarter of 2008, we ceased the production of a variety of rubber chemicals at our facility in Ruabon, Wales, United Kingdom (the “Ruabon Facility”), including SANTOGARD® pre-vulcanization inhibitors, PERKACIT® DPG, which is used as a secondary accelerator in the rubber vulcanization process, and FLECTOL® TMQ and FLECTOL® HPG, which protect against oxidative aging. This action was initiated to strengthen the profitable, market-leading positions enjoyed by most of our portfolio by our rubber chemical products while taking steps to limit our exposure in smaller product lines where we are no longer cost competitive. Complete closure of the Ruabon Facility is expected by the end of 2013. Also in the fourth quarter of 2008, in an effort to balance our North America production with local demand, we announced plans to cease production of our SAFLEX® plastic interlayer at our facility in Trenton, Michigan (“Trenton Facility”). The Trenton Facility will continue to supply other Saflex operations with PVB resin.

On June 1, 2009, we completed the sale of our Nylon business to an affiliate of S.K. Capital Partners II, L.P.. The sale of the Nylon business represents the latest in a series of transactions which have transformed us from an unfocused, North American diversified chemical producer to a highly focused premium margin, global specialty chemicals and materials company.

On June 24, 2009 we closed an offering of 24,738,641 shares of common stock at $5.00 per share resulting in $119 million net proceeds to us, after deducting underwriting discounts and commissions. We used the net proceeds to pay down all outstanding revolver balances, fully repay the $74 million senior unsecured term debt issued by our 100% owned German subsidiary, Flexsys Verkauf GmbH on May 5, 2009, and for general corporate purposes.

Segments; Principal Products

Our reportable segments are:

•    Saflex;

•    CPFilms; and

•	Technical Specialties.

The tabular and narrative information contained in Note 18 — Segment Data — to the accompanying consolidated financial statements is incorporated by reference into this section.

Saflex

Saflex is the world’s largest producer of PVB (Polyvinyl Butyral) sheet, marketed under the brand name SAFLEX® and specializing in the manufacture of laminates for automotive, architectural and photovoltaic applications.

PVB is a specialty resin used in the production of laminated safety glass sheet, an adhesive interlayer with high tensile strength, impact resistance, transparency and elasticity that make it particularly useful in the production of safety glass. Laminated safety glass is predominately produced with PVB sheet and is legislated in all industrialized countries for automobile windshields. Developing countries also use laminated safety glass in automotive windshields although it is not formally legislated. Approximately 40% of sales to the automotive sector are for aftermarket replacement windows. Architectural laminated safety glass is widely used in the construction of modern office buildings, airports, and residential homes. Other applications for PVB resin include non-sheet applications such as wash primers and other surface coatings, specialty adhesive formulations, and inks.

The Saflex business operates facilities in Antwerp, Belgium; Ghent, Belgium; Newport, Wales (U.K.); Santo Toribio, Mexico; Sao Jose dos Campos, Brazil; Singapore; Springfield, Massachusetts; and Trenton, Michigan

Principal Products

	Major Products		Major		Major	Major End-Use
Major End-Use Markets	Brand	Description	Competitors	Major Raw Materials	Plants(1)	Applications

CONSTRUCTION AND HOME FURNISHINGS	SAFLEX®	Laminated window glass	DuPont Kuraray Sekisui	Butyraldehyde Ethanol Polyvinyl alcohol Vinyl acetate monomer	Ghent, Belgium; Springfield, MA; Santo Toribio, Mexico; Suzhou, China; Sao Jose dos Campos, Brazil	Products to increase the safety, security, sound attenuation, energy efficiency and ultraviolet protection of architectural glass for residential and commercial structures
VEHICLES	SAFLEX®	Laminated window glass	DuPont Sekisui	Butyraldehyde Ethanol Polyvinyl alcohol Vinyl acetate monomer	Ghent, Belgium; Springfield, MA; Santo Toribio, Mexico; Suzhou, China; Sao Jose dos Campos, Brazil	Products to increase the safety, security, sound attenuation and ultraviolet protection of automotive glass
SOLAR ENERGY	SAFLEX®	Encapsulant for photovoltaic cells	Kuraray	Butyraldehyde Ethanol Polyvinyl alcohol Vinyl acetate monomer	Ghent, Belgium; Springfield, MA; Santo Toribio, Mexico; Suzhou, China; Sao Jose dos Campos, Brazil	Products providing edge stability, adhesive, moisture control, durability and safety for thin film solar cells

(1)	Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes. The major products may pass through other of our plants prior to the final sale to customers.

CPFilms

CPFilms is a films business which adds functionality to glass. Our CPFilms business manufactures and sells special custom coated window films under four brands:

•	LLUMAR®;

•	VISTA®;

•	GILA®; and

•	FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS®.

CPFilms also manufactures specialized technical films for use in a wide array of diversified uses but focused in the fast-growing areas of electronics and energy.

CPFilms operates facilities in Martinsville, Virginia; Canoga Park, California; and Runcorn, U.K.

Principal Products

Major End-Use	Major Products		Major		Major	Major End-Use
Markets	Brand	Description	Competitors	Major Raw Materials	Plants(1)	Applications

CONSTRUCTION AND HOME FURNISHINGS	LLUMAR® VISTA® GILA®	Professional window films Retail window films	3M Madico Bekaert	Polyester film	Martinsville, VA; Runcorn, U.K.	After-market films for solar control, security and safety
VEHICLES	LLUMAR® FORMULA ONE® GILA®	Professional window films Retail window films	Johnson Laminating Garware Commonwealth Laminating NovoMatrix Hanita Coatings	Polyester film	Martinsville, VA; Runcorn, U.K.	Products to increase the safety, security, sound attenuation and ultraviolet protection of automotive glass and give vehicles a custom appearance
INDUSTRIAL, ELECTRONICS AND SOLAR ENERGY	Metalized films Sputtered films Deep-dyed films Release liners	Components Enhanced polymer films	3M Intellicoat Mitsubishi Southwall VDI Technimet Nitto Denko Toppan	Polyester film Indium tin Precious metals	Martinsville, VA; Runcorn, U.K.; Canoga Park, CA	Industrial, electronics and solar applications using conductive films, vacuum metalized. sputtered, coated and laminated films

(1)	Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes. The major products may pass through other of our plants prior to the final sale to customers.

Technical Specialties

Technical Specialties is our specialty chemicals segment which includes the manufacture and sale of chemicals for the rubber, solar energy, process manufacturing and aviation industries.

Chemicals for the rubber industry help cure and protect rubber, impart desirable properties to cured rubber, increase durability, and lengthen product life. These products play an important role in the manufacture of tires and other rubber products such as belts, hoses, seals and footwear.

We manufacture more than 50 different products for the rubber chemicals industry which are classified into two main product groups: vulcanizing agents, principally insoluble sulfur, and rubber chemicals. Insoluble sulfur is a key vulcanizing agent manufactured predominantly for the tire industry. We are the world’s leading supplier of insoluble sulfur and market under the trade name of CRYSTEX®. We have three product groups within rubber chemicals: antidegradants, accelerators, and other rubber chemicals.

THERMINOL® heat transfer fluids used for indirect heating or cooling of chemical processes in various types of industrial equipment and in solar energy power systems. The fluids provide enhanced pumping characteristics because they remain thermally stable at high and low temperatures.

SKYDROL® brand aviation hydraulic fluids and SKYKLEEN® brand of aviation solvents are supplied across the aviation industry. The SKYDROL® line includes fire-resistant hydraulic fluids, which are used in more than half of the world’s commercial aircraft.

Our rubber chemicals products are manufactured at 15 facilities worldwide: eight in Europe, three in North America, two in South America and two in Asia. Heat transfer fluids are manufactured in Anniston, Alabama; Alvin, Texas (Chocolate Bayou); Newport, Wales (U.K.); and Sao Jose dos Campos, Brazil. Aviation Fluids are manufactured in Anniston, Alabama.

Principal Products

Major End-Use	Major Products		Major		Major	Major End-Use
Markets	Brand	Description	Competitors	Major Raw Materials	Plants(1)	Applications

RUBBER CHEMICALS	CRYSTEX® SANTOFLEX® SANTOCURE® PERKACIT®	Insoluble Sulfur Antidegradant Primary and ultra accelerators	Lanxess Chemtura Shikoku Oriental Carbon Chemicals Limited (India) NCC Sinorgchem	Benzene derivatives Ketones Sulfur CS2 Napthenic processing oil	Antwerp, Belgium; Itupeva, Brazil; Kashima, Japan; Monogahela, PA; Lemoyne, AL; Nienburg, Germany; Kuantan, Malaysia; Sauget, IL; Sete, France; Termoli, Italy; Sao Jose dos Campos, Brazil	Products critical
to the
manufacture of
finished rubber as
they increase the
productivity of
the
manufacturing
process and the
quality of the end
product with
improved
resilience,
strength and
resistance to wear
and tear. Primary
application is in
the production of
tires
SOLAR, THERMAL, AND OTHER INDUSTRIAL	THERMINOL®	Heat transfer fluids	Dow	Benzene Phenol	Anniston, AL; Newport, U.K.	Heat transfer fluids for the solar, thermal and a variety of manufacturing and refining uses
AVIATION & TRANSPORTATION	SKYDROL® SKYKLEEN®	Aviation hydraulic fluids Aviation solvents	ExxonMobil	Phosphate esters	Anniston, AL	Hydraulic fluids for commercial aircraft, and environmentally friendly solvents for aviation maintenance

(1)	Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes. The major products may pass through other of our plants prior to the final sale to customers.

Sale of Products

We sell our products directly to end users in various industries, principally by using our own sales force, and, to a lesser extent, by using distributors.

We maintain inventories of finished goods, goods in process and raw materials to meet customer requirements and our scheduled production. In general, we do not manufacture our products against a backlog of firm orders; we schedule production to meet the level of incoming orders and the projections of future demand. However, in the Saflex segment, a large portion of sales for 2008 were pursuant to volume commitments. We do not have material contracts with the government of the United States or any state, local or foreign government. In 2008, no single customer or customer group accounted for 10% or more of our net sales.

Our second and third quarters are typically stronger than our first and fourth quarters because sales of window films are stronger in the spring and summer.

Competition

The global markets in which our businesses operate are highly competitive. We expect competition from other manufacturers of the same products and from manufacturers of different products designed for the same uses as our products to continue in both U.S. and international markets. Depending on the product involved, we encounter various types of competition, including price, delivery, service, performance, product innovation, product recognition and quality. Overall, we regard our principal product groups as competitive with many other products of other producers and believe that we are an important producer of many of these product groups. For additional information regarding competition in specific markets, see the charts under “Segments; Principal Products” above.

Raw Materials and Energy Resources

We buy large amounts of commodity raw materials and energy resources, including benzene, vinyl acetate, polyvinyl alcohol, 2-ethyl hexanol and natural gas. We typically buy major requirements for key raw materials pursuant to contracts with average contractual periods of one to four years. We obtain certain important raw materials from a few major suppliers. In general, in those cases where we have limited sources of raw materials, we have developed contingency plans to the extent practicable to minimize the effect of any interruption or reduction in supply. However, we also purchase raw materials from some single source suppliers in the industry and in the event of an interruption or reduction in supply, might not be able to mitigate any negative effects.

While temporary shortages of raw materials and energy resources may occasionally occur, these items are generally sufficiently available to cover our current and projected requirements. However, their continuing availability and price may be affected by unscheduled plant interruptions and domestic and world market conditions, political conditions and governmental regulatory actions. Due to the significant quantity of some of these raw materials and energy resources that we use, a minor shift in the underlying prices for these items can result in a significant impact on our consolidated financial position and results of operations.

Intellectual Property

We own a large number of patents that relate to a wide variety of products and processes and have pending a substantial number of patent applications. We also own and utilize across our business segments a significant amount of valuable technical and commercial information that is highly proprietary and maintained as a trade secret. In addition, we are licensed under a small number of patents owned by others. We own a considerable number of established trademarks in many countries as well as related internet domain names under which we market our products. This intellectual property in the aggregate is of material importance to our operations and to our various business segments.

Research and Development

Research and development constitute an important part of our activities. Our expenses for research and development amounted to $19 million in 2008, $26 million in 2007 and $20 million in 2006, or about 1.5% of sales on average. We focus our expenditures for research and development on process improvements and selected product development.

Our research and development programs in the Saflex segment include new products and processes for the window glazing and photovoltaic markets. An interlayer for the photovoltaic market has been commercialized. A new super-wide privacy interlayer has been introduced. Acoustic safety interlayers have been introduced to both the automotive and architectural markets. New process technology for super-wide SAFLEX® sheets has been started up in our Ghent, Belgium facility. Significant progress was achieved in developing new interlayers and efficient lamination processes for thin film photovoltaic cells.

Our research and development programs in the CPFilms segment include new products for the window glazing markets. Window films that mitigate or enhance the reception of electronic signals through windows continue to be developed. New products using advances in exterior coatings, adhesive formulations, and nanoparticle technologies are being commercialized.

Our research and development programs in the Technical Specialties segment include new products for the specialty chemicals markets and emphasize the balance between manufacturing cost reduction and capacity expansion in our rubber chemical business. In 2008, a significant portion of CRYSTEX® sales in our Technical Specialties segment were for our new high dispersion insoluble sulfur product which performs better in the tire manufacturing process than competing products. A new heat transfer fluid has been commercialized and a new aviation fluid is in flight service evaluation. We have made significant progress in cost reduction through process optimization and energy reduction across most of our rubber chemical product lines.

Environmental Matters

We are subject to numerous laws and government regulations concerning environmental, safety and health matters in the United States and other countries. U.S. environmental legislation that has a particular impact on us includes the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as Superfund). We are also subject to the Occupational Safety and Health Act and regulations of the Occupational Safety and Health Administration (“OSHA”) concerning employee safety and health matters. The EPA, OSHA and other federal agencies have the authority to promulgate regulations that have an impact on our operations. In addition to these federal activities, various states have been delegated certain authority under several of these federal statutes and have adopted environmental, safety and health laws and regulations. State or federal agencies having lead enforcement authority may seek fines and penalties for violation of these laws and regulations. Also, private parties have rights to seek recovery, under the above statutes or the common law, for civil damages arising from environmental conditions, including damages for personal injury and property damage.

Due to the nature of our business, we make substantial expenditures for environmental remediation activities. Expenditures for environmental remediation activities related to recorded environmental liabilities, prior to reimbursement from the special purpose entity discussed below, were $23 million in 2008 and $10 million in both 2007 and 2006. This is compared to charges taken for environmental remediation activities of $7 million in 2008 (exclusive of the $257 million discussed below), $8 million in 2007 and $17 million in 2006. The charges are net of recoveries of $1 million in 2008 and less than $1 million for 2007 and 2006.

Under terms of the Monsanto Settlement Agreement and our Plan of Reorganization, Monsanto accepted financial responsibility for environmental remediation obligations at all sites for which we were required to assume responsibility at the Solutia Spinoff but which we never owned or operated. However, we have agreed to share responsibility with Monsanto for the environmental remediation at certain locations outside our plant boundaries in Anniston, Alabama, and Sauget, Illinois which were incurred prior to the Solutia Spinoff (the “Shared Sites”). Under this cost-sharing arrangement, we are responsible for the funding of environmental liabilities at the Shared Sites from the Effective Date up to a total of $325 million. Thereafter, if needed, we and Monsanto will share responsibility equally. The effect of the Monsanto Settlement Agreement and the Plan of Reorganization, along with the application of fresh-start accounting, was an increase in our environmental reserve at the Effective Date of $257 million. Our accrued liability for environmental remediation is $309 million as of December 31, 2008. During 2008, we spent $23 million for remediation of the properties for which we have financial responsibility under the Monsanto Settlement Agreement. Of this $23 million, $18 million was reimbursed from a special purpose entity established with proceeds of stock issued by us on the Effective Date. In 2009, we anticipate spending $30 million for remediation of these properties and we have $28 million available for reimbursement in the special purpose entity.

Our environmental liabilities are also subject to changing governmental policy and regulations, discovery of unknown conditions, judicial proceedings, changes in method and extent of remediation, existence of other potentially responsible parties and changes in technology. Except as noted in Note 16 — Commitments and Contingencies — to the accompanying consolidated financial statements, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our Consolidated Statement of Financial Position, but could have a material adverse effect on Consolidated Statement of Operations in any given period.

Employee Relations

On December 31, 2008, we had approximately 3,700 employees worldwide: with U.S. employees constituting 54% of the total number of employees. Approximately 450 of the European employees are represented by the union delegation. Approximately 31% of our U.S. workforce is currently represented by various labor unions with local agreements that expire between March 2010 and February 2013, at our following sites: Anniston, Alabama; Sauget, Illinois; Springfield, Massachusetts; Monongahela, Pennsylvania; and Trenton, Michigan.

Each of our U.S. labor unions (except at the Monongahela, Pennsylvania site) ratified new five-year collective bargaining agreements in 2005 which set pension and health and welfare benefits for our employees who are represented by the labor unions at the above sites. In the U.S., local agreements cover wages and working conditions. The collective bargaining agreement for the Monongahela, Pennsylvania site includes wages, working conditions, retirement and health and welfare benefits.

International Operations

We are engaged in manufacturing, sales and research and development in areas outside the United States. Approximately 75% of our consolidated sales from continuing operations for the year ended December 31, 2008 were made into markets outside the United States, including Europe, Canada, Latin America and Asia.

Operations outside the United States are potentially subject to a number of risks and limitations that are not present in domestic operations, including trade restrictions, investment regulations, governmental instability and other potentially detrimental governmental practices or policies affecting companies doing business abroad. Operations outside the United States are also subject to fluctuations in currency values. The functional currency of each of our non- U.S. operations is generally the local currency. Exchange rates between these currencies and U.S. dollars have fluctuated significantly in recent years and may continue to do so. In addition, we generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency.

MANAGEMENT

Set forth below is certain information concerning the individuals who serve as members of Solutia’s board of directors and executive officers.

Name	Age	Position

Jeffry N. Quinn	50	President, Chief Executive Officer and Chairman of the Board
James M. Sullivan	48	Executive Vice President, Chief Financial Officer and Treasurer
James R. Voss	42	Executive Vice President, Global Operations
Robert T. DeBolt	48	Senior Vice President, Business Operations
Paul J. Berra, III,	40	Senior Vice President, General Counsel, and Chief Administrative Officer
Timothy J. Spihlman	37	Vice President and Corporate Controller
Eugene I. Davis	54	Director
Robert K. deVeer, Jr.	62	Director
James P. Heffernan	63	Director
W. Thomas Jagodinski	52	Director
William T. Monahan	61	Director
Robert A. Peiser	60	Director
Gregory C. Smith	57	Director

Jeffry N. Quinn is the acting President, Chief Executive Officer and Chairman of the Board. Mr. Quinn has served as President, Chief Executive Officer and Director since May 2004 and was named Chairman of the Board on February 22, 2006. Mr. Quinn previously served as Solutia’s Senior Vice President, General Counsel and Chief Restructuring Officer from 2003 to 2004. Prior to joining Solutia, Mr. Quinn spent 14 years in senior executive positions in the mining and petroleum refining industries, including service from 2000 to 2002 as Executive Vice President, Chief Administrative Officer and General Counsel of Premcor Inc., an independent petroleum refiner and supplier of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products. Premcor Inc. is now owned by Valero Energy Corp.

James M. Sullivan has been our Executive Vice President, Chief Financial Officer and Treasurer since 2009. Mr. Sullivan served as Senior Vice President, Chief Financial Officer and Treasurer from 2004 through 2009 and as Vice President and Controller from 1999 through 2004.

James R. Voss has been our Executive Vice President, Global Operations since 2009. Mr. Voss served as Senior Vice President and President, Flexsys from 2007 through 2009 and as Senior Vice President, Business Operations from 2005 through 2007. Mr. Voss served as Senior Vice President and Chief Administrative Officer of Premcor Inc., an independent petroleum refiner and supplier of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States, from 2000 through 2005. Premcor Inc. is now owned by Valero Energy Corp.

Robert T. DeBolt has been our Senior Vice President, Business Operations since 2007. Mr. DeBolt served as Vice President of Corporate Strategy from 2005 to 2007 and as the Controller for Integrated Nylon from 2003 through 2004. Prior thereto, Mr. DeBolt was responsible for accounting at all of our manufacturing facilities.

Paul J. Berra, III has been our Senior Vice President, General Counsel, and Chief Administrative Officer since 2008. Mr. Berra served as Vice President, Government Affairs and Communications from 2006-2008. Mr. Berra joined Solutia in 2003 as Assistant General Counsel, Human Resources, and added government affairs responsibilities the following year. Prior to joining Solutia, Mr. Berra served as Corporate Counsel at Premcor Inc.

Timothy J. Spihlman has been our Vice President and Corporate Controller since 2004 and Director, Corporate Analysis and Financial Reporting from 2002 through 2004. Previously, Mr. Spihlman served as Vice President of Finance at CoreExpress, Inc. from 2000 until 2002 and was a public accountant with Ernst & Young from 1993 until 2000.

Eugene I. Davis is the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services.

Robert K. deVeer, Jr. is the President of deVeer Capital LLC, a private investment company that he founded in 1996. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group at New York-based Lehman Brothers. He is a Director of Palatin Technologies, Inc.

James P. Heffernan was the Chief Financial Officer and Director of Danielson Holding Corporation. He is a Director of United Natural Foods, Inc. Mr. Heffernan has also served as a Trustee for the New York Racing Association since November 1998. Mr. Heffernan served as a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.

W. Thomas Jagodinski is a private investor. Mr. Jagodinski was the President and Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 1, 2007 when the Company was acquired by Monsanto Company. Mr. Jagodinski served as Senior Vice President and Chief Financial Officer of Delta and Pine Land from 2000, and from 1991 Mr. Jagodinski held various positions with the Delta and Pine Land Company. He is also a Director of Lindsay Corporation.

William T. Monahan served as Chairman, President and Chief Executive Officer of Imation Corporation, a developer, manufacturer and marketer of data storage and imaging products and services from 1996 to May 2004. Mr. Monahan served as a Director from January 2005 and Chairman of the Board and Interim Chief Executive Officer from August 2006 until May 2007 of Novelis Inc. He is a Director of Hutchinson Technology, Inc., Mosaic Company and Pentair, Inc.

Robert A. Peiser is Chairman and CEO of Omniflight Helicopters, Inc. Mr. Peiser previously served as President, Chief Executive Officer and a Director of Imperial Sugar Company from April 2002 until January 2008. Prior to joining Imperial Sugar Company Mr. Peiser served as Chairman and Chief Executive Officer of Vitality Beverages Inc, a privately owned beverage company, from July 1999 to February 2002. He is also a Director of Team, Inc.

Gregory C. Smith is Principal of Greg C. Smith LLC, a consulting firm focused on financial service, automotive, and environmental markets. He served as Vice Chairman of Ford Motor Company from 2005 until his retirement in March 2006. Mr. Smith served as Ford’s Executive Vice President and President, The Americas from 2004 to 2005 and as Group Vice President from 2002 to 2004. He was also Chairman and Chief Executive Officer of Ford Motor Credit Company from 2002 until 2004 and served in various executive capacities from 1995. Mr. Smith is also a director of Penske Corporation.

DESCRIPTION OF OTHER INDEBTEDNESS

The Senior Secured Credit Facilities

Each credit facility described below (collectively, the “Senior Secured Credit Facilities”) were provided by a syndicate of banks and other financial institutions and entities to the Company and one or more of our other subsidiaries upon emerging from bankruptcy on February 28, 2008. Our Senior Secured Credit Facilities consist of:

•	a senior secured asset-based revolving credit facility in the aggregate principal amount of $400 million (the “ABL Facility”), with a maturity of five years, which includes letter of credit availability of up to $125 million and same-day swingline availability of up to $50 million; and

•	a senior secured term loan facility in an aggregate principal amount of $1.2 billion (the “Term Loan Facility”), with a maturity of six years.

Maximum availability under the ABL Facility is limited to the lesser of $400 million or the amount of our borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables. In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit. As of June 30, 2009, our borrowing base was $172 million with availability reduced by required letters of credit of $44 million. As a result, our availability under the ABL Facility was $128 million as of June 30, 2009 after giving effect to outstanding letters of credit. There were no borrowings outstanding under our ABL Facility at June 30, 2009 or at October 5, 2009.

The ABL Facility and the Term Loan Facility are documented under separate credit agreements. Loans made under the Term Loan Facility are denominated in United States Dollars only. Loans made under the ABL Facility may be denominated in United States Dollars, Euros or British Pound Sterling.

On October 1, 2009, we obtained the approval from the majority of lenders under each of our senior secured credit facilities to amend each credit facility to provide us with greater operational and strategic flexibility, and increased liquidity and covenant cushion. Each amendment will become effective upon the prepayment of $300 million aggregate principal amount of term loans under our senior secured term loan credit facility with a portion of the proceeds from this offering and the satisfaction of other customary closing conditions. See “Use of Proceeds.”

Interest Rate and Fees

The interest rates per annum applicable to loans denominated in United States Dollars, other than swingline loans, under our Senior Secured Credit Facilities are, at our option, equal to either an alternate base rate or an adjusted Eurocurrency rate for a one-, two-, three- or six-month interest period (or a nine- or twelve-month period or a one- or two-week period, if available to all relevant lenders) in each case, plus an applicable margin. The interest rate per annum applicable to loans denominated in Euros or Sterling, other than swingline loans, under our Senior Secured Credit Facilities are equal to an adjusted Eurocurrency rate for a one-, two-, three- or six-month interest period, (or a nine- or twelve-month period or a one-or two-week period, if available to all relevant lenders), plus an applicable margin.

The ABL Facility bears interest, at our option, at LIBOR or the alternate base rate plus an applicable margin. As of June 30, 2009, the applicable margin for the LIBOR and alternate base rate loans in the ABL Facility were 1.75% and 0.75%, respectively. The Term Loan Facility bears interest at our option, at LIBOR with a floor of 3.50% through the fourth anniversary from the date we emerged from bankruptcy (February 28, 2008) plus 5.00%, or at the alternate base rate plus 4.00%. Of the amount outstanding on the Term Loan Facility at June 30, 2009, $900 million is protected by a LIBOR cap of 4.25% until April 2010. Interest for the Senior Secured Credit Facilities is payable (i) with respect to LIBOR loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (ii) with respect to alternate base rate loans, quarterly in arrears.

The interest rates per annum applicable to swingline loans denominated in United States Dollars under the ABL Facility are an alternate base rate plus an applicable margin. The interest rates per annum applicable to swingline loans denominated in Euros or Sterling under the ABL Facility are an adjusted Eurocurrency rate plus an applicable margin. The alternate base rate is a fluctuating rate per annum in effect from time to time equal to the highest of (1) Citibank N.A.’s base rate, (2) one-half of 1% over the three-month certificate of deposit rate (as adjusted for the maximum reserve percentages established by banking regulations to which our lenders are subject) and (3) one-half of 1% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted Eurocurrency rate are determined by reference to settlement rates established for deposits in the applicable currencies in the European interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by banking regulations to which our lenders are subject.

In addition to paying interest on outstanding principal under our Senior Secured Credit Facilities, Solutia is required to pay letter of credit fronting fees and other customary letter of credit fees to the letter of credit issuers and a commitment fee to the lenders under the ABL Facility in respect of the unutilized commitments thereunder (initially at a rate equal to (A) 0.30% per annum if utilization is greater than 50%, and (B) 0.375% per annum if utilization is less than or equal to 50%). Solutia also pays customary agency fees under the Senior Secured Credit Facilities.

Prepayments

We are required to make prepayments of, or cash collateralize, any amounts outstanding under the ABL Facility (including any outstanding letters of credit or swingline loans thereunder) to the extent such amounts exceed the lesser of (i) the applicable Borrowing Base (as defined in the ABL Facility credit agreement) as in effect at such time and (ii) the aggregate applicable commitments under the ABL Facility as in effect at such time.

We are required to prepay the outstanding amount of the Term Loan Facility, subject to certain exceptions, with:

•	50% (which percentage is reduced to 25% upon the achievement of a total net leverage ratio of 3.0x) of annual excess cash flow (as defined in the Term Loan Facility), less the amount of certain voluntary prepayments as described in the Term Loan Facility;

•	100% of the net cash proceeds of any issuance of indebtedness (other than permitted indebtedness); and

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events in excess of an amount to be agreed, subject to reinvestment rights.

We may voluntarily repay outstanding loans under (i) the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted Eurocurrency loans and (ii) the Term Loan Facility at any time with a penalty of (x) 3.00% of the principal amount prepaid in the first year of the Term Loan Facility, (y) 2.00% of the principal amount prepaid in the second year of the Term Loan Facility, and (z) 1.00% of the principal amount prepaid in the third year of the Term Loan.

Maturity and Amortization

The Term Loan Facility amortizes each year in an amount equal to 1.00% per annum in equal quarterly installments, with the remaining amount payable on the maturity date of the Term Loan Facility, six years from the date of the closing of the Senior Secured Credit Facilities.

Principal amounts outstanding under the ABL Facility are due and payable in full at maturity, five years from the date of the closing of the Senior Secured Credit Facilities.

Guarantee and Security

All of our obligations under the ABL Facility are unconditionally guaranteed (the “ABL Guarantees”) by (other than certain unrestricted and immaterial subsidiaries) each of our direct and indirect domestic subsidiaries and, to the extent that a guarantee by a foreign subsidiary would not, in our good faith judgment, have material adverse tax consequences to us or our subsidiaries, each of our foreign subsidiaries (such domestic and foreign subsidiaries, collectively, the “Guarantors”). Additionally, the ABL Facility and the ABL Guarantees are secured by the following: (a) a perfected first priority security interest in all of our and the Guarantors’ accounts receivable, inventory, cash, deposit accounts and, in each case, proceeds thereof (subject to certain exceptions) (the “Current Asset Collateral”); (b) a perfected second-priority pledge of the capital stock in our subsidiaries (excluding certain specified subsidiaries), except that with respect to our foreign subsidiaries such pledge shall be limited to 65% of the capital stock of our “first-tier” foreign subsidiaries (or such greater percentage as could not, in our good faith judgment, reasonably be expected to have material adverse tax consequences to us or our subsidiaries) (the “Pledged Collateral”); and (c) subject to certain exceptions, perfected second-priority security interests in substantially all of our and the Guarantors’ other personal property (the “Other Personal Property Collateral”), in each case, subject to permitted liens and materiality, thresholds, and other exceptions and limitations.

All obligations of our obligations under the Term Loan Facility and any interest rate protection or other hedging or cash management arrangements entered into with any lender thereunder, the Administrative Agent thereunder, a Lead Arranger thereunder or any affiliate of any of the foregoing (collectively, the “Secured Term Loan Facility Obligations”) are unconditionally guaranteed (the “Term Loan Guarantees”) by, subject to certain exceptions, each of the Guarantors. Additionally, the Secured Term Loan Facility Obligations and Term Loan Guarantees are secured by the following: (a) a perfected second-priority security interest in the Current Asset Collateral; (b) a perfected first-priority pledge of the Pledged Collateral; and (c) a perfected first-priority security interests in the Other Personal Property Collateral, in each case, subject to permitted liens and other customary exceptions and limitations.

The collateral under each of the Senior Secured Credit Facilities excludes certain excluded assets described in the applicable credit agreements.

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain customary negative covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our restricted subsidiaries, to incur indebtedness, grant liens, transact with affiliates, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividends or other restricted payments.

The Term Loan Facility contains the following financial covenants: a minimum fixed charge coverage ratio of 1.15 to 1.0 (with step-ups); a maximum total leverage ratio of 4.25 to 1.0 (with step-downs); and maximum capital expenditures of $175 million (with certain exceptions and carry-forward provisions). On October 1, 2009, we obtained lender approval to amend our Term Loan Facility to, among other things, increase the maximum total leverage ratio from 4.25 to 4.50 for the test periods ending on September 30, 2009 and December 31, 2009. The amendment will become effective upon the prepayment of $300 million aggregate principal amount of term loans under our Term Loan Facility with a portion of the proceeds from this offering and the satisfaction of other customary closing conditions.

The ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1.00 to 1.0 during any period where an event of default occurs or availability under the ABL Facility is less than $40 million for three consecutive business days. The Senior Secured Credit Facilities also contain certain customary affirmative covenants and events of default.

DESCRIPTION OF NOTES

General

The 8 3/4% Senior Notes due 2017 (the “Notes”) will be issued by Solutia Inc. As used below in this “Description of Notes” section, the terms “Solutia, the “Issuer,” “we,” and “us” refers to Solutia Inc. and not to its subsidiaries.

The Notes will be issued under an indenture dated as of October 15, 2009 (the “Indenture”), among Solutia, as the Issuer, certain subsidiaries of Solutia as guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). An affiliate of the Registrar and Paying Agent is acting as an initial purchaser of the Notes. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available upon written request to the Issuer as described below under “Where You Can Find More Information.” Definitions of certain terms are set forth under “— Certain Definitions.”

Principal of the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, City of New York, which, unless otherwise provided by the Issuer, will be the offices of the Trustee. Payment of interest will be made by check mailed to the addresses of the noteholders as such addresses appear in the Note register or, at the election of any noteholder in the manner prescribed by the Indenture, by wire transfer of immediately available funds.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

We are offering $400 million aggregate principal amount of the Notes, which will mature on November 1, 2017. Subject to compliance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness,” we can issue additional Notes from time to time in the future as part of the same series without consent from holders of the Notes. Any additional Notes that we issue in the future will be identical in all respects to the Notes offered hereby and will be treated as a single class for all purposes of the Indenture, except that Notes issued in the future may have different issuance prices and will have different issuance dates.

The Notes will bear interest at the rate per annum shown on the cover page of this offering memorandum from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2010, to holders of record at the close of business on the immediately preceding April 15 and October 15, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking

The Notes and the Guarantees will rank equally with existing and future unsubordinated obligations of Solutia Inc. and the Guarantors, respectively. The Notes and the Guarantees will be structurally subordinated to the obligations of any Subsidiary of the Issuer that is not a Guarantor. If the Issuer or a Guarantor incurs any Indebtedness in the future that provides by its terms that it is subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, the Notes or that Guarantee, as applicable, will rank senior to that Indebtedness.

The Notes and the Guarantees will be effectively subordinated to all secured indebtedness of the Issuer and each of the Guarantors to the extent of the assets securing such indebtedness.

As of June 30, 2009, after giving effect to this offering and the application of proceeds as described under “Use of Proceeds,” the Issuer and the Guarantors would have had approximately $882.0 million of secured debt outstanding and approximately $44 million of issued but undrawn letters of credit and approximately $128 million of additional borrowing capacity under the Issuer’s senior secured revolving credit facility.

Optional Redemption

At any time prior to November 1, 2013, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after November 1, 2013 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on November 1 of the years indicated below:

Redemption
Year	Price

2013	104.375%
2014	102.188%
2015 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to November 1, 2012 the Issuer may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.750% of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)     at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2)     the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Selection and Notice

If less than all the Notes issued under the Indenture are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Guarantees

The Issuer and each of the Subsidiaries of Solutia that guarantees the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities will deliver a Guarantee on the date that is the later of (x) the Issue Date and (y) the date on which such Subsidiary guarantees the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities. Pursuant to the Guarantees, each of the Guarantors will fully and unconditionally guarantee all Obligations of the Issuer under the Indenture and the Notes on a senior basis. Newly formed or acquired Subsidiaries that guarantee the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities are required to become Guarantors, as described under “— Additional Guarantees.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor. See “Risk Factors — Risks Relating to the Notes — Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.”

The Guarantee of any Restricted Subsidiary will be automatically and unconditionally released and discharged upon any of the following:

•	any sale, exchange or transfer by the Issuer or any Restricted Subsidiary to any Person or Persons, as a result of which the Restricted Subsidiary is no longer a Subsidiary of the Issuer, of a majority of the Capital Stock of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in accordance with the provisions of the Indenture;

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

•	the release of such Restricted Subsidiary’s Guarantee under the Credit Facilities;

provided, in each such case, that the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.

Change of Control

If a Change of Control occurs, each noteholder will have the right to require the Issuer to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each noteholder, with a copy to the Trustee, stating

•	that a Change of Control has occurred and that such noteholder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date that is on or prior to the date fixed for purchase);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions as determined by the Issuer, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any covenant of the Indenture by virtue of this compliance.

The occurrence of a Change of Control would constitute a default under the Credit Facilities. In addition, the Issuer’s ability to purchase the Notes for cash may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any purchases required in connection with a Change of Control. The Issuer’s failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture, which would, in turn, constitute a default under the Credit Facilities.

The definition of Change of Control includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the properties or assets of Solutia and certain of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require us to repurchase its Notes as a result of a sale, assignment, transfer, lease, conveyance or other disposition of less than all of the assets of Solutia and certain subsidiaries taken as a whole to another person or group may be uncertain.

Certain Covenants

The Indenture will contain certain covenants, including, among others, the following:

Limitation on Incurrence of Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided that the Issuer or any Guarantor may incur Indebtedness if, immediately after giving effect to such incurrence, the Consolidated Coverage Ratio is at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of proceeds therefrom, had occurred at the beginning of such four-quarter period (this proviso, the “Coverage Ratio Exception”).

The foregoing paragraph will not prohibit incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)     the Notes issued on the Issue Date and any related Guarantees;

(2)     Indebtedness of the Issuer or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness under the Credit Facilities);

(3)     Indebtedness of the Issuer or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any time outstanding pursuant to this clause (3) (including amounts outstanding on the Issue Date) not to exceed the greater of:

•	$1,500.0 million; and

•	the sum of (x) $1,100.0 million, (y) 75% of the net book value of the Inventory of the Issuer and the Restricted Subsidiaries and (z) 85% of the net book value of the accounts receivable of the Issuer and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP;

(4)     Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (1) of this paragraph, clause (2) of this paragraph (other than any Indebtedness owed to the Issuer or any of its Subsidiaries), this clause (4), or clause (16);

(5)     Indebtedness owed by the Issuer or any Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided that

•	any such Indebtedness owed by the Issuer shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Notes, and any such Indebtedness owed by any Guarantor (other than to the Issuer or any other Guarantor) shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

•	if such Indebtedness is held by a Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)     (x) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is incurred pursuant to the Coverage Ratio Exception or is Permitted Indebtedness;

(7)     Hedging Obligations;

(8)     Purchase Money Indebtedness and Capital Lease Obligations of the Issuer or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets (including capital expenditures of the Issuer or any Restricted Subsidiary), and Refinancings thereof, in an aggregate amount at any time outstanding pursuant to this clause (8) not to exceed the greater of (x) $75.0 million and (y) 5.0% of the Consolidated Net Tangible Assets of the Issuer;

(9)     Indebtedness of any Foreign Subsidiary in an aggregate amount not to exceed at any time outstanding pursuant to this clause (9) not to exceed the greater of (x) $75.0 million and (y) 5.0% of the Consolidated Net Tangible Assets of the Issuer;

(10)     Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by worker’s compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(11)     customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any assets of the Issuer or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(12)     obligations in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)     Indebtedness in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds);

(14)     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15)     Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(16)     Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either

•	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

•	the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(17)     Indebtedness consisting of the financing of insurance premiums;

(18)     Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;

(19)     additional Indebtedness in an aggregate principal amount not to exceed $75.0 million at any time outstanding pursuant to this clause (19); and

(20)     the incurrence of Indebtedness by Unrestricted Subsidiaries.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories). The maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this section any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this section) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

Notwithstanding the foregoing, the Issuer will not, and will not permit any other Guarantor to, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Issuer or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make a Restricted Payment if:

(1)     a Default has occurred and is continuing or would result therefrom;

(2)     the Issuer could not incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)     the aggregate amount of such Restricted Payment, together with all other Restricted Payments (the amount of any Restricted Payments made in assets other than cash to be valued at its Fair

Market Value) declared or made since the Issue Date (other than any Restricted Payment described in clause (2), (3), (4) or (6) of the next paragraph), would exceed the sum (the “Basket”) of

(a)     50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2009 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(b)     the aggregate Net Cash Proceeds from the issuance and sale (other than to a Subsidiary of the Issuer) of, and the Fair Market Value of any property received in exchange for, Qualified Stock received by the Issuer subsequent to the Issue Date) or from the issue or sale of debt securities of the Issuer that have been converted or exchanged into Qualified Stock, together with the aggregate cash and Temporary Cash Investments received by the Issuer or any of its Restricted Subsidiaries at the time of such conversion or exchange; provided that for purposes of determining the Fair Market Value of property received (other than of any asset with a public trading market) in excess of $50.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Issuer and delivered to the Trustee; plus

(c)     the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to the Issue Date is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate Net Cash Proceeds received by the Issuer or any Restricted Subsidiary after the Issue Date from the issuance and sale (other than to a Subsidiary of the Issuer) of such Indebtedness or Disqualified Stock; plus

(d)     to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication:

•	100% of the aggregate net proceeds (including the Fair Market Value of assets) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Issuer or any Restricted Subsidiary since the Issue Date; plus

•	the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other Transfers of assets subsequent to the Issue Date, in each case to the Issuer or any Restricted Subsidiary from such Person (including by way of such Person becoming a Restricted Subsidiary); plus

•	if the Basket was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary;

provided that the foregoing shall not exceed, in the aggregate, the amount of all Investments which previously reduced the Basket.

The provisions of the foregoing paragraph shall not prohibit the following:

(1)     dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under the Indenture;

(2)     any repurchase, redemption, retirement or other acquisition of Capital Stock or Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Stock or, with respect to any such Subordinated Obligations, in exchange for or out of the proceeds of the substantially concurrent incurrence and sale (other than to a Subsidiary of the Issuer) of Refinancing Indebtedness thereof; provided that (x) no such exchange or issuance and sale shall increase the Basket and (y) no Default has occurred and is continuing or would occur as a consequence thereof;

(3)     payments by the Issuer or any Restricted Subsidiary in respect of Indebtedness of the Issuer or any Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary;

(4)     repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(5)     cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);

(6)     Restricted Payments in an aggregate amount since the Issue Date not to exceed $75.0 million pursuant to this clause (6);

(7)     so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Issuer or any of its Subsidiaries from consultants, former consultants, employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments pursuant to this clause (7) (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year); or

(8)     the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness”; so long as at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom).

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind securing Indebtedness on any asset of the Issuer or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if the obligations so secured are subordinated in right of payment by their terms to the Notes or a Guarantee, the Lien securing such obligations will also have subordinated Lien priority by its terms to the Lien securing the Notes and the Guarantees at least to a comparable extent.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or series of related transactions, Transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of the Issuer (an “Affiliate Transaction”), unless the terms thereof, taken as a whole, are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person that is not such an affiliate.

The Board of Directors must approve each Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $20.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $50.0 million, then prior to the consummation of that Affiliate Transaction, the Issuer must obtain a favorable opinion from an Independent Financial Advisor that it has determined such Affiliate Transaction to be fair, from a financial point of view, to the noteholders, and deliver that opinion to the Trustee.

The provisions of the three foregoing paragraphs will not prohibit the following:

(1)     transactions exclusively between, among or solely for the benefit of (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no affiliate of the Issuer (other than another Restricted Subsidiary) owns more than 10% of the Capital Stock in any such Restricted Subsidiary;

(2)     customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, in each case approved by the Board of Directors;

(3)     Restricted Payments which are made in accordance with the covenant described under “— Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(4)     any issuance by the Issuer or any Restricted Subsidiary of Qualified Stock;

(5)     transactions between the Issuer or any Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;

(6)     transactions with a Person that is an affiliate solely because the Issuer or any Restricted Subsidiary owns Capital Stock in such Person; provided that no affiliate of the Issuer (other than a Restricted Subsidiary) owns more than 10% of the Capital Stock in such Person; or

(7)     purchases and sales of raw materials or Inventory in the ordinary course of business on market terms.

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i)     the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(ii)     at least 75% of the total consideration received in such Asset Sale consists of cash, Temporary Cash Investments or assets referred to in clause (c) below, in each case, valued at the Fair Market Value thereof, or a combination of the foregoing.

For purposes of clause (ii) above, the following shall be deemed to be cash:

•	the amount (without duplication) of any liability (other than Subordinated Obligations) that would be recorded on a balance sheet prepared in accordance with GAAP of the Issuer or such Restricted Subsidiary that is expressly (i) assumed by a Person other than the Issuer or a Restricted Subsidiary, or (ii) is expunged by the holder of such liability, and with respect to which, in each case, the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released from further liability with respect thereto;

•	the amount of any obligations or securities received from such Transferee that are within 180 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received); and

•	any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause since the Issue Date that is at the time outstanding and held by the Issuer or any Restricted Subsidiary, not to exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with any Asset Sale is repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion, sale or other disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or a Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply an amount equal to all or any of the Net Available Proceeds therefrom as follows:

(a)     to repay or otherwise retire amounts owing under the Credit Facilities in accordance with the Credit Facilities;

(b)     to repay or otherwise retire amounts owing under other Indebtedness (other than Subordinated Obligations) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto; and/or

(c)     to make (i) an Investment in or expenditure for assets (including Capital Stock of any Person) that replace the assets that were the subject of the Asset Sale or in assets (including Capital Stock of any Person) that will be used in the Permitted Business and (ii) capital expenditures that will be used in the Permitted Business (or, in each case of (i) and (ii), enter into a binding commitment for any such investment or expenditure); provided that such binding commitment shall be treated as a permitted application of the Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such investment or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period. If the Investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Issuer will be required to make an offer to purchase from all noteholders an aggregate principal amount of Notes and, if the Issuer is required to do so under the terms of any other Indebtedness ranking pari passu with such Notes, such other Indebtedness on a pro rata basis with the Notes, equal to the amount of such Excess Proceeds (a “Net Proceeds Offer”) in accordance with the procedures set forth in the Indenture.

The offer price for the Notes will be payable in cash and will be equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”). If the aggregate Offered Price of Notes validly tendered and not withdrawn by noteholders thereof exceeds the amount of Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds shall be reduced to zero.

To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer (and if applicable, the aggregate amount of pari passu Indebtedness being repaid, on a pro rata basis with the Notes) is less than the Excess Proceeds (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes.

In the event of the Transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Merger, Consolidation and Sale of Assets,” the Transferee shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so Transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of this compliance.

Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)     pay dividends or make any other distributions on its Capital Stock to the Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(b)     make any loans or advances to, or guarantee any Indebtedness of, the Issuer or any other Restricted Subsidiary, or

(c)     Transfer any of its assets to the Issuer or any other Restricted Subsidiary,

except:

(1)     any encumbrance or restriction pursuant to an agreement as in effect at or entered into on the Issue Date (including the Indenture and the Credit Facilities), as such encumbrance or restriction is in effect on the Issue Date;

(2)     any Lien permitted under the Indenture that restricts the Transfer of assets which are subject to such Lien;

(3)     restrictions on the Transfer of assets imposed under any agreement to sell such assets permitted under the Indenture pending the closing of such sale;

(4)     any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

(5)     customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the Transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;

(6)     Purchase Money Indebtedness and Capital Lease Obligations incurred pursuant to clause (8) of the definition of “Permitted Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(7)     any encumbrances or restrictions imposed by any amendments or Refinancings of the contracts, instruments or obligations referred to in clause (1), (4) or (6) above or clause (11) below;

provided that such amendments or Refinancings are, in the good faith judgment of the Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or Refinancing;

(8)     covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business;

(9)     any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the Transfer of the lease or the property leased thereunder;

(10)     customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Issuer and the Restricted Subsidiaries between the Issuer or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;

(11)     any agreement as in effect at the time any Person becomes a Subsidiary of the Issuer; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(12)     any agreement with respect to Indebtedness of a Foreign Subsidiary permitted under the Indenture so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Foreign Subsidiary;

(13)     indentures, agreements, notes, instruments and other documents governing Indebtedness permitted to be incurred under the Indenture so long as the restrictions imposed pursuant to such Indebtedness are no more restrictive, taken as a whole, than those restrictions contained in the Credit Facilities on the Issue Date; and

(14)     any restriction imposed by applicable law, rule, regulation or order.

Additional Guarantees

The Issuer will cause any Subsidiary, whether currently existing, or subsequently acquired or created, that Guarantees the Issuer’s obligations or the obligations of any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities to fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture.

Merger, Consolidation and Sale of Assets

(A)     The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of the Issuer to Transfer) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless

(1)     either

(a)     the Issuer is the surviving or continuing Person; or

(b)     the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Transferee of such assets (the “Issuer Surviving Entity”):

(x)     is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; and

(y)     expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant under the Notes, the Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed; and

(2)     each of the conditions specified in paragraph (C) below is satisfied.

For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of the Issuer.

The Indenture provides that upon any consolidation or merger in which the Issuer is not the continuing Person, or any Transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, the Issuer Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Registration Rights Agreement with the same effect as if such the Issuer Surviving Entity had been named as such.

(B)     No Guarantor will, and the Issuer will not cause or permit any such Guarantor to, consolidate with or merge with or into any Person unless

(1)     either

(a)     such Guarantor shall be the surviving or continuing Person; or

(b)     the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all of the obligations of such Guarantor under its Guarantee and the performance of every covenant under such Guarantor’s Guarantee and the Indenture on the part of such Guarantor to be performed or observed; and

(2)     each of the conditions specified in paragraph (C) below (other than clause (1) thereof) is satisfied.

The requirements of this paragraph (A) and (B) shall not apply to (x) a consolidation or merger of any Guarantor with and into the Issuer or any other Guarantor, so long as the Issuer or a Guarantor survives such consolidation or merger, or (y) a Transfer of any Guarantor that complies with the covenant described under “— Limitation on Asset Sales.”

(C)     The following additional conditions shall apply to each transaction described in paragraph (A) or (B), except that clause (1) below shall not apply to a transaction described in paragraph (B):

(1)     immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer (or the Issuer Surviving Entity, if applicable)

(x)     could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(y)     the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(2)     immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default has occurred and is continuing; and

(3)     the Issuer shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable.

SEC Reports

Whether or not the Issuer is then subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) if the Issuer were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Issuer would be required so to file such documents if the Issuer were so subject, unless, in any case, if such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, the Issuer will, within 15 days of each Required Filing Date, transmit by mail to noteholders, as their names and addresses appear in the Note register, without cost to such noteholders, and file with the Trustee copies of, the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Issuer were subject to such Section 13(a) or 15(d), and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Issuer’s cost.

So long as the rules and regulations of the Commission would allow (including pursuant to any applicable exemptive relief) the Issuer to file periodic reports or information (if they were required by the Exchange Act to file such reports or information) on a consolidated or combined basis, the Issuer will be deemed to have satisfied their requirements in the above paragraphs if the Issuer files the reports and other information of the types otherwise so required within the applicable time periods. The Issuer also will comply with the other provisions of TIA § 314(a).

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Covenant Suspension

During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1)     ‘‘— Limitation on Incurrence of Indebtedness”;

(2)     ‘‘— Limitation on Restricted Payments”;

(3)     ‘‘— Limitation on Transactions with Affiliates”;

(4)     ‘‘— Limitation on Asset Sales”;

(5)     ‘‘— Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

(6)     “Additional Guarantees”;

(7)     ‘‘— Conduct of Business”; and

(8)     clause (C)(1) of “Merger, Consolidation and Asset Sales.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Issuer or any of its

affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.” The ability of the Issuer and the Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Events of Default

Any of the following shall constitute an Event of Default:

(1)     default for 30 days in the payment when due of interest on any Note;

(2)     default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

(3)     failure to perform or comply with the covenant described under “— Change of Control”;

(4)     failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than any specified in clause (1), (2) or (3) above) which failure continues for 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of then outstanding Notes;

(5)     default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, which

•	is caused by a failure to pay such Indebtedness at Stated Maturity (after giving effect to any grace period related thereto) (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its Stated Maturity;

and in each case, the principal amount of any such Indebtedness as to which a Payment Default or acceleration shall have occurred, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)     one or more final and non-appealable judgments, orders or decrees for the payment of money of $25.0 million or more, individually or in the aggregate, shall be entered against the Issuer or any Restricted Subsidiary or any of their respective properties and which final and non-appealable judgments, orders or decrees are not covered by third party indemnities or insurance as to which coverage has not been disclaimed and are not paid, discharged, bonded or stayed within 60 days after their entry;

(7)     a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Issuer or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8)     the Issuer or any of its Significant Subsidiaries:

•	commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•	consents to the entry of a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or any of its Significant Subsidiaries; or

•	files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•	consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or of any substantial part of its property; or

•	makes an assignment for the benefit of creditors; or

•	admits in writing its inability to pay its debts generally as they become due; or

•	takes corporate action in furtherance of any such action; or

(9)     the Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default occurs and is continuing (other than an Event of Default described in clause (7) or (8) above with respect to the Issuer), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (7) or (8) above occurs with respect to the Issuer, the principal of and interest on all the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Except to enforce the right to receive payment of principal or interest when due, no noteholder may pursue any remedy with respect to the Indenture or the Notes unless:

•	such holder has previously given the Trustee notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

•	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder notice of the Default within 90 days after it occurs. Notwithstanding the foregoing, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Except as provided below, the Notes and the Indenture may be amended with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

Without the consent of each holder of an outstanding Note affected thereby, no amendment or waiver may:

•	reduce the principal of or change the fixed maturity of any Note;

•	alter the provisions with respect to the redemption or purchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any offer to purchase required under the covenants described under “— Change of Control”);

•	waive a redemption or purchase payment due with respect to any Note;

•	reduce the rate of or change the time for payment of interest on any Note;

•	waive a Default in the payment of principal or interest on the Notes (except that holders of at least a majority in aggregate principal amount of then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment default and (y) waive the payment default that resulted from such acceleration);

•	make the principal of or interest on any Note payable in money other than United States Dollars;

•	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

•	make the Notes or any Guarantee subordinated by their or its terms in right of payment to any other Indebtedness;

•	release any Guarantor that is a Significant Subsidiary from its Guarantee except in compliance with the Indenture; or

•	make any change in the amendment and waiver provisions of the Indenture.

Without the consent of any noteholder, the Issuer and the Trustee may amend the Notes and the Indenture:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture in accordance with the covenant described under “— Merger, Consolidation and Sale of Assets”;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

•	to add a Guarantor;

•	to release a Guarantor from its Guarantee when permitted by the Indenture;

•	to add to the covenants of the Issuer for the benefit of the noteholders or to surrender any right or power conferred upon the Issuer;

•	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•	to make any other change that does not materially adversely affect the rights of any noteholder; or

•	to conform the Indenture to this Description of Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment or waiver under the Indenture becomes effective, the Issuer is required to mail to noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Transfer

Notes will be issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Discharge of Indenture and Defeasance

The Indenture will, subject to certain surviving provisions, cease to be of further effect when:

(1)     the Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2)     all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Issuer pays all other sums payable under the Indenture by the Issuer. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an officers’ certificate and an opinion of counsel and at the cost and expense of the Issuer.

Subject to the conditions to defeasance described below and in the Indenture and the survival of certain provisions, the Issuer at any time may terminate:

(1)     all its obligations under the Notes and the Indenture (“legal defeasance option”); or

(2)     its obligations under certain restrictive covenants and the related Events of Default (“covenant defeasance option”).

the Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (2) of the immediately preceding paragraph.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. An affiliate of the Registrar and Paying Agent is acting as an initial purchaser of the Notes.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any noteholder, unless such noteholder shall have offered to the Trustee security or indemnity satisfactory to it against any cost, expense and liabilities which might be incurred by it in compliance with such request.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any of its subsidiaries will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed in connection with the acquisition of the stock or any asset or assets from another Person; provided that such Indebtedness was not incurred by such Person in connection with or in contemplation of such merger or acquisition.

“affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)     1.0% of the principal amount of such Note; and

(2)     the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at November 1, 2013 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through November 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) then outstanding principal amount of such Note.

“Asset Sale” means any Transfer by the Issuer or any Restricted Subsidiary (other than to the Issuer or a Restricted Subsidiary) of:

•	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

•	all or substantially all the assets of any division, business segment or comparable line of business of the Issuer or any Restricted Subsidiary; or

•	any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary.

Notwithstanding the foregoing, the term “Asset Sale” shall not include:

(1)     for purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales,” a Transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or permitted under “— Merger, Consolidation and Sale of Assets”;

(2)     sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the Fair Market Value thereof;

(3)     sales or grants of non-exclusive licenses to use the patents, trade secrets, know-how and other intellectual property of the Issuer or any Restricted Subsidiary to the extent that such licenses are granted in the ordinary course of business, and do not prohibit the Issuer or any Restricted Subsidiary from using the technologies licensed and do not require the Issuer or any Restricted Subsidiary to pay any fees for any such use;

(4)     a Transfer pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Issuer or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;

(5)     a Transfer involving only Temporary Cash Investments or Inventory in the ordinary course of business;

(6)     any Transfer of damaged, worn-out or obsolete equipment in the ordinary course of business;

(7)     the lease or sublease of any real or personal property in the ordinary course of business;

(8)     a Transfer of assets having a Fair Market Value and a sale price of less than $5.0 million;

(9)     any Transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received;

(10)     dispositions of accounts receivable in connection with the collection or compromise thereof;

(11)     dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code; or

(12)     dispositions of the Equity Interests of or other Investments in any joint venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such joint venture.

“Bank Collateral Agent” means, collectively, the Persons designated as such under the Credit Facilities or any Person otherwise performing the duties typical of a collateral agent under a credit facility like the Credit Facilities.

“Basket” has the meaning set forth under “— Certain Covenants — Limitation on Restricted Payments.”

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the Issuer or any of its Restricted Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following events:

(1)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

(2)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)     the Issuer consolidates with or merges with or into another Person or another Person merges with or into the Issuer, or all or substantially all the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are Transferred to another Person, and, in the case of any such merger or consolidation, the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or

(4)     the Issuer liquidates or dissolves or the stockholders of the Issuer adopt a plan of liquidation or dissolution.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Fixed Charges for such four fiscal quarters; provided that:

(1)     if the Issuer or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and prior to the event for which the Consolidated Coverage Ratio is being calculated that remains outstanding prior to the event for which the calculation is being made, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period);

(2)     if since the beginning of such period the Issuer or any Restricted Subsidiary shall have Transferred any assets in an Asset Sale, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (whether positive or negative) directly attributable to the assets which are the subject of such Transfer for such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Issuer and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Transfer for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)     if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit or division of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4)     if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Transfer of assets in an Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or clause (3) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Transfer, Investment or acquisition occurred on the first day of such period; and

(5)     if the Issuer or any Restricted Subsidiary has repaid any Indebtedness since the beginning of such period that no longer remains outstanding on such date of determination, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to the repayment of such Indebtedness as if such Indebtedness had repaid on the first day of such period as if such discharge had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the amount of income, earnings or expense relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be (i) based on the reasonable good faith judgment of a responsible financial or accounting officer of the Issuer and (ii) set forth in a certificate delivered to the Trustee from such officer (it may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction (which are being given pro forma effect) that are reasonably expected to be realized in the twelve month period immediately subsequent to such transaction). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Fixed Charges” means, with respect to any period, the sum (without duplication) of:

(1)     the interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation:

•	amortization of debt issuance costs and debt discount;

•	the net payments, if any, under Interest Rate Agreements (including amortization of discounts);

•	the interest portion of any deferred payment obligation;

•	accrued interest;

•	commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers acceptance financings;

(2)     the interest component of the Capital Lease Obligations paid or accrued during such period;

(3)     all interest capitalized during such period;

(4)     interest accrued during such period on Indebtedness of the type described in clause (6) or (7) of the definition of “Indebtedness”;

(5)     the product of

•	the amount of all dividends on any series of Preferred Stock of the Issuer and the Restricted Subsidiaries (other than dividends paid in Qualified Stock and other than dividends paid to the Issuer or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period;

•	a fraction, the numerator of which is one and the denominator of which is one minus then current effective consolidated Federal, state and local tax rate of the Issuer, expressed as a decimal; and

(6)     fees related to a Qualified Securitization Transaction.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:

(1)     any extraordinary, unusual, or non-recurring gains or losses or expenses;

(2)     any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(3)     the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its stockholders;

(4)     any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Capital Stock of any Person;

(5)     any net after-tax income or loss from discontinued operations; and

(6)     the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means, as of any date of determination, the Total Assets less the sum of (1) the goodwill, net, and other intangible assets, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements have been or are required to have been delivered pursuant to the Indenture, as applicable, as of the date of determination, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Investment, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”

“Credit Facilities” means (i) that certain $450,000,000 Credit Agreement dated as of February 28, 2008 among the Issuer, as U.S. borrower, Solutia Europe SPRL/BVA and Flexsys SA/NV, as European borrowers, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, (ii) that certain $1,200,000,000 Credit Agreement dated as of February 28, 2008 among the Issuer, as borrower, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, and (iii) any other documents evidencing Indebtedness, and in each case including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified or Refinanced from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement, including, without limitation, any indenture or indentures, and any successor or replacement agreement or agreements, including, without limitation, any indenture or indentures with the same or any other agents, creditor, lender or group of creditors, lenders, trustee or noteholders.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)     matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or

(2)     is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes and for consideration that is not Qualified Stock;

provided that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Issuer or any Restricted Subsidiary to redeem or purchase such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “— Change of Control” and such Capital Stock specifically provides that the Issuer or such Restricted Subsidiary will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “— Change of Control.”

“Domestic Subsidiary” means a Restricted Subsidiary of the Issuer that is not a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)     Consolidated Fixed Charges;

(2)     income tax expense determined on a consolidated basis in accordance with GAAP;

(3)     depreciation expense determined on a consolidated basis in accordance with GAAP;

(4)     amortization expense determined on a consolidated basis in accordance with GAAP;

(5)     amounts attributable to minority interest;

(6)     any unusual or non-recurring non-cash charge (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(7)     all costs and expenses arising from or related to the Notes, the Credit Facilities, the Equity Rights Offering, the Creditor Rights Offering or Solutia’s emergence from Chapter 11 protection incurred prior to the first anniversary of the Issue Date;

(8)     non-cash stock compensation, including any non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements;

(9)     to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss;

(10)     fees related to a Qualified Securitization Transaction;

(11)     one-time cash charges associated with plant closures and other restructuring charges, in all cases not exceeding $75.0 million in the aggregate prior to the final maturity date of the Notes (excluding any such charges pursuant to the Transactions); and

(12)     to the extent non-recurring and not capitalized, any fees, costs and expenses of the Issuer and its Restricted Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales permitted hereunder and the issuance, repayment or amendment of Equity Interests or Indebtedness permitted hereunder (in each case, whether or not consummated);

provided that EBITDA shall be reduced by the following:

(a)     all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests);

(b)     any non-recurring gains; and

(c)     amounts paid in cash as dividends or other distributions to holders of minority interests.

“Equity Offering” means a public or private offering or placement of Capital Stock of the Issuer (other than Disqualified Stock) that generates gross proceeds to the Issuer thereof of at least $25 million.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $20 million shall be determined by the Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

“Foreign Subsidiary” means (i) a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia, and (ii) any Restricted Subsidiary that has no material assets other than Capital Stock, securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof).

“GAAP” means generally accepted accounting principles in the United States of America as in effect and adopted by the Issuer on the Issue Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)     entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Guarantee” means a full and unconditional senior guarantee of the Notes pursuant to the Indenture.

“Guarantor” means any Restricted Subsidiary of the Issuer that issues a Guarantee of the Notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes.

“incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent:

(1)     all indebtedness of such Person for borrowed money or for the deferred purchase price of assets or services or which is evidenced by a note, bond, debenture or similar instrument, to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)     all Capital Lease Obligations of such Person;

(3)     all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person;

(4)     net obligations of such Person under Interest Rate Agreements or Currency Agreements;

(5)     all Disqualified Stock issued by such Person and all Preferred Stock issued by any Restricted Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon;

(6)     to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (1) through (5) above; and

(7)     all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness.

For the avoidance of doubt, “Indebtedness” shall not include:

(a)     current trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices;

(b)     deferred tax obligations;

(c)     minority interest;

(d)     non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and

(e)     obligations of the Issuer or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of Inventory at a time in the future entered into in the ordinary course of business.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the Fair Market Value of, such Disqualified Stock, such Fair Market Value is to be determined in good faith by the board of directors of the Issuer of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the Indenture.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or affiliates do not, have a material financial interest in the Issuer or any of its Subsidiaries; and

•	which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Inventory” has the meaning provided in the Uniform Commercial Code of the State of New York, as amended.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. “Investment” excludes (a) any Restricted Payment of the type described in clause (2) of the definition “Restricted Payment” and (b) any purchase or acquisition of Indebtedness of the Issuer or any of its Subsidiaries.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1)     “Investment” shall include the portion (proportionate to the Issuer’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2)     any asset Transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such Transfer; and

(3)     if the Issuer or any Restricted Subsidiary Transfers any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such Transfer or issuance, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such Transfer or issuance equal to the Fair Market Value of the Capital Stock of such Person held by the Issuer or such Restricted Subsidiary immediately following any such Transfer or issuance.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the Notes are originally issued.

“Issuer Surviving Entity” has the meaning set forth under “— Merger, Consolidation and Sale of Assets.”

“Lien” means, any mortgage, deed of trust, lien, pledge, charge, debenture, security interest or encumbrance of any kind in respect of an asset with respect to any asset then held by the Issuer or a Restricted Subsidiary, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the UCC or equivalent statutes) of any jurisdiction other than to evidence a lease.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” from an Asset Sale means the aggregate cash proceeds received by such Person and/or its affiliates in respect of such transaction, which amount is equal to the excess, if any, of:

(1)     the cash received by such Person and/or its affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such transaction, over

(2)     the sum of (a) the amount of any Indebtedness that is secured by such asset and which is repaid by such person in connection with such transaction (other than any such Indebtedness assumed by the purchaser of such assets), plus (b) all fees, commissions, and other expenses incurred by such Person in connection with such transaction, plus (c) provision for taxes, including income taxes, attributable to the transaction or attributable to required prepayments or repayments of Indebtedness with the proceeds of such transaction, including any withholding taxes imposed on the repatriation of proceeds plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such transaction undertaken by the Issuer or any of its Restricted Subsidiaries in connection with such transaction, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such transaction, plus (f) any reasonable reserves established by, and reflected on the financial statements of, the Issuer and its Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (c) above) (x) associated with the assets that are the subject of such event and (y) retained by the Issuer or any Restricted Subsidiary to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Issuer or any Restricted Subsidiary within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Available Proceeds” on the date of such reduction.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing such Indebtedness.

“Permitted Business” means (1) the same or a similar line of business as the Issuer and the Restricted Subsidiaries are engaged in on the Issue Date as described in this prospectus supplement and (2) such business activities as are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing. Businesses related to the manufacturing, sale or distribution of high performance chemical-based products and materials are Permitted Businesses.

“Permitted Indebtedness” has the meaning set forth in the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”

“Permitted Investment” means:

(1)     any Investment in Temporary Cash Investments or the Notes;

(2)     any Investment in the Issuer or any Restricted Subsidiary;

(3)     any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

•	such Person becomes a Restricted Subsidiary; or

•	such Person is merged or consolidated with or into, or Transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Guarantor;

(4)     receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)     loans or advances to employees of the Issuer or any Restricted Subsidiary that are made in the ordinary course of business of the Issuer or such Restricted Subsidiary, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (5) that are at the time outstanding, not to exceed $15.0 million;

(6)     Investments to the extent such Investment represents the non-cash portion of the consideration received in an Asset Sale as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Asset Sales” or represents consideration received from the sale of assets not considered to be an Asset Sale for purposes of such covenant;

(7)     Investments of cash or Temporary Cash Investments in any Restricted Subsidiary that is not a Guarantor in the form of Indebtedness that is not subordinated by its terms to any other obligations;

(8)     Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9)     Hedging Obligations incurred pursuant to clause (7) of the definition of “Permitted Indebtedness”;

(10)     Additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $100.0 million or 5.0% of the Consolidated Net Tangible Assets of the Issuer;

(11)     any Investment by the Issuer or a Wholly Owned Subsidiary of the Issuer in a Securitization Entity; provided that such Investment is in the form of a Purchase Money Note or an equity interest or interests in accounts receivable generated by the Issuer or any of its Subsidiaries;

(12)     any Indebtedness of the Issuer to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Issuer from any such Subsidiary which assets are subsequently conveyed by the Issuer to a Securitization Entity in a Qualified Securitization Transaction;

(13)     any guarantees of Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness”;

(14)     Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(15)     security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and governmental authorities that are utility companies, in each case, made in the ordinary course of business of the Issuer and its Subsidiaries;

(16)     Investments existing on the Issue Date;

(17)     advances of payroll payments to employees in the ordinary course of business; and

(18)     Investments in respect of Treasury Services Agreements permitted under clause (13) of the definition of “Permitted Indebtedness.”

The amount of any Permitted Investment made in assets other than cash shall be its Fair Market Value.

The amount of any Investments outstanding for purposes of clause (10) or (14) above and the amount of Investments deemed made since the Issue Date for purposes of clause (6) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments” shall be equal to the aggregate amount of Investments made pursuant to such clause reduced (but not below zero) by the following (to the extent not included in the calculation of Consolidated Net Income for purposes of determining the Basket and without duplication):

•	the aggregate net proceeds (including the Fair Market Value of assets other than cash) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment made pursuant to such clause;

•	the net reduction in Investments made pursuant to such clause resulting from dividends, repayments of loans or advances or other Transfers of assets to the Issuer or any Restricted Subsidiary;

•	to the extent that the amount available for Investments under such clause was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; and

•	the net reduction in Investments made pursuant to such clause resulting from repayment of letters of credit or the expiration of letters of credit undrawn.

“Permitted Liens” means:

(1)     Liens on assets of a Person at the time such Person becomes a Subsidiary or when such assets are acquired (including by way of merger with such Person); provided that (a) such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary or such assets were acquired and (b) such Lien does not extend to cover any assets of the Issuer or any other Restricted Subsidiary;

(2)     Liens existing on the Issue Date other than Liens securing Indebtedness incurred under clause (3) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(3)     Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens, in each case, for sums not yet due or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(4)     Liens for taxes, assessments and governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(5)     Liens on assets acquired or constructed after the Issue Date securing Purchase Money Indebtedness and Capital Lease Obligations; provided that such Liens shall in no event extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Purchase Money Indebtedness or Capital Lease Obligations;

(6)     zoning restrictions, easements, rights-of-way, restrictions on the use of real property, other similar encumbrances on real property incurred in the ordinary course of business and minor irregularities of title to real property that do not (a) secure Indebtedness or (b) individually or in the aggregate materially impair the value of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of the Issuer and the Restricted Subsidiaries at such real property;

(7)     terminable or short-term leases or permits for occupancy, which leases or permits (a) expressly grant to the Issuer or any Restricted Subsidiary the right to terminate them at any time on not more than six months’ notice and (b) do not individually or in the aggregate interfere with the operation of the business of the Issuer or any Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto;

(8)     Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

(9)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary in accordance with the provisions of the Indenture in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10)     Liens securing Refinancing Indebtedness relating to Permitted Liens of the type described in clauses (1), (2) and (5) of this definition; provided that such Liens extend only to the assets securing the Indebtedness being Refinanced;

(11)     other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the greater of (i) $50.0 million or (ii) 3.5% of Consolidated Net Tangible Assets;

(12)     Liens securing Indebtedness incurred under clause (3) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(13)     Liens securing Hedging Obligations of the type described in clause (7) of the definition of “Permitted Indebtedness”;

(14)     Liens securing Indebtedness of Foreign Subsidiaries;

(15)     Liens in favor of the Issuer or any Guarantor;

(16)     Liens on assets or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary;

(17)     pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(18)     Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the UCC;

(19)     Liens arising or that may be deemed to arise in favor of a Securitization Entity arising in connection with a Qualified Securitization Transaction;

(20)     pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), in each case incurred in the ordinary course of business;

(21)     Liens in favor of the issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

(22)     Liens occurring solely by the filing of a UCC statement (or similar filings), which filing (A) has not been consented to by the Issuer or any Restricted Subsidiary or (B) arises solely as a precautionary measure in connection with operating leases or consignment of goods;

(23)     any obligations or duties affecting any property of the Issuer or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(24)     Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(25)     Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(26)     deposits, pledges or other Liens to secure obligations under purchase or sale agreements;

(27)     Liens in the form of licenses, leases or subleases on any asset incurred by the Issuer or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Issuer or such Subsidiary and is incurred in the ordinary course of business;

(28)     Liens on receivables subject to factoring transactions;

(29)     Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Issuer or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance;

(30)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Issuer or any of its Restricted Subsidiaries;

(31)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(32)     ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(33)     Liens or other matters disclosed in title policies in connection with the Credit Facilities;

(34)     Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under “— Certain Covenants — Limitation on Asset Sales” in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien; and

(35)     Liens securing Indebtedness permitted to be incurred under clause (19) under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” mean Indebtedness:

•	consisting of the deferred purchase price of assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations, mortgages and obligations in respect of industrial revenue bonds or similar Indebtedness; and

•	incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of such asset, including additions and improvements or the installation, construction or improvement of such asset;

provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 120 days after such acquisition of, or the completion of construction of, such asset by the Issuer or Restricted Subsidiary.

“Purchase Money Note” means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Issuer or any of its Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuer, any Restricted Subsidiary or a Securitization Entity pursuant to which the Issuer or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Issuer or any Restricted Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Issuer or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Issuer or any Restricted Subsidiary which arose in the ordinary course of business of the Issuer or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock of the Issuer other than Disqualified Stock.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in part or in whole. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness that does not:

(1)     result in an increase in the aggregate principal amount of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred in connection with such Refinancing) or

(2)     create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if the Indebtedness being Refinanced is subordinated in right of payment by its terms to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinated in right of payment by its terms to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) the obligor(s) on the Refinancing Indebtedness shall not include any Person that is not the Issuer or a Guarantor or a Person that is an obligor on the Indebtedness being Refinanced.

“Restricted Payment” means, with respect to any Person:

(1)     any dividend or other distribution declared or paid on any Capital Stock of the Issuer (other than dividends or distributions payable solely in Qualified Stock); or

(2)     any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer;

(3)     any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations prior to the Stated Maturity thereof (other than any Purchase Money

Indebtedness incurred after the Issue Date upon the sale, condemnation or casualty of the related asset); or

(4)     the making of an Investment (other than a Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary of the Issuer as an Unrestricted Subsidiary).

“Restricted Subsidiary” means each Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Securitization Entity” means a Wholly Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer Transfers accounts receivable):

(1)     which is designated by the Board of Directors (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable;

(2)     no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Issuer or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Issuer or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Issuer or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Issuer or any of its Subsidiaries;

(3)     with which neither the Issuer nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(4)     to which neither the Issuer nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of the Issuer on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any of its Subsidiaries which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Issuer or a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinated by its terms in right of payment to the Notes or the Guarantee of the Issuer or such Guarantor.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which Voting Stock representing more than 50% of the total voting power of all outstanding Voting Stock of such Person is at the time owned, directly or indirectly, by:

•	such Person;

•	such Person and one or more Subsidiaries of such Person; or

•	one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1)     any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)     investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)     repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)     investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of the Issuer) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is “P-2” or higher from Moody’s, “A-2” or higher from S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined above);

(5)     investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Moody’s or “A” by S&P; and

(6)     shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (5) above.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer.

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, consolidation, merger or otherwise, in one transaction or a series of transactions. “Transferred,” “Transferor” and “Transferee” have correlative meanings.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to November 1, 2013; provided, however, that if the period from the Redemption Date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Services Agreements” means, with respect to the Issuer or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

•	any Subsidiary of the Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary by the Company; and

•	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

•	no Default has occurred and is continuing or would occur as a consequence thereof;

•	(x) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

•	either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments” (treating the Fair Market Value of the Issuer’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

•	no Default has occurred and is continuing; and

•	Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Indenture.

Any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, that involves total assets of $20.0 million or more shall be approved by the Board of Directors.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)     then outstanding aggregate principal amount of such Indebtedness into

(2)     the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer and/or one or more Wholly Owned Subsidiaries.

BOOK ENTRY; DELIVERY AND FORM

The Notes sold will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of The Depository Trust Company (the “Depositary”), and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Notes that are issued as described below under “— Certificated Notes” will be issued in definitive form. Upon the transfer of Notes in definitive form, such Notes will, unless the global securities have previously been exchanged for Notes in definitive form, be exchanged for an interest in the global securities representing the aggregate principal amount of Notes being transferred.

The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The Company expects that pursuant to procedures established by the Depositary, upon the issuance of the global securities, the Depositary will credit, on its book-entry registrations and transfer system, the aggregate principal amount of Notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of the Notes. Ownership of beneficial interests in the global securities will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interest) and such participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the Holder of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the Notes for all purposes of the Notes and the Indenture. Except as set forth below, you will not be entitled to have the Notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owner or Holder of any Notes under the global securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the Holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The Company will make all payments on Notes represented by the global securities registered in the name of and held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the owner and Holder of the global securities.

The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global securities as shown on the records of the

Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of the Depositary, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, the Notes represented by the global securities will be exchangeable for certificated Notes in definitive form of like tenor as such Notes if (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global securities and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or (2) the Company in its discretion at any time determines not to have all of the Notes represented by the global securities.

Any Notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of Notes that purchase the Notes in this offering at their issue price (as defined below) and that will hold the Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, controlled foreign corporations, corporations that accumulate earnings to avoid United States federal income tax, passive foreign investment companies, S corporations, partnerships or other pass through entities for United States federal income tax purposes (or investors in such entities), insurance companies, dealers or traders in securities or currencies, certain former citizens or residents of the United States and taxpayers subject to the alternative minimum tax. This summary also does not discuss Notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed.

In the case of a beneficial owner of Notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the Notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, then you should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States Holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of Stated Interest

Stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) that holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid stated interest, which will be treated as ordinary income to the extent not previously included in income). A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, increased by any original issue discount (“OID”) previously includible in income by the United States Holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information Reporting and Backup Withholding Tax

In general, certain information must be reported to the IRS with respect to payments of interest (including any OID) on a note and payments of the proceeds of the sale or other disposition (including a retirement or redemption) of a note, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresidential alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition (including a retirement or redemption) of a note will be considered “United States trade or business income” if the income or gain is effectively connected with the conduct of a United States trade or business.

Payment of Interest

Subject to the discussion of backup withholding tax below, interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States withholding tax under the “portfolio interest exemption;” provided that (i) the non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of Solutia stock entitled to vote, (ii) the non-United

States Holder is not a controlled foreign corporation related to Solutia, actually or constructively, (iii) the non-United States Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (iv) the interest income is not United States trade or business income of the non-United States Holder, and (v) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Notes on behalf of the non-United States Holder and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. United States trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in generally the same manner as a United States Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such United States trade or business income may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is United States trade or business income, a non-United States Holder must provide either:

•	a properly executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or;

•	a properly executed IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is United States trade or business income.

Sale, Exchange, Redemption, Retirement or other Disposition of Notes

Subject to the discussion of backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a note (other than any amount representing accrued but unpaid stated interest on the note, which is subject to the rules discussed above under “— Non-United States Holders — Payment of Interest”) unless (i) the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case such holder will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain United States source capital losses), or (ii) the gain is United States trade or business income (in which case such holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from disposition (including a retirement or redemption) of, a note, unless the payor knows or has reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the Underwriters, the Underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of Notes offered by this prospectus supplement at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal
Amount of
Underwriter	Notes

Deutsche Bank Securities Inc.	$152,000,000
Jefferies & Company, Inc.	$104,000,000
Citigroup Global Markets Inc.	$60,000,000
J.P. Morgan Securities Inc.	$40,000,000
HSBC Securities (USA) Inc.	$20,000,000
Fifth Third Securities, Inc.	$12,000,000
KBC Financial Products USA Inc.	$12,000,000

$400,000,000

The underwriting agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The underwriting agreement provides that the Underwriters will purchase all of the Notes if any of them are purchased.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with the offering.

	Per Note	Total

Public offering price(1)	100.000%	$400,000,000
Underwriting discount	2.250%	$9,000,000
Estimated proceeds to us, before expenses	97.750%	$391,000,000

(1)	Plus accrued interest from October 15, 2009, if settlement occurs after that date.

After commencement of the offering, the offering price and other selling terms may be changed by the Underwriters.

The Notes are not listed on any securities exchange or included in any quotation system. The Underwriters have advised us that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

We have agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A penalty bid is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The Underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The Underwriters have advised us that they do not intend to confirm sales to any account over which any of them exercises discretionary authority.

Certain of the Underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. An affiliate of Citigroup Global Markets Inc. is the administrative agent, an affiliate of Citigroup Global Markets Inc. is the European collateral agent and an affiliate of Deutsche Bank Securities, Inc. is the syndication agent under our ABL Facility. An affiliate of Citigroup Global Markets Inc. is the administrative agent and the collateral agent and an affiliate of Deutsche Bank Securities Inc. is the documentation agent under our Term Loan Facility. Each of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. acted as a joint lead arranger and joint bookrunner under our Term Loan Facility, and our ABL Facility. Affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc. and KBC Financial Products USA Inc. are lenders under our Term Loan Facility and hold commitments to make revolving loans under our ABL Facility. A portion of the proceeds of this offering will be used to repay indebtedness under the Term Loan Facility. Jefferies & Company, Inc. acted as lead arranger on the $74 million loan to our German subsidiary Flexsys Verkauf GmbH on May 2009. Jefferies & Company, Inc. and Deutsche Bank Securities Inc. acted as joint bookrunners for our two equity offerings in August 2008, the proceeds of which were used to repay the Bridge Facility. In addition, Jefferies & Company, Inc. acted as an underwriter in our June 2009 equity offering, the proceeds of which were used to pay down all outstanding revolving balances, fully repay the loan to Flexsys Verkauf GmbH, and for general corporate purposes.

LEGAL MATTERS

The validity of the notes, the guarantees and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2008 (Successor Company) and 2007 (Predecessor Company), and for the ten month period ended December 31, 2008 (Successor Company), two month period ended February 29, 2008 (Predecessor Company) and each of the two years in the period ended December 31, 2007 (Predecessor Company) included and incorporated by reference in this prospectus and the related financial statement schedule, incorporated by reference in this prospectus, and the effectiveness of Solutia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is included and incorporated by reference (which report expresses unqualified opinions and includes explanatory paragraphs relating to Solutia’s reorganization under Chapter 11 of the United States Bankruptcy Code, changes in accounting principle and classification of its integrated nylon business as discontinued operations). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 (revised with regard to Items 6, 7 and 8, which were refiled under Form 8-K on July 27, 2009, and Item 8, which was refiled under Form 8-K on October 5, 2009);

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 (revised with regard to Item 1 which was refiled under Form 8-K on October 5, 2009); and

•	our Current Reports on Form 8-K filed on February 11, 2009, February 23, 2009, April 1, 2009, April 6, 2009, April 29, 2009, June 3, 2009, June 22, 2009, July 27, 2009 (except Item 2.02 thereof), July 30, 2009 and October 5, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.solutia.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus supplement any of the information included in our website.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number

Annual Consolidated Financial Statements as of December 31, 2008 and 2007 and for the ten months ended December 31, 2008, the two months ended February 29, 2008 and for each of the two years in the periods ended December 31, 2007 and December 31, 2006

Report of Independent Registered Public Accounting Firm — Deloitte & Touche LLP	F-2
Management’s Report on Internal Control over Financial Reporting	F-4
Consolidated Statement of Operations	F-5
Consolidated Statement of Comprehensive Income (Loss)	F-6
Consolidated Statement of Financial Position	F-7
Consolidated Statement of Cash Flows	F-8
Consolidated Statement of Shareholders’ Equity (Deficit)	F-10
Notes to Consolidated Financial Statements	F-11
Quarterly Consolidated Financial Statements as of June 30, 2009 and December 31, 2008 and for the three and six months ended June 30, 2009, the four and three months ended June 30, 2008 and the two months ended February 29, 2008

Consolidated Statement of Operations (unaudited)	F-71
Consolidated Statement of Comprehensive Income (unaudited)	F-71
Consolidated Statement of Operations (unaudited)	F-72
Consolidated Statement of Comprehensive Income (unaudited)	F-72
Consolidated Statement of Financial Position (unaudited)	F-73
Consolidated Statement of Cash Flows (unaudited)	F-74
Consolidated Statement of Shareholders’ Equity (unaudited)	F-75
Notes to Consolidated Financial Statements (unaudited)	F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Solutia Inc.:

We have audited the accompanying consolidated balance sheets of Solutia Inc. and subsidiaries (the “Company”) as of December 31, 2008 (Successor Company balance sheet) and 2007 (Predecessor Company balance sheet), and the related consolidated statements of income (loss), shareholders’ equity (deficit), comprehensive income (loss) and cash flows for the ten months ended December 31, 2008 (Successor Company operations), the two months ended February 29, 2008 (Predecessor Company operations) and for each of the two years in the period ended December 31, 2007 (Predecessor Company operations). We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the Management Report. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also include performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 1 to the consolidated financial statements, on November 29, 2007, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on February 28, 2008. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with

AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code as amended by Financial Accounting Standards Board Staff Position No. SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 1 to the consolidated financial statements.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of Solutia Inc. and subsidiaries as of December 31, 2008 and the results of its operations and its cash flows for the ten months ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2007, and the results of its operations and its cash flows for the two months ended February 29, 2008, and for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 9 and Note 12, respectively, to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007 and Statement of Financial Accounting Standard No. 158, Employers’ accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

As discussed in Note 21 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160).

As discussed in Note 4 to the consolidated financial statements, the Company has recorded the assets and liabilities, results of operations and cash flows of the integrated nylon business as discontinued operations in the consolidated financial statements.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 16, 2009
(July 21, 2009 as to the effects of discontinued operations and the adoption of SFAS No. 160, as described in Note 21 to the consolidated financial statements)
(October 3, 2009 as to the condensed consolidating financial statements in Note 22 to the consolidated financial statements)

MANAGEMENT REPORT

Management of Solutia Inc. and its subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Solutia’s internal control over financial reporting is a process designed by, or under the supervision of, Solutia’s principal executive and principal financial officers and effected by Solutia’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Solutia’s internal control over financial reporting includes those policies and procedures that:

(i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Solutia;

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Solutia are being made only in accordance with authorizations of management and directors of Solutia; and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Solutia’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Solutia’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that Solutia maintained effective internal control over financial reporting as of December 31, 2008.

Solutia’s independent auditors have issued an attestation report on Solutia’s internal control over financial reporting. This report appears on pages F-2 and F-3.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006
Net Sales	$1,775	$335	$1,643	$1,064
Cost of goods sold	1,408	241	1,260	793

Gross Profit	367	94	383	271
Selling, general and administrative expenses	243	42	218	182
Research, development and other operating expenses, net	9	3	24	20

Operating Income	115	49	141	69
Equity earnings from affiliates	—	—	12	38
Interest expense(a)	(141)	(21)	(134)	(100)
Other income, net	24	3	34	14
Loss on debt modification	—	—	(7)	(8)
Reorganization items, net	—	1,433	(298)	(71)

Income (Loss) from Continuing Operations Before Income Tax Expense	(2)	1,464	(252)	(58)
Income tax expense	13	214	17	18

Income (Loss) from Continuing Operations	(15)	1,250	(269)	(76)
Income (Loss) from Discontinued Operations, net of tax	(648)	204	64	80

Net Income (Loss)	(663)	1,454	(205)	4

Net Income attributable to noncontrolling interest	5	—	3	2

Net Income (Loss) attributable to Solutia Inc.	$(668)	$1,454	$(208)	$2

Basic and Diluted Income (Loss) per Share attributable to Solutia Inc.:
Income (Loss) from Continuing Operations attributable to Solutia Inc	$(0.27)	$11.96	$(2.60)	$(0.75)
Income (Loss) from Discontinued Operations	(8.67)	1.95	0.61	0.77

Net Income (Loss) attributable to Solutia Inc.	$(8.94)	$13.91	$(1.99)	$0.02

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008 and $32 in the years ended December 31, 2007 and 2006.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006
Net Income (Loss)	$(663)	$1,454	$(205)	$4
Other Comprehensive Income (Loss):
Currency translation adjustments	(97)	32	31	(12)
Net unrealized gain (loss) on derivative instruments	(26)	—	—	1
Amortization of prior service gain	—	(3)	(17)	—
Amortization of actuarial loss	—	2	16	—
Actuarial loss arising during the year	(162)	(64)	(8)	—
Prior service gain arising during the year	—	109	—	—

Minimum pension liability adjustments	—	—	—	24
Fresh-start accounting adjustment	—	(30)	—	—

Comprehensive Income (Loss)	(948)	1,500	(183)	17
Comprehensive Income (Loss) attributable to noncontrolling interest	6	—	4	2

Comprehensive Income (Loss) attributable to Solutia Inc.	$(954)	$1,500	$(187)	$15

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)

	Successor	Predecessor
	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$32	$173
Trade receivables, net of allowances of $0 in 2008 and $2 in 2007	227	293
Miscellaneous receivables	110	114
Inventories	341	268
Prepaid expenses and other assets	85	43
Assets of discontinued operations	490	808

Total Current Assets	1,285	1,699
Property, Plant and Equipment, net of accumulated depreciation of $56 in 2008 and $1,102 in 2007	952	619
Goodwill	511	149
Identified Intangible Assets, net	823	57
Other Assets	163	116

Total Assets	$3,734	$2,640

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$170	$180
Accrued liabilities	259	239
Short-term debt, including current portion of long-term debt	37	982
Liabilities of discontinued operations	302	294

Total Current Liabilities	768	1,695
Long-Term Debt	1,359	359
Postretirement Liabilities	465	80
Environmental Remediation Liabilities	279	56
Deferred Tax Liabilities	202	45
Other Liabilities	132	72
Liabilities Subject to Compromise	—	1,922
Commitments and Contingencies (Note 16)
Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value; (500,000,000 shares authorized, 94,392,772 shares issued in 2008)	1	—
Predecessor common stock at $0.01 par value; (600,000,000 shares authorized, 118,400,635 shares issued in 2007)	—	1
Additional contributed capital	1,474	56
Predecessor stock held in treasury, at cost (13,941,057 shares in 2007)	—	(251)
Predecessor net deficiency of assets at spinoff	—	(113)
Accumulated other comprehensive loss	(286)	(46)
Accumulated deficit	(668)	(1,242)

Total Shareholders’ Equity (Deficit) attributable to Solutia Inc.	521	(1,595)
Equity attributable to noncontrolling interest	8	6

Total Shareholders’ Equity (Deficit)	529	(1,589)

Total Liabilities and Shareholders’ Equity (Deficit)	$3,734	$2,640

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(663)	$1,454	$(205)	$4
Adjustments to reconcile to Cash From Continuing Operations:
Income attributable to noncontrolling interest	(5)	—	(3)	(2)
(Income) Loss from discontinued operations, net of tax	648	(204)	(64)	(80)
Depreciation and amortization	89	11	59	46
Revaluation of assets and liabilities, net of tax	—	(1,383)	—	—
Discharge of claims and liabilities, net of tax	—	100	—	—
Other reorganization items, net	—	52	298	71
Pension obligation related expense less than contributions	(39)	(18)	(143)	(180)
Other postretirement benefit obligation related expense less than contributions	(13)	(6)	(39)	(48)
Deferred income taxes	(21)	5	(13)	4
Amortization of debt issuance costs	15	—	3	—
Equity earnings from affiliates	—	—	(12)	(38)
Gain on sale of other assets	(8)	—	—	—
Other (gains) charges including restructuring expenses	97	(2)	35	4
Other, net	—	—	—	(1)
Changes in assets and liabilities, net of acquisitions and divestitures:
Income taxes payable	(7)	5	14	4
Trade receivables	91	(24)	(34)	(9)
Inventories	(7)	(34)	(5)	12
Accounts payable	(31)	31	12	15
Restricted cash to fund payment of legacy liabilities	18	—	—	—
Environmental remediation liabilities	(18)	(1)	—	7
Other assets and liabilities	9	(2)	59	51

Cash Provided by (Used in) Continuing Operations before Reorganization Activities	155	(16)	(38)	(140)
Reorganization Activities:
Establishment of VEBA retiree trust	—	(175)	—	—
Establishment of restricted cash for environmental remediation and other legacy payments	—	(46)	—	—
Payment for allowed secured and administrative claims	—	(79)	—	—
Professional service fees	(31)	(31)	(72)	(57)
Other reorganization and emergence related payments	(1)	(17)	(8)	(8)

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006
Cash Used in Reorganization Activities	(32)	(348)	(80)	(65)

Cash Provided by (Used in) Operations — Continuing Operations	123	(364)	(118)	(205)
Cash Provided by (Used in) Operations — Discontinued Operations	(104)	(48)	67	21

Cash Provided by (Used in) Operations	19	(412)	(51)	(184)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(84)	(15)	(99)	(55)
Acquisition and investment payments	(4)	—	(131)	(16)
Restricted cash	—	—	4	—
Investment proceeds and property disposals	53	—	8	5

Cash Used in Investing Activities — Continuing Operations	(35)	(15)	(218)	(66)
Cash Provided by (Used in) Investing Activities — Discontinued Operations	(37)	(14)	13	18

Cash Used in Investing Activities	(72)	(29)	(205)	(48)

FINANCING ACTIVITIES:
Net change in lines of credit	25	—	14	—
Proceeds from long-term debt obligations	—	1,600	75	—
Net change in long-term revolving credit facilities	(5)	190	(61)	—
Proceeds from stock issuance	422	250	—	—
Proceeds from short-term debt obligations	—	—	325	350
Payment of short-term debt obligations	—	(966)	(53)	—
Payment of long-term debt obligations	(437)	(366)	(4)	(51)
Payment of debt obligations subject to compromise	—	(221)	—	—
Debt issuance costs	(1)	(136)	(11)	(17)
Other, net	(2)	—	(6)	(7)

Cash Provided by Financing Activities	2	351	279	275

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(51)	(90)	23	43
CASH AND CASH EQUIVALENTS:
Beginning of year	83	173	150	107

End of year	$32	$83	$173	$150

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Dollars in millions)

	Equity attributable to Solutia Inc.
			Net		Accumulated		Equity
		Additional	Deficiency		Other		Attributable to	Total
	Common	Contributed	of Assets at	Treasury	Comprehensive	Accumulated	Noncontrolling	Shareholders’
	Stock	Capital	Spinoff	Stock	Loss	Deficit	Interest	Equity

Predecessor, January 1, 2006	$1	$56	$(113)	$(251)	$(93)	$(1,033)	$3	$(1,430)
Comprehensive income:
Net income	—	—	—	—	—	2	2	4
Accumulated currency adjustments	—	—	—	—	(12)	—	—	(12)
Net unrealized gain on derivative instruments	—	—	—	—	1	—	—	1
Minimum pension liability adjustments, net of tax of $4	—	—	—	—	24	—	—	24
Dividends attributable to noncontrolling interest	—	—	—	—	—	—	(1)	(1)
Incremental effect of adopting SFAS No. 158	—	—	—	—	13	—	—	13

Predecessor, December 31, 2006	$1	$56	$(113)	$(251)	$(67)	$(1,031)	$4	$(1,401)

Comprehensive income:
Net income/(loss)	—	—	—	—	—	(208)	3	(205)
Accumulated currency adjustments	—	—	—	—	30	—	1	31
Amortization of prior service gain	—	—	—	—	(17)	—	—	(17)
Actuarial loss arising during the year, net of tax of $(1)	—	—	—	—	(8)	—	—	(8)
Amortization of actuarial loss, net of tax of $1	—	—	—	—	16	—	—	16
Dividends attributable to noncontrolling interest	—	—	—	—	—	—	(2)	(2)
Effect of adopting FIN 48	—	—	—	—	—	(3)	—	(3)

Predecessor, December 31, 2007	$1	$56	$(113)	$(251)	$(46)	$(1,242)	$6	$(1,589)

Comprehensive income:
Net income	—	—	—	—	—	1,454	—	1,454
Accumulated currency adjustments	—	—	—	—	32	—	—	32
Amortization of prior service gain	—	—	—	—	(3)	—	—	(3)
Actuarial loss arising during the period	—	—	—	—	(64)	—	—	(64)
Amortization of actuarial loss	—	—	—	—	2	—	—	2
Prior service gain arising during the period	—	—	—	—	109	—	—	109
Fresh-start elimination	—	—	—	—	(30)	—	—	(30)
Fresh-start elimination	—	(56)	113	251	—	(212)	—	96
Cancellation of old common stock	(1)	—	—	—	—	—	—	(1)

Predecessor, February 29, 2008	—	—	—	—	—	—	6	6
Issuance of new common stock	1	1,036	—	—	—	—	—	1,037

Successor, February 29, 2008	$1	$1,036	—	—	—	—	$6	$1,043

Comprehensive income:
Net income /(loss)	—	—	—	—	—	(668)	5	(663)
Accumulated currency adjustments	—	—	—	—	(98)	—	1	(97)
Actuarial loss arising during the period, net of tax of $4	—	—	—	—	(162)	—	—	(162)
Net unrealized loss on derivative instruments	—	—	—	—	(26)	—	—	(26)
Dividends attributable to noncontrolling interest	—	—	—	—	—	—	(5)	(5)
Investment attributable to noncontrolling	—	—	—	—	—	—	1	1
Issuance of common stock	—	425	—	—	—	—	—	425
Share-based compensation expense	—	13	—	—	—	—	—	13

Successor, December 31, 2008	$1	$1,474	—	—	$(286)	$(668)	$8	$529

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

1.	Background

Solutia Inc., together with its subsidiaries, is a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. Solutia is a world leader in performance films for laminated safety glass and after-market applications; and specialty products such as chemicals for the rubber industry, heat transfer fluids and aviation hydraulic fluids.

Unless the context requires otherwise, the terms “Solutia”, “Company”, “we”, and “our” herein refer to Solutia Inc. and its subsidiaries.

Prior to September 1, 1997, Solutia was a wholly-owned subsidiary of the former Monsanto Company (now known as Pharmacia Corporation (“Pharmacia”), a 100% owned subsidiary of Pfizer, Inc.). On September 1, 1997, Pharmacia distributed all of the outstanding shares of common stock of Solutia as a dividend to Pharmacia stockholders (the “Solutia Spinoff”). As a result of the Solutia Spinoff, we became an independent publicly held company and our operations ceased to be owned by Pharmacia.

On December 17, 2003, we and our 14 U.S. subsidiaries filed voluntary petitions for Chapter 11 protection (the “Chapter 11 Case”) to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain post-retirement benefits (the “Legacy Liabilities”) and liabilities under operating contracts, all of which were assumed at the time of the Solutia Spinoff. Our subsidiaries outside the United States were not included in the Chapter 11 filing. On February 28, 2008 (the “Effective Date”), we consummated our reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) and emerged from bankruptcy pursuant to our Fifth Amended Joint Plan of Reorganization, which was confirmed by the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on November 29, 2007 (the “Plan”).

On the Effective Date, all of our existing shares of common stock (the “Old Common Stock”) were canceled pursuant to the Plan. We also issued the following shares of common stock, par value $0.01 per share, (the “New Common Stock”) of the newly reorganized Solutia in satisfaction of creditor claims and stockholder interests: (1) 29,024,446 shares of New Common Stock to our general unsecured creditors and to noteholders who held our then outstanding 7.375% Notes due October 15, 2027 and 6.72% Notes due October 15, 2037, 599,295 of which shares are being held in a disputed claims reserve for the benefit of holders of disputed claims whose claims are subsequently allowed and any shares left over after all disputed claims have been resolved shall be distributed pro rata to holders of allowed claims; (2) 1,221,492 shares of New Common Stock to fund a retiree trust, which qualifies as a Voluntary Employees’ Beneficiary Association (“VEBA”); (3) 597,186 shares of New Common Stock, representing 1% of the total New Common Stock, to holders of at least 175 shares of the Old Common Stock; (4) 15,916,059 shares of New Common Stock to general unsecured creditors and noteholders pursuant to the creditor rights offering (the “Creditor Rights Offering”); (5) 2,833,003 shares of New Common Stock to the backstop investors in the Creditor Rights Offering; (6) 7,667,523 shares of New Common Stock to holders of at least 11 shares of Old Common Stock pursuant to an equity rights offering (the “Equity Rights Offering”); and (7) 2,489,977 shares of New Common Stock, representing the shares of New Common Stock that were unsubscribed for in the Equity Rights Offering, to Monsanto Company (“Monsanto”). The total amount of the general unsecured claims pool was approximately $820. In addition, we issued warrants (the “Warrants”) to purchase an aggregate of 4,481,250 shares of New Common Stock to holders of Old Common Stock based on a holder’s pre-petition stock ownership, provided that such holder held at least 24 shares of the Old Common Stock. Subject to the terms of the warrant agreement, Warrant holders are entitled to purchase shares of New Common Stock at an exercise price of $29.70 per share. The Warrants have a five-year term and will expire on February 27, 2013. The Warrants may be exercised for cash or on a net issuance basis.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

We also entered into certain financing agreements on the Effective Date to borrow up to $2.05 billion from a syndicate of lenders (the “Financing Agreements”). The Financing Agreements consisted of (i) a $450 senior secured asset-based revolving credit facility (“Revolver”), (ii) a $1.2 billion senior secured term loan facility (“Term Loan”) and (iii) a $400 senior unsecured bridge facility (“Bridge”). The Bridge was subsequently retired in full as more fully described in Note 10 — Debt Obligations.

Upon our emergence from bankruptcy, we adopted fresh-start accounting in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) as amended by Financial Accounting Standards Board (“FASB”) Staff Position No. SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7. This resulted in our becoming a new reporting entity on March 1, 2008, which has a new capital structure, a new basis in the identifiable assets and liabilities assumed and no retained earnings or accumulated losses. Accordingly, the Consolidated Financial Statements on or after March 1, 2008 are not comparable to the Consolidated Financial Statements prior to that date. The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Solutia Inc. and its subsidiaries for the periods following March 1, 2008 (“Successor”), and of Solutia Inc. and its subsidiaries for the periods through February 29, 2008 (“Predecessor”).

In the second quarter of 2008, we announced plans to review the strategic alternatives of our Integrated Nylon business and in the third quarter of 2008, we concluded a sale of the business is probable. As a result, financial data for this business has been presented as discontinued operations as outlined below. The financial statements have been recast and prepared in compliance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) and, accordingly, for all periods presented herein, the Consolidated Statement of Financial Position, the Consolidated Statement of Operations and the Consolidated Statement of Cash Flows have been conformed to this presentation. See Note 4 — Acquisitions and Discontinued Operations — for further details.

2.	Fresh-Start Accounting

Fresh-start accounting reflects our value as determined in the Plan. Under fresh-start accounting, our asset values are re-measured using fair value and are allocated in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”). The excess of reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill. In addition, fresh-start accounting also requires that all liabilities, other than deferred taxes, should be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).

To facilitate the calculation of the enterprise value of the Successor, management developed a set of financial projections using a number of estimates and assumptions. The enterprise value, and corresponding equity value, was based on these financial projections in conjunction with various valuation methods, including (i) a comparison of us and our projected performance to comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to ours; and (iii) a calculation of the present value of our future cash flows under our projections. Utilizing these methodologies, the enterprise value was determined to be within a certain range and, using the mid-point of the range, the equity value of the Successor was estimated to be $1.0 billion.

All estimates, assumptions, valuations, appraisals and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, there can be no

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

assurance that the estimates, assumptions, valuations, appraisals and the financial projections will be realized and actual results could vary materially.

The adjustments set forth in the following Fresh Start Consolidated Statement of Financial Position in the columns captioned “Effect of Plan” and “Revaluation of Assets and Liabilities” reflect the effect of the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments, and the revaluation of our assets and liabilities to reflect their fair value under fresh-start accounting. The adjustments resulted in a pre-tax net effect of discharge of claims and liabilities of $(104) under the Plan and a gain of $1,801 resulting from the revaluation of our assets and liabilities, of which $212 is recognized in Income (Loss) from Discontinued Operations on the Consolidated Statement of Operations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

The effects of the Plan and fresh-start accounting on our Consolidated Statement of Financial Position at February 29, 2008 are as follows:

	Predecessor					Successor
				Revaluation of
	February 29,	Effect of		Assets and		February 29,
	2008	Plan		Liabilities		2008

ASSETS
Current Assets:
Cash and cash equivalents	$180	$(97)	(a)	$—		$83
Trade receivables	317	—		—		317
Miscellaneous receivables	128	(3)	(a)	(1)	(d)	124
Inventories	302	—		98	(d)	400
Prepaid expenses and other assets	56	30	(a)(b)	(5)	(d)	81
Assets of discontinued operations	863	—		218	(d)	1,081

Total Current Assets	1,846	(70)		310		2,086
Property, Plant and Equipment	629	—		406	(d)	1,035
Goodwill	150	—		370	(e)	520
Identified Intangible Assets	56	—		825	(d)	881
Other Assets	113	112	(a)(b)	(3)	(d)	222

Total Assets	$2,794	$42		$1,908		$4,744

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$234	$—		$—		$234
Accrued liabilities	234	17	(a)	15	(d)	266
Short-term debt, including current portion of long-term debt	1,098	(1,085)	(b)	—		13
Liabilities of discontinued operations	297	87		2	(d)	386

Total Current Liabilities	1,863	(981)		17		899
Long-Term Debt	386	1,410	(b)	—		1,796
Postretirement Liabilities	86	282	(a)	—		368
Environmental Remediation Liabilities	55	207	(a)	29	(d)	291
Deferred Tax Liabilities	47	(12)	(a)	194	(d)	229
Other Liabilities	77	34	(a)	7	(d)	118

Total Liabilities not Subject to Compromise	2,514	940		247		3,701
Liabilities Subject to Compromise	1,962	(1,962)	(a)	—		—
Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value	—	1	(c)	—		1
Predecessor common stock at $0.01 par value	1	—		(1)	(c)	—
Additional contributed capital	56	1,036	(c)	(56)	(c)	1,036
Predecessor stock held in treasury, at cost	(251)	—		251	(c)	—
Predecessor net deficiency of assets at spin-off	(113)	—		113	(c)	—
Accumulated other comprehensive income (loss)	(97)	127	(a)	(30)	(c)	—
Accumulated deficit	(1,284)	(100)	(c)	1,384	(c)	—

Total Shareholders’ Equity (Deficit) attributable to Solutia Inc.	(1,688)	1,064		1,661		1,037

Equity attributable to noncontrolling interest	6	—		—		6

Total Shareholders’ Equity (Deficit)	(1,682)					1,043

Total Liabilities and Shareholders’ Equity (Deficit)	$2,794	$42		$1,908		$4,744

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

(a)	To record the discharge and payment of liabilities subject to compromise, payment of accrued post-petition interest, the re-establishment of liabilities to be retained by Successor, the defeasance of a substantial amount of our postretirement liabilities and the establishment of a fund restricted to the payment of certain Legacy Liabilities.

(b)	To record the extinguishment of Predecessor debt and the write-off of any related unamortized debt financing costs and the establishment of Successor debt financing and related financing costs pursuant to our Financing Agreements.

(c)	To record the net effect of discharge of claims and liabilities subject to compromise, gain on the revaluation of assets and liabilities, cancellation of Predecessor common stock, close out of remaining equity balances of Predecessor in accordance with fresh-start accounting, and the issuance of Successor common stock and warrants to purchase common stock.

(d)	To adjust assets and liabilities to fair value.

(e)	The goodwill of Predecessor has been eliminated and the reorganization value in excess of amounts allocable to identified tangible and intangible assets has been classified as goodwill.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations that were impacted by the Chapter 11 Case. The amounts represented our estimate of known or potential obligations to be resolved in connection with our Chapter 11 Case. The following table summarizes the components of liabilities subject to compromise included in our Consolidated Statement of Financial Position as of December 31, 2007:

Predecessor
December 31,
2007

Postretirement benefits	$664
Litigation reserves	106
Accounts payable	102
Environmental reserves	80
Other miscellaneous liabilities	311

Subtotal	1,263
Debt Subject to Compromise:
6.72% debentures due 2037	150
7.375% debentures due 2027	300
11.25% notes due 2009	223

673
Unamortized debt discount and debt issuance costs	(14)

Subtotal	659

Total Liabilities Subject to Compromise	$1,922

Reorganization Items, net

Reorganization items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain or loss that we realized or incurred due to our reorganization under the Bankruptcy Code.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Reorganization items, net consisted of the following items:

	Predecessor
	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	February 29,	December 31,	December 31,
	2008	2007	2006

Discharge of claims and liabilities(a)	$(104)	$—	$—
Revaluation of assets and liabilities(b)	1,589	—	—
Professional fees(c)	(52)	(67)	(58)
Severance and employee retention costs(d)	—	(9)	(4)
Adjustments to allowed claim amounts(e)	—	(224)	2
Settlements of pre-petition claims(f)	—	2	—
Other	—	—	(11)

Total Reorganization Items, net	$1,433	$(298)	$(71)

(a)	The discharge of claims and liabilities primarily relates to allowed general, unsecured claims in our Chapter 11 proceedings, such as (1) claims due to the rejection or modification of certain executory contracts, (2) claims relating to changes in postretirement healthcare benefits and the rejection of our non-qualified retirement plans, and (3) claims relating to the restructuring of financing arrangements.

(b)	We revalued our assets and liabilities at estimated fair value as a result of fresh-start accounting. This resulted in a $1,801 pre-tax gain, of which $212 is recognized in Income (Loss) from Discontinued Operations on the Consolidated Statement of Operations, primarily reflecting the fair value of newly recognized intangible assets, the elimination of our LIFO reserve and the increase in the fair value of tangible property and equipment.

(c)	Professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings.

(d)	Expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court.

(e)	Adjustments to record certain pre-petition claims at estimated amounts of the allowed claims.

(f)	Represents the difference between the settlement amount of certain pre-petition obligations and the corresponding amounts previously recorded.

We did not incur any additional reorganization items, net in the ten months ended December 31, 2008.

3.	Significant Accounting Policies

Financial Statement Presentation

The consolidated financial statements for the period in which we were in bankruptcy were prepared in accordance with SOP 90-7 and on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business. In accordance with SOP 90-7, we adopted fresh-start accounting as of the Effective Date. However, due to the proximity of the Effective Date to the February month end, for accounting convenience purposes, we have reported the effects of fresh-start accounting as if they occurred on February 29, 2008. Furthermore, as a result of the adoption of fresh-start accounting and as noted below, certain of our significant accounting policies have been updated. See Note 2 — Fresh Start Accounting — for further details on the adoption of fresh-start accounting.

Basis of Consolidation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. These statements pertain to Solutia and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which we have a significant interest but not a controlling interest are accounted for under the equity method of

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

accounting and included in Other Assets in the Consolidated Statement of Financial Position. Our proportionate share of these companies’ net earnings or losses is reflected in Equity Earnings from Affiliates in the Consolidated Statement of Operations.

Reclassifications

Concurrent with our emergence from bankruptcy, we changed the classification of certain items in our Consolidated Statement of Operations and reclassified prior period amounts to conform to current period presentation. These changes have no impact on net income (loss) in any period prior to or subsequent to our emergence. These reclassifications are as follows for the twelve months ended December 31, 2007 and 2006:

Marketing expenses: We reclassified $140 and $131 of expenses for the twelve months ended December 31, 2007 and 2006, respectively, previously presented separately as marketing expenses on the Consolidated Statement of Operations to selling, general and administrative expenses.

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2007	2006

Selling, general and administrative expenses	$99	$86
Income (Loss) from Discontinued Operations	$41	$45

Administrative expenses: We reclassified $112 and $97 of expenses for the twelve months ended December 31, 2007 and 2006, respectively, previously presented as administrative expenses on the Consolidated Statement of Operations as follows:

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2007	2006

Selling, general and administrative expenses	$112	$90
Research, development and other operating expenses, net	$(2)	$1
Income (Loss) from Discontinued Operations	$2	$6

Technological expenses: We reclassified $45 and $44 of expenses for the twelve months ended December 31, 2007 and 2006, respectively, previously presented as technological expenses on the Consolidated Statement of Operations as follows:

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2007	2006

Selling, general and administrative expenses	$6	$5
Research, development and other operating expenses, net	$26	$19
Income (Loss) from Discontinued Operations	$13	$20

Amortization expense: We reclassified $2 and $1 of expense for the twelve months ended December 31, 2007 and 2006, respectively, previously presented as amortization expense on the Consolidated Statement of Operations to selling, general and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

statements which affect revenues and expenses during the period reported. Estimates are adjusted when necessary to reflect actual experience. Significant estimates were used to account for restructuring reserves, environmental reserves, self-insurance reserves, valuations of goodwill and other intangible assets, employee benefit plans, income tax liabilities and assets and related valuation allowances, inventory obsolescence, asset impairments, value of share-based compensation, litigation and other contingencies and the allocation of corporate costs to segments. Significant estimates and assumptions are also used to establish the useful lives of depreciable tangible and finite-lived intangible assets.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

Trade Receivables

The provision for losses on uncollectible trade receivables is determined on the basis of past collection experience, current economic and market conditions and a review of the current status of each customer’s trade receivable.

Inventory Valuation

Inventories are stated at cost or market, whichever is less. With the exception of inventories of our rubber chemicals operations, actual cost is used to value raw materials and supplies. Goods in process, finished goods and all inventories of our rubber chemicals operations, are valued at standard cost, which approximates actual cost. Variances, exclusive of unusual volume and operating performance, are capitalized into inventory when material. Standard cost includes direct labor and raw materials, and manufacturing overhead based on normal capacity.

Prior to March 1, 2008, the cost of inventories in the United States, excluding supplies and the inventories of CPFilms and our rubber chemicals operations, was determined by the last-in, first-out (“LIFO”) method (approximately forty percent as of December 31, 2007), which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. All remaining inventories were determined by the first-in, first-out (“FIFO”) method. As of March 1, 2008, the cost of all inventories in the United States, excluding supplies, is determined by the LIFO method (approximately forty percent as of December 31, 2008). The cost of inventories outside the United States, as well as supplies inventories in the United States, is determined by the FIFO method.

In accordance with SFAS No. 151, Inventory Costs — an amendment of ARB No. 43, Chapter 4, we record abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated on a straight-line method over their respective estimated useful lives. In connection with our adoption of fresh-start accounting, we adjusted the net book values of property and equipment to their estimated fair values and revised the estimated useful life of machinery and equipment. The estimated useful lives for major asset classifications are as follows:

Estimated Useful Lives
Asset Classification	Successor	Predecessor

Buildings and Improvements	5 to 35 years	5 to 35 years
Machinery and Equipment	5 to 20 years	3 to 15 years

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Goodwill and Intangible Assets

Goodwill reflects the excess of the reorganization value of the Successor over the fair value of tangible and identifiable intangible assets resulting from our adoption of fresh-start accounting. Goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment as of November 30th of each year or more frequently when an event occurs or circumstances change such that it is reasonably possible that impairment may exist.

We test goodwill for impairment by first comparing the carrying value of each reporting unit, including goodwill, to its fair value. The fair value of the reporting unit is determined considering both the market and income approaches. Under the market approach, fair value is based on a comparison of similar publicly traded companies. Under the income approach, fair value is determined using an estimate of future cash flows of the reporting unit and a risk-adjusted discount rate to compute a net present value of future cash flows. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of impairment, if any. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the net fair values of recognized and unrecognized assets and liabilities of the reporting unit. We test intangible assets with indefinite lives for impairment through comparison of the fair value of the intangible asset with its carrying amount. The fair value of intangible assets with indefinite lives is determined using an estimate of future cash flows attributable to the asset and a risk-adjusted discount rate to compute a net present value of future cash flows. The shortfall of the fair value below carrying value represents the amount of impairment. See Note 6 — Goodwill and Other Intangible Assets — for further discussion of the annual impairment test.

Intangible assets that have finite useful lives are amortized over their determinable useful lives on a straight-line method and assessed for impairment in accordance with our Impairment of Long-Lived Assets accounting policy. The estimated useful lives are as follows:

Estimated Useful Lives
	Successor	Predecessor

Finite-Lived Intangible Assets	5 to 27 years	5 to 25 years

On a quarterly basis, the useful lives of these assets are evaluated to determine whether events or circumstances warrant a revision to the remaining period of amortization. If an estimate of the useful life is changed, the remaining carrying amount of the asset will be amortized prospectively over the revised remaining useful life.

Impairment of Long-Lived Assets

In compliance with SFAS No. 144, impairment tests of long-lived assets are made when conditions indicate the carrying amount may not be recoverable. Impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate.

Environmental Remediation

Costs for remediation of waste disposal sites are accrued in the accounting period in which the obligation is probable and when the cost is reasonably estimable based on current law and existing technology. Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from third parties. In those cases where third-party indemnitors have agreed to pay any amounts and management believes that collection of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Litigation and Other Contingencies

We are a party to legal proceedings involving intellectual property, tort, contract, antitrust, employee benefit, environmental, government investigations and other litigation, claims and legal proceedings (see Note 16 — Commitments and Contingencies). We routinely assess the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. In accordance with SFAS No. 5, Accounting for Contingencies, accruals for such contingencies are recorded to the extent that we conclude their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, we accrue the low end of the range. In addition, we accrue for legal costs expected to be incurred with a loss contingency.

Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, we consider many factors. These factors include, but are not limited to, past experience, scientific and other evidence, interpretation of relevant laws or regulations and the specifics and status of each matter. If the assessment of the various factors changes, the estimates may change and could result in the recording of an accrual or a change in a previously recorded accrual. Predicting the outcome of claims and litigation and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.

Self-Insurance and Insurance Recoveries

We maintain self-insurance reserves to reflect our estimate of uninsured losses. Self-insured losses are accrued based upon estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry, our historical experience and certain case specific reserves as required, including estimated legal costs. The maximum extent of the self-insurance provided by us is dependent upon a number of factors including the facts and circumstances of individual cases and the terms and conditions of the commercial policies. We have purchased commercial insurance in order to reduce our exposure to workers’ compensation, product, general, automobile and property liability claims. This insurance has varying policy limits and deductibles.

Insurance recoveries are estimated in consideration of expected losses, coverage limits and policy deductibles. When recovery from an insurance policy is considered probable, a receivable is recorded.

Foreign Currency Translation

The local currency has been used as the functional currency for nearly all worldwide locations and is translated into U.S. dollars at current or average exchange rates. Unrealized currency translation adjustments are included in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position.

Derivative Financial Instruments

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended, all derivatives except those which qualify for exception, whether designated for hedging relationships or not, are recognized in the Consolidated Statement of Financial Position at their fair value.

Currency forward and option contracts are used to manage currency exposures for financial instruments denominated in currencies other than the entity’s functional currency. We have chosen not to designate these instruments as hedges and to allow the gains and losses that arise from marking the contracts to market to be included in Other Income, net in the Consolidated Statement of Operations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Interest rate caps and swaps are used to manage interest rate exposures on variable rate debt instruments. Prior to the Effective Date, we did not designate these instruments as hedges and allowed the gains and losses that arose from marking the swaps to market to be included in Interest Expense in the Consolidated Statement of Operations. Any caps and swaps entered into after the Effective Date have been designated as cash flow hedges and the mark-to-market gain or loss on qualifying hedges is included in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position to the extent effective, and reclassified into Interest Expense in the Consolidated Statement of Operations in the period during which the hedged transaction affects earnings. The mark-to-market gains or losses on ineffective portions of hedges are recognized in Interest Expense immediately

Natural gas forward and option contracts are used to manage some of the exposure for the cost of natural gas. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position to the extent effective, and reclassified into Cost of Goods Sold in the Consolidated Statement of Operations in the period during which the hedged transaction affects earnings. The mark-to-market gains or losses on ineffective portions of hedges are recognized in Cost of Goods Sold immediately.

Revenue Recognition

Our primary revenue-earning activities involve producing and delivering goods. Revenues are considered to be earned when we have completed the process by which we are entitled to such revenues. The following criteria are used for revenue recognition: persuasive evidence that an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.

Shipping and Handling Costs

Amounts billed for shipping and handling are included in Net Sales and the costs incurred for these activities are included in Cost of Goods Sold in the Consolidated Statement of Operations.

Distribution Costs

We include inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and the other costs of our distribution network in Cost of Goods Sold in the Consolidated Statement of Operations.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities at enacted rates. We determine the appropriateness of valuation allowances in accordance with the “more likely than not” recognition criteria outlined in SFAS No. 109.

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), we recognize tax positions in the Consolidated Statement of Financial Position as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with tax authorities assuming full knowledge of the position and all relevant facts. Accrued interest and penalties related to unrecognized tax benefits are included in Income Tax Expense in the Consolidated Statement of Operations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Earnings (Loss) per Share

Basic earnings (loss) per share is a measure of operating performance that assumes no dilution from securities or contracts to issue common stock. Diluted earnings (loss) per share is a measure of operating performance by giving effect to the dilution that would occur if securities or contracts to issue common stock were exercised or converted. To the extent that stock options, non-vested restricted stock and warrants are anti-dilutive, they are excluded from the calculation of diluted earnings per share.

Share-Based Compensation

As of January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Such value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123(R). The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS No. 141(R)”). SFAS No. 141(R) changed certain accounting guidance for business combinations. SFAS No. 141(R) requires, among other things; (i) all business combinations will result in all assets and liabilities being recorded at their fair values, with limited exceptions, (ii) certain acquired contingencies will be recorded at fair value at the acquisition date with subsequent changes in valuation recorded in earnings, (iii) acquisition costs will generally be expensed as incurred, (iv) restructuring costs will generally be expensed in periods after the acquisition date, and (v) fair value of the purchase price, including the issuance of equity securities, will be determined on the acquisition date. The provisions of SFAS No. 141(R) applies prospectively to business combinations in which the acquisition date is in fiscal years beginning on or after December 15, 2008 with early adoption prohibited. The impact on us will be dependent upon acquisitions after adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, (“SFAS No. 160”). SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The provisions of SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008 with early adoption prohibited. We believe that the initial adoption of SFAS No. 160 will not have a material effect on our statements of financial position, results of operations or cash flows. However, the impact on us in future periods will be dependent upon noncontrolling interests obtained after adoption.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements. The provisions of SFAS No. 161 are effective for fiscal years beginning after November 15, 2008, and are not expected to have a material impact on our consolidated financial statements.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets, (“FSP FAS 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years beginning after Dec. 15, 2008, and interim periods within those years and must be applied prospectively to intangible assets acquired after the effective date. The impact on us will be dependent upon acquisitions after adoption.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employer’s Disclosures about Postretirement Benefit Plan Assets, (“FSP FAS 132(R)-1”) which enhances disclosures required for pension and retirement plan assets. The amendment includes providing a description of the investment strategies and policies and providing information to allow the readers an understanding of the risk management practices. FSP FAS 132(R)-1 also requires the disclosure of the fair value of the major asset categories for the plan assets and the valuation techniques used to determine the fair values. Disclosures as a result of FSP FAS 132(R)-1 are required for fiscal years ending after December 15, 2009. We are currently evaluating the impact of FSP FAS 132(R)-1 on the consolidated financial statements.

4.	Acquisitions and Discontinued Operations

Acquisitions

On May 1, 2007, we purchased the remaining 50 percent interest in our Flexsys joint venture (“Flexsys”) simultaneous with Flexsys’ purchase of Akzo Nobel’s CRYSTEX® manufacturing operations in Japan for $25. Under the terms of the purchase agreement, we purchased Akzo Nobel’s interest in Flexsys for $213. The purchase was settled by cash payment of $115 plus the debt assumption by us of Akzo Nobel’s pro-rata share of the projected Flexsys pension liability and the outstanding balance on the existing term and revolving credit facility. Subsequent to the acquisition, we reduced the projected pension liability via the payment of $27 to the pension plan, which was classified as cash used in operating activities in the Consolidated Statement of Cash Flows. We also refinanced the existing Flexsys $200 term and revolving credit facility with a new debt agreement comprised of a $75 term loan and $150 revolving credit facility which was subsequently repaid on the Effective Date as discussed in Note 10 — Debt Obligations.

Flexsys is the world’s leading supplier of chemicals to the rubber processing and related industries and manufactures more than fifty different products consisting of vulcanizing agents and rubber chemicals. The acquisition was made to grow our portfolio of specialty chemical businesses. The results of operations for Flexsys are included in the Technical Specialties reportable segment from the acquisition date.

As of the acquisition date, management began to assess and formulate plans to integrate Flexsys. The activities have been accounted for in accordance with Emerging Issues Task Force No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF No. 95-3). See Note 5 — Impairment of Long-Lived Assets and Restructuring Reserves — for restructuring charges recognized in Accrued Liabilities and Other Liabilities as part of the purchase price allocation above and charges utilized.

On November 13, 2007, we purchased Acquired Technology, Inc. (“ATI”) for $7. The ATI acquisition provides technology to help grow and develop the broad product portfolio of our CPFilms reportable segment while immediately adding sales volume in the window film components business. The results of operations for ATI are included in the CPFilms reportable segment from the acquisition date.

On March 1, 2006, we purchased the remaining 51 percent interest in our Solutia Tlaxcala S.A. de C.V. joint venture, formerly known as Quimica M, S.A. de C.V. (“Tlaxcala”), for approximately $20 in cash. This acquisition reflects our commitment to meet the growing global demand for our SAFLEX® plastic interlayer products. The results of operations for Tlaxcala are included in the Saflex reportable segment from the acquisition date.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Discontinued Operations

We have classified the following completed or pending transactions as discontinued operations in the consolidated financial statements for all periods presented in accordance with SFAS No. 144. As further described below, we allocated interest expense of $2, $0, $2 and $4 in the ten months ended December 31, 2008, two months ended February 29, 2008 and the years ended December 31, 2007 and 2006, respectively, to discontinued operations. A summary of the net sales and income (loss) from discontinued operations follows:

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Integrated Nylon:
Net sales	$1,462	$318	$1,892	$1,731

Income (Loss) before income taxes	$(648)	$204	$52	$23
Income tax expense	1	—	2	1

Income (Loss) from discontinued operations	$(649)	$204	$50	$22

Water Treatment Phosphonates Business:
Net sales	$—	$—	$43	$110

Income before income taxes	$—	$—	$34	$1
Income tax expense	—	—	15	1

Income from discontinued operations	$—	$—	$19	$—

Pharmaceutical Services Business:
Net sales	$—	$—	$—	$42

Income before income taxes	$—	$—	$—	$54
Income tax benefit	—	—	—	(4)

Income from discontinued operations	$—	$—	$—	$58

Resins, Additives, and Adhesives Business:
Income tax expense (benefit)	$(1)	$—	$5	$—

Income (Loss) from discontinued operations	$1	$—	$(5)	$—

In the third quarter of 2008, and after completion of a review of strategic alternatives for our Integrated Nylon business, we initiated a process to sell this business and currently anticipate announcing a disposition by the end of the first quarter of 2009. Accordingly, the assets and liabilities, operating results and cash flows of our Integrated Nylon business have been classified as discontinued operations on the consolidated financial statements. We were required to perform an impairment test of the Integrated Nylon asset group in accordance with SFAS No. 144. For purposes of testing for impairment and using all available evidence as of December 31, 2008, we estimated the fair value of this asset group by weighting estimated sales proceeds and discounted cash flows that the asset group could be expected to generate through the time of an assumed sale. Our test concluded impairment existed at December 31, 2008 and, accordingly, we recorded a charge of $461 in Income (Loss) from Discontinued Operations, net of tax, in the Consolidated Statement of Operations to reduce the carrying value of long-lived assets to their estimated fair value.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

The carrying amounts of assets and liabilities for Integrated Nylon, which have been classified as current in the Consolidated Statement of Financial Position consisted of the following:

	Successor	Predecessor
	December 31,	December 31,
	2008	2007

Assets:
Trade receivables, net	$75	$155
Miscellaneous receivables	15	19
Inventories	336	149
Prepaid expenses and other assets	15	9
Property, plant and equipment, net	41	433
Identified intangible assets, net	—	1
Other assets	8	35

Assets of discontinued operations	$490	$801

Liabilities:
Accounts payable	$101	$162
Accrued liabilities	54	58
Environmental remediation liabilities	9	5
Other liabilities	57	63
Postretirement liabilities	81	—

Liabilities of discontinued operations	$302	$288

The operating results of our Integrated Nylon business reflect adjustments to our LIFO Inventory reserve associated with this business and interest expense associated with debt which would be repaid using anticipated sales proceeds which were not previously allocated to the results of this business. Conversely, certain corporate expenses and reorganization items, net are excluded from the operating results which had previously been allocated to Integrated Nylon.

On May 31, 2007, we sold the assets and transferred certain liabilities of DEQUEST®, our water treatment phosphonates business (“Dequest”) to Thermphos Trading GmbH (“Thermphos”). Under the terms of the agreement, Thermphos purchased the assets and assumed certain of the liabilities of Dequest, resulting in a gain of $34. The gain on sale of Dequest is subject to income tax in multiple jurisdictions, the allocation of which may be challenged by local authorities. We have provided taxes in excess of the U.S. Federal income rate to reflect this uncertainty. The carrying amounts of assets and liabilities from Dequest were $7 and $6, respectively, and have been classified as current in the Consolidated Statement of Financial Position at December 31, 2007. Dequest was a component of the former Performance Products segment prior to the classification as discontinued operations before the segment realignment discussed in Note 18 — Segment and Geographic Data.

On August 22, 2006, we sold our pharmaceutical services business to Dishman Pharmaceuticals & Chemicals Ltd. (“Dishman”). Under the terms of the sale, Dishman purchased 100 percent of the stock of the pharmaceutical services business, as well as certain other assets used in the pharmaceutical services business, resulting in a gain of $49. The gain on sale was exempt from tax outside the United States and no gain was realized for United States tax purposes. The pharmaceutical services business was a component of the former Performance Products segment prior to the classification as discontinued operations before the segment realignment discussed in Note 18 — Segment and Geographic Data.

We sold the resins, additives and adhesives businesses to UCB S.A. on January 31, 2003. A reserve of $5 was established in 2007 to provide for a potential liability for on-going tax audits of these businesses for the years 2000 through 2002. During the ten months ended December 31, 2008, the tax audits were completed and a gain of $1 was recognized as a result of the final settlements.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

5.	Impairment of Long-Lived Assets and Restructuring Reserves

In an effort to maintain competitiveness across our businesses and the geographic areas in which we operate and to enhance the efficiency and cost effectiveness of our support operations, we periodically initiate certain restructuring activities which result in charges for costs associated with exit or disposal activities, severance and/or impairment of long-lived assets. A summary of these activities for 2008, 2007 and 2006 are as follows:

2008 Restructuring Events

Due to overcapacity within the industry, a disadvantaged cost position and increasing pressure from Far Eastern producers, we ceased the manufacturing of certain rubber chemicals at our facility in Ruabon, Wales, United Kingdom (“Ruabon Facility”) in the third and fourth quarter of 2008 with an expected final closure of the plant in 2011. As a result, we expect to incur charges of $43 throughout the closure process as an increase to Cost of Goods Sold within our Technical Specialties reportable segment, categorized as follows: (i) $17 for employment reductions, (ii) $11 for future contractual payments on indirect residual costs necessary to continue providing third party operations at the site until final closure, and (iii) $15 for other costs including clean-out and demolition. During the ten months ended December 31, 2008, $20 of restructuring costs was charged to Cost of Goods Sold relating to these activities categorized as follows: (i) $7 for employment reductions, (ii) $10 for contract termination costs, and (iii) $3 of other restructuring costs.

In an effort to balance our North America production with customer demand, in the fourth quarter of 2008, we announced plans to idle our SAFLEX® plastic interlayer manufacturing line at our facility in Trenton, Michigan (“Trenton Facility”) in 2009. Consequently, we expect to incur charges of $16 as an increase to Cost of Goods Sold within our Saflex reportable segment, categorized as follows: (i) $7 for employment reductions, (ii) $8 for the write-down of the related manufacturing assets, and (iii) $1 for other restructuring costs. During the ten months ended December 31, 2008, $10 for restructuring costs was charged to Cost of Goods Sold relating to these activities, categorized as follows: (i) $2 for employment reductions and (ii) $8 for the write-down of the related manufacturing assets.

To improve our cost position, we relocated the manufacturing operations of our plastic products business in 2008 from Ghent, Belgium to Oredea, Romania. During the ten months ended December 31, 2008, $2 of costs, categorized as other restructuring costs within Unallocated and Other, was charged to Cost of Goods Sold for this restructuring event.

In the fourth quarter of 2008, we initiated a general corporate restructuring activity targeted to increase the efficiency and cost effectiveness of our support operations. We expect to incur charges of $10-$15 through the end of 2009 to cover the cost of impacted headcount reductions to be shared by all segments of the business. As a result of these actions, $3 for employment reductions was charged to Selling, General and Administrative expenses within Unallocated and Other Operations.

In 2008, we recorded certain maintenance capital expenditures on certain product lines that manufacture rubber chemicals at our facility in Antwerp, Belgium (“Antwerp Facility”). Because the carrying values of the related asset groups were fully impaired in 2007, we reviewed the expected future cash flows attributable to these product lines to ensure the 2008 capital expenditures were recoverable and concluded the carrying value of these capital additions should be reduced. As a result, during the ten months ended December 31, 2008, $3 of restructuring costs, categorized as impairment of fixed assets, was charged to Cost of Goods Sold within our Technical Specialties reportable segment.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

2007 Restructuring Events

In conjunction with the Flexsys Acquisition (see Note 4 — Acquisitions and Discontinued Operations) and in accordance with the provisions of EITF No. 95-3, we increased our restructuring reserve $10 as an adjustment to the purchase price allocation and assumed an additional $2 of existing restructuring reserves. The combined restructuring reserve is expected to cover (i) $10 for employment reductions and (ii) $2 for future contractual payments for administrative offices to be closed.

Due to overcapacity within the industry, a disadvantaged cost position and increasing pressure from Far Eastern producers, the long-term profitability outlook of certain rubber chemicals product lines at our Ruabon Facility and Antwerp Facility declined significantly. As a result, in the fourth quarter of 2007 we recorded $25 as an increase to Cost of Goods Sold within our Technical Specialties reportable segment for impairment of certain long-lived assets.

To improve efficiency as well as our cost position, we enacted certain headcount reductions within our Saflex and Technical Specialties segments in 2007. As a result, $2 for employment reductions was charged to Costs of Goods Sold.

2006 Restructuring Events

During 2006, we recorded $2 of asset write-downs and $3 of future contractual payments related to the termination of a third party manufacturing agreement. These costs were all recorded within Reorganization Items, net in Unallocated and Other Operations. Further, in coordination with efforts to improve our cost position in order to emerge from bankruptcy as a viable going concern, $7 was charged against our Saflex and CPFilms reportable segments involving headcount reductions as follows: (i) $3 recorded in Reorganization Items, net (ii) $3 in Selling, General and Administrative expenses, and (iii) $1 in Cost of Goods Sold.

The following table summarizes the above noted restructuring charges, amounts utilized to carry out those plans and amounts remaining at December 31, 2008:

		Future		Impairment of	Other
	Decommissioning/	Contractual	Employment	Long-Lived	Restructuring
	Dismantling	Payments	Reductions	Assets	Costs	Total

Predecessor

Balance at January 1, 2007	$1	$2	$2	$—	$—	$5
Assumed liabilities	—	—	2	—	—	2
Acquisition related liabilities	—	2	8	—	—	10
Charges taken	—	—	2	25	—	27
Amounts utilized	(1)	(1)	(9)	—	—	(11)
Non-cash reductions	—	—	—	(25)	—	(25)

Balance at December 31, 2007	—	3	5	—	—	8
Amounts utilized	—	—	(1)	—	—	(1)
Currency fluctuations	—	—	1	—	—	1

Balance at February 29, 2008	—	3	5	—	—	8

Successor

Charges taken	—	9	12	11	5	37
Amounts utilized	—	(2)	(4)	—	(4)	(10)
Non-cash reductions	—	—	—	(11)	(1)	(12)
Currency fluctuations	—	(2)	(1)	—	—	(3)
Change in estimates	—	2	(2)	—	—	—

Balance at December 31, 2008	$—	$10	$10	$—	$—	$20

We expect the majority of the $20 of restructuring liabilities as of December 31, 2008 to be utilized within the next twelve months.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

6.	Goodwill and Other Intangible Assets

Goodwill

As a result of applying fresh-start accounting, the Successor recorded goodwill of $520 as of February 29, 2008. We do not have any goodwill that is deductible for tax purposes. During the ten months ended December 31, 2008, goodwill was reduced by $9 in accordance with SOP 90-7 to reflect our expectation that certain tax benefits, previously fully reserved, would be realized. Goodwill by reportable segment is as follows:

			Technical
	Saflex	CPFilms	Specialties	Total

Predecessor
Balance at December 31, 2007	$55	$13	$81	$149
Currency adjustment	—	—	1	1
Fresh-start eliminations	(55)	(13)	(82)	(150)
Fresh-start additions	205	159	156	520

Balance at February 29, 2008	205	159	156	520
Successor

Tax Adjustment	—	—	(9)	(9)

Balance at December 31, 2008	$205	$159	$147	$511

Identified Intangible Assets

Identified intangible assets are comprised of (i) amortizable customer relationships, unpatented technology, contract-based intangible assets, trade names and patents and (ii) indefinite-lived trademarks not subject to amortization. The value assigned to the identified intangible assets upon the adoption of fresh-start accounting represents our best estimates of fair value based on internal and external valuations. These intangible assets are summarized in aggregate as follows:

	Successor				Predecessor
	December 31, 2008				December 31, 2007
	Estimated				Estimated
	Useful	Gross		Net	Useful	Gross		Net
	Life in	Carrying	Accumulated	Carrying	Life in	Carrying	Accumulated	Carrying
	Years	Value	Amortization	Value	Years	Value	Amortization	Value

Amortizable intangible assets:
Customer relationships	23 to 27	$486	$(15)	$471	12	$1	$ (—)	$1
Technology	5 to 26	199	(9)	190	15 to 25	18	(1)	17
Trade names	25	13	(—)	13	16 to 25	2	(—)	2
Patents	13	4	(—)	4	5 to 10	2	(—)	2
Contract-based		—	(—)	—	5 to 20	18	(8)	10
Indefinite-lived intangible assets:
Trademarks		145	—	145		26	—	26

Total Identified Intangible Assets		$847	$(24)	$823		$67	$(9)	$58

In total, the weighted-average useful life of our amortizable intangible assets is 25 years. The weighted-average useful life of our customer relationship and technology intangible assets are 26 years and 18 years, respectively. During the ten months ended December 31, 2008 we recognized $25 of amortization expense.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Amortization expense is allocated to Cost of Goods Sold and Selling, General and Administrative expenses in the Consolidated Statement of Operations as follows:

Ten Months
Ended
December 31, 2008

Cost of goods sold	$9
Selling, general and administrative expenses	$16

We expect amortization expense for intangible assets to be approximately $31 annually from 2009 through 2013.

In accordance with policy and using guidance prescribed by SFAS No. 142, in the fourth quarter of each year we test for impairment, the carrying value of goodwill and indefinite-lived intangible assets. As a result of this test, we recorded an impairment charge of $3 in 2008 within our CPFilms reportable segment to reflect a write down of trademarks. The charge was recorded in Selling, General, and Administrative expenses in the Consolidated Statement of Operations and was determined after comparing the fair value, estimated by discounting future cash flows attributable to this asset, to its carrying value. The impairment charge was precipitated by an expectation of a lower percentage of projected cash flows attributable to trademark branded window film products, which became apparent during the fourth quarter of 2008 in conjunction with the completion of our annual budget and long range plan process. There were no impairments to the net carrying amount of goodwill during 2008.

7.	Investments in Affiliates

On May 1, 2007 as further described in Note 4 — Acquisitions and Discontinued Operations, we acquired Akzo Nobel’s interest in Flexsys resulting in us consolidating Flexsys as a 100% owned subsidiary. We applied the equity method of accounting for Flexsys prior to May 1, 2007. Summarized combined financial information for 100 percent of the Flexsys joint venture prior to May 1, 2007 is as follows:

	Predecessor
	Twelve	Twelve
	Months Ended	Months Ended
	December 31,	December 31,
	2007	2006

Results of operations:
Net sales	$207	$606
Gross profit	50	155
Operating income	34	91
Net income	25	66

8.	Detail of Certain Balance Sheet Accounts

Components of inventories were as follows:

	Successor	Predecessor
	December 31,	December 31,
Inventories	2008	2007

Finished goods	$195	$188
Goods in process	59	39
Raw materials and supplies	87	76

Inventories, at FIFO cost	341	303
Excess of FIFO over LIFO cost	—	(35)

Total Inventories	$341	$268

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

In connection with the adoption of fresh-start accounting, inventories were recorded at the selling price less cost to sell resulting in the elimination of the LIFO reserve and a step-up in basis of $67 at the Effective Date. The $67 step-up in basis was charged to Cost of Goods Sold in the Successor Consolidated Statement of Operations during the ten months ended December 31, 2008.

Components of property, plant and equipment were as follows:

	Successor	Predecessor
	December 31,	December 31,
Property, Plant and Equipment	2008	2007

Land	$34	$33
Leasehold improvements	9	23
Buildings	203	338
Machinery and equipment	727	1,279
Construction in progress	35	48

Total property, plant and equipment	1,008	1,721
Less accumulated depreciation	(56)	(1,102)

Total Property, Plant and Equipment	$952	$619

Components of accrued liabilities were as follows:

	Successor	Predecessor
	December 31,	December 31,
Accrued Liabilities	2008	2007

Wages and benefits	$57	$84
Foreign currency hedge agreements	36	1
Environmental remediation liabilities	30	15
Accrued income and other taxes payable	16	20
Accrued selling expenses	16	19
Accrued interest	9	24
Other	95	76

Total Accrued Liabilities	$259	$239

9.	Income Taxes

The components of income (loss) from continuing operations before income taxes were as follows:

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

United States	$(40)	$1,094	$(307)	$(96)
Outside United States	38	370	55	38

Total	$(2)	$1,464	$(252)	$(58)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

The components of income tax expense (benefit) recorded in continuing operations were as follows:

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Current:
U.S. federal	$—	$—	$—	$—
U.S. state	—	—	—	—
Outside United States	21	15	32	13

	21	15	32	13
Deferred:
U.S. federal	(1)	—	(10)	—
U.S. state	—	—	—	—
Outside United States	(7)	199	(5)	5

	(8)	199	(15)	5

Total	$13	$214	$17	$18

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income (loss) from continuing operations before income taxes as a result of the following:

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Dollars in millions
Income Tax at federal statutory rate	$(1)	$513	$(88)	$(21)
Increase (reduction) in income taxes due to:
U.S. state income taxes	(6)	7	(9)	(3)
Export tax benefit	—	—	—	(2)
Taxes related to foreign earnings	14	51	8	6
Valuation allowances	8	(259)	82	35
Income from equity affiliates	—	—	(3)	(10)
Surrendered losses from equity affiliate(a)	—	(4)	(4)	(4)
Reorganization items	—	(107)	17	12
Tax contingency adjustment	1	10	10	8
Other	(3)	3	4	(3)

Income tax expense	$13	$214	$17	$18

(a)	During the Predecessor periods ended February 29, 2008, December 31, 2007 and 2006, a non-consolidated equity affiliate surrendered a prior year loss that was used to offset a foreign subsidiary’s taxable income in the United Kingdom.

We have been granted tax holidays in Malaysia and China which first benefited the year ended December 31, 2006. The Malaysia holidays expire in 2012 and 2013, and the China holidays phase out between 2008 and 2012. The aggregate benefits on income tax expense were $6 in the ten months ended December 31, 2008, $1 in the two months ended February 29, 2008, $5 in 2007 and less than $1 in 2006.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Deferred income tax balances were related to:

	Successor	Predecessor
	December 31,	December 31,
	2008	2007

Postretirement benefits	$163	$281
Environmental liabilities	115	42
Inventory	5	5
Insurance reserves	16	40
Miscellaneous accruals	16	—
Equity affiliates	4	14
Net operating losses	488	478
Tax credit carryforward	55	—
Accrued allowed claims	14	105
Other	60	16

Total Deferred Tax Assets	936	981
Less: Valuation allowances	(572)	(858)

Deferred Tax Assets Less Valuation Allowances	364	123

Intangible Assets	(287)	—
Property	(149)	(54)
Unremitted earnings	(90)	—
Accrued interest	—	(53)
Other	(9)	(2)

Total Deferred Tax Liabilities	(535)	(109)

Net Deferred Tax Assets (Liabilities)	$(171)	$14

In accordance with SFAS No. 109, for each tax-paying component and within a particular tax jurisdiction, (i) all current deferred tax liabilities and assets are offset and presented as a single amount and (ii) all noncurrent deferred tax liabilities and assets are offset and presented as a single amount. This approach results in the following classification on the Consolidated Statement of Financial Position as of December 31, 2008 and 2007:

	Successor	Predecessor
	December 31,	December 31,
	2008	2007

Deferred Tax Assets:
Prepaid expenses and other assets	$21	$19
Other assets	11	40

Total	$32	$59

Deferred Tax Liabilities:
Accrued liabilities	$1	$—
Deferred tax liabilities	202	45

Total	$203	$45

At December 31, 2008, research and development tax credit carryforwards available to reduce possible future U.S. income taxes amounted to approximately $5 all of which will expire in 2019 through 2022. At December 31, 2008, foreign tax credit carryforwards available to reduce possible future U.S. income taxes amounted to approximately $50 all of which will expire in 2018. Income taxes and remittance taxes have not been recorded on $86 of undistributed earnings of subsidiaries because we intend to reinvest those earnings indefinitely. It is not practicable to estimate the tax effect of remitting these earnings to the U.S.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

In accounting for discontinued operations, we have removed deferred tax assets of $67 and deferred tax liabilities of $50 from the December 31, 2008 deferred income tax balances. For December 31, 2007, deferred tax assets of $33 and deferred tax liabilities of $113 were removed from the deferred income tax balances. The valuation allowances were adjusted by offsetting amounts in these years, resulting in zero effect to the net deferred tax balances.

Net Operating Loss and Valuation Allowance

At December 31, 2008, various federal, state and foreign net operating loss carryforwards were available to offset future taxable income. These net operating losses expire from 2008 through 2027 or have an indefinite carryforward period. A full valuation allowance has been provided against the U.S. deferred tax assets. The valuation allowance will be retained until there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized.

As a result of the issuance of New Common Stock upon emergence from bankruptcy, we realized a change of ownership for purposes of Section 382 of the Internal Revenue Code. We do not currently expect this change to significantly limit our ability to utilize our U.S. net operating loss carryforward, which we estimated to be approximately $1,200 on the date of emergence and approximately $1,400 at December 31, 2008.

Unrecognized Tax Benefits

In July 2006, the FASB issued FIN 48 which creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN 48 eliminates income taxes from the scope of SFAS No. 5, Accounting for Contingencies.

FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the Consolidated Statements of Financial Position prior to the adoption of FIN 48 and the amounts reported after adoption are accounted for as a cumulative effect adjustment recorded to the beginning balance of retained earnings or other appropriate components of equity or net assets in the Consolidated Statement of Financial Position. The cumulative effect adjustment does not apply to those items that would not have been recognized in earnings, such as the effect of adopting FIN 48 on tax positions related to business combinations.

We adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, we increased our January 1, 2007 accumulated deficit by $3 as a cumulative effect adjustment in the Consolidated Statement of Financial Position.

The total amount of unrecognized tax benefits at December 31, 2008 and 2007 was $157 and $146, respectively. The increase in this amount is mainly the result of tax positions related to the reorganization and other events in the current year offset by currency exchange fluctuations. Included in the balance at December 31, 2008 and 2007 were $63 and $50, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2008, we accrued $3 for interest and $6 for penalties. As of December 31, 2007 the amount accrued for interest was $4 and for penalties was $6.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

A reconciliation of the beginning and ending amount of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

Predecessor
Balance at January 1, 2008	$136
Gross increases — tax positions in prior periods	3
Gross increases — current period tax positions	11

Balance at February 29, 2008	$150

Successor
Gross increases — tax positions in prior periods	$2
Gross decreases — tax positions in prior periods	(11)
Gross increases — current period tax positions	9
Settlements	(1)
Lapse of statute of limitations	(1)

Balance at December 31, 2008	$148

We file income tax returns in the United States and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002. It is reasonably possible that within the next twelve months as a result of the resolution of Federal, state and foreign examinations and appeals, and the expiration of various statutes of limitation that the unrecognized tax benefits that would affect the effective tax rate will decrease by a range of $0 to $23 and the unrecognized tax benefits that would not affect the effective tax rate will decrease by a range of $0 to $8.

10.	Debt Obligations

On the Effective Date, as more fully described in Note 1 — Background, we recapitalized our debt concurrent with our emergence from bankruptcy. At this time, we entered into the Financing Agreements which consisted of a $450 Revolver, a $1.2 billion Term Loan and a $400 Bridge. Proceeds from the Financing Agreements and existing cash were used to (i) repay the DIP credit facility, (ii) retire Solutia Services International S.C.A./Comm. V.A.’s (“SSI”) Facility Agreement due 2011, (iii) retire the Flexsys term loan and revolving credit facility due 2012, (iv) pay certain secured and administrative claims, and (v) provide additional liquidity for operations. In the third quarter of 2008, proceeds from the sale of 33,021,976 shares of common stock were used to fully repay our Bridge.

To support local operations and to partially limit exposure to changes in foreign-currency exchange rates, we had short-term borrowings of $25 and $16 at December 31, 2008 and 2007, respectively, comprised of other lines of credit. At December 31, 2007, we had $951 of borrowings on our DIP credit facility, which was classified as a current liability

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Our long-term debt consisted of the following as of December 31, 2008 and December 31, 2007:

	Successor	Predecessor
	December 31,	December 31,
	2008	2007

Term Loan, due 2014	$1,188	$—
Revolver, due 2013	183	—
SSI Facility Agreement, due 2011	—	231
Flexsys term loan, due 2012	—	76
Flexsys revolving credit facility, due 2012	—	47
6.72% debentures, due 2037	—	150
7.375% debentures, due 2027	—	300
11.25% notes, due 2009	—	223
Maryville notes, due 2022	—	20

Total principal amount	1,371	1,047
Unamortized net discount(a)	—	—

	1,371	1,047
Less current portion of long-term debt	(12)	(15)
Less debt subject to compromise (Note 3)	—	(673)

Total	$1,359	$359

(a)	Unamortized net discount of $14 as of December 31, 2007 is included in liabilities subject to compromise, as further described in Note 3.

Maximum availability under the Revolver is limited to the lesser of $450 or the amount of our borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables. In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit. As of December 31, 2008, availability under the Revolver was $193. The weighted average interest rate on our total debt outstanding at December 31, 2008 was 7.7 percent compared to 7.9 percent at December 31, 2007. Our weighted average interest rate on short-term debt outstanding at December 31, 2008, was 4.2 percent as compared to 8.0 percent at December 31, 2007.

The Revolver bears interest, at our option, at LIBOR or the prime rate plus an applicable margin. As of December 31, 2008, the applicable margin for the LIBOR and prime rate loans in the Revolver are 2.00 percent and 1.00 percent, respectively. The Term Loan bears interest at LIBOR, with a floor of 3.50 percent through the fourth anniversary of the Effective Date, plus 5.00 percent. Of the amount outstanding on the Term Loan at December 31, 2008, $900 is protected by a LIBOR cap of 4.25 percent until April 2010. Interest for the Revolver and Term Loan is payable (i) with respect to LIBOR loans, on the last day of each relevant interest period (defined as one, two, three or six months or any longer period available to all lenders under each facility) and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (ii) with respect to prime rate loans, quarterly in arrears.

Our current subsidiaries CPFilms Inc., Flexsys America L.P., Flexsys America Co., Monchem International, Inc., Solutia Business Enterprises Inc., Solutia Inter-America, Inc., Solutia Overseas, Inc., Solutia Systems, Inc., S E Investment LLC and future subsidiaries as defined by the Financing Agreements, subject to certain exceptions (the “Guarantors”) are guarantors of our obligations under the Financing Agreements. The Financing Agreements and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets.

We are required to make mandatory repayments of the Financing Agreements in connection with asset sales and certain other events subject to certain exceptions. We are required to pay 1 percent of the principal

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

of the Term Loan annually via quarterly payments. In addition, on an annual basis and subject to our leverage position at December 31st of each year, we are required to repay the Term Loan with a portion of excess cash flow generated during the year, as defined in the Financing Agreements. If net leverage is less than 3.0x or greater than or equal to 3.0x, then we are required to repay 25 percent or 50 percent, respectively, of excess cash flow generated during the year. Excess cash flow is generally defined as EBITDA less interest, capital expenditures, taxes, and amortization of debt, plus or minus working capital changes and other adjustments. Any portion of the Term Loan that is repaid through mandatory prepayments or voluntarily repaid may not be reborrowed. Furthermore, voluntary prepayments or amendments to the Term Loan are subject to a prepayment premium or fee of 3 percent of the principal amount prepaid or principal amount outstanding, respectively, prior to the first anniversary of the Effective Date, 2 percent after the first anniversary and prior to the second anniversary of the Effective Date and 1 percent after the second anniversary and prior to the third anniversary of the Effective Date. We are not subject to any prepayment premiums or fees for amendments after the third anniversary of the Effective Date.

The Financing Agreements include a number of customary covenants and events of default, including the maintenance of certain financial covenants that restrict our ability to, among other things, incur additional debt; make certain investments; pay dividends, repurchase stock, sell certain assets or merge with or into other companies; enter into new lines of business; make capital expenditures; and prepay, redeem or exchange our debt. The financial covenants are (i) total leverage ratio, (ii) fixed charge coverage ratio and (iii) a capital expenditure cap as defined by the Financing Agreements. We were in compliance with all applicable covenants as of December 31, 2008.

Maryville Notes

In the second quarter of 2008, we completed the sale and leaseback of our corporate headquarters for $43 and repaid the balance outstanding on the Maryville Notes from the sale proceeds.

11.	Financial Instruments and Risk Management

Fair Values of Financial Instruments

We adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), on January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and liabilities which has been deferred until January 1, 2009 by FASB Staff Position 157-2, Effective Date of Statement 157. Other than new disclosure, there was no impact to our consolidated financial statements upon adoption of SFAS No. 157.

In accordance with SFAS No. 157, we have categorized our financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

The following tables present our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy.

		Fair Value Measurements at December 31, 2008
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
Derivatives — Foreign Exchange(a)	$7	$—	$7	$—

Total	$7	$—	$7	$—

Liabilities:
Derivatives — Foreign Exchange(a)	$36	$—	$36	$—
Derivatives — Interest Rates(b)	25	—	25	—

Total	$61	$—	$61	$—

(a)	Includes foreign currency forward and options contracts which are valued using an income approach based on the present value of the forward rate less the contract rate multiplied by the notional amount.

(b)	Includes interest rate caps and swaps which are valued using counterparty quotes, which use discounted cash flows and the then-applicable forward interest rates.

The recorded amounts of cash, trade receivables, accounts payable and short-term debt approximate their fair values at both December 31, 2008 and 2007, respectively, due to the short maturity of these instruments.

The estimated fair value of our long-term debt at December 31, 2008 is $979 compared to the recorded amount of $1,371 (including current portion of long-term debt). The estimated fair value of our long-term debt not subject to compromise at December 31, 2007 was $378 compared to the recorded amount of $374 (including current portion of long-term debt). Fair value of the debt subject to compromise at December 31, 2007 could not be fairly determined due to the inherent uncertainties underlying the valuation assumptions affected by the Chapter 11 bankruptcy proceedings. The fair values are estimated by the use of estimates obtained from brokers and other appropriate valuation techniques.

Risk Management Activities

Our business operations give rise to market risk exposures that result from changes in foreign currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, we periodically enter into various hedging transactions that enable us to alleviate the adverse effects of financial market risk. Designation is performed on a specific exposure basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Our approved policies and procedures do not permit the purchase or holding of any derivative financial instruments for trading purposes.

Foreign Currency Exchange Rate Risk

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. We are exposed to this risk both on an intercompany and a third-party basis. We use foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. These risks are hedged primarily through the use of forward exchange contracts and purchased options with maturities of less than 18 months.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

We have chosen not to designate these instruments as hedges and to allow the gains and losses that arise from marking the contracts to market to be recorded in Other Income, net in the period. We recorded a net gain of $10 and net losses of $3, and $2 in the years ended December 31, 2008, 2007 and 2006, respectively. We had currency forward and option contracts to purchase and sell $642 and $470 of currencies as of December 31, 2008 and 2007, respectively, comprised principally of the Euro, British Pound-Sterling, U.S. Dollar, Japanese Yen, Swiss Franc, and Malaysian Ringgit. Included in the currency forward contracts at December 31, 2008 are contracts to purchase and sell $341 of currencies which were executed to in-substance defease contracts with the same financial institution.

Interest Rate Risk

Interest rate risk is primarily related to changes in interest expense from floating rate debt. To limit our exposure to this risk, we entered into interest rate cap and swap agreements related to the Term Loan during the ten months ended December 31, 2008. The interest rate cap agreements have a notional amount of $900 and a strike rate of 4.25% that are effective through April 2010. The interest rate swap agreements have declining total notional amounts of $800 to $150 and are effective from April 2010 through February 2014. We have chosen to designate these instruments as hedges and therefore are recording the mark-to-market gain or loss on qualifying hedges in Accumulated Other Comprehensive Loss to the extent effective, and reclassified into Interest Expense in the period during which interest expense is incurred. The mark-to-market gains or losses on ineffective portions of hedges are recognized in Interest Expense immediately.

Commodity Price Risk

Certain raw materials and energy resources we use are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. Therefore, from time to time, we use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases with maturities up to 6 months. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in Accumulated Other Comprehensive Loss to the extent effective, and reclassified into Cost of Goods Sold in the period during which the hedged transaction is settled. The mark-to-market gains or losses on ineffective portions of hedges are recognized in Cost of Goods Sold immediately.

We did not have any commodity forward contracts outstanding as of December 31, 2008 or 2007. There were no gains or losses recorded in Cost of Goods Sold as a result of the ineffectiveness of any hedging contracts, and no cash flow hedges were discontinued during 2008 or 2007 due to changes in expectations on the original forecasted transactions.

Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of temporary cash investments, derivative financial instruments and trade receivables. Since we operate on a global basis, we invest excess cash in deposits with major banks throughout the world but limit amounts invested in any single institution to minimize risk. Credit risk arising from the inability of a counterparty to meet the terms of our derivative financial instruments is generally limited to the amounts, if any, by which the counterparty’s obligations exceed our obligations. We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments, but we do not expect any counterparties to fail to meet their obligations. In relation to our trade receivables, we sell our products to a large number of customers throughout the world across a range of industries. Our sales are made on a variety of terms, including terms requiring the usage of letters of credit and credit insurance. In addition, we perform ongoing evaluations of our customers’ financial condition and creditworthiness. While the current global environment presents an

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

inherent uncertainty, we do not believe a significant risk of loss from a concentration of credit risk exists with respect to trade receivables due to the aforementioned risk management activities.

12.	Pension Plans and Other Postretirement Benefits

During our Chapter 11 Case, we amended our U.S. qualified pension plan (“U.S. Plan”) in 2004 and 2005 to cease future benefit accruals for union and non-union participants, respectively, in these plans which eliminated service costs for benefits earned as a pension benefit cost. Furthermore, we amended our U.S. postretirement plan in accordance with the Plan for retiree participants and established a VEBA retiree trust at the Effective Date. The postretirement plan amendment, which became effective on the Effective Date, reduces the eligible charges covered by the postretirement plan and establishes a lifetime maximum benefit. This action resulted in a curtailment of the U.S. postretirement plan, as defined by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”), due to the changes in medical benefits provided to retiree participants in our U.S. postretirement plan. The net result of this action was a $109 gain recorded in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position as of February 29, 2008. As described in Note 2 — Fresh Start Accounting, upon the adoption of fresh-start accounting, the balance in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position was reduced to zero and charged to Reorganization Items, net. The VEBA retiree trust, valued at $173 as of December 31, 2008 as funded at emergence by proceeds from the sale of New Common Stock and a contribution of the retirees’ allowed unsecured claim, effectuates defeasance of a substantial amount of the remaining healthcare and other benefits liabilities assumed by us at the Solutia Spinoff.

In preparation for the sale of our Integrated Nylon business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan. The Nylon Pension Plan covers all active employees of the Integrated Nylon business. In accordance with the terms of the sale agreement as further described in Note 21 — Subsequent Events, the Nylon Pension Plan will be assumed by the buyer at the time of a closing on the sale. Therefore, the Nylon Pension Plan liability of $81 as of December 31, 2008 has been classified as liabilities of discontinued operations in the Consolidated Statement of Financial Position.

As a result of the division of the U.S. Plan into three plans, we were required to perform a funding analysis in accordance with the Pension Protection Act of 2006 (“PPA”). The result of this analysis is the Nylon Pension Plan and the Solutia Pension Plan will be prohibited by the PPA from paying out lump sum benefits, until such time as the plan assets of these two plans would rise above the 60 percent funding level for up to half a lump sum or above the 80 percent funding level for a full lump sum. For participants in the Solutia Union Pension Plan, the lump sum restrictions in the PPA do not apply until January 1, 2010.

We use a measurement date of December 31 for our pension and other postretirement benefit plans. In addition, the accrued liabilities for domestic pension and other postretirement obligations have been classified as liabilities subject to compromise as of December 31, 2007 (see Note 2 — Fresh-Start Accounting).

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Net Periodic Cost

For the ten months ended December 31, 2008, the two months ended February 29, 2008 and the years ended December 31, 2007 and 2006 our pension and healthcare and other benefit costs for continuing operations were as follows:

Pension Benefits

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Service costs for benefits earned	$3	$1	$5	$4
Interest costs on benefit obligation	50	11	63	61
Assumed return on plan assets	(56)	(13)	(75)	(60)
Prior service costs	—	—	1	—
Actuarial net loss	—	2	12	13
Special termination benefits	—	—	4	—
Settlement charges	—	1	5	—

Total	$(3)	$2	$15	$18

Healthcare and Other Benefits

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Service costs for benefits earned	$4	$1	$4	$5
Interest costs on benefit obligation	13	4	26	29
Assumed return on plan assets	(5)	—	—	—
Prior service gains	—	(3)	(18)	(11)
Actuarial net (gain) loss	(3)	—	5	7

Total	$9	$2	$17	$30

Curtailments and Settlements

We recorded a pension settlement charge of $1 in the two months ended February 29, 2008 resulting from the significant amount of lump sum distributions from our Belgium retirement plan. In 2007, we recorded a pension settlement charge of $5 resulting principally from the significant amount of lump sum distributions, resulting primarily from the majority of retirees electing the lump sum distribution option, from our U.S. Plan.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Actuarial Assumptions

The significant actuarial assumptions used to determine net periodic cost for our principal pension, healthcare and other benefit plans for continuing operations were as follows:

Pension Benefits

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Discount rate	5.75%	6.00%	5.75%	5.50%
Expected return on plan assets	8.50%	8.50%	8.75%	8.75%
Rate of compensation increase(a)	4.25%	4.25%	4.00%	4.00%

(a)	The rate of compensation increase in all periods relates specifically to our foreign pension plans. The rate of compensation increase is not applicable to the valuation of U.S. pension plans due to the cessation of future benefit accruals in prior years for participants in the U.S. pension plans.

Healthcare and Other Benefits

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Discount rate	5.50%	5.75%	5.75%	5.50%
Expected return on plan assets	3.50%	N/A	N/A	N/A
Assumed trend rate for healthcare costs	9.00%	9.00%	8.00%	9.00%
Ultimate trend rate for healthcare costs	5.00%	5.00%	5.00%	5.00%

We establish our discount rate based upon the internal rate of return for a portfolio of high quality bonds with maturities consistent with the nature and timing of future cash flows for each specific plan. The expected long-term rate of return on plan assets assumption is based on the target asset allocation policy and the expected future rates of return on assets for each specific plan.

A 1 percent change in the assumed health care cost trend rates would have the following effect as of December 31, 2008:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

Effect on postretirement benefit obligation	$2	$(1)

Our costs for postretirement medical benefits are capped for many current retirees and for active employees; therefore, the impact of this hypothetical change in the assumed health care cost trend rate is limited.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Benefit Obligations

Components of the changes in the benefit obligation of our principal pension, healthcare and other benefit plans for continuing operations were as follows:

Pension Benefits

	Successor	Predecessor
	December 31,	February 29,	December 31,
	2008	2008	2007

Changes in Benefit Obligation
Benefit obligation as of beginning	$1,164	$1,180	$1,093
of period
Service costs	3	1	5
Interest cost	50	11	63
Acquisitions	—	—	138
Contributions	1	—	2
Actuarial (gain) losses	(42)	(3)	23
Foreign currency	(67)	—	10
Special termination benefits	—	—	4
Transfer from plan	—	—	(2)
Benefits paid	(99)	(25)	(156)

Benefit obligation at end of period	$1,010	$1,164	$1,180

Accumulated Benefit Obligation	$993	$1,139	$1,154

Healthcare and Other Benefits

	Successor	Predecessor
	December 31,	February 29,	December 31,
	2008	2008	2007

Changes in Benefit Obligation
Benefit obligation as of beginning of period	$312	$434	$485
Service costs	4	1	4
Interest cost	13	4	26
Acquisitions	—	—	3
Contributions	19	2	15
Actuarial gains	(54)	(2)	(14)
Foreign currency	(2)	—	1
Plan amendments	—	(109)	—
Federal subsidy on benefits paid	5	1	7
Benefits paid	(61)	(19)	(93)

Benefit obligation at end of period	$236	$312	$434

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

The significant actuarial assumptions used to estimate the projected benefit obligation for our principal pension, healthcare and other benefit plans for continuing operations were as follows:

Pension Benefits

	Successor	Predecessor
	December 31,	February 29,	December 31,
	2008	2008	2007

Discount rate	6.25%	5.75%	6.00%
Rate of compensation increase(a)	3.50%	4.25%	4.25%

(a)	The rate of compensation increase for all periods relates specifically to our foreign pension plans. The rate of compensation increase is not applicable to the valuation of U.S. pension plans due to the cessation of future benefit accruals in prior years for participants in the U.S. pension plans.

Healthcare and Other Benefits

	Successor	Predecessor
	December 31,	February 29,	December 31,
	2008	2008	2007

Discount rate	6.25%	5.50%	5.75%
Assumed trend rate for healthcare costs	8.50%	9.00%	9.00%
Ultimate trend rate for healthcare costs	5.00%	5.00%	5.00%

Plan Assets

For purposes of applying the provisions of paragraph 35 and for purposes of the disclosures required by paragraphs 5 and 8 of FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, plan investments, whether equity or debt securities, real estate, or other, shall be measured at their fair value as of the measurement date. Components of the changes in fair value of plan assets of our plan assets were as follows:

Pension Benefits

	Successor	Predecessor
	December 31,	February 29,	December 31,
	2008	2008	2007

Changes in Fair Value of Plan Assets
Fair value of plan assets at beginning of period	$933	$1,000	$825
Actual return on plan assets	(194)	(59)	65
Acquisitions	—	—	117
Contributions	38	17	142
Foreign currency	(59)	—	9
Transfer from plan	—	—	(2)
Benefits paid	(99)	(25)	(156)

Fair value of plan assets at end of period	$619	$933	$1,000

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Healthcare and Other Benefits

	Successor	Predecessor
	December 31,	February 29,
	2008	2008

Changes in Fair Value of Plan Assets
Fair value of plan assets at beginning of period	$195	$—
Actual return on plan assets	(7)	—
Contributions	41	195
Federal subsidy on benefits paid	5	—
Benefits paid	(61)	—

Fair value of plan assets at end of period	$173	$195

The other postretirement benefits plans were unfunded until February 29, 2008 as described above.

The asset allocation for our pension and other postretirement plans and the target allocation for 2009, by asset category, follows:

Pension Benefits

		Successor	Predecessor
	2009 Target	December 31,	December 31,
Asset Category	Allocation	2008	2007

Equity securities	69%	64%	67%
Debt securities	30	35	32
Other	1	1	1

Total	100%	100%	100%

Our pension plan asset investment strategy is to maintain an asset allocation that is diversified among multiple asset classes, and among multiple managers within each asset class, in order to minimize the risk of large losses and to maximize the long-term risk-adjusted rate of return.

Healthcare and Other Benefits

		Successor
	2009 Target	December 31,
Asset Category	Allocation	2008

Cash and cash equivalents	32%	69%
Debt securities	63	28
Solutia New Common Stock	5	3

Total	100%	100%

Our other postretirement benefits plan asset investment strategy is to invest in short-term, well-diversified, high quality investment instruments, with a primary objective of capital preservation.

Funded Status

Effective December 31, 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires that the Consolidated Statement of Financial Position reflect the funded status of the pension and postretirement plans. The funded status of our plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. The funded status of our principal pension, healthcare and other benefit plans for continuing operations at December 31, 2008

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

and 2007 and the related amounts recognized in the Consolidated Statement of Financial Position was as follows:

	Pension Benefits		Healthcare and Other Benefits
	Successor	Predecessor	Successor	Predecessor
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Fair value of plan assets	$619	$1,000	$173	$—
Projected benefit obligation	1,010	1,180	236	434

Funded Status	$(391)	$(180)	$(63)	$(434)

	Pension Benefits		Healthcare and Other Benefits
	Successor	Predecessor	Successor	Predecessor
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Long-term asset	$10	$20	$—	$—
Current liability	—	—	(4)	(72)
Long-term liability	(401)	(200)	(59)	(362)
Accumulated other comprehensive loss:
Net actuarial (gain)/loss	205	177	(39)	22
Prior service (gain)/cost	—	1	—	(70)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with projected benefit obligation in excess of plan assets and for the pension plans with accumulated benefit obligations in excess of plan assets were as follows as of December 31:

	Projected Benefit
	Obligation Exceeds the Fair		Accumulated Benefit
	Value of Plan Assets		Obligation Exceeds the Fair Value of Plan Assets
	Successor	Predecessor	Successor	Predecessor
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Projected benefit obligation	$940	$1,055	$940	$1,014
Accumulated benefit obligation	923	1,029	923	995
Fair value of plan assets	539	855	539	820

The accumulated postretirement benefit obligation exceeds plan assets for all of our other postretirement benefit plans.

We actively manage funding of our domestic qualified pension plan in order to meet the requirements of the IRS and the Pension Benefits Guarantee Corporation (a U.S. federal agency). We contributed $31 in the ten months ended December 31, 2008, $15 in the two months ended February 29, 2008, $105 in 2007 and $179 in 2006 to the U.S Plan in accordance with IRS funding rules. According to current IRS funding rules, we estimate that we will be required to make approximately $28 in pension contributions to our U.S. Plan in 2009. In addition, we contributed $6 in the ten months ended December 31, 2008, $2 in the two months ended February 29, 2008, $35 in 2007 and $6 in 2006, respectively, to fund our foreign pension plans. Moreover, we expect to be required to fund $10 in pension contributions for our foreign pension plans in 2009.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Estimated Future Benefit Payments

Estimated benefit payments expected to be made over the next five years and the cumulative five year period thereafter are as follows:

	Pension	Healthcare and
	Benefits	Other Benefits

2009	$92	$42
2010	88	40
2011	83	38
2012	82	34
2013	76	30
2014-2018	315	86

We have available as of December 31, 2008, pension and other postretirement benefit plan assets of $619 and $173, respectively, to fund these future estimated benefit payments.

13.	Employee Savings Plans

Substantially all of our U.S. employees are eligible to participate in the Solutia Savings and Investment Plan (“SIP”), a 401(k) plan with matching contributions being invested in the same manner as participants’ personal SIP contributions. Our cash contributions related to the employer match were $15 in the ten months ended December 31, 2008, $3 in the two months ended February 29, 2008, $17 in 2007 and $15 in 2006, and were invested in accordance with participants’ personal investment elections. Our SIP matching contribution percentage was 100 percent on the first 7 percent of a participant’s qualified contributions during these periods. In January of 2009, our matching contributions were suspended indefinitely, subject to any agreements.

14.	Share-Based Compensation

Predecessor

In accordance with the Plan, all existing equity interests, including shares authorized for grant and options outstanding under the Solutia Inc. 2000 Stock-Based Incentive Plan and the Solutia Inc. 1997 Stock-Based Incentive Plan, and the underlying plans, were cancelled upon the Effective Date.

Successor

On the Effective Date, we adopted the Solutia Inc. 2007 Management Long-Term Incentive Plan (“2007 Management Plan”). The 2007 Management Plan authorizes up to 7,200,000 shares of our common stock for grants of non-qualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards. The shares used may be newly issued shares, treasury shares or a combination. As of December 31, 2008, 3,007,206 shares from the 2007 Management Plan remained available for grants.

Also on the Effective Date, we adopted the Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan (“2007 Director Plan”). The 2007 Director Plan authorizes up to 250,000 shares of our common stock for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards. The shares used may be newly issued shares, treasury shares or a combination. As of December 31, 2008, 203,840 shares from the 2007 Director Plan remained available for grants.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Stock Options

We granted options to purchase a total of 2,946,544 shares of common stock to eligible employees under the 2007 Management Plan during the ten months ended December 31, 2008. The options (i) have an exercise price of not less than 100 percent of the fair market value of the common stock on the grant date, (ii) become exercisable in three equal installments on the first, second, and third anniversary of the grant date, subject to the employee’s continued employment and (iii) expire on the tenth anniversary of the grant date.

The fair value of stock options is determined at the grant date using a Black-Scholes model, which requires us to make several assumptions including risk-free interest rate, expected dividends and volatility. The risk-free rate is based on the U.S. Treasury yield curve in effect for the expected term of the options at the time of grant. The dividend yield on our common stock is assumed to be zero since we do not pay dividends and have no current plans to do so. Due to our Chapter 11 Case, our historical volatility data and employee stock option exercise patterns were not considered in determining the volatility data and expected life assumptions. The volatility assumptions were based on (i) historical volatilities of the stock of comparable chemical companies whose shares are traded using daily stock price returns equivalent to the expected term of the options and (ii) implied volatility. The expected life of an option was determined based on a simplified assumption that the option will be exercised evenly from the time it becomes exercisable to expiration, as allowed by SEC Staff Accounting Bulletin No. 110.

The weighted-average fair value of options granted during the ten months ended December 31, 2008 was determined based on the following weighted-average assumptions:

Successor
December 31,
2008

Expected volatility	26.1%
Expected term (in years)	6
Risk-free rate	4.24%
Weighted-average grant date fair value	$5.91

A summary of stock option activity for the ten months ended December 31, 2008 is as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Options	Exercise Price	Contractual Life	Value(a)

Outstanding at February 29, 2008	—	—	—	—
Granted	2,946,544	$17.29	—	—
Exercised	—	—	—	—
Forfeited or expired	(183,834)	17.23	—	—

Outstanding at December 31, 2008	2,762,710	$17.29	9.2	$—

Vested or Expected to Vest at December 31, 2008	2,369,734	$17.29	9.2	$—
Exercisable at December 31, 2008	54,333	$17.33	9.2	$—

(a)	Intrinsic value for stock options is calculated based on the difference between the exercise price of the underlying awards and the quoted market price of our common stock as of the reporting date. If the exercise price of the underlying awards is higher than the quoted market price of our common stock as of the reporting date, the intrinsic value of the award is $0.

During the ten months ended December 31, 2008, we recognized $5 of compensation expense related to our stock options, of which, $1 is allocated to discontinued operations. Pre-tax unrecognized compensation expense for stock options, net of estimated forfeitures, was $10 as of December 31, 2008 and will be recognized as expense over a remaining weighted-average period of 1.4 years.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Restricted Stock Awards

We granted 1,508,815 shares and 46,160 shares of restricted stock awards to eligible employees under the 2007 Management Plan and to our non-employee directors under the 2007 Director Plan, respectively, during the ten months ended December 31, 2008.

A summary of restricted stock award activity for the ten months ended December 31, 2008 is as follows:

		Weighted-Average
		Grant Date
	Shares	Fair Value

Outstanding at February 29, 2008	—	—
Granted	1,554,975	$16.19
Vested	(96,568)	15.24
Forfeited	(38,867)	17.05

Outstanding at December 31, 2008	1,419,540	$16.24

During the ten months ended December 31, 2008, we recognized $8 of compensation expense related to our restricted stock awards, of which, $1 is allocated to discontinued operations. Pre-tax unrecognized compensation expense for restricted stock awards, net of estimated forfeitures, was $14 as of December 31, 2008 and will be recognized as expense over a remaining weighted-average period of 1.4 years.

15.	Capital Stock

Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “SOA”. Prior to December 17, 2003, our Old Common Stock traded on the NYSE under the symbol “SOI” until trading was halted after our Chapter 11 bankruptcy filing. Our New Common Stock traded on a “when-issued” basis on the NYSE from December 20, 2007 until shortly after the Effective Date, at which time our New Common Stock began trading on a “regular way” basis.

No dividends were paid by the Predecessor in the two months ended February 29, 2008 or in 2007 since we were prohibited by both the Bankruptcy Code and the DIP credit facility from paying dividends to shareholders. No dividends were paid by the Successor in the ten months ended December 31, 2008 and we have no current plans to do so.

We have 100 million shares of preferred stock, par value $0.01 per share, authorized. As of December 31, 2008 there were no preferred shares issued or outstanding.

16.	Commitments and Contingencies

Commitments

Commitments, principally in connection with uncompleted additions to property, were approximately $13 and $29 at December 31, 2008 and 2007. In addition, we were contingently liable under letters of credit totaling $85 and $76 as of December 31, 2008 and 2007, respectively. The letters of credit included $3 and $2 which were cash collaterized at December 31, 2008 and 2007, respectively, primarily related to environmental remediation and various insurance related activities. The cash underlying these collateralized letters of credit is contractually restricted and accordingly is excluded from cash and cash equivalents and recorded in Other Assets within the Consolidated Statement of Financial Position as of December 31, 2008 and 2007.

Our future minimum payments under operating leases and various unconditional purchase obligations are $106 for 2009, $55 for 2010, $52 for 2011, $15 for 2012, $9 for 2013 and $38 for 2014 and thereafter.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Contingencies

Litigation

We are a party to legal proceedings, which have arisen in the ordinary course of business and involve claims for money damages. As of December 31, 2008, we have accrued approximately $5 for legal costs to defend ourselves in all legal matters.

Except for the potential effect of an unfavorable outcome with respect to our Legacy Tort Claims Litigation, as described below, it is our opinion that the aggregate of all claims and lawsuits will not have a material adverse impact on our consolidated financial statements.

Legacy Tort Claims Litigation

Pursuant to the Amended and Restated Settlement Agreement dated February 28, 2008, entered into by Solutia and Monsanto in connection with our emergence from Chapter 11 (the “Monsanto Settlement Agreement”), Monsanto is responsible to defend and indemnify Solutia for any Legacy Tort Claims as that term is defined in the agreement, while Solutia retains responsibility for tort claims arising out of exposure occurring after the Solutia Spinoff. Solutia or Flexsys have been named as defendants in the following actions, and have submitted the matters to Monsanto as Legacy Tort Claims. However, to the extent these matters relate to post Solutia Spinoff exposure or such matters are not within the meaning of “Legacy Tort Claims” within the Monsanto Settlement Agreement, we would potentially be liable. All claims in the Flexsys tort litigation matters described below concern alleged conduct occurring while Flexsys was a joint venture of Solutia and Akzo Nobel, and any potential damages in these cases would be evenly apportioned between Solutia and Akzo Nobel. In addition to the below actions, Monsanto has sought indemnity from us for certain tort and workers’ compensation claims in which Monsanto has been named a defendant. We have rejected such demand pursuant to the Monsanto Settlement Agreement. There are no pending legal actions regarding these alleged indemnification rights.

Putnam County, West Virginia litigation. In December 2004, a purported class action lawsuit was filed in the Circuit Court of Putnam County, West Virginia against Flexsys, Pharmacia, Monsanto and Akzo Nobel (Solutia Inc. is not a named defendant) alleging exposure to dioxin from Flexsys’ Nitro, West Virginia facility, which is now closed. The relevant production activities at the facility occurred during Pharmacia’s ownership and operation of the facility and well prior to the creation of the Flexsys joint venture between Pharmacia (then known as Monsanto, whose interest was subsequently transferred to us in the Solutia Spinoff) and Akzo Nobel. The plaintiffs are seeking damages for loss of property value, medical monitoring and other equitable relief.

Beginning in February 2008, Flexsys, Monsanto, Pharmacia, Akzo Nobel and another third party were named as defendants in approximately seventy-five individual lawsuits, and Solutia was named in two individual lawsuits, filed in Putnam County, West Virginia, by residents of that county. The largely identical complaints allege that the residents were exposed to potentially harmful levels of dioxin particles from the Nitro facility. Plaintiffs did not specify the amount of their alleged damages in their complaints.

Escambia County, Florida Litigation. On June 6, 2008, a group of approximately fifty property owners and business owners in the Pensacola, Florida area filed a lawsuit in the Circuit Court for Escambia County, Florida against Monsanto, Pharmacia, Solutia, and the plant manager at Solutia’s Pensacola plant. The lawsuit, entitled John Allen, et al. v. Monsanto Company, et al., alleges that the defendants are responsible for elevated levels of PCBs in the Escambia River and Escambia Bay due to past and allegedly continuing releases of PCBs from the Pensacola plant. The plaintiffs seek: (1) damages associated with alleged decreased property values caused by the alleged contamination, and (2) remediation of the alleged contamination in the waterways. Plaintiffs did not specify the amount of their alleged damages in their complaints.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Upon assessment of the terms of the Monsanto Settlement Agreement and other defenses available to us, we believe the probability of an unfavorable outcome on the Putnam County, West Virginia and Escambia County, Florida litigation is remote and, accordingly, we have not recorded a loss contingency. Nonetheless, if it were subsequently determined these matters are not within the meaning of “Legacy Tort Claims,” as defined in the Monsanto Settlement Agreement, or other defenses to us were unsuccessful, it is reasonably possible we would be liable for an amount which cannot be estimated but which could have a material adverse effect on our consolidated financial statements.

Solutia Inc. Employees’ Pension Plan Litigation

Since October 2005, current or former participants in the U.S. Plan have filed three class actions alleging the company’s cash balance pension plan is discriminatory based upon age and the lump sum values of individual account balances in the U.S. Plan have been, and continue to be, miscalculated. Neither Solutia, nor any individual or entity other than the U.S. Plan has been named as a defendant in any of these cases. However, a judgment against the U.S. Plan could result in an increase in the Company’s contributions to the U.S. Plan. Two of these cases, captioned Davis, et al. v. Solutia, Inc. Employees’ Pension Plan and Hammond, et al. v. Solutia, Inc. Employees’ Pension Plan, are still pending against the U.S. Plan, and were consolidated in September 2006 with similar cases pending in the Southern District of Illinois against Monsanto Company and Monsanto Company Pension Plan (Walker et al. v. The Monsanto Pension Plan, et al.) and Pharmacia Cash Balance Pension Plan, Pharmacia Corporation, Pharmacia and Upjohn, Inc., and Pfizer Inc. (Donaldson v. Pharmacia Cash Balance Pension Plan, et al.).

A Consolidated Class Action Complaint was filed by all of the plaintiffs in the consolidated case on September 4, 2006. The plaintiffs alleged in the Complaint three separate causes of action against the U.S. Plan: (1) the U.S. Plan violates ERISA by terminating interest credits on Prior Plan Accounts at the age of 55; (2) the U.S. Plan is improperly backloaded in violation of ERISA; and (3) the U.S. Plan is discriminatory on the basis of age. The plaintiffs seek to obtain injunctive and other equitable relief (including money damages awarded by the creation of a common fund) on behalf of themselves and the nationwide putative class of similarly situated current and former participants in the U.S. Plan. The court has dismissed plaintiffs’ claims that the U.S. Plan is improperly backloaded in violation of ERISA, and that the U.S. Plan is discriminatory on the basis of age.

By consent of the parties, the court certified a class in September 2007 against the U.S. Plan only with respect to plaintiffs’ claim that the U.S. Plan violates ERISA by terminating interest credits on Prior Plan Accounts at the age of 55. Discovery has been completed, and the parties filed their motions for summary judgment with respect to liability in July 2008. The motions are pending, and a decision on liability is expected sometime in the first half of 2009. The amount of a potential loss, if any, is not currently determinable.

Environmental Liabilities

In the ordinary course of business, we are subject to numerous environmental laws and regulations covering compliance matters or imposing liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances. We have incurred, and we may in the future incur, liabilities to investigate and clean up waste or contamination at our current facilities, properties adjacent to our current facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Under some circumstances, the scope of our liability may extend to damages to natural resources for which we have accrued $2, exclusive of the below balances. In almost all cases, our potential liability arising from historical contamination is based on operations and other events occurring at our facilities or as a result of their operation prior to the Solutia Spinoff.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Further, under terms of the Monsanto Settlement Agreement and our Plan of Reorganization, we have agreed to share responsibility with Monsanto for the environmental remediation at certain locations outside our plant boundaries in Anniston, Alabama, and Sauget, Illinois which were incurred prior to the Solutia Spinoff (the “Shared Sites”). Under this cost-sharing arrangement, we are responsible for the funding of environmental liabilities at the Shared Sites from the Effective Date up to a total of $325. Thereafter, if needed, we and Monsanto will share responsibility equally. The effect of the Monsanto Settlement Agreement and the Plan of Reorganization, along with the application of fresh-start accounting, was an increase in our environmental reserve at the Effective Date of $257. To partially fund our environmental liabilities, a portion of the proceeds from stock issued by us on the Effective Date was set aside and restricted for this purpose. As of December 31, 2008, $28 of these proceeds remains available to fund future allowable environmental expenditures and is recorded in Prepaid Expenses and Other Assets in the Consolidated Statement of Financial Position.

Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Statement of Financial Position. These reserves include liabilities expected to be paid out within fifteen years. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are summarized below:

Total

Predecessor
Balance at December 31, 2007	$71
Charges taken	257
Amounts utilized	(1)
Currency fluctuations	—

Balance at February 29, 2008	327

Successor
Charges taken	7
Amounts utilized(a)	(22)
Currency fluctuations	(3)

Balance at December 31, 2008	$309

Environmental Remediation Liabilities, current	$30
Environmental Remediation Liabilities, long-term	279

Balance at December 31, 2008	$309

(a)	For the ten months ended December 31, 2008, allowable expenditures of $18 were reimbursed to us by a special purpose entity established with proceeds of stock issued by us on the Effective Date.

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Statement of Financial Position. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. These matters involve significant unresolved issues, including the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities and alternative methods of remediation. Because of these uncertainties, the potential liability for existing environmental remediation may range up to two times the amount recorded.

Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our Consolidated Statement of Financial

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Position, but could have a material adverse effect on Consolidated Statement of Operations in any given period. Our significant sites are described in more detail below:

Anniston, Alabama: On Aug. 4, 2003, the U.S. District Court for the Northern District of Alabama approved a Revised Partial Consent Decree, pursuant to which Pharmacia and Solutia are obligated to perform, among other things, residential cleanup work and a remedial investigation/feasibility study (“RI/FS”) as a result of PCB contamination from our Anniston plant, which occurred prior to the Solutia Spinoff. The residential cleanup is proceeding and should be completed within the next two years. Some level of remediation of non-residential properties and creek floodplains and/or sediment will be required in the future and we have accrued for this liability based upon our understanding of the level and extent of contamination in these areas, the remedial effort likely to be required by various governmental organizations and estimated costs associated with similar remediation projects. We may recover some of our investigation and remediation costs from parties, against whom we filed a cost recovery action in July, 2003 but because the eventual outcome of these proceedings is uncertain, our environmental liability at December 31, 2008 does not incorporate this potential reimbursement. State and Federal Natural Resource Damage Trustees have asserted a claim for potential natural resource damage but have yet to undertake an assessment as to the nature and extent of such damages. As of December 31, 2008, we have accrued $122 for all environmental remediation projects in the Anniston, Alabama area which represents our best estimate of the final cost liability. Timing of the remediation will not be established until we complete the RI/FS, a Record of Decision is issued by the United States Environmental Protection Agency (“USEPA”), and a consent decree is negotiated and entered by the court to cover the selected remediation, which will take several years.

Sauget, Illinois: A number of industries, including our W.G. Krummrich Plant, have operated and disposed of wastes in Sauget, Illinois. Areas of contamination from these industrial operations, which for our W.G. Krummrich Plant occurred prior to the Solutia Spinoff, have been classified as part of either the Sauget Area 1 Sites or the Sauget Area 2 Sites. We are conducting a RI/FS for the Sauget Area 1 Sites under an Administrative Order on Consent issued on January 21, 1999. Although an extensive removal action for one of the Sauget Area 1 Sites was conducted under a Unilateral Administrative Order issued on May 31, 2000, the cost and timing of any additional required remedial actions will be established only after we complete the RI/FS, a Record of Decision is issued by the USEPA, and a consent decree is negotiated and entered by the court to cover the selected remediation, which is expected within the next two years. We have an agreement with two other potentially responsible parties (“PRPs”) to enter into an allocation proceeding upon issuance of the Record of Decision to resolve our respective shares of the liability for the Sauget Area 1 Sites. We, in coordination with 19 other PRPs, are also required to conduct a RI/FS for the Sauget Area 2 Sites under an Administrative Order on Consent issued effective November 24, 2000. We are conducting the RI/FS with other PRPs based on interim allocations and have agreed, upon issuance of the Record of Decision, to participate in an allocation proceeding to fully resolve each PRP’s share of the liability for the investigation and remediation costs. An interim groundwater remedy has been installed pursuant to a Unilateral Administrative Order issued on October 3, 2002, and the RI/FS was submitted in early 2008. We anticipate that USEPA will issue a Record of Decision sometime in mid-2010. Our ultimate exposure at these sites will depend on the final remedial actions to be taken and on the level of contribution from other PRPs. Our best estimate of the ultimate cost of all remedial measures that will be required at the Sauget, Illinois area sites is $80 which we have accrued as of December 31, 2008.

W. G. Krummrich Site: We entered into a Consent Order under the U.S. Resource Conservation and Recovery Act of 1976, as amended, effective May 3, 2000, to investigate and remediate soil and groundwater contamination from our manufacturing operations at the W.G. Krummrich Plant, which occurred prior to the Solutia Spinoff. We conducted an extensive corrective measures study and a Final Decision was issued by the USEPA in February 2008 setting out the required corrective measures to be completed. Due to the complexity of the contamination issues at this site, certain of the corrective measures will be performed in phases with the

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

final remediation approach and timing for some of the corrective measures being determined only after investigation and pilot testing phases are completed. Our best estimate of the ultimate cost of all corrective measures that will be required at the W.G. Krummrich Site is $28 which we have accrued as of December 31, 2008.

We also have accruals for remedial obligations at several of our current or former manufacturing sites which we have owned or operated since the Solutia Spinoff. Our best estimate of the ultimate cost of all corrective measures that will be required at these sites is $79 which we have accrued as of December 31, 2008.

17.	Supplemental Data

Supplemental income statement and cash flow data from continuing operations were as follows:

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
Income Statement:	2008	2008	2007	2006

Raw material and energy costs	$820	$179	$627	$498
Employee compensation and benefits	338	70	342	316
Depreciation expense	61	10	52	41
Amortization of capitalized computer software	3	1	5	4
Taxes other than income	75	15	65	47
Rent expense	17	3	13	12
Provision for doubtful accounts (net of recoveries)	—	—	—	1
Research and development	16	3	26	20

Interest expense:
Total interest cost	$144	$22	$139	$104
Less capitalized interest	3	1	5	4

Net interest expense	$141	$21	$134	$100

Cash Flow:
Cash payments for interest	$114	$43	$122	$97
Cash payments for income taxes	23	4	20	3

Non-Cash Investing Activities:
Capital expenditures included in accounts payable	$14	$10	$16	$10

The effect of exchange rate changes on cash and cash equivalents was not significant.

18.	Segment and Geographic Data

We are a global manufacturer and marketer of a variety of high-performance chemical-based materials, which are used in a broad range of consumer and industrial applications. Prior to the first quarter of 2008, we managed our businesses in the following four operating segments: CPFilms, Other Performance Products (“OPP”), Rubber Chemicals and Integrated Nylon. As allowed by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the CPFilms, OPP and Rubber Chemicals operating segments were aggregated into one reportable segment titled Performance Products. In the first quarter of 2008, to accommodate the revised reporting requirements of our chief operating decision maker, we realigned the OPP operating segment whereby Saflex was disaggregated and evaluated discretely and the aviation and heat

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

transfer products were combined with the Rubber Chemicals business and titled Technical Specialties. Concurrent with this realignment, we ceased the aggregation of the above operating segments into the Performance Products reportable segment and initiated reporting the operating segments separately. In the third quarter of 2008, we classified our Integrated Nylon business as discontinued operations as described in Note 4 — Acquisitions and Discontinued Operations. Therefore, beginning in the third quarter of 2008, we report our businesses consistent with our three operating segments: Saflex, CPFilms and Technical Specialties.

The Saflex reportable segment is a global manufacturer of performance films for laminated safety glass. The CPFilms reportable segment is a manufacturer of performance films for after-market applications which add functionality to glass. The Technical Specialties reportable segment is a global manufacturer of specialties such as chemicals for the rubber industry and specialty products such as heat transfer fluids and aviation hydraulic fluids. The major products by reportable segment are as follows:

Reportable Segment	Products

Saflex	• SAFLEX® plastic interlayer
• Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films
• Other enhanced polymer films for industrial customers
Technical Specialties	• CRYSTEX® insoluble sulphur
• SANTOFLEX® antidegradants
• SANTOCURE® and PERKACIT® primary and ultra accelerators
• THERMINOL® heat transfer fluids
• SKYDROL® aviation hydraulic fluids
• SKYKLEEN® brand of aviation solvents

The performance of our operating segments is evaluated based on segment profit, defined as earnings before interest expense, income taxes, depreciation and amortization less net income attributable to noncontrolling interests and reorganization items, net (“EBITDA”). Segment profit includes selling, general and administrative, research, development and other operating expenses, gains and losses from asset dispositions and restructuring charges, and other income and expense items that can be directly attributable to the segment. Certain operations, expenses and other items that are managed outside the reportable segments are reported as Unallocated and Other. Unallocated and Other is comprised of corporate expenses, adjustments to our LIFO valuation reserve, equity earnings from affiliates, other income and expense items including currency gains/losses, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the reportable segments in addition to operating segments that do not meet the quantitative threshold for determining reportable segments. Beginning in the fourth quarter of 2008, the impact of currency gains/losses was fully recognized within Unallocated and Other. Previously, segment profit included currency gains/losses directly attributable to the segment. Prior to 2008, segment profit was defined as earnings before interest expense and income taxes (“EBIT”). All prior periods have been retroactively presented for the changes in reportable segments and measurement of segment profit. There were no inter-segment sales in the periods presented below.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Our 2008, 2007 and 2006 segment information follows:

	Successor		Predecessor
	Ten Months		Two Months		Twelve Months
	Ended		Ended		Ended		Twelve Months
	December 31, 2008		February 29, 2008		December 31, 2007		Ended December 31, 2006
	Net	Profit	Net	Profit	Net	Profit	Net	Profit
	Sales	(Loss)	Sales	(Loss)	Sales	(Loss)	Sales	(Loss)

Segment:
Saflex	$697	$78	$125	$16	$727	$111	$663	$106
CPFilms	197	33	39	9	234	58	214	50
Technical Specialties	851	152	164	40	646	94	146	23

Reportable Segment totals	1,745	263	328	65	1,607	263	1,023	179
Unallocated and Other	30	(40)	7	(2)	36	(27)	41	(22)

Total	1,775	223	335	63	1,643	236	1,064	157
Reconciliation to consolidated totals:
Depreciation and Amortization		(89)		(11)		(59)		(46)
Interest expense		(141)		(21)		(134)		(100)
Reorganization items, net		—		1,433		(298)		(71)
Net income attributable to noncontrolling interest		5		—		3		2
Consolidated totals:

Net sales	$1,775	—	$335	—	$1,643	—	$1,064	—

Income (Loss) from Continuing Operations Before Income Tax Expense		$(2)		$1,464		$(252)		$(58)

	Successor		Predecessor
	Ten Months Ended		Two Months Ended		Twelve Months Ended		Twelve Months Ended
	December 31, 2008		February 29, 2008		December 31, 2007		December 31, 2006
		Depreciation		Depreciation		Depreciation		Depreciation
	Capital	and	Capital	and	Capital	and	Capital	and
	Expenditures	Amortization	Expenditures	Amortization	Expenditures	Amortization	Expenditures	Amortization

Segment:
Saflex	$52	$40	$7	$5	$59	$25	$37	$26
CPFilms	8	15	2	1	11	10	6	8
Technical Specialties	17	28	3	4	20	17	5	3

Reportable Segment totals	77	83	12	10	90	52	48	37
Unallocated and Other	7	6	3	1	9	7	7	9

Total	$84	$89	$15	$11	$99	$59	$55	$46

	Successor	Predecessor
	2008	2007

Assets by Segment:
Saflex	$1,322	$525
CPFilms	619	255
Technical Specialties	925	635

Reportable Segment totals	2,866	1,415
Reconciliation to consolidated totals:
Discontinued Operations	490	808
Unallocated and Other Operations	378	417

Consolidated totals	$3,734	$2,640

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Our net sales by geographic region, based upon geographic region which product was shipped to, for 2008, 2007 and 2006 follows:

			Technical	Unallocated	Consolidated
	Saflex	CPFilms	Specialties	and Other	Totals

Successor
Ten Months Ended December 31, 2008
U.S.	$134	$99	$203	$9	$445
Europe	336	45	239	16	636
Asia Pacific	113	31	287	2	433
Rest of World	114	22	122	3	261

	$697	$197	$851	$30	$1,775

Predecessor
Two Months Ended February 29, 2008
U.S.	$26	$20	$40	$2	$88
Europe	62	9	51	4	126
Asia Pacific	19	6	50	—	75
Rest of World	18	4	23	1	46

	$125	$39	$164	$7	$335

Twelve Months Ended December 31, 2007
U.S.	$145	$124	$161	$13	$443
Europe	346	51	186	19	602
Asia Pacific	115	35	204	2	356
Rest of World	121	24	95	2	242

	$727	$234	$646	$36	$1,643

Twelve Months Ended December 31, 2006
U.S.	$155	$121	$38	$12	$326
Europe	296	46	36	24	402
Asia Pacific	91	27	54	3	175
Rest of World	121	20	18	2	161

	$663	$214	$146	$41	$1,064

No individual customer, customer group or foreign country represents greater than 10 percent of net sales for the ten months ended December 31, 2008, two months ended February 29, 2008 and the years ended December 31, 2007 and 2006.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Our property, plant and equipment by geographic region for 2008 and 2007 follow:

			Technical	Unallocated	Consolidated
	Saflex	CPFilms	Specialties	and Other	Totals

Successor
December 31, 2008
U.S.	$161	$87	$82	$18	$348
Europe	209	4	140	29	382
Asia Pacific	42	—	103	—	145
Rest of World	54	—	23	—	77

	$466	$91	$348	$47	$952

Predecessor
December 31, 2007
U.S.	$83	$82	$49	$52	$266
Europe	83	7	106	9	205
Asia Pacific	38	—	67	—	105
Rest of World	29	—	14	—	43

	$233	$89	$236	$61	$619

19.	Earnings (Loss) Per Share

The following table presents the net income (loss) used in the basic and diluted earnings (loss) per share and reconciles weighted-average number of shares used in the basic earnings (loss) per share calculation to the weighted-average number of shares used to compute diluted earnings (loss) per share.

	Successor	Predecessor
	Ten Months	Two Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2008	2008	2007	2006

Net Income (Loss) attributable to Solutia Inc.
Income (Loss) from Continuing Operations	$(15)	$1,250	$(269)	$(76)
Less Income attributable to noncontrolling interest	5	—	3	2

Net Income (Loss) from Continuing Operations attributable to Solutia Inc.	$(20)	$1,250	$(272)	$(78)

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations	$(20)	$1,250	$(272)	$(78)
attributable to Solutia Inc.
Income (Loss) from Discontinued Operations	(648)	204	64	80

Net Income (Loss) attributable to Solutia Inc.	$(668)	$1,454	$(208)	$2

Weighted-average number of shares outstanding used for basic earnings (loss) per share	74.7	104.5	104.5	104.5
Non-vested restricted shares	—	—	—	—
Stock options	—	—	—	—
Warrants	—	—	—	—

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings (loss) per share	74.7	104.5	104.5	104.5

Stock options and warrants to purchase approximately 2.8 million shares and 4.5 million shares, respectively, and non-vested restricted shares of 1.4 million were not included in the computation of earnings (loss) per share since the result would have been anti-dilutive for the ten months ended December 31, 2008.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

20.	Quarterly Data — Unaudited

	Predecessor	Successor
	Two Months	One Month
	Ended	Ended
	February 29,	March 31,	Second	Third	Fourth
	2008	2008	Quarter	Quarter	Quarter

2008(a)
Net Sales	$335	$182	$577	$587	$429
Gross Profit	94	26	101	156	84
Income (Loss) from Continuing Operations attributable to Solutia Inc.	1,250	(16)	(6)	21	(19)
Income (Loss) from Discontinued Operations, net of tax	204	(14)	(10)	(28)	(596)

Net Income (Loss) attributable to Solutia Inc.	1,454	(30)	(16)	(7)	(615)

Basic/Diluted Income (Loss) per share:
Income (Loss) from Continuing Operations attributable to Solutia Inc.	$11.96	$(0.27)	$(0.10)	$0.28	$(0.20)
Income (Loss) from Discontinued Operations, net of tax	1.95	(0.23)	(0.17)	(0.37)	(6.40)

Net Income (Loss) attributable to Solutia Inc.	13.91	(0.50)	(0.27)	(0.09)	(6.60)

	Predecessor
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2007(a)
Net Sales	$276	$421	$454	$492
Gross Profit	78	104	112	89
Income (Loss) from Continuing Operations attributable to Solutia Inc.	(15)	19	(146)	(130)
Income (Loss) from Discontinued Operations, net of tax	7	37	35	(15)

Net Income (Loss) attributable to Solutia Inc.	(8)	56	(111)	(145)

Basic/Diluted Income (Loss) per share:
Income (Loss) from Continuing Operations attributable to Solutia Inc.	$(0.14)	$0.18	$(1.40)	$(1.25)
Income (Loss) from Discontinued Operations, net of tax	0.07	0.35	0.34	(0.14)

Net Income (Loss) attributable to Solutia Inc.	(0.07)	0.53	(1.06)	(1.39)

(a)	Amounts have been adjusted from prior filing to present the Integrated Nylon business as a discontinued operation as further described in Note 4.

During the first quarter of 2008, we emerged from bankruptcy and as a result, adopted fresh-start accounting on the Effective Date. In 2008 and 2007 certain events affecting comparability were recorded in Reorganization Items, net in the Consolidated Statement of Operations. A comparison of reorganization items for these periods respectively is provided in Note 2 — Fresh-Start Accounting. Charges and gains recorded in 2007 and 2008 and other events affecting comparability recorded outside of reorganization items have been summarized below for income from continuing operations before taxes.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Income from continuing operations in the two months ended February 29, 2008 included a $3 gain resulting from settlements of legacy insurance policies with insolvent insurance carriers as well as restructuring charges of $1 for severance and retraining. The loss from continuing operations for the month ended March 1, 2008, included charges of $23 resulting from the step-up in basis of our inventory in accordance with fresh-start accounting. Loss from continuing operations in the second quarter of 2008, included charges of $44 resulting from the step-up in basis of our inventory in accordance with fresh-start accounting and $6 related to the announced closure of our Ruabon Facility, partially offset by gains of $3 from a surplus land sale and $4 on the settlement of emergence related incentive accruals. For the third quarter of 2008, income from continuing operations included charges of $7 related to the announced closure of our Ruabon Facility, $1 resulting from the relocation of our plastic products business from our manufacturing facility in Ghent, Belgium to Oradea, Romania and $1 related to unamortized debt issuance costs associated with the repayment of the Bridge. The charges were fully offset by gains of $6 resulting from the termination of a natural gas contract at the Ruabon Facility and $3 from a surplus land sale. Loss from continuing operations in the fourth quarter of 2008 included charges of $12 related to the closure of the Ruabon Facility, $10 from the announced closure of our production line at the Trenton Facility, $3 related to the impairment of fixed assets in our rubber chemical operations, $3 related to the impairment of indefinite-lived intangible assets in our CPFilms reportable segment and a loss of $1 on the settlement of the natural gas purchase contract associated with the Ruabon Facility, partially offset by a $3 gain on the settlement of emergence related professional fees accruals

Loss from continuing operations in the first quarter of 2007 included a charge of $7 for the write-off of debt issuance costs and recording of the DIP credit facility as modified at its fair value. Income from continuing operations in the second quarter of 2007 included gains of $21 from the settlement of a litigation matter, net of legal expenses and a charge of $2 resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting. In addition, during the third quarter, we recorded charges of $4 for restructuring charges resulting from the termination of a third-party agreement at one of our facilities, $2 for restructuring costs related principally to severance and retraining costs, $2 for recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court and $1 resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting. Loss from continuing operations in the fourth quarter of 2007 included charges of $25 for the impairment of certain fixed asset groups in our rubber chemical operations, $6 for recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court, $5 for net pension plan settlements, and $2 of restructuring charges related principally to severance and retraining costs.

Under SFAS No. 128, Earnings per Share, the quarterly and total year calculations of basic and diluted loss per share are based on weighted average shares outstanding for that quarterly or total year period, respectively. As a result, the sum of basic and diluted income (loss) per share for the quarterly periods may not equal total year income (loss) per share.

21.	Subsequent Events

Discontinued Operations — Integrated Nylon

On March 31, 2009, we entered into a definitive agreement to sell substantially all the assets and certain liabilities, including environmental remediation liabilities and pension liabilities of active employees, of our Integrated Nylon business to an affiliate of S.K. Capital Partners II, L.P. (“Buyer”), a New York-based private equity firm. The sale was completed during the second quarter of 2009. In preparation for the sale of this business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan. The Nylon Pension Plan covers all active employees of the Integrated Nylon business and the $81 pension liability related to the plan was assumed by the Buyer. Furthermore and in accordance with the terms of the definitive agreement, we adjusted

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

the allocation of interest expense to discontinued operations as required by EITF 87-24. Therefore, the consolidated financial statements have retrospectively been updated to recast the pension liability as assumed by the Buyer, including the related periodic pension cost, and the adjusted allocation of interest expense. The following footnotes have been retrospectively updated to reflect these adjustments: (i) Note 2 — Fresh-Start Accounting, (ii) Note 3 — Significant Accounting Policies, (iii) Note 4 — Acquisition and Discontinued Operations, (iv) Note 9 — Income Taxes, (v) Note 12 — Pension Plans and Other Postretirement Benefits, (vi) Note 17 — Supplemental Data, (vii) Note 18 — Segment and Geographic Data, (viii) Note 19 — Earnings (Loss) Per Share, (ix) Note 20 — Quarterly Data — Unaudited.

Retrospective Application of New Accounting Guidance

In December 2007, the FASB issued SFAS No. 160. We have retrospectively adopted this guidance effective January 1, 2009 and as a result, have reclassified our noncontrolling interest in a joint venture for prior periods on the Statement of Financial Position from other liabilities to a separate line item in the equity section. The income attributable to the noncontrolling interest was also reclassified from other income, net on the Consolidated Statement of Operations to a separate line item.

22.	Condensed Consolidating Financial Statements

In contemplation of an offering of senior notes to be fully guaranteed by certain subsidiaries, we are providing condensed consolidating financial statements in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The following 100% owned subsidiaries are expected to fully guarantee the senior notes on a joint and several basis: CPFilms Inc., Flexsys America Co., Flexsys America L.P., Monchem International, Inc., Solutia Systems, Inc., S E Investment LLC, Solutia Inter-America, Inc., Solutia Overseas, Inc. and Solutia Business Enterprises Inc. (the “Guarantors”).

The following condensed consolidating financial statements present, in separate columns, financial information for: Solutia on a parent-only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined basis, carrying investments in subsidiaries which do not guarantee the debt (the “Non-Guarantors”) under the equity method; Non-Guarantors on a combined basis; eliminating entries; and consolidated totals as of December 31, 2008 and 2007, and for the ten months ended December 31, 2008, the two months ended February 29, 2008, and the twelve months ended December 31, 2007 and 2006. The eliminating entries primarily reflect intercompany transactions, such as interest income and expense, accounts receivable and payable, advances, short and long-term debt, royalties and profit in inventory eliminations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Consolidating Statement of Operations
Ten Months Ended December 31, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Net Sales	$427	$385	$1,615	$(652)	$1,775
Cost of goods sold	399	257	1,438	(686)	1,408

Gross Profit	28	128	177	34	367
Selling, general, and administrative expenses	89	63	91	—	243
Research, development and other operating expenses, net	6	3	—	—	9

Operating Income (Loss)	(67)	62	86	34	115
Equity earnings from affiliates	189	116	—	(305)	—
Interest expense	(142)	—	(161)	162	(141)
Other income, net	43	50	128	(197)	24
Reorganization items, net	(27)	(45)	72	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit)	(4)	183	125	(306)	(2)
Income tax expense (benefit)	—	(1)	15	(1)	13

Income (Loss) from Continuing Operations	(4)	184	110	(305)	(15)
Income (Loss) from discontinued operations, net of tax	(664)	(2)	18	—	(648)

Net Income (Loss)	(668)	182	128	(305)	(663)
Net Income attributable to noncontrolling interest	—	—	5	—	5

Net Income (Loss) attributable to Solutia	$(668)	$182	$123	$(305)	$(668)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Consolidating Statement of Operations
Two Months Ended February 29, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Net Sales	$102	$79	$301	$(147)	$335
Cost of goods sold	76	47	256	(138)	241

Gross Profit	26	32	45	(9)	94
Selling, general, and administrative expenses	18	9	15	—	42
Research, development and other operating expenses, net	3	—	—	—	3

Operating Income	5	23	30	(9)	49
Equity earnings from affiliates	913	377	—	(1,290)	—
Interest expense	(16)	(2)	(18)	15	(21)
Other income (loss), net	(7)	2	14	(6)	3
Reorganization items, net	381	524	528	—	1,433

Income from Continuing Operations Before Income Tax Expense	1,276	924	554	(1,290)	1,464
Income tax expense	27	14	173	—	214

Income from Continuing Operations	1,249	910	381	(1,290)	1,250
Income (Loss) from discontinued operations, net of tax	205	—	(1)	—	204

Net Income	1,454	910	380	(1,290)	1,454
Net Income attributable to noncontrolling interest	—	—	—	—	—

Net Income attributable to Solutia	$1,454	$910	$380	$(1,290)	$1,454

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Consolidating Statement of Operations
Year Ended December 31, 2007

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Net Sales	$480	$361	$1,322	$(520)	$1,643
Cost of goods sold	433	214	1,149	(536)	1,260

Gross Profit	47	147	173	16	383
Selling, general, and administrative expenses	91	48	79	—	218
Research, development and other operating expenses, net	16	5	3	—	24

Operating Income (Loss)	(60)	94	91	16	141
Equity earnings (loss) from affiliates	136	21	(1)	(144)	12
Interest expense	(111)	(5)	(85)	67	(134)
Other income, net	54	19	46	(85)	34
Loss on debt modification	(7)	—	—	—	(7)
Reorganization items, net	(295)	(2)	(1)	—	(298)

Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit)	(283)	127	50	(146)	(252)
Income tax expense (benefit)	(9)	—	27	(1)	17

Income (Loss) from Continuing Operations	(274)	127	23	(145)	(269)
Income (Loss) from discontinued operations, net of tax	66	(2)	—	—	64

Net Income (Loss)	(208)	125	23	(145)	(205)
Net Income attributable to noncontrolling interest	—	—	3	—	3

Net Income (Loss) attributable to Solutia	$(208)	$125	$20	$(145)	$(208)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Consolidating Statement of Operations
Year Ended December 31, 2006

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Net Sales	$438	$193	$770	$(337)	$1,064
Cost of goods sold	401	97	652	(357)	793

Gross Profit	37	96	118	20	271
Selling, general, and administrative expenses	94	33	55	—	182
Research, development and other operating expenses, net	17	2	1	—	20

Operating Income (Loss)	(74)	61	62	20	69
Equity earnings (loss) from affiliates	199	74	(7)	(228)	38
Interest expense	(78)	—	(56)	34	(100)
Other income, net	17	18	41	(62)	14
Loss on debt modification	(8)	—	—	—	(8)
Reorganization items, net	(68)	(2)	(1)	—	(71)

Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit)	(12)	151	39	(236)	(58)
Income tax expense (benefit)	8	—	11	(1)	18

Income (Loss) from Continuing Operations	(20)	151	28	(235)	(76)
Income (loss) from discontinued operations, net of tax	22	(2)	60	—	80

Net Income	2	149	88	(235)	4
Net Income attributable to noncontrolling interest	—	—	2	—	2

Net Income attributable to Solutia	$2	$149	$86	$(235)	$2

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Consolidating Balance Sheet
December 31, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

ASSETS
Current Assets:
Cash and cash equivalents	$—	$1	$31	$—	$32
Trade receivables, net	—	66	161	—	227
Intercompany receivables	41	405	207	(653)	—
Miscellaneous receivables	12	2	96	—	110
Inventories	85	54	230	(28)	341
Prepaid expenses and other assets	29	1	49	6	85
Assets of discontinued operations	345	63	82	—	490

Total Current Assets	512	592	856	(675)	1,285

Property, Plant and Equipment, net	198	150	604	—	952
Investments in Affiliates	2,149	353	436	(2,938)	—
Goodwill	150	191	170	—	511
Identified Intangible Assets, net	202	332	289	—	823
Intercompany Advances	214	510	1,440	(2,164)	—
Other Assets	118	5	40	—	163

Total Assets	$3,543	$2,133	$3,835	$(5,777)	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$81	$12	$77	$—	$170
Intercompany payables	429	1	222	(652)	—
Accrued liabilities	88	13	170	(12)	259
Short-term debt, including current portion of long-term debt	14	—	23	—	37
Intercompany short-term debt	3	—	633	(636)	—
Liabilities of discontinued operations	298	—	4	—	302

Total Current Liabilities	913	26	1,129	(1,300)	768

Long-Term Debt	1,351	—	8	—	1,359
Intercompany Long-Term Debt	5	23	1,511	(1,539)	—
Post Retirement Liabilities	384	3	78	—	465
Environmental Remediation Liabilities	264	1	14	—	279
Deferred Tax Liabilities	37	11	154	—	202
Other Liabilities	68	8	56	—	132

Shareholders’ Equity (Deficit):
Common stock	1	—	—	—	1
Additional contributed capital	1,474	2,061	877	(2,938)	1,474
Accumulated other comprehensive loss	(286)	—	—	—	(286)
Accumulated deficit	(668)	—	—	—	(668)

Total Shareholders’ Equity attributable to Solutia	521	2,061	877	(2,938)	521
Equity attributable to noncontrolling interest	—	—	8	—	8

Total Shareholders’ Equity	521	2,061	885	(2,938)	529

Total Liabilities and Shareholders’ Equity	$3,543	$2,133	$3,835	$(5,777)	$3,734

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Consolidating Balance Sheet
December 31, 2007

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

ASSETS
Current Assets:
Cash and cash equivalents	$(1)	$8	$166	$—	$173
Trade receivables, net	(1)	67	227	—	293
Intercompany receivables	165	629	474	(1,268)	—
Miscellaneous receivables	27	3	84	—	114
Inventories	49	52	192	(25)	268
Prepaid expenses and other assets	13	3	22	5	43
Assets of discontinued operations	630	132	46	—	808

Total Current Assets	882	894	1,211	(1,288)	1,699

Property, Plant and Equipment, net	147	119	353	—	619
Investments in Affiliates	2,573	1,160	561	(4,294)	—
Goodwill	—	105	44	—	149
Identified Intangible Assets, net	—	37	20	—	57
Intercompany Advances	228	209	2,596	(3,033)	—
Other Assets	34	3	79	—	116

Total Assets	$3,864	$2,527	$4,864	$(8,615)	$2,640

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$82	$11	$87	$—	$180
Intercompany payables	250	23	268	(541)	—
Accrued liabilities	99	21	129	(10)	239
Short-term debt, including current portion of long-term debt	952	—	30	—	982
Intercompany short-term debt	1	—	703	(704)	—
Liabilities of discontinued operations	287	—	7	—	294

Total Current Liabilities	1,671	55	1,224	(1,255)	1,695

Long-Term Debt	19	—	340	—	359
Intercompany Long-Term Debt	—	65	774	(839)	—
Post Retirement Liabilities	—	3	77	—	80
Environmental Remediation Liabilities	41	—	15	—	56
Deferred Tax Liabilities	9	—	36	—	45
Other Liabilities	10	11	51	—	72
Liabilities Subject to Compromise	3,709	101	339	(2,227)	1,922

Shareholders’ Equity (Deficit):
Common stock	1	—	—	—	1
Additional contributed capital	56	—	—	—	56
Treasury stock	(251)	—	—	—	(251)
Net (deficiency) excess of assets at spinoff and subsidiary capital	(113)	2,292	2,002	(4,294)	(113)
Accumulated other comprehensive loss	(46)	—	—	—	(46)
Accumulated deficit	(1,242)	—	—	—	(1,242)

Total Shareholders’ Equity (Deficit) attributable to Solutia	(1,595)	2,292	2,002	(4,294)	(1,595)
Equity attributable to noncontrolling interest	—	—	6	—	6

Total Shareholders’ Equity (Deficit)	(1,595)	2,292	2,008	(4,294)	(1,589)

Total Liabilities and Shareholders’ Equity	$3,864	$2,527	$4,864	$(8,615)	$2,640

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Condensed Consolidating Statement of Cash Flows
Ten Months Ended December 31, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Cash Provided by (Used In) Operations	$(386)	$240	$165	$—	$19

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(64)	(10)	(46)	—	(120)
Acquisition and investment payments	—	(4)	—	—	(4)
Investment proceeds and property disposals	52	—	—	—	52

Cash Used In Investing Activities	(12)	(14)	(46)	—	(72)

FINANCING ACTIVITIES:
Net change in lines of credit	3	—	22	—	25
Net change in long-term revolving credit facilities	(15)	—	10	—	(5)
Proceeds from stock issuance	422	—	—	—	422
Payment of long-term debt obligations	(437)	—	—	—	(437)
Debt issuance costs	—	—	(1)	—	(1)
Other, net	—	—	(2)	—	(2)
Changes in investments and advances from (to) affiliates	413	(234)	(179)	—	—

Cash Provided by (Used In) Financing Activities	386	(234)	(150)	—	2

Decrease in Cash and Cash Equivalents	(12)	(8)	(31)	—	(51)

CASH AND CASH EQUIVALENTS:
Beginning of year	12	9	62	—	83

End of year	$—	$1	$31	$—	$32

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Condensed Consolidating Statement of Cash Flows
Two Months Ended February 29, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Cash Provided by (Used In) Operations	$(328)	$52	$(136)	$—	$(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(18)	(3)	(8)	—	(29)

Cash Used In Investing Activities	(18)	(3)	(8)	—	(29)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	1,600	—	—	—	1,600
Net change in long-term revolving credit facilities	190	—	—	—	190
Proceeds from stock issuance	250	—	—	—	250
Payment of short-term debt obligations	(951)	—	(15)	—	(966)
Payment of long-term debt obligations	—	—	(366)	—	(366)
Payment of debt obligations subject to compromise	(221)	—	—	—	(221)
Debt issuance costs	(135)	—	(1)	—	(136)
Changes in investments and advances from (to) affiliates	(374)	(48)	422	—	—

Cash Provided by (Used In) Financing Activities	359	(48)	40	—	351

Increase (Decrease) in Cash and Cash Equivalents	13	1	(104)	—	(90)

CASH AND CASH EQUIVALENTS:
Beginning of year	(1)	8	166	—	173

End of year	$12	$9	$62	$—	$83

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2007

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Cash Provided by (Used In) Operations	$(209)	$85	$73	$—	$(51)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(69)	(14)	(68)	—	(151)
Acquisition and investment payments	(10)	(64)	(56)	—	(130)
Restricted cash	—	—	4	—	4
Investment proceeds and property disposals	45	—	27	—	72

Cash Used In Investing Activities	(34)	(78)	(93)	—	(205)

FINANCING ACTIVITIES:
Net changes in lines of credit	—	—	14	—	14
Proceeds from short-term debt obligations	325	—	—	—	325
Payment of short-term obligations	(53)	—	—	—	(53)
Proceeds from long-term debt obligations	—	—	75	—	75
Payment of long-term debt obligations	—	—	(4)	—	(4)
Net change in long-term revolving credit facilities	30	—	(91)	—	(61)
Debt issuance costs	(7)	—	(4)	—	(11)
Other, net	(6)	—	—	—	(6)
Changes in investments and advances from (to) affiliates	(70)	(13)	83	—	—

Cash Provided by (Used in) Financing Activities	219	(13)	73	—	279
Increase (Decrease) in Cash and Cash Equivalents	(24)	(6)	53	—	23

CASH AND CASH EQUIVALENTS:
Beginning of year	23	14	113	—	150

End of year	$(1)	$8	$166	$—	$173

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2006

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Cash Provided by (Used In) Operations	$(303)	$66	$53	$—	$(184)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(67)	(5)	(37)	—	(109)
Acquisition and investment payments	(23)	—	7	—	(16)
Investment proceeds and property disposals	5	—	72	—	77

Cash Provided by (Used In) Investing Activities	(85)	(5)	42	—	(48)

FINANCING ACTIVITIES:
Proceeds from short-term debt obligations	350	—	—	—	350
Payment of long-term debt obligations	—	—	(51)	—	(51)
Debt issuance costs	(9)	—	(8)	—	(17)
Other, net	—	—	(7)	—	(7)
Changes in investments and advances from (to) affiliates	69	(62)	(7)	—	—

Cash Provided by (Used In) Financing Activities	410	(62)	(73)	—	275

Increase (Decrease) in Cash and Cash Equivalents	22	(1)	22	—	43

CASH AND CASH EQUIVALENTS:
Beginning of year	1	15	91	—	107

End of year	$23	$14	$113	$—	$150

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008

Net Sales	$410	$577
Cost of goods sold	288	476

Gross Profit	122	101
Selling, general and administrative expenses	54	67
Research, development and other operating expenses, net	2	(1)

Operating Income	66	35
Interest expense	(30)	(48)
Other income (loss), net	(1)	10

Income (Loss) from Continuing Operations Before Income Tax Expense	35	(3)
Income tax expense	10	—

Income (Loss) from Continuing Operations	25	(3)
Loss from Discontinued Operations, net of tax	(14)	(10)

Net Income (Loss)	11	(13)
Net Income attributable to noncontrolling interest	1	3

Net Income (Loss) attributable to Solutia	$10	$(16)

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.25	$(0.10)
Loss from Discontinued Operations	(0.15)	(0.17)

Net Income (Loss) attributable to Solutia	$0.10	$(0.27)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)
(Unaudited)

	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008

Net Income (Loss)	$11	$(13)
Other Comprehensive Income (Loss):
Currency translation adjustments	56	(1)
Pension settlement	20	—
Unrealized gain on derivative instruments	—	5

Comprehensive Income (Loss)	87	(9)
Comprehensive Income attributable to noncontrolling interest	1	3

Comprehensive Income (Loss) attributable to Solutia	$86	$(12)

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Net Sales	$749	$759	$335
Cost of goods sold	546	632	241

Gross Profit	203	127	94
Selling, general and administrative expenses	104	89	42
Research, development and other operating expenses, net	6	1	3

Operating Income	93	37	49
Interest expense(a)	(67)	(65)	(21)
Other income (loss), net	(2)	9	3
Reorganization items, net	—	—	1,433

Income (Loss) from Continuing Operations Before Income Tax Expense	24	(19)	1,464
Income tax expense	3	—	214

Income (Loss) from Continuing Operations	21	(19)	1,250
Income (Loss) from Discontinued Operations, net of tax	(169)	(24)	204

Net Income (Loss)	(148)	(43)	1,454
Net Income attributable to noncontrolling interest	1	3	—

Net Income (Loss) attributable to Solutia	$(149)	$(46)	$1,454

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.21	$(0.37)	$11.96
Income (Loss) from Discontinued Operations	(1.79)	(0.40)	1.95

Net Income (Loss) attributable to Solutia	$(1.58)	$(0.77)	$13.91

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Net Income (Loss)	$(148)	$(43)	$1,454
Other Comprehensive Income (Loss):
Currency translation adjustments	19	22	32
Unrealized gain on derivative instruments	4	4	—
Pension settlement	20	—	—
Amortization of prior service gain	—	—	(3)
Amortization of net actuarial loss	2	—	2
Actuarial loss arising during the two months ended February 29, 2008, net of tax of $2	—	—	(64)
Prior service gain arising during the two months ended February 29, 2008	—	—	109
Fresh-start accounting adjustment	—	—	(30)

Comprehensive Income (Loss)	(103)	(17)	1,500
Comprehensive Income attributable to noncontrolling interest	1	3	—

Comprehensive Income (Loss) attributable to Solutia	$(104)	$(20)	$1,500

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor
	June 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$83	$32
Trade receivables, net of allowances of $0 in 2009 and 2008	232	227
Miscellaneous receivables	81	110
Inventories	284	341
Prepaid expenses and other assets	72	85
Assets of discontinued operations	5	490

Total Current Assets	757	1,285
Property, Plant and Equipment, net of accumulated depreciation of $92 in 2009 and $56 in 2008	932	952
Goodwill	511	511
Identified Intangible Assets, net	816	823
Other Assets	158	163

Total Assets	$3,174	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$136	$170
Accrued liabilities	218	259
Short-term debt, including current portion of long-term debt	21	37
Liabilities of discontinued operations	65	302

Total Current Liabilities	440	768
Long-Term Debt	1,170	1,359
Postretirement Liabilities	452	465
Environmental Remediation Liabilities	267	279
Deferred Tax Liabilities	182	202
Other Liabilities	111	132

Commitments and Contingencies (Note 9)

Shareholders’ Equity :
Common stock at $0.01 par value; (500,000,000 shares authorized, 119,383,453 and 94,392,772 shares issued in 2009 and 2008, respectively)	1	1
Additional contributed capital	1,604	1,474
Treasury shares, at cost (354,448 in 2009 and 77,132 in 2008)	(2)	—
Accumulated other comprehensive loss	(241)	(286)
Accumulated deficit	(817)	(668)

Total Shareholders’ Equity attributable to Solutia	545	521
Equity attributable to noncontrolling interest	7	8

Total Shareholders’ Equity	552	529

Total Liabilities and Shareholders’ Equity	$3,174	$3,734

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(148)	$(43)	$1,454
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Net Income attributable to noncontrolling interest	(1)	(3)	—
(Income) Loss from discontinued operations, net of tax	169	24	(204)
Depreciation and amortization	51	36	11
Revaluation of assets and liabilities, net of tax	—	—	(1,383)
Discharge of claims and liabilities, net of tax	—	—	100
Other reorganization items, net	—	—	52
Pension obligation related expense less than contributions	(11)	(10)	(18)
Other postretirement benefit obligation related expense less than contributions	(5)	—	(6)
Deferred income taxes	(9)	(8)	5
Amortization of deferred debt issuance costs	10	6	—
Gain on sale of assets	—	(5)	—
Other charges (gains) including restructuring expenses	9	64	(2)
Changes in assets and liabilities:
Income taxes payable	3	8	5
Trade receivables	(5)	(17)	(24)
Inventories	56	(25)	(34)
Accounts payable	(21)	21	31
Environmental remediation liabilities	(8)	(1)	(1)
Restricted cash for environmental remediation and other legacy payments	10	—	—
Other assets and liabilities	(11)	3	(2)

Cash Provided by (Used in) Continuing Operations before Reorganization Activities	89	50	(16)
Reorganization Activities:
Establishment of VEBA retiree trust	—	—	(175)
Establishment of restricted cash for environmental remediation and other legacy payments	—	—	(46)
Payment for allowed secured and administrative claims	—	—	(79)
Professional service fees	—	(27)	(31)
Other reorganization and emergence related payments	—	—	(17)

Cash Used in Reorganization Activities	—	(27)	(348)

Cash Provided by (Used in) Operations — Continuing Operations	89	23	(364)
Cash Provided by (Used in) Operations — Discontinued Operations	59	(48)	(48)

Cash Provided by (Used in) Operations	148	(25)	(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(23)	(25)	(15)
Acquisition and investment payments	(1)	(1)	—
Investment proceeds and property disposals	1	47	—

Cash Provided by (Used in) Investing Activities — Continuing Operations	(23)	21	(15)
Cash Provided by (Used in) Investing Activities — Discontinued Operations	21	(20)	(14)

Cash Provided by (Used in) Investing Activities	(2)	1	(29)

FINANCING ACTIVITIES:
Net change in lines of credit	(14)	23	—
Proceeds from long-term debt obligations	70	—	1,600
Net change in long-term revolving credit facilities	(181)	(8)	190
Proceeds from stock issuances	119	—	250
Proceeds from short-term debt obligations	11	—	—
Payment of short-term debt obligations	(13)	—	(966)
Payment of long-term debt obligations	(80)	(26)	(366)
Payment of debt obligations subject to compromise	—	—	(221)
Debt issuance costs	(4)	(1)	(136)
Purchase of treasury shares	(1)	—	—
Other, net	(2)	—	—

Cash Provided by (Used in) Financing Activities	(95)	(12)	351

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	51	(36)	(90)
CASH AND CASH EQUIVALENTS:
Beginning of period	32	83	173

End of period	$83	$47	$83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$61	$48	$43
Cash payments for income taxes, net of refunds	3	6	4

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(Dollars in millions)

	Equity attributable to Solutia
				Accumulated		Equity
		Additional		Other		Attributable to	Total
	Common	Contributed	Treasury	Comprehensive	Accumulated	Noncontrolling	Shareholders’
	Stock	Capital	Stock	Loss	Deficit	Interest	Equity

Beginning Balance — January 1, 2009	$1	$1,474	$—	$(286)	$(668)	$8	$529
Comprehensive income:
Net loss	—	—	—	—	(159)	—	(159)
Currency translation adjustments	—	—	—	(37)	—	—	(37)
Unrealized gain on derivative instruments	—	—	—	4	—	—	4
Amortization of net actuarial loss	—	—	—	2	—	—	2
Dividends attributable to noncontrolling interest	—	—	—	—	—	(2)	(2)
Treasury stock purchases	—	—	(1)	—	—	—	(1)
Share-based compensation expense	—	6	—	—	—	—	6

Ending Balance — March 31, 2009	1	1,480	(1)	(317)	(827)	6	342
Comprehensive income:
Net income	—	—	—	—	10	1	11
Currency translation adjustments	—	—	—	56	—	—	56
Pension settlement charge	—	—	—	20	—	—	20
Issuance of common stock	—	119	—	—	—	—	119
Treasury stock purchases	—	—	(1)	—	—	—	(1)
Share-based compensation expense	—	5	—	—	—	—	5

Ending Balance — June 30, 2009	$1	$1,604	$(2)	$(241)	$(817)	$7	$552

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

1.	Background and Basis for Presentation

Unless the context requires otherwise, the terms “Solutia”, “Company”, “we”, “us”, and “our” in this report refer to Solutia Inc. and its subsidiaries. The accompanying consolidated financial statements have not been audited but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, this Report on Form 10-Q should be read in conjunction with Solutia’s Report on Form 10-K for the fiscal year ended December 31, 2008, as re-casted July 27, 2009 on Form 8-K to reflect (i) our retrospective application of the presentation of noncontrolling interests as provided by Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”), which was adopted by us on January 1, 2009, and (ii) presentation of our Integrated Nylon business as discontinued operations in accordance with the terms of the definitive sale agreement between us and an affiliate of S.K. Capital Partners II, L.P. (“Buyer”), a New York-based private equity firm. In the opinion of management, these unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. Financial information for the first six months of fiscal year 2009 should not be annualized because of the seasonality of our business.

On December 17, 2003, we and our 14 U.S. subsidiaries filed voluntary petitions for Chapter 11 protection (the “Chapter 11 Case”). Our subsidiaries outside the U.S. were not included in the Chapter 11 filing. The filing was made to restructure our balance sheet, to streamline operations and to reduce costs, in order to allow us to continue operations as a viable going concern. On February 28, 2008 (the “Effective Date”), we consummated our reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy pursuant to our Fifth Amended Joint Plan of Reorganization which was confirmed by the U.S. Bankruptcy Court for the Southern District of New York on November 29, 2007 (the “Plan”).

The consolidated financial statements for the period in which we were in bankruptcy were prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) as amended by Financial Accounting Standards Board (“FASB”) Staff Position No. SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7. The consolidated financial statements were also prepared on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business. In accordance with SOP 90-7, we adopted fresh-start accounting as of the Effective Date. However, due to the proximity of the Effective Date to the February month end, for accounting convenience purposes, we have reported the effects of fresh-start accounting as if they occurred on February 29, 2008. The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Solutia Inc. and its subsidiaries for the periods following March 1, 2008 (“Successor”), and of Solutia Inc. and its subsidiaries for the periods through February 29, 2008 (“Predecessor”).

2.	Recently Issued and Adopted Accounting Standards

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB No. 162 (“SFAS No. 168”). This standard will serve as the sole source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification changes the referencing of financial standards but is not intended to change generally accepted accounting principles in the U.S. (“U.S. GAAP”). This standard is effective for interim or annual financial periods ending

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

after September 15, 2009. Since SFAS No. 168 does not alter existing U.S. GAAP, we do not expect it to have any impact on our consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This statement is effective for interim and annual periods ending after June 15, 2009 and accordingly, we adopted this guidance effective April 1, 2009. See Note 17 — Subsequent Events for the significant events that occurred between the balance sheet date and the date the financial statements were available to be filed, July 24, 2009.

In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1”). FSP FAS 107-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”) and Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require entities to disclose the fair value of all financial instruments within the scope of SFAS No. 107 in all interim financial statements. FSP FAS 107-1 also requires disclosure of the method(s) and significant assumptions used to estimate the fair value of those financial instruments. Previously, these disclosures were required only in annual financial statements. FSP FAS 107-1 is effective for interim reporting periods ending after June 15, 2009. The adoption of FSP FAS 107-1 did not have any financial impact on our consolidated financial statements and the interim disclosures can be found at Note 11 — Fair Value of Financial Instruments.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”), which requires enhanced disclosures about a company’s derivative instruments and hedging activities. The adoption of SFAS No. 161 on January 1, 2009 did not have any financial impact on our consolidated financial statements and the additional disclosures can be found at Note 10 — Derivatives and Risk Management.

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of SFAS No. 157 (“FSP FAS No. 157-2”), which delayed the effective date of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008. Accordingly, on January 1, 2009, we adopted the additional requirements of SFAS 157 that were deferred by FSP FAS No. 157-2. These additional disclosures can be found at Note 3 — Discontinued Operations.

In December 2007, the FASB issued SFAS No. 160, which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary through the use of disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The provisions of SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008 with early adoption prohibited. We have retrospectively adopted this guidance effective January 1, 2009 and as a result, have reclassified our noncontrolling interest in a joint venture for prior periods on the Consolidated Statement of Financial Position from Other Liabilities to a separate line item in the equity section. The income attributable to the noncontrolling interest was also reclassified from Other Income, net on the Consolidated Statement of Operations and Consolidated Statement of Comprehensive Income (Loss) to a separate line item.

3.	Discontinued Operations

On June 1, 2009, we sold substantially all the assets and certain liabilities, including environmental remediation liabilities and pension liabilities of active employees, of our Integrated Nylon business to the Buyer. We realized a loss of $76 on this transaction, of which, $70 was reserved in the first quarter 2009 as described in the following paragraph.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

During the first quarter of 2009, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets held for sale with a carrying amount of $48 were written down to their fair value of zero, resulting in a $31 loss, net of tax, which was included in income (loss) from discontinued operations, net of tax. The fair value of these long-lived assets was developed using the sales agreement, which is a Level 2 fair value measurement as defined by SFAS No. 157 under the fair value hierarchy. Further, and in addition to the impairment noted above, we accrued $70 during the first quarter 2009 to reflect a valuation allowance on the collective carrying value of the Integrated Nylon disposal group.

A summary of the net sales and income (loss) from discontinued operations related to our Integrated Nylon business is as follows:

	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008

Operating results:
Net sales	$162	$518

Loss before income tax expense	$(13)	$(10)
Income tax expense	—	—

Loss from discontinued operations, net of tax	$(13)	$(10)

	Successor		Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008

Integrated Nylon:
Operating results:
Net sales	$370	$668	$318

Income (Loss) before income tax expense	$(187)	$(24)	$204
Income tax benefit	(17)	—	—

Income (Loss) from discontinued operations, net of tax	$(170)	$(24)	$204

The operating results of our Integrated Nylon business reflect adjustments to our LIFO Inventory reserve associated with this business and interest expense associated with debt which would be repaid using sales proceeds which were not previously allocated to the results of this business. Conversely, certain corporate expenses and reorganization items, net are excluded from the operating results which had previously been allocated to Integrated Nylon.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

The carrying amounts of all assets and liabilities associated with our Integrated Nylon business have been classified as current in the Consolidated Statement of Financial Position and consist of the following:

	Successor
	June 30,	December 31,
	2009	2008

Assets:
Trade receivables, net	$—	$75
Miscellaneous receivables	5	15
Inventories	—	336
Prepaid expenses and other assets	—	15
Property, plant and equipment, net	—	41
Other assets	—	8

Assets of discontinued operations	$5	$490

Liabilities:
Accounts payable	$31	$101
Accrued liabilities	34	54
Environmental remediation liabilities	—	9
Deferred revenue	—	54
Other liabilities	—	3
Postretirement liabilities	—	81

Liabilities of discontinued operations	$65	$302

Prior to the sale of our Integrated Nylon business, Lyondell Chemical Company (“Lyondell”), a guest at the Integrated Nylon Alvin, Texas plant under various operating agreements which expire in December 2010, declared bankruptcy and provided to us notice of their intention to exit the facility and terminate their operating agreements early without consideration for the contractually agreed to early exit penalties. In response, we have withheld payment on certain trade payables to subsidiaries of Lyondell asserting these liabilities partially offset damages associated with the rejection of these contracts. Included in liabilities of discontinued operations are $29 of accounts payable associated with the receipt of raw materials prior to Lyondell’s filing for Chapter 11 bankruptcy. Furthermore, in conjunction with the sale of the Integrated Nylon business, we have agreed to reimburse the Buyer for indirect residual costs incurred by them resulting from Lyondell’s early exit which we have estimated at $10, which is included in accrued liabilities.

We sold the resins, additives and adhesives business to UCB S.A. on January 31, 2003. During the six months ended June 30, 2009, changes related to tax audits from 2000 through 2004 for our 100% owned subsidiary, Solutia Deutschland GmbH, resulted in a reduction in previously unrecognized tax benefits of $1. Accordingly, an income tax benefit equal to this amount was recognized in income (loss) from discontinued operations, net of tax during the six months ended June 30, 2009.

4.	Share-Based Compensation

Stock Options

We did not grant any options to purchase shares of common stock to eligible employees under the Solutia Inc. 2007 Management Long-Term Incentive Plan (“2007 Management Plan”) or to our non-employee directors under the Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan (“2007 Director Plan”) during the six months ended June 30, 2009.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

A summary of stock option information as of June 30, 2009 is as follows:

			Weighted-Average	Aggregate
		Weighted-Average	Remaining	Intrinsic
	Options	Exercise Price	Contractual Life	Value(a)

Vested or Expected to Vest at June 30, 2009	2,327,528	$17.29	8.7	$—
Exercisable at June 30, 2009	1,013,623	$17.30	8.7	$—

(a)	Intrinsic value for stock options is calculated based on the difference between the exercise price of the underlying awards and the quoted market price of our common stock as of the reporting date. If the exercise price of the underlying awards is higher than the quoted market price of our common stock as of the reporting date, the intrinsic value of the award is $0.

During the three and six months ended June 30, 2009, we recognized $2 and $4 of compensation expense related to our stock options, respectively, of which $1 was allocated to discontinued operations during the three and six months ended June 30, 2009. For the three and four months ended June 30, 2008, we recognized $1 of compensation expense related to our stock options, of which less than $1 was allocated to discontinued operations. Pre-tax unrecognized compensation expense for stock options, net of estimated forfeitures, was $7 as of June 30, 2009 which will be recognized as expense over a remaining weighted-average period of one year.

Restricted Stock Awards

We did not grant any restricted stock awards under the 2007 Management Plan or the 2007 Director Plan during the six months ended June 30, 2009.

During the three and six months ended June 30, 2009 we recognized $3 and $7 of compensation expense, respectively, related to our restricted stock awards, of which $1 was allocated to discontinued operations for the three and six months ended June 30, 2009. For the three and four months ended June 30, 2008, we recognized $3 of compensation expense, of which less than $1 was related to discontinued operations. Pre-tax unrecognized compensation expense for restricted stock awards, net of estimated forfeitures, was $8 as of June 30, 2009 which will be recognized as expense over a remaining weighted-average period of one year.

5.	Goodwill and Other Intangible Assets

In connection with the adoption of fresh-start accounting, goodwill and certain intangible assets including (i) amortizable customer relationships, unpatented technology, contract-based intangible assets, trade names and patents and (ii) indefinite-lived trademarks not subject to amortization were recorded at their estimated fair value on February 29, 2008.

Goodwill by reportable segment as of June 30, 2009 and December 31, 2008 is as follows:

Balance

Saflex	$205
CPFilms	159
Technical Specialties	147

Total	$511

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Intangible assets are summarized in aggregate as follows:

	Successor				Successor
	June 30, 2009				December 31, 2008
	Estimated				Estimated
	Useful	Gross		Net	Useful	Gross		Net
	Life in	Carrying	Accumulated	Carrying	Life in	Carrying	Accumulated	Carrying
	Years	Value	Amortization	Value	Years	Value	Amortization	Value

Amortizable intangible assets:
Customer relationships	23 to 27	$491	$(24)	$467	23 to 27	$486	$(15)	$471
Technology	5 to 26	200	(13)	187	5 to 26	199	(9)	190
Trade names	25	13	(1)	12	25	13	(—)	13
Patents	13	4	(—)	4	13	4	(—)	4
Non amortizable intangible assets:
Trademarks		146	—	146		145	—	145

Total Identified Intangible Assets		$854	$(38)	$816		$847	$(24)	$823

During the three and six months ended June 30, 2009 we recognized $8 and $15 of amortization expense for intangible assets. Amortization expense is allocated to cost of goods sold and selling, general and administrative expenses in the Consolidated Statement of Operations as follows:

	Successor
	Three Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2009

Cost of goods sold	$3	$5
Selling, general and administrative expenses	$5	$10

We expect amortization expense for intangible assets to total approximately $29 for the year ending December 31, 2009 and $31 for each of the years ending December 31, 2010 through 2013.

6.	Detail of Certain Balance Sheet Accounts

Components of inventories were as follows:

	Successor
Inventories	June 30, 2009	December 31, 2008

Finished goods	$157	$195
Goods in process	56	59
Raw materials and supplies	71	87

Inventories, at FIFO cost	284	341
Excess of FIFO over LIFO cost	—	—

Total Inventories	$284	$341

Components of property, plant, and equipment were as follows:

	Successor
Property, Plant and Equipment	June 30, 2009	December 31, 2008

Land	$34	$34
Leasehold improvements	9	9
Buildings	207	203
Machinery and equipment	745	727
Construction in progress	29	35

Total property, plant and equipment	1,024	1,008
Less accumulated depreciation	(92)	(56)

Total Property, Plant, and Equipment, Net	$932	$952

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Components of accrued liabilities were as follows:

	Successor
Accrued Liabilities	June 30, 2009	December 31, 2008

Wages and benefits	$30	$57
Foreign currency and interest rate hedge agreements	16	36
Restructuring reserves	24	19
Environmental remediation liabilities	34	30
Accrued income and other taxes payable	15	16
Accrued selling expenses	15	16
Accrued interest	1	9
Other	83	76

Total Accrued Liabilities	$218	$259

7.	Income Taxes

Income Tax Expense

We recorded income tax expense of $10 and $3 for the three and six months ended June 30, 2009, respectively, and income tax expense of $214 in the two months ended February 29, 2008. There was no income tax expense or benefit recorded in the three or four months ended June 30, 2008.

Our income tax expense or benefit is affected by changes in unrecognized tax benefits and the mix of income and losses in the tax jurisdictions in which we operate. This results in significant differences in our effective tax rate versus the U.S. statutory rate. For both the three and six months ended June 30, 2009, we recognized a previously unrecognized tax benefit of $10 due to developments in case law changing the technical merits of a tax position. Furthermore, for each of the periods presented, we recorded a valuation allowance against the tax benefit in some jurisdictions in which we experienced losses, predominantly the U.S.

Unrecognized Tax Benefits

The total amount of unrecognized tax benefits at June 30, 2009 and December 31, 2008 was $152 and $157, respectively. Included in the balances at June 30, 2009 and December 31, 2008 were $54 and $63, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate. The decrease in the amounts is mainly the result of developments in case law changing the technical merits of a tax position and closure of tax audits, partially offset by tax positions related to events in the current year and currency fluctuations.

We file income tax returns in the U.S. and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002. It is reasonably possible that within the next 12 months as a result of the resolution of federal, state and foreign examinations and appeals, and the expiration of various statutes of limitation that the unrecognized tax benefits that would affect the effective tax rate will decrease by a range of $0 to $11 and the unrecognized tax benefits that would not affect the effective tax rate will decrease by a range of $0 to $7.

8.	Restructuring Costs

In an effort to maintain competitiveness across our businesses and the geographic areas in which we operate and to enhance the efficiency and cost effectiveness of our support operations, we periodically initiate certain restructuring activities which result in charges for costs associated with exit or disposal activities,

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

severance and/or impairment of long-lived assets. A summary of these activities for the periods presented are as follows:

2008 Restructuring Events

Due to overcapacity within the industry, a disadvantaged cost position and increasing pressure from Far Eastern producers, we ceased the manufacturing of certain rubber chemicals at our facility in Ruabon, Wales, United Kingdom (“Ruabon Facility”) in the third and fourth quarters of 2008 with an expected final closure of the plant in 2014. As a result, we expect to incur charges of $24, of which $17 has been incurred to date as detailed below, throughout the closure process as an increase to cost of goods sold within our Technical Specialties reportable segment, categorized as follows: (i) $9 for employment reductions, (ii) $5 for future contractual payments on indirect residual costs necessary to continue providing third party operations at the site under the current lease and operating agreement until September 1, 2009, and (iii) $10 for other costs including clean-out and demolition. During the three and six months ended June 30, 2009, $1 and $2 of restructuring costs were charged to cost of goods sold relating to employment reductions, respectively. During the six months ended June 30, 2009, we reduced the future contractual payment reserve by $5 due to a renegotiation of the lease and operating agreement with our third party operator. The new lease and operating agreement, which is effective from September 1, 2009 through December 31, 2013, reduced the services to be provided and increased certain fees allowing the contract to provide an economic benefit. Therefore, we have a $1 reserve at June 30, 2009, after the change in estimate, to cover contractual payments on indirect residual costs through September 1, 2009 related to the current lease and operating agreement. The cumulative restructuring costs charged to cost of goods sold relating to these activities, inclusive of changes in estimates, are $17 which is categorized as follows: (i) $9 for employment reductions, (ii) $5 for contract termination costs, and (iii) $3 of other restructuring costs.

In an effort to balance our North America production with customer demand, in the fourth quarter of 2008, we announced plans to idle our SAFLEX® plastic interlayer manufacturing line at our facility in Trenton, Michigan (“Trenton Facility”) in 2009. Consequently, we incurred charges of $15 as an increase to cost of goods sold within our Saflex reportable segment, categorized as follows: (i) $6 for employment reductions, (ii) $8 for the write-down of the related manufacturing assets, and (iii) $1 for other restructuring costs. During the six months ended June 30, 2009, $1 of other restructuring costs were charged to cost of goods sold. During the six months ended June 30, 2009, $4 of restructuring costs were charged to cost of goods sold relating to employment reductions.

In the fourth quarter of 2008, we initiated a general corporate restructuring targeted to increase the efficiency and cost effectiveness of our support operations. In the first quarter of 2009, this project was expanded in scope to include a reduction in operational personnel to more appropriately match our organization with current production levels. We expect to incur charges of $27 during the life of this project to cover the cost of impacted headcount reductions to be shared by all our segments. A summary of the

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

employee reduction charges associated with this project during the three and six months ended June 30, 2009 and cumulative charges through June 30, 2009 are as follows:

			Technical	Unallocated
	Saflex	CPFilms	Specialties	and Other	Total

Three Months Ended June 30, 2009:
Cost of goods sold	$1	$—	$—	$—	$1
Selling, general and administrative expenses	2	2	—	—	4

Total	$3	$2	$—	$—	$5

Six Months Ended June 30, 2009:

Cost of goods sold	$2	$1	$—	$1	$4
Selling, general and administrative expenses	8	2	1	6	17
Research, development and other operating expenses, net	1	—	—	—	1

Total	$11	$3	$1	$7	$22

Cumulative through June 30, 2009:
Cost of goods sold	$2	$1	$—	$1	$4
Selling, general and administrative expenses	8	2	1	9	20
Research, development and other operating expenses, net	1	—	—	—	1

Total	$11	$3	$1	$10	$25

A summary of restructuring activity during the three and six months ended June 30, 2009 is as follows:

	Future		Other
	Contractual	Employment	Restructuring
	Payments	Reductions	Costs	Total

Successor
Balance at December 31, 2008	$10	$10	$—	$20
Charges taken	—	22	—	22
Amounts utilized	(2)	(8)	—	(10)

Balance at March 31, 2009	8	24	—	32
Charges taken	—	6	1	7
Amounts utilized	(1)	(9)	(1)	(11)
Changes in estimates	(5)	—	—	(5)
Currency fluctuations	1	1	—	2

Balance at June 30, 2009	$3	$22	$—	$25

9.	Commitments and Contingencies

Litigation

We are a party to legal proceedings, which have arisen in the ordinary course of business and involve claims for money damages.

Except for the potential effect of an unfavorable outcome with respect to our Legacy Tort Claims Litigation, it is our opinion that the aggregate of all claims and lawsuits will not have a material adverse impact on our consolidated financial statements.

Legacy Tort Claims Litigation

Pursuant to the Amended and Restated Settlement Agreement effective February 28, 2008, entered into by Solutia and Monsanto Company (“Monsanto”) in connection with our emergence from Chapter 11 (the “Monsanto Settlement Agreement”), Monsanto is responsible to defend and indemnify us for any Legacy Tort

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Claims as that term is defined in the agreement, while we retain responsibility for tort claims arising out of exposure occurring after our spinoff from Pharmacia Corporation (“Pharmacia”) (the former Monsanto Company which is now a 100% owned subsidiary of Pfizer, Inc.), which occurred on September 1, 1997 (the “Solutia Spinoff”). Solutia or its 100% owned subsidiary, Flexsys, have been named as defendants in the following actions, and have submitted the matters to Monsanto as Legacy Tort Claims. However, to the extent these matters relate to post Solutia Spinoff exposure or are not within the meaning of “Legacy Tort Claims” within the Monsanto Settlement Agreement, we would potentially be liable. In addition to the below actions, Monsanto has sought indemnity from us for certain tort and workers’ compensation claims in which Monsanto has been named a defendant. We have rejected such demand pursuant to the Monsanto Settlement Agreement. There are no pending legal actions regarding these alleged indemnification rights.

Putnam County, West Virginia Litigation.  In December 2004, a purported class action lawsuit was filed in the Circuit Court of Putnam County, West Virginia against Flexsys, Pharmacia, Monsanto and Akzo Nobel (Solutia is not a named defendant) alleging exposure to dioxin from Flexsys’ Nitro, West Virginia facility, which is now closed. The relevant production activities at the facility occurred during Pharmacia’s ownership and operation of the facility and well prior to the creation of the Flexsys joint venture between Pharmacia (whose interest was subsequently transferred to us in the Solutia Spinoff) and Akzo Nobel. The plaintiffs are seeking damages for loss of property value, medical monitoring and other equitable relief.

Beginning in February 2008, Flexsys, Monsanto, Pharmacia, Akzo Nobel and another third party were named as defendants in approximately seventy-five individual lawsuits, and Solutia was named in two individual lawsuits, filed in Putnam County, West Virginia, by residents of that county. The largely identical complaints allege that the residents were exposed to potentially harmful levels of dioxin particles from the Nitro facility. Plaintiffs did not specify the amount of their alleged damages in their complaints.

Escambia County, Florida Litigation. In June 2008, a group of approximately fifty property owners and business owners in the Pensacola, Florida area filed a lawsuit in the Circuit Court for Escambia County, Florida against Monsanto, Pharmacia, Solutia, and the plant manager at Solutia’s Pensacola plant, which was included in the sale of our Integrated Nylon business. The lawsuit, entitled John Allen, et al. v. Monsanto Company, et al., alleges that the defendants are responsible for elevated levels of PCBs in the Escambia River and Escambia Bay due to past and allegedly continuing releases of PCBs from the Pensacola plant. The plaintiffs seek: (1) damages associated with alleged decreased property values caused by the alleged contamination, and (2) remediation of the alleged contamination in the waterways. Plaintiffs did not specify the amount of their alleged damages in their complaint.

St. Clair County, Illinois Litigation. In February 2009, a purported class action lawsuit was filed in the Circuit Court of St. Clair County, Illinois against Solutia, Pharmacia, Monsanto and two other unrelated defendants alleging the contamination of their property from PCBs, dioxins, furans, and other alleged hazardous substances emanating from the defendants’ facilities in Sauget, Illinois (including our W.G. Krummrich site in Sauget). The proposed class is comprised of residents who live within a two-mile radius of the Sauget facilities. The plaintiffs are seeking damages for medical monitoring and the costs associated with remediation and removal of alleged contaminants from their property.

In addition to the purported class action lawsuit, in June 2009, four additional individual lawsuits were filed against the same defendants (including Solutia) comprised of claims from over seventy individual residents of Illinois who claim they suffered illnesses and/or injuries as well as property damages as a result of the same PCB’s, dioxins, furans, and other alleged hazardous substances allegedly emanating from the defendants’ facilities in Sauget, Illinois. The plaintiffs have not identified a specific amount of alleged damages in their complaints.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Upon assessment of the terms of the Monsanto Settlement Agreement and other defenses available to us, we believe the probability of an unfavorable outcome to us on the Putnam County, West Virginia, Escambia County, Florida, and St. Clair County, Illinois litigation against us is remote and, accordingly, we have not recorded a loss contingency. Nonetheless, if it were subsequently determined these matters are not within the meaning of “Legacy Tort Claims,” as defined in the Monsanto Settlement Agreement, or other defenses to us were unsuccessful, it is reasonably possible we would be liable for an amount which cannot be estimated but which could have a material adverse effect on our consolidated financial statements.

Solutia Inc. Employees’ Pension Plan Litigation

Starting in October 2005, separate purported class action lawsuits were filed by current or former participants in our U.S. Pension Plan (the “U.S. Plan”), which were ultimately consolidated in September 2006 into a single case. The Consolidated Class Action Complaint alleged three separate causes of action against the U.S. Plan: (1) the U.S. Plan violates ERISA by terminating interest credits on prior plan accounts at the age of 55; (2) the U.S. Plan is improperly backloaded in violation of ERISA; and (3) the U.S. Plan is discriminatory on the basis of age. In September 2007, the court dismissed the plaintiffs’ second and third claims, and by consent of the parties, certified a class action against the U.S. Plan only with respect to plaintiffs’ claim that the U.S. Plan violates ERISA by allegedly terminating interest credits on prior plan accounts at the age of 55. On June 11, 2009, the United States District Court for the Southern District of Illinois entered a summary judgment in favor of the U.S. Plan on the sole remaining claim against the U.S. Plan.

Environmental Liabilities

In the ordinary course of business, we are subject to numerous environmental laws and regulations covering compliance matters or imposing liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances. We have incurred, and we may in the future incur, liabilities to investigate and clean up waste or contamination at our current facilities, properties adjacent to our current facilities or facilities operated by third parties at where we may have disposed of waste or other materials. Under some circumstances, the scope of our liability may extend to damages to natural resources for which we have accrued $2, exclusive of the balances noted below. In almost all cases, our potential liability arising from historical contamination is based on operations and other events occurring at our facilities or as a result of their operation prior to the Solutia Spinoff.

Further, under terms of the Monsanto Settlement Agreement and our Plan, we have agreed to share responsibility with Monsanto for the environmental remediation at certain locations outside our plant boundaries in Anniston, Alabama, and Sauget, Illinois which were also incurred prior to the Solutia Spinoff (the “Shared Sites”). Under this cost-sharing arrangement, we are responsible for the funding of environmental liabilities at the Shared Sites from the Effective Date up to a total of $325. Thereafter, if needed, we and Monsanto will share responsibility equally.

Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Statement of Financial Position. These reserves include liabilities expected to be paid out within fifteen years. The amounts charged to pre-tax

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

earnings for environmental remediation and related charges are included in cost of goods sold and are summarized below:

Successor	Total

Balance at December 31, 2008	$309
Net charges taken	1
Amounts utilized(a)	(5)
Currency fluctuations	(1)

Balance at March 31, 2009	304
Net charges taken	3
Amounts utilized(a)	(7)
Currency fluctuations	1

Balance at June 30, 2009	$301

Environmental Remediation Liabilities, current	$34
Environmental Remediation Liabilities, long-term	267

Balance at June 30, 2009	$301

(a)	For the six months ended June 30, 2009, allowable expenditures of $10 were reimbursed to us by a special purpose entity established with proceeds of stock issued by us on the Effective Date.

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Statement of Financial Position. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. These matters involve significant unresolved issues, including the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities and alternative methods of remediation. Because of these uncertainties, the potential liability for existing environmental remediation may range up to two times the amount recorded.

Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our Consolidated Statement of Financial Position, but could have a material adverse effect on our Consolidated Statement of Operations in any given period. Our significant sites are described in more detail below:

Anniston, Alabama: On Aug. 4, 2003, the U.S. District Court for the Northern District of Alabama approved a Revised Partial Consent Decree, pursuant to which Pharmacia and Solutia are obligated to perform, among other things, residential cleanup work and a remedial investigation/feasibility study (“RI/FS”) as a result of PCB contamination from our Anniston plant, which occurred prior to the Solutia Spinoff. The residential cleanup is proceeding and should be completed within the next two years. Some level of remediation of non-residential properties and creek floodplains and/or sediment will be required in the future and we have accrued for this liability based upon our understanding of the level and extent of contamination in these areas, the remedial effort likely to be required by various governmental organizations and estimated costs associated with similar remediation projects. We may recover some of our investigation and remediation costs from parties, against whom we filed a cost recovery action in July 2003 but because the eventual outcome of these proceedings is uncertain, our environmental liability at June 30, 2009 does not incorporate this potential reimbursement. State and Federal Natural Resource Damage Trustees have asserted a claim for potential natural resource damage but have yet to undertake an assessment as to the nature and extent of such damages. As of June 30, 2009, we have accrued $120 for all environmental remediation projects in the Anniston, Alabama area which represents our best estimate of the final cost liability. Timing of the remediation will not be established until we complete the RI/FS, a Record of Decision is issued by the United States Environmental Protection Agency (“USEPA”), and a consent decree is negotiated and entered by the court to cover the selected remediation, which will take several years.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Sauget, Illinois: A number of industries, including our W.G. Krummrich Plant, have operated and disposed of wastes in Sauget, Illinois. Areas of contamination from these industrial operations, which for our W.G. Krummrich Plant occurred prior to the Solutia Spinoff, have been classified as part of either the Sauget Area 1 Sites or the Sauget Area 2 Sites. We are conducting a RI/FS for the Sauget Area 1 Sites under an Administrative Order on Consent issued on January 21, 1999. Although an extensive removal action for one of the Sauget Area 1 Sites was conducted under a Unilateral Administrative Order issued on May 31, 2000, the cost and timing of any additional required remedial actions will be established only after we complete the RI/FS, a Record of Decision is issued by the USEPA, and a consent decree is negotiated and entered by the court to cover the selected remediation, which is expected within the next two years. We have an agreement with two other potentially responsible parties (“PRPs”) to enter into an allocation proceeding upon issuance of the Record of Decision to resolve our respective shares of the liability for the Sauget Area 1 Sites. We, in coordination with 19 other PRPs, are also required to conduct a RI/FS for the Sauget Area 2 Sites under an Administrative Order on Consent issued effective November 24, 2000. We submitted the revised RI report and are preparing the FS report with other PRPs based on interim allocations and have agreed, upon issuance of the Record of Decision, to participate in an allocation proceeding to fully resolve each PRP’s share of the liability for the investigation and remediation costs. An interim groundwater remedy has been installed pursuant to a Unilateral Administrative Order issued on October 3, 2002. We anticipate that the USEPA will issue a Record of Decision sometime in mid-2010. Our ultimate exposure at these sites will depend on the final remedial actions to be taken and on the level of contribution from other PRPs. In addition, several PRPs, including Solutia and Pharmacia, received in June 2009 from the U.S. Department of the Interior, on behalf of various federal and state natural resource trustees, a notice of intent to perform and an invitation to cooperate in a natural resource damage assessment for the Sauget Industrial Corridor. Our best estimate of the ultimate cost of all remedial measures that will be required at the Sauget, Illinois area sites is $78 which we have accrued as of June 30, 2009.

W. G. Krummrich Site: We entered into a Consent Order under the U.S. Resource Conservation and Recovery Act of 1976, as amended, effective May 3, 2000, to investigate and remediate soil and groundwater contamination from our manufacturing operations at the W.G. Krummrich Plant, which occurred prior to the Solutia Spinoff. We conducted an extensive corrective measures study and a Final Decision was issued by the USEPA in February 2008 setting out the required corrective measures to be completed. Due to the complexity of the contamination issues at this site, certain of the corrective measures will be performed in phases with the final remediation approach and timing for some of the corrective measures being determined only after investigation and pilot testing phases are completed. Our best estimate of the ultimate cost of all corrective measures that will be required at the W.G. Krummrich Site is $26 which we have accrued as of June 30, 2009.

We also have accruals for remedial obligations at several of our current or former manufacturing sites which we have owned or operated since the Solutia Spinoff. Our best estimate of the ultimate cost of all corrective measures that will be required at these sites is $77 which we have accrued as of June 30, 2009.

Environmental Agency Enforcement Actions

On March 3, 2009, the USEPA issued a Notice of Violation (“NOV”), Administrative Order (“AO”) and Reporting Requirement (“RR”) to us concerning alleged violations of the Clean Air Act arising out of an inspection conducted of the Indian Orchard Plant. The NOV describes the USEPA’s findings alleging violations of the plant’s Title V and state operating permits related to emissions of volatile organic compounds. The AO orders us to comply with its Title V permit and the National Emission Standards for Hazardous Air Pollutants, Subpart OOO (Amino/Phenolic Resins), Subpart UU (Equipment Leaks), and General Provisions. The RR requires us to submit additional information regarding certain storage vessels and associated equipment. On March 23, 2009, we met with the USEPA to confer on this NOV, AO, and RR. The USEPA informed us at the

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

meeting that it has not yet made any decisions as to whether it will take enforcement action or what type of action it will take with respect to this matter. The amount of a potential loss, if any, is not currently estimable.

10.	Derivatives and Risk Management

Our business operations give rise to market risk exposures that result from changes in foreign currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, we periodically enter into various derivative transactions that enable us to alleviate the adverse effects of financial market risk. Designation is performed on a specific exposure basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Our approved policies and procedures do not permit the purchase or holding of any derivative financial instruments for trading purposes, and management of counterparty credit risk is through diversification and credit rating reviews of the firms with whom we transact.

Foreign Currency Exchange Rate Risk

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. We are exposed to this risk both on an intercompany and a third-party basis. We use foreign currency derivative instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. These risks are managed primarily through the use of forward exchange contracts and purchased options with maturities of less than 18 months.

We have chosen not to designate these instruments as hedges to allow the changes in the fair value of these instruments to largely offset the re-measurement of the underlying assets and liabilities in the Consolidated Statement of Operations. We had currency forward and option contracts to purchase and sell $501 of currencies as of June 30, 2009 comprised principally of the Euro, British Pound-Sterling, U.S. Dollar, Japanese Yen, Swiss Franc, and Malaysian Ringgit.

Interest Rate Risk

Interest rate risk is primarily related to changes in interest expense from floating rate debt. To limit our exposure to this risk, in 2008 we entered into interest rate swap agreements related to our $1.2 billion senior secured term loan facility (“Term Loan”). The interest rate swap agreements have declining total notional amounts of $800 to $150 which are effective from April 2010 through February 2014. The terms of the interest rate swap agreements require us to pay interest utilizing fixed interest rates ranging from 4.65 percent to 4.85 percent and receive interest utilizing 1-Month LIBOR with a floor of 3.50 percent. Through February 2009, we designated the interest rate swap agreements as cash flow hedges. Because of significant declines in interest rates and the significant difference between the prime and LIBOR rates, we could no longer assert that we would always choose the 1-Month LIBOR on our Term Loan. Subsequent effectiveness testing on a historical and prospective basis comparing our interest rate swap agreements to the available interest rate options on our Term Loan concluded the relationships were not highly effective. Therefore, we discontinued hedge accounting in February 2009 and all prospective mark-to-market gains or losses are recognized in interest expense on the Consolidated Statement of Operations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Commodity Price Risk

Certain raw materials and energy resources we use are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. Therefore, from time to time, we use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases with maturities up to 12 months. Since over 90 percent of our natural gas usage in the U.S. was attributable to the operations of our Integrated Nylon business, we settled all outstanding contracts to purchase natural gas in conjunction with the sale of our Integrated Nylon business in the second quarter 2009.

At June 30, 2009, we did not have any derivatives designated as hedging instruments. Our derivatives not designated as hedging instruments, recorded at their respective fair values at June 30, 2009, are summarized as follows:

	Asset Derivatives		Liability Derivatives
	Consolidated Statement		Consolidated Statement
	of Financial Position		of Financial Position
	Presentation	Fair Value	Presentation	Fair Value

Derivatives not designated as hedging instruments:
Interest rate contracts	Miscellaneous Receivables	$—	Accrued Liabilities	$2
	Other Assets	—	Other Liabilities	15

Total interest rate contracts		—		17
Foreign exchange contracts	Miscellaneous Receivables	3	Accrued Liabilities	14

Total		$3		$31

For the six months ended June 30, 2009, we recognized a gain of $4 in other comprehensive income (loss) for the period in which our interest rate contracts were designated as cash flow hedging instruments. During the twelve months following June 30, 2009, we expect a reclassification of $2 into earnings of the $22 of accumulated losses on the interest rate swaps as of June 30, 2009.

A summary of the effect of our derivative instruments on the Consolidated Statement of Operations is as follows:

		Amount of Gain (Loss)
		Recognized in Consolidated
	Presentation of Gain (Loss)	Statement of Operations
	Recognized in Consolidated	Three Months	Six Months
	Statement	Ended	Ended
	of Operations	June 30, 2009	June 30, 2009

Derivatives not designated as hedging instruments:
Interest rate contracts	Interest expense	$9	$4
Foreign exchange contracts	Other income, net	14	16
Commodity contracts	Income (Loss) from Discontinued Operations, net of tax	—	(1)

Total		$23	$19

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

11.	Fair Value of Financial Instruments

The following table presents our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

		Fair Value Measurements at June 30,
		2009
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
Restricted cash(a)	$16	$16	$—	$—
Derivatives — Foreign Exchange(b)	3	—	3	—

Total	$19	$16	$3	$—

Liabilities:
Derivatives — Foreign Exchange(b)	$14	$—	$14	$—
Derivatives — Interest Rates(c)	17	—	17	—

Total	$31	$—	$31	$—

(a)	Includes cash invested in money market funds restricted for funding of environmental remediation and other legacy liabilities.

(b)	Includes foreign currency forward and option contracts which are valued using an income approach based on the present value of the forward rate less the contract rate multiplied by the notional amount.

(c)	Includes interest rate swaps which are valued using counterparty quotes, which use discounted cash flows and the then-applicable forward interest rates.

The recorded amounts of cash, trade receivables, accounts payable and short-term debt approximate their fair values at June 30, 2009 due to the short maturity of these instruments. The estimated fair value of our long-term debt at June 30, 2009 is $1,099. The fair value of our assets and liabilities previously stated are estimated by the use of estimates obtained from brokers.

12.	Pension Plans and Other Postretirement Benefits

In preparation for the sale of our Integrated Nylon business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan. The Nylon Pension Plan covers all active employees of the Integrated Nylon business. In accordance with the terms of the sale agreement as further described in Note 3 — Discontinued Operations, the Nylon Pension Plan was assumed by the Buyer at the completion of the sale.

As a result of the division of the U.S. Plan into three plans, we were required to perform a funding analysis in accordance with the Pension Protection Act of 2006 (“PPA”). The result of this analysis is the Solutia Pension Plan will be prohibited by the PPA from paying out lump sum benefits, until such time as the plan assets rise above the 60 percent funding level for up to half a lump sum or above the 80 percent funding level for a full lump sum. For participants in the Solutia Union Pension Plan, the lump sum restrictions in the PPA do not apply until January 1, 2010.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Components of Net Periodic Benefit Cost

For the three months ended June 30, 2009 and 2008, along with the six months ended June 30, 2009, the four months ended June 30, 2008 and the two months ended February 29, 2008 our pension and healthcare and other benefit costs for continuing operations were as follows:

	Pension Benefits
	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008

Service costs for benefits earned	$—	$1
Interest costs on benefit obligation	15	16
Assumed return on plan assets	(15)	(19)
Amortization of actuarial loss	1	—

Total	$1	$(2)

	Pension Benefits
	Successor		Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008

Service costs for benefits earned	$1	$1	$1
Interest costs on benefit obligation	30	22	11
Assumed return on plan assets	(29)	(25)	(13)
Amortization of actuarial loss	1	—	2
Settlement charges	—	—	1

Total	$3	$(2)	$2

	Healthcare and Other Benefits
	Successor
	Three Months	Three Month
	Ended	Ended
	June 30, 2009	June 30, 2008

Service costs for benefits earned	$1	$1
Interest costs on benefit obligation	3	4
Assumed return on plan assets	(1)	(1)
Amortization of actuarial gain	(1)	—

Total	$2	$4

	Healthcare and Other Benefits
	Successor		Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008

Service costs for benefits earned	$2	$2	$1
Interest costs on benefit obligation	7	5	4
Assumed return on plan assets	(2)	(2)	—
Prior service gains	—	—	(3)
Amortization of actuarial gain	(3)	—	—

Total	$4	$5	$2

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Settlements

As a result of the assumption of the Nylon Pension Plan by the Buyer, we recognized a settlement charge of $20 which was recorded in income (loss) from discontinued operations, net of tax during the three months ended June 30, 2009. We recorded a pension settlement charge of $1 in the two months ended February 29, 2008 resulting from the significant amount of lump sum distributions from our Belgium retirement plan.

Employer Contributions

According to IRS funding rules, we expect to make approximately $26 in pension contributions to our Solutia and Solutia Union Pension Plans in 2009. We made $10 of these required 2009 contributions during the six months ended June 30, 2009. We also expect to be required to fund approximately $10 in pension contributions to our foreign pension plans in 2009, of which $3 was made during the six months ended June 30, 2009.

13.	Capital Stock

On June 24, 2009 we completed a public offering (“Stock Offering”) of 24,738,641 shares of common stock, including the over-allotment option as exercised by the underwriters of the offering, for $5.00 per share. Net proceeds were $119, after deducting underwriting discounts and commissions.

14.	Debt Obligations

On the Effective Date, we entered into certain financing agreements to borrow up to $2.05 billion from a syndicate of lenders (the “Financing Agreements”). The Financing Agreements consisted of (i) a $450 senior secured asset-based revolving credit facility (“Revolver”), (ii) our Term Loan and (iii) a $400 senior unsecured bridge facility which was subsequently retired in 2008. On May 5, 2009 $74 of senior unsecured term debt, due 2011, at a price of 95 percent of its original principal amount was issued by our 100% owned German subsidiary, Flexsys Verkauf GmbH (the “Senior Term Loan”). Net proceeds, after incorporating the original issue discount and debt issuance fees, of $66, were used to pay down our Revolver. On June 25, 2009, we subsequently repaid the Senior Term Loan utilizing a portion of the proceeds from our Stock Offering.

We had short-term borrowings of $9 and $25 at June 30, 2009 and December 31, 2008, respectively, comprised of short-term debt and other lines of credit.

Our long-term debt consisted of the following as of June 30, 2009 and December 31, 2008:

	Successor
	June 30, 2009	December 31, 2008

Term Loan, due 2014	$1,182	$1,188
Revolver, due 2013	—	183

Total principal amount	1,182	1,371
Less current portion of long-term debt	(12)	(12)

Total	$1,170	$1,359

Maximum availability under the Revolver is limited to the lesser of $450 or the amount of our borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables. In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit. Availability under the Revolver was $128 and $193 as of June 30, 2009 and December 31, 2008, respectively. The weighted average interest rate on our total debt outstanding was 7.3 percent and 7.7 percent at June 30, 2009 and December 31, 2008, respectively. Our weighted average interest rate on short-term debt outstanding was 7.5 percent and 4.2 percent at June 30, 2009 and December 31, 2008, respectively.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

The Revolver bears interest, at our option, at LIBOR or the prime rate plus an applicable margin. As of June 30, 2009, the applicable margin for the LIBOR and prime rate loans in the Revolver were 1.75 percent and 0.75 percent, respectively. The Term Loan bears interest at our option, at LIBOR with a floor of 3.50 percent through the fourth anniversary of the Effective Date plus 5.00 percent, or at the prime rate plus 4.00 percent. Of the amount outstanding on the Term Loan at June 30, 2009, $900 is protected by a LIBOR cap of 4.25 percent until April 2010. Interest for the Revolver and Term Loan is payable (i) with respect to LIBOR loans, on the last day of each relevant interest period (defined as one, two, three or six months or other periods available to all lenders under each facility) and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (ii) with respect to prime rate loans, quarterly in arrears.

Our current subsidiaries CPFilms Inc., Flexsys America L.P., Flexsys America Co., Monchem International, Inc., Solutia Business Enterprises Inc., Solutia Inter-America, Inc., Solutia Overseas, Inc., Solutia Systems, Inc., S E Investment LLC and future subsidiaries as defined by the Financing Agreements, subject to certain exceptions (the “Guarantors”) are guarantors of our obligations under the Financing Agreements. The Financing Agreements and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets.

We are required to make mandatory repayments of the Financing Agreements in connection with asset sales and certain other events subject to certain exceptions. We are required to pay 1 percent of the principal of the Term Loan annually via quarterly payments. In addition, on an annual basis and subject to our leverage position at December 31st of each year, we are required to repay the Term Loan with a portion of excess cash flow generated during the year, as defined in the Financing Agreements. If net leverage is less than 3.0x or greater than or equal to 3.0x, then we are required to repay 25 percent or 50 percent, respectively, of excess cash flow generated during the year. Excess cash flow is generally defined as EBITDA less interest, capital expenditures, taxes, and amortization of debt, plus or minus working capital changes and other adjustments. Any portion of the Term Loan that is repaid through mandatory prepayments or voluntarily repaid may not be reborrowed. Furthermore, voluntary prepayments or amendments to the Term Loan are subject to a prepayment premium or fee of 2 percent after the first anniversary and prior to the second anniversary of the Effective Date and 1 percent after the second anniversary and prior to the third anniversary of the Effective Date. We are not subject to any prepayment premiums or fees for amendments after the third anniversary of the Effective Date.

The Financing Agreements include a number of customary covenants and events of default, including the maintenance of certain financial covenants that restrict our ability to, among other things, incur additional debt; make certain investments; pay dividends, repurchase stock, sell certain assets or merge with or into other companies; enter into new lines of business; make capital expenditures; and prepay, redeem or exchange our debt. The financial covenants are (i) total leverage ratio, (ii) fixed charge coverage ratio and (iii) a capital expenditure cap as defined by the Financing Agreements. We were in compliance with all applicable covenants as of June 30, 2009.

15.	Segment Data

We are a global manufacturer and marketer of a variety of high-performance chemical-based materials, which are used in a broad range of consumer and industrial applications. Our operations are managed and reported in three reportable operating segments, consisting of Saflex, CPFilms and Technical Specialties.

The Saflex reportable segment is a global manufacturer of performance films for laminated safety glass. The CPFilms reportable segment is a manufacturer of performance films for after-market applications which add functionality to glass. The Technical Specialties reportable segment is a global manufacturer of specialty

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

products such as chemicals for the rubber industry, heat transfer fluids and aviation hydraulic fluids. The major products by reportable segment are as follows:

Reportable Segment	Products

Saflex	• SAFLEX® plastic interlayer
• Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films
• Other enhanced polymer films for industrial customers
Technical Specialties	• CRYSTEX® insoluble sulphur
• SANTOFLEX® antidegradants
• SANTOCURE® and PERKACIT® primary and ultra accelerators
• THERMINOL® heat transfer fluids
• SKYDROL® aviation hydraulic fluids
• SKYKLEEN® brand of aviation solvents

The performance of our operating segments is evaluated based on segment profit, defined as earnings before interest expense, income taxes, depreciation and amortization less net income attributable to noncontrolling interests and reorganization items, net (“EBITDA”). Segment profit includes selling, general and administrative, research, development and other operating expenses, gains and losses from asset dispositions and restructuring charges, net income attributable to noncontrolling interests and other income and expense items that can be directly attributable to the segment. Certain operations, expenses and other items that are managed outside the reportable segments are reported as Unallocated and Other. Unallocated and Other is comprised of corporate expenses, adjustments to our LIFO valuation reserve, adjustments to our environmental remediation liabilities, equity earnings from affiliates, other income and expense items including currency gains/losses, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the reportable segments in addition to operating segments that do not meet the quantitative threshold for determining reportable segments. There were no inter-segment sales in the periods presented below.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Segment data for the three months ended June 30, 2009 and 2008, along with segment data for the six months ended June 30, 2009, four months ended June 30, 2008 and the two months ended February 29, 2008, respectively are as follows:

	Successor
	Three Months		Three Months
	Ended		Ended
	June 30, 2009		June 30, 2008
	Net	Profit	Net	Profit
	Sales	(Loss)	Sales	(Loss)

Reportable Segments:
Saflex	$160	$35	$220	$17
CPFilms	54	12	71	16
Technical Specialties	190	62	275	39

Reportable Segment Totals	404	109	566	72
Unallocated and Other	6	(19)	11	(3)

Total	410	90	577	69
Reconciliation to Consolidated Totals:
Depreciation and amortization		(26)		(27)
Interest expense		(30)		(48)
Net income attributable to noncontrolling interest		1		3
Consolidated Totals:

Net Sales	$410		$577

Income (Loss) from Continuing Operations Before Income Tax Expense		$35		$(3)

	Successor				Predecessor
					Two Months
	Six Months		Four Months		Ended
	Ended		Ended		February 29,
	June 30, 2009		June 30, 2008		2008
	Net	Profit	Net	Profit	Net	Profit
	Sales	(Loss)	Sales	(Loss)	Sales	(Loss)

Reportable Segments:
Saflex	$293	$54	$288	$19	$125	$16
CPFilms	88	13	94	19	39	9
Technical Specialties	357	118	363	51	164	40

Reportable Segment Totals	738	185	745	89	328	65
Unallocated and Other	11	(44)	14	(10)	7	(2)

Total	749	141	759	79	335	63
Reconciliation to Consolidated Totals:
Depreciation and amortization		(51)		(36)		(11)
Interest expense		(67)		(65)		(21)
Reorganization items, net		—		—		1,433
Net income attributable to noncontrolling interest		1		3		—
Consolidated Totals:

Net Sales	$749		$759		$335

Income (Loss) from Continuing Operations Before Income Tax Expense		$24		$(19)		$1,464

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

16.	Earnings (Loss) Per Share

The following table presents the net income (loss) used in the basic and diluted earnings (loss) per share and reconciles weighted-average number of shares used in the basic earnings (loss) per share calculation to the weighted-average number of shares used to compute diluted earnings (loss) per share.

	Successor
	Three Months	Three Month
	Ended	Ended
	June 30, 2009	June 30, 2008

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations	$25	$(3)
Net Income attributable to noncontrolling interest	1	3

Income (Loss) from Continuing Operations attributable to Solutia	$24	$(6)

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations attributable to Solutia	$24	$(6)
Loss from Discontinued Operations	(14)	(10)

Net Income (Loss) attributable to Solutia	$10	$(16)

Weighted-average number of shares outstanding used for basic earnings (loss) per share	95.5	59.8
Non-vested restricted shares	0.1	—
Stock options	—	—
Warrants	—	—

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings (loss) per share	95.6	59.8

	Successor		Predecessor
			Two Months
	Six Months	Four Months	Ended
	Ended	Ended	February 29,
	June 30, 2009	June 30, 2008	2008

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations	$21	$(19)	$1,250
Net Income attributable to noncontrolling interest	1	3	—

Income (Loss) from Continuing Operations attributable to Solutia	$20	$(22)	$1,250

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations attributable to Solutia	$20	$(22)	$1,250
Income (Loss) from Discontinued Operations	(169)	(24)	204

Net Income (Loss) attributable to Solutia	$(149)	$(46)	$1,454

Weighted-average number of shares outstanding used for basic earnings (loss) per share	94.3	59.8	104.5
Non-vested restricted shares	0.1	—	—
Stock options	—	—	—
Warrants	—	—	—

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings (loss) per share	94.4	59.8	104.5

During the three and six months ended June 30, 2009, 0.6 million shares of restricted stock and 2.5 million stock options, respectively, were outstanding and could potentially dilute basic earnings per share in the future, but were not included in the computation of diluted earnings per share for the period because they were antidilutive.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

17.	Subsequent Events

During July 2009, the Executive Compensation and Development Committee of the Board of Directors (“ECDC”) approved the grant of 2,343,257 shares of restricted stock awards to eligible employees under the 2007 Management Plan. Approximately two thirds of these grants to eligible employees vest upon completion of a service condition and the remaining one third of these grants vest based on the attainment of certain performance and market conditions. The service condition grants vest 40 percent on both July 1, 2010 and 2011 and 20 percent on July 1, 2012. Additionally, the ECDC approved the 2009 grant of 56,938 shares of common stock in aggregate to our non-employee directors under the 2007 Director Plan.

During July 2009, our Board of Directors approved a net operating loss shareholder rights plan (“Rights Plan”) which is intended to avoid an ownership change within the meaning of Section 382 of the Internal Revenue Code and thereby preserve our ability to utilize certain net operating loss carryforwards and other tax benefits. Our adoption of the Rights Plan effectively attaches one right (“Right”) to each outstanding share of our common stock, to stockholders of record at the close of business on July 28, 2009. If the Rights are triggered, each Right may entitle the holder of the Right to purchase our common stock at a discount to its market price, subject to certain exceptions as set forth in the Rights Plan. The Rights Agreement has been attached as an exhibit to this Quarterly Report on Form 10-Q. The summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

18.	Condensed Consolidating Financial Statements

In contemplation of an offering of senior notes to be fully guaranteed by certain subsidiaries, we are providing condensed consolidating financial statements in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The following 100% owned subsidiaries are expected to fully guarantee the senior notes on a joint and several basis: CPFilms Inc., Flexsys America Co., Flexsys America L.P., Monchem International, Inc., Solutia Systems, Inc., S E Investment LLC, Solutia Inter-America, Inc., Solutia Overseas, Inc. and Solutia Business Enterprises Inc. (the “Guarantors”).

The following condensed consolidating financial statements present, in separate columns, financial information for: Solutia on a parent-only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined, carrying investments in subsidiaries which do not guarantee the debt (the “Non-Guarantors”) under the equity method; Non-Guarantors on a combined basis; eliminating entries; and consolidated totals as of December 31, 2008 and June 30, 2009 and for the three and six months ended June 30, 2009 and three and four months ended June 30, 2008 and two months ended February 29, 2008. The eliminating entries primarily reflect intercompany transactions, such as interest income and expense, accounts receivable and payable, advances, short and long-term debt, royalties and profit in inventory eliminations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Operations
Three Months Ended June 30, 2009

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia

Net Sales	$102	$93	$370	$(155)	$410
Cost of goods sold	94	57	299	(162)	288

Gross Profit	8	36	71	7	122

Selling, general, and administrative expenses	33	8	13	—	54
Research, development and other operating expenses, net	1	—	1	—	2

Operating Income (Loss)	(26)	28	57	7	66

Equity earnings from affiliates	39	9	—	(48)	—
Interest expense	(22)	(1)	(47)	40	(30)
Other income (loss), net	9	16	21	(47)	(1)

Income from Continuing Operations Before Income Tax Expense	—	52	31	(48)	35
Income tax expense	—	—	10	—	10

Income from Continuing Operations	—	52	21	(48)	25
Income (Loss) from discontinued operations, net of tax	10	(11)	(13)	—	(14)

Net Income	10	41	8	(48)	11
Net Income attributable to noncontrolling interest	—	—	1	—	1

Net Income attributable to Solutia	$10	$41	$7	$(48)	$10

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Operations
Three Months Ended June 30, 2008

	Parent-Only		Non-
	Solutia	Guarantors	Guarantors	Eliminations	Consolidated Solutia

Net Sales	$140	$126	$527	$(216)	$577
Cost of goods sold	136	79	482	(221)	476

Gross Profit	4	47	45	5	101

Selling, general, and administrative expenses	26	18	23	—	67
Research, development and other operating expenses, net	(2)	—	1	—	(1)

Operating Income (Loss)	(20)	29	21	5	35

Equity earnings from affiliates	47	16	—	(63)	—
Interest expense	(48)	(1)	(48)	49	(48)
Other income, net	10	14	40	(54)	10
Reorganization items, net	12	(10)	(2)	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit)	1	48	11	(63)	(3)
Income tax expense (benefit)	—	—	—	—	—

Income (Loss) from Continuing Operations	1	48	11	(63)	(3)
Income (Loss) from discontinued operations, net of tax	(17)	—	7	—	(10)

Net Income (Loss)	(16)	48	18	(63)	(13)
Net Income attributable to noncontrolling interest	—	—	3	—	3

Net Income (Loss) attributable to Solutia	$(16)	$48	$15	$(63)	$(16)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Operations
Six Months Ended June 30, 2009

	Parent-Only		Non-
	Solutia	Guarantors	Guarantors	Eliminations	Consolidated Solutia

Net Sales	$184	$170	$663	$(268)	$749
Cost of goods sold	165	107	548	(274)	546

Gross Profit	19	63	115	6	203

Selling, general, and administrative expenses	49	19	36	—	104
Research, development and other operating expenses, net	3	1	2	—	6

Operating Income (Loss)	(33)	43	77	6	93

Equity earnings from affiliates	68	6	—	(74)	—
Interest expense	(58)	(1)	(89)	81	(67)
Other income (loss), net	17	32	36	(87)	(2)

Income (Loss) from Continuing Operations Before Income Tax Expense	(6)	80	24	(74)	24
Income tax expense	—	—	3	—	3

Income (Loss) from Continuing Operations	(6)	80	21	(74)	21
Loss from discontinued operations, net of tax	(143)	(11)	(15)	—	(169)

Net Income (Loss)	(149)	69	6	(74)	(148)
Net Income attributable to noncontrolling interest	—	—	1	—	1

Net Income (Loss) attributable to Solutia	$(149)	$69	$5	$(74)	$(149)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Operations
Four Months Ended June 30, 2008

	Parent-Only		Non-
	Solutia	Guarantors	Guarantors	Eliminations	Consolidated Solutia

Net Sales	$180	$167	$699	$(287)	$759
Cost of goods sold	178	107	643	(296)	632

Gross Profit (Loss)	(2)	60	56	9	127

Selling, general, and administrative expenses	35	23	31	—	89
Research, development and other operating expenses, net	(1)	1	1	—	1

Operating Income (Loss)	(32)	36	24	9	37

Equity earnings from affiliates	54	13	—	(67)	—
Interest expense	(66)	—	(59)	60	(65)
Other income, net	17	15	46	(69)	9
Reorganization items, net	11	(10)	(1)	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense	(16)	54	10	(67)	(19)
Income tax expense	—	—	—	—	—

Income (Loss) from Continuing Operations	(16)	54	10	(67)	(19)
Income (Loss) from discontinued operations, net of tax	(30)	(1)	7	—	(24)

Net Income (Loss)	(46)	53	17	(67)	(43)
Net Income attributable to noncontrolling interest	—	—	3	—	3

Net Income (Loss) attributable to Solutia	$(46)	$53	$14	$(67)	$(46)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Operations
Two Months Ended February 29, 2008

	Parent-Only		Non-
	Solutia	Guarantors	Guarantors	Eliminations	Consolidated Solutia

Net Sales	$102	$79	$301	$(147)	$335
Cost of goods sold	76	47	256	(138)	241

Gross Profit	26	32	45	(9)	94

Selling, general, and administrative expense	18	9	15	—	42
Research, development and other operating expenses, net	3	—	—	—	3

Operating Income	5	23	30	(9)	49

Equity earnings from affiliates	913	377	—	(1,290)	—
Interest expense	(16)	(2)	(18)	15	(21)
Other income (Loss), net	(7)	2	14	(6)	3
Reorganization items, net	381	524	528	—	1,433

Income from Continuing Operations Before Income Tax Expense	1,276	924	554	(1,290)	1,464
Income tax expense	27	14	173	—	214

Income from Continuing Operations	1,249	910	381	(1,290)	1,250
Income (Loss) from discontinued operations, net of tax	205	—	(1)	—	204

Net Income	1,454	910	380	(1,290)	1,454
Net Income attributable to noncontrolling interest	—	—	—	—	—

Net Income attributable to Solutia	$1,454	$910	$380	$(1,290)	$1,454

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Balance Sheet
June 30, 2009

	Parent-Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.

ASSETS
Current Assets:
Cash and cash equivalents	$45	$2	$36	$—	$83
Trade receivables, net	—	76	156	—	232
Intercompany receivables	147	555	271	(973)	—
Miscellaneous receivables	15	2	66	(2)	81
Inventories	74	46	198	(34)	284
Prepaid expenses and other current assets	22	1	43	6	72
Assets of discontinued operations	5	—	—	—	5

Total Current Assets	308	682	770	(1,003)	757
Property, Plant and Equipment, net	190	144	598	—	932
Investments in Affiliates	2,227	346	470	(3,043)	—
Goodwill	150	191	170	—	511
Identified Intangible Assets, net	199	327	290	—	816
Intercompany Advances	197	509	1,432	(2,138)	—
Other Assets	110	5	43	—	158

Total Assets	$3,381	$2,204	$3,773	$(6,184)	$3,174

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$34	$12	$90	$—	$136
Intercompany payables	725	8	240	(973)	—
Accrued liabilities	82	10	144	(18)	218
Short-term debt, including current portion of long-term debt	12	—	9	—	21
Intercompany short-term debt	16	—	852	(868)	—
Liabilities of discontinued operations	65	—	—	—	65

Total Current Liabilities	934	30	1,335	(1,859)	440

Long-Term Debt	1,170	—	—	—	1,170
Intercompany Long-Term Debt	37	23	1,209	(1,269)	—
Postretirement Liabilities	367	3	82	—	452
Environmental Remediation Liabilities	250	1	16	—	267
Deferred Tax Liabilities	21	11	150	—	182
Other Liabilities	57	7	47	—	111

Shareholders’ Equity (Deficit):
Common stock	1	—	—	—	1
Additional contributed capital	1,604	2,129	927	(3,056)	1,604
Treasury stock	(2)	—	—	—	(2)
Accumulated other comprehensive loss	(241)	—	—	—	(241)
Accumulated deficit	(817)	—	—	—	(817)

Total Shareholders’ Equity attributable to Solutia	545	2,129	927	(3,056)	545
Equity attributable to noncontrolling interest	—	—	7	—	7

Total Shareholders’ Equity	545	2,129	934	(3,056)	552

Total Liabilities and Shareholders’ Equity	$3,381	$2,204	$3,773	$(6,184)	$3,174

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Balance Sheet
December 31, 2008

	Parent-Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.

ASSETS
Current Assets:
Cash and cash equivalents	$—	$1	$31	$—	$32
Trade receivables, net	—	66	161	—	227
Intercompany receivables	41	405	207	(653)	—
Miscellaneous receivables	12	2	96	—	110
Inventories	85	54	230	(28)	341
Prepaid expenses and other current assets	29	1	49	6	85
Assets of discontinued operations	345	63	82	—	490

Total Current Assets	512	592	856	(675)	1,285

Property, Plant and Equipment, net	198	150	604	—	952
Investments in Affiliates	2,149	353	436	(2,938)	—
Goodwill	150	191	170	—	511
Identified Intangible Assets, net	202	332	289	—	823
Intercompany Advances	214	510	1,440	(2,164)	—
Other Assets	118	5	40	—	163

Total Assets	$3,543	$2,133	$3,835	$(5,777)	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$81	$12	$77	$—	$170
Intercompany payables	429	1	222	(652)	—
Accrued liabilities	88	13	170	(12)	259
Short-term debt, including current portion of long-term debt	14	—	23	—	37
Intercompany short-term debt	3	—	633	(636)	—
Liabilities of discontinued operations	298	—	4	—	302

Total Current Liabilities	913	26	1,129	(1,300)	768

Long-Term Debt	1,351	—	8	—	1,359
Intercompany Long-Term Debt	5	23	1,511	(1,539)	—
Postretirement Liabilities	384	3	78	—	465
Environmental Remediation Liabilities	264	1	14	—	279
Deferred Tax Liabilities	37	11	154	—	202
Other Liabilities	68	8	56	—	132

Shareholders’ Equity (Deficit):
Common stock	1	—	—	—	1
Additional contributed capital	1,474	2,061	877	(2,938)	1,474
Accumulated other comprehensive loss	(286)	—	—	—	(286)
Accumulated deficit	(668)	—	—	—	(668)

Total Shareholders’ Equity attributable to Solutia	521	2,061	877	(2,938)	521
Equity attributable to noncontrolling interest	—	—	8	—	8

Total Shareholders’ Equity	521	2,061	885	(2,938)	529

Total Liabilities and Shareholders’ Equity	$3,543	$2,133	$3,835	$(5,777)	$3,734

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Cash Flows
Six Months Ended June 30, 2009

	Parent-Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.

Cash Provided by (Used in) Operations	$(166)	$135	$179	$—	$148

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(13)	(1)	(14)	—	(28)
Acquisition and investment payments	—	(1)	—	—	(1)
Investment proceeds and property disposals	26	—	1	—	27

Cash (Used in) Provided by Investing Activities	13	(2)	(13)	—	(2)

FINANCING ACTIVITIES:
Net change in lines of credit	(3)	—	(11)	—	(14)
Proceeds from short-term debt obligations	—	—	11	—	11
Payments of short-term debt obligations	—	—	(13)	—	(13)
Proceeds from long-term debt obligations	—	—	70	—	70
Payments of long-term debt obligations	(6)	—	(74)	—	(80)
Net change in long-term revolving credit facility	(175)	—	(6)	—	(181)
Debt issuance costs	—	—	(4)	—	(4)
Proceeds from stock issuance	119	—	—	—	119
Purchase of treasury shares	(1)	—	—	—	(1)
Other, net	—	—	(2)	—	(2)
Changes in investments and advances from (to) affiliates	264	(132)	(132)	—	—

Cash Provided by (Used in) Financing Activities	198	(132)	(161)	—	(95)

Increase in Cash and Cash Equivalents	45	1	5	—	51

CASH AND CASH EQUIVALENTS:
Beginning of year	—	1	31	—	32

End of period	$45	$2	$36	$—	$83

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Cash Flows
Four Months Ended June 30, 2008

	Parent-Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.

Cash Provided by (Used in) Operations	$(135)	$70	$40	$—	$(25)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(23)	(5)	(17)	—	(45)
Acquisition and investment payments	—	(1)	—	—	(1)
Investment proceeds and property disposals	47	—	—	—	47

Cash Provided by (Used in) Investing Activities	24	(6)	(17)	—	1

FINANCING ACTIVITIES:
Net change in lines of credit	9	—	14	—	23
Payments of long-term debt obligations	(26)	—	—	—	(26)
Net change in long-term revolving credit facility	(14)	—	6	—	(8)
Debt issuance costs	—	—	(1)	—	(1)
Changes in investments and advances from (to) affiliates	133	(74)	(59)	—	—

Cash Provided by (Used in) Financing Activities	102	(74)	(40)	—	(12)

Decrease in Cash and Cash Equivalents	(9)	(10)	(17)	—	(36)

CASH AND CASH EQUIVALENTS:
Beginning of year	12	9	62	—	83

End of period	$3	$(1)	$45	$—	$47

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)

Condensed Consolidating Statement of Cash Flows
Two Months Ended February 29, 2008

	Parent-Only		Non-
	Solutia	Guarantors	Guarantors	Eliminations	Consolidated Solutia

Cash Provided by (Used In) Operations	$(328)	$52	$(136)	$—	$(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(18)	(3)	(8)	—	(29)

Cash Used In Investing Activities	(18)	(3)	(8)	—	(29)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	1,600	—	—	—	1,600
Net change in long-term revolving credit facilities	190	—	—	—	190
Proceeds from stock issuance	250	—	—	—	250
Payment of short-term debt obligations	(951)	—	(15)	—	(966)
Payment of long-term debt obligations	—	—	(366)	—	(366)
Payment of debt obligations subject to compromise	(221)	—	—	—	(221)
Debt issuance costs	(135)	—	(1)	—	(136)
Changes in investments and advances from (to) affiliates	(374)	(48)	422	—	—

Cash Provided by (Used In) Financing Activities	359	(48)	40	—	351

Increase (Decrease) in Cash and Cash Equivalents	13	1	(104)	—	(90)

CASH AND CASH EQUIVALENTS:
Beginning of year	(1)	8	166	—	173

End of year	$12	$9	$62	$—	$83

SOLUTIA INC.

Senior Debt Securities
Subordinated Debt Securities
Purchase Contracts
Units
Preferred Stock
Common Stock
Depositary Shares
Warrants

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we or any selling stockholder will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.

We or any selling stockholder may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

We are incorporated in the State of Delaware. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SOA”. Our principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760. Our telephone number is (314) 674-1000. Our website is www.solutia.com. The information contained on our website is not incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in these securities involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and any additional “Risk Factors” set forth in any applicable prospectus supplement.

Prospectus dated July 27, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we or any selling stockholder may sell, at any time and from time to time, in one or more offerings, the securities identified in this prospectus. Each time we or any selling stockholder sells securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Information Incorporated by Reference.”

You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We or any selling stockholder is not making an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus or any applicable prospectus supplement is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “Solutia” and the “Company” refer to Solutia Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our filings, is also available on our website at www.solutia.com; however, that information is not part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any applicable prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus or the applicable prospectus supplement is automatically updated and superseded if information contained in this prospectus or any applicable prospectus supplement, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus or any applicable prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

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We incorporate by reference the following documents we filed with the SEC (other than any information contained therein or attached as exhibits thereto which has been furnished but not filed in accordance with SEC rules):

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed February 19, 2009 (as amended by Form 8-K, filed July 27, 2009);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

(3)	Our Registration Statements on Form 8-A filed on December 18, 2007 and July 27, 2009;

(4)	Our Current Reports on Form 8-K filed on February 11, February 23, April 1, April 6, April 29, June 3, June 22 and July 27, 2009 (except Item 2.02 thereof); and

(5)	Our Proxy Statement on Schedule 14A filed March 27, 2009.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing of such documents; provided, however, that we are not incorporating any documents or information contained therein that has been furnished but not filed with the SEC.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits unless they are specifically incorporated by reference into those documents), call or write Investor Relations, Solutia Inc., 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760, (314) 674-1000.

SELLING SECURITYHOLDERS

This registration statement may be used by the selling stockholders identified below. The following table presents information with respect to the selling stockholders’ beneficial ownership of our common stock as of June 30, 2009, and the shares of common stock that each such selling stockholder is offering under this prospectus supplement.

	Shares Beneficially			Shares Beneficially
	Owned Before Offering(1)			Owned After Offering(1)
		Percent of	Number of		Percent of
Name of Selling Stockholder	Number	Class(2)	Shares Offered	Number	Class(2)

Harbinger Capital Partners	9,506,028	8.0%	3,798,819	5,707,209	4.8%
Master Fund I, Ltd.(1)
Harbinger Capital Partners	7,114,291	6.0%	1,781,019	5,333,272	4.5%
Special Situations Fund, L.P.(1)

(1)	The shares attributed to Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) may be deemed to be beneficially owned by (i) the Master Fund and (ii) Harbinger Capital Partners LLC (“Harbinger LLC”), as investment manager of the Master Fund, and each has shared voting and dispositive power as to the shares held by the Master Fund. The shares attributed to the Master Fund do not include 193,092 shares issuable upon exercise of the warrants held by the Master Fund. The shares attributed to Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) may be deemed to be beneficially owned by (i) the Special Situations Fund and (ii) Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), as general partner of the Special Situations Fund, and each has shared voting and dispositive power as to the shares held by the Special Fund. Additionally, the shares held by the selling stockholders may be deemed to be beneficially owned by (i) Harbinger Holdings, LLC (“Harbinger Holdings”), as managing member of each of Harbinger LLC and HCPSS, and (ii) Philip Falcone, as managing member of Harbinger Holdings and portfolio manager of each of the selling stockholders.

(2)	Calculated based on 119,029,005 shares of our common stock outstanding as of June 30, 2009.

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PLAN OF DISTRIBUTION

The selling stockholders, which term includes their affiliated transferees, assignees or their respective successors, may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock directly to purchasers or through broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of the shares or interests therein:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or participated in the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We are required to pay all expenses arising from or incident to the registration of the shares of common stock held by the selling stockholders, exclusive of underwriting fees, discounts, selling commissions and applicable stock transfer taxes, and certain other expenses of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We cannot assure you that the selling stockholders will sell all or any of the common stock offered under the registration statement.

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EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus, and the effectiveness of Solutia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is incorporated by reference (which report expresses unqualified opinions and includes explanatory paragraphs relating to Solutia’s reorganization under Chapter 11 of the United States Bankruptcy Code, changes in accounting principle and classification of its integrated nylon business as discontinued operations as filed on Form 8-K on July 27, 2009). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. You must not rely on unauthorized information or representations.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is current only as of the date on the cover of each such document, and may change after that date. For any time after the cover date of this prospectus supplement, we do not represent that our affairs are the same as described or that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is correct, nor do we imply those things by delivering this prospectus supplement or selling securities to you.

Prospectus Supplement

PROSPECTUS SUPPLEMENT

$400,000,000

Solutia Inc.

8 3/4% Senior Notes due 2017

Joint Book-Running Managers

Deutsche Bank Securities
Jefferies & Company
Citi
J.P. Morgan

Co-Managers

HSBC
Fifth Third Securities, Inc.
KBC Financial Products

October 9, 2009